Exhibit 4.3

FINAL VERSION

AMENDED AND RESTATED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Originally Dated as of January 20, 2012

and Amended and Restated as of March 22, 2013

Among

EASTMAN KODAK COMPANY,

a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Borrower,

THE US SUBSIDIARIES OF EASTMAN KODAK COMPANY PARTY HERETO,

each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Subsidiary Guarantors,

and

THE LENDERS NAMED HEREIN,

as Lenders,

and

CITICORP NORTH AMERICA, INC.,

as Agent and Co-Collateral Agent,

WELLS FARGO CAPITAL FINANCE, LLC,

as Co-Collateral Agent

and

CITICORP NORTH AMERICA, INC.,

as Syndication Agent

CITIGROUP GLOBAL MARKETS INC.,

as Sole Lead Arranger and Bookrunner

i

Schedules

Schedule I	—	Commitments
Schedule II	—	Subsidiary Guarantors and Material Subsidiaries
Schedule III	—	Accounts
Schedule 1.01(a)	—	Existing Secured Agreements
Schedule 1.01(b)	—	Other Existing Letters of Credit
Schedule 2.01(b)	—	Citi Existing Letters of Credit
Schedule 4.01(f)	—	Certain Proceedings
Schedule 4.01(m)	—	Material Real Properties
Schedule 5.01(m)	—	Foreign Security Interests
Schedule 5.01(t)	—	Post-Closing Obligations
Schedule 5.02(a)	—	Existing Liens
Schedule 5.02(d)	—	Existing Debt
Schedule 5.02(i)	—	Existing Investments
Schedule 5.02(l)	—	Certain Restrictions
Schedule 5.02(o)	—	Sale Leaseback Transactions
Schedule 5.03(a)	—	Adjustments to Minimum Consolidated Adjusted EBITDA
Schedule 6.01(f)	—	Judgments
Schedule 9.02	—	Agent’s Office; Certain Address for Notices

Exhibits

Exhibit A	—	Form of Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Amended and Restated Security Agreement
Exhibit E	—	[Reserved]
Exhibit F	—	Form of Guaranty Supplement
Exhibit G	—	Form of Borrowing Base Certificate
Exhibit H	—	Form of 13-Week Projection
Exhibit I	—	Form of Intercreditor Agreement
Exhibit J-1	—	New DIP Order
Exhibit J-2	—	Order Amending New DIP Order

AMENDED AND RESTATED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Originally Dated as of January 19, 2012

and Amended and Restated as of March 22, 2013

EASTMAN KODAK COMPANY, a New Jersey corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the US Subsidiaries of the Borrower party hereto, each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Subsidiary Guarantors, the banks, financial institutions and other institutional lenders (the “Lenders”) and issuers of letters of credit from time to time party hereto, CITIGROUP GLOBAL MARKETS INC., as sole lead arranger and sole bookrunner, CITICORP NORTH AMERICA, INC., as syndication agent, and CITICORP NORTH AMERICA, INC., as administrative agent and co-collateral agent for the Lenders, and WELLS FARGO CAPITAL FINANCE, LLC, as co-collateral agent for the Lenders, agree as follows:

INTRODUCTORY STATEMENT

On January 19, 2012 (the “Petition Date”), the Borrower (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Section 1.01) and each of the Subsidiary Guarantors (collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the cases of the Borrower and the Subsidiary Guarantors, each a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

The Borrower, the Subsidiary Guarantors and Kodak Canada Inc. entered into the Debtor-in-Possession Credit Agreement, dated as January 19, 2012, among the Borrower, the Subsidiary Guarantors, Kodak Canada Inc., the lenders and letter of credit issuers party thereto, Citicorp North America, Inc., as agent and collateral agent, Citicorp North America, Inc., as syndication agent, and Citigroup Global Markets Inc., as sole lead arranger and bookrunner (as amended, modified or otherwise supplemented prior to the date hereof, the “Existing DIP Credit Agreement”);

On the Effective Date, the Borrower intends to (i) terminate in full the Canadian Revolving Credit Commitment (as defined in the Existing DIP Credit Agreement), (ii) reduce the US Revolving Credit Commitment (as defined in the Existing DIP Credit Agreement) to $200,000,0000, (iii) enter into the DIP Term Loan Agreement and the other DIP Term Loan Facility Documents and incur Indebtedness thereunder and (iv) repay in full the Term Loans (as defined in the Existing DIP Credit Agreement). The DIP Term Loan Obligations shall be secured by the Collateral, and the respective priorities of the Revolving Credit Facility and the DIP Term Loan Facility (and each facility thereof) with respect to the ABL Priority Collateral and the Term Loan Priority Collateral of the Loan Parties shall be set forth in the New DIP Order and in the Intercreditor Agreement.

Concurrent with the transactions described in the preceding paragraph, the Borrower has requested that the Lenders enter into this Agreement in order to amend and restate the Existing DIP Credit Agreement and renew and continue the Indebtedness and unused commitments thereunder, in an aggregate amount not to exceed $200,000,000, subject to the terms and conditions herein.

All of the claims and the Liens granted under the Orders and the Loan Documents by the Debtors to the Agent and the Lenders in respect of the Facilities shall be subject to the Carve-Out.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“13-Week Projection” means a projected statement of sources and uses of cash for the Borrower and its U.S. Subsidiaries on a weekly basis for the following 13 calendar weeks, including the anticipated uses of the Revolving Credit Facility and the DIP Term Loan Facility for each week during such period, in substantially the form of Exhibit H. As used herein, “13-Week Projection” shall initially refer to the “13-Week Projection” delivered to the Agent pursuant to Section 5 of the Amendment Agreement and, thereafter, the most recent 13-Week Projection delivered by the Borrower in accordance with Section 5.01(h)(ix).

“ABL Priority Collateral” has the meaning specified in the Intercreditor Agreement.

“Acceptable Reorganization Plan” shall mean a Reorganization Plan that (x) sets forth the proposed (i) treatment of all claims in respect of the UK Pension Scheme, (ii) treatment of each class of claims and interests (including the proposed terms of any indebtedness or debt or equity securities to be issued in respect thereof and including the proposed equity split), (iii) corporate governance arrangements (including in respect of the selection of officers and directors) of the Borrower post-emegence and (iv) post-emergence capital structure of the Borrower and its Subsidiaries and (y) provides for the termination of the Commitments and the payment in full in cash of the Obligations under the Loan Documents (other than contingent indemnification obligations not yet due and payable) on the Consummation Date of such Reorganization Plan.

“Account Debtor” means a Person obligated on an Account.

“Account” has the meaning specified in the UCC, as the context may require.

“ACH” means automated clearinghouse transfers.

“Activities” has the meaning specified in Section 8.02(b).

“Adequate Assurance Account” means the segregated, interest-bearing bank account in which the Debtors may deposit an amount equal to the cost of two weeks’ worth of the estimated aggregate annual amount of utility services provided to all the Debtors (and not any other amounts) in order to provide adequate assurance to the Debtors’ utility providers.

“Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted (and not added back) in determining Consolidated Net Income for such period, the sum of:

(a) interest expense for such period,

(b) income tax expense for such period,

(c) depreciation expense for such period,

(d) amortization expense (including with respect to intangibles) for such period,

(e) amortization of deferred financing fees (and any writeoffs thereof) for such period,

(f) (i) any extraordinary expenses or losses during such period and (ii) any non-recurring expenses or losses during such period, in the case of this subclause (ii) not to exceed, for any period of four consecutive fiscal quarters, (x) the lesser of $3,000,000 and 2% of Adjusted EBITDA for such period of four consecutive fiscal quarters (determined before giving effect to any addback pursuant to this clause (f)) multiplied by (y) a fraction equal to the number of calendar months then elapsed (beginning with the month ended January 31, 2013) divided by eight (8),

(g) any loss or expense from discontinued operations or discontinued business lines and loss or expense on disposal of discontinued operations or discontinued business lines during such period,

(h) any non-cash charges or expenses, including, in respect of (A) any pre-petition obligations, liabilities or claims or (B) asset writeoffs or writedowns; provided, that to the extent any such non-cash charges represent an accrual or reserve for potential cash items in any future period, any cash payment made in respect thereof in a future period shall be subtracted from Adjusted EBITDA for such future period to such extent,

(i) pension, equity awards, other post-employment benefits expense during such period and any non-cash compensation expense realized during such period from grants of stock appreciation rights or similar rights, stock options or other rights to directors, officers or employees,

(j) any non-cash loss on foreign exchange during such period,

(k) fees, costs and expenses (including (i) fees, costs and expenses related to legal, financial and other advisors, auditors and accountants, (ii) printer costs and expenses, (iii) SEC and other similar filing fees and (iv) underwriting, arrangement, syndication, backstop and placement premiums, discounts, fees, charges and expenses) incurred during such period in connection with the Cases, obtaining confirmation and effectiveness of a Reorganization Plan, negotiation of this Agreement, the other Loan Documents, the Existing DIP Credit Agreement and the DIP Term Loan Agreement and the funding of the facilities made available thereunder and, in each case, any transaction (including any financing or disposition) related thereto, in each case, regardless of whether initially incurred by the Borrower or paid by the Borrower to reimburse others for such fees, costs and expenses,

(l) any non-cash loss relating to Hedging Agreements permitted under this Agreement (including any non-cash ASC 815 loss) during such period,

(m) corporate restructuring charges (including retention, severance, contract termination costs, plant closure or consolidation costs, employee relocation and business optimization expenses); provided, that the aggregate amount of such charges shall not exceed $150,000,000 for all periods ending following the Effective Date until, and including, the Maturity Date, and

(n) any cash expenses or losses funded during such period with payments from assets of the Kodak Retirement Income Plan as in effect on the Petition Date,

minus, without duplication and to the extent included as an addition to such Consolidated Net Income:

(i) interest income for such period,

(ii) revenues from IP licensing transactions effected in connection with IP Settlement Agreements during such period,

(iii) pension and other post-employment benefits income and credit during such period,

(iv) any non-cash gains on foreign exchange during such period,

(v) any extraordinary income or gains or non-recurring income during such period,

(vi) any non-cash gain relating to Hedging Agreements permitted under this Agreement (including any non-cash ASC 815 gain) for such period,

(vii) any income or gain from discontinued operations or discontinued business lines and any income or gain on disposal of discontinued operations or discontinued business lines in each case for such period, and

(viii) any other non-cash income (other than the accrual of revenue in the ordinary course of business) for such period excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Adjusted EBITDA in any prior period, in each case determined in accordance with GAAP.

“Administrative Questionnaire” means an Administrative Questionnaire in the form approved by the Agent.

“Affected Lender” has the meaning specified in Section 2.20.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means Citicorp North America, Inc., in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 8.07.

“Agent Parties” has the meaning specified in Section 9.02(d).

“Agent’s Account” means the account of the Agent maintained by the Agent at its office as set forth on Schedule 9.02.

“Agent’s Group” has the meaning specified in Section 8.02(b).

“Agent Sweep Account” has the meaning specified in Section 2.18(b).

“Agreement” means this Amended and Restated Debtor-in-Possession Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Amendment Agreement” means that certain Amendment Agreement, dated as of March 13, 2013, among the Borrower, the other Loan Parties, the Lenders party thereto, each Issuing Bank, the Agent and the Collateral Agent.

“Amendment Agreement Effectiveness Date” means March 13, 2013.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means (i) 3.25% per annum, in the case of Eurodollar Rate Loans and (ii) 2.25% per annum, in the case of Base Rate Loans.

“Applicable Percentage” means, 0.50% per annum.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Citigroup Global Markets Inc. in its capacity as sole lead arranger and sole bookrunner.

“Asset Sale” means any Disposition of property or series of related Dispositions of property excluding (i) any such Disposition permitted by any clause of Section 5.02(e) (other than clause (ii), (iii), (viii), (ix), (x) or (xi) thereof) and (ii) any other Disposition or series of related Dispositions so long as, except in the case of any Disposition or series of Dispositions of or with respect to any ABL Priority Collateral included in the determination of the Borrowing Base, the Net Cash Proceeds received by the Borrower and its Subsidiaries therefrom (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) do not exceed (x) $250,000 for any single Disposition or series of related Dispositions and (y) $3,750,000 in the aggregate for all Dispositions and series of related Dispositions excluded pursuant to subclause (x) of this clause (ii).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Availability Block” means an amount equal to $20,000,000.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Avoidance Actions” means the Debtors’ claims and causes of action under Sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other avoidance actions under the Bankruptcy Code and the proceeds thereof and property received thereby whether by judgment, settlement, or otherwise.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Cases from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate” or “base rate” and (c) the Eurodollar Rate for a one-month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. The “prime rate” and the “base rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate or base rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan that bears interest as provided in Section 2.07(a)(i).

“Blocked Account Agreement” has the meaning specified in Section 2.18(a).

“Borrower Information” has the meaning specified in Section 9.09.

“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type made by each of the Revolving Lenders pursuant to Section 2.01(a)(i).

“Borrowing Base” means, at any time, as to the Borrower and the Subsidiary Guarantors, (a) the Loan Value less (b) applicable Reserves at such time.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit G hereto (with such changes therein as may be required by the Collateral Agent to reflect the components of, and Reserves against, the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Borrower, which shall include detailed calculations as to the Borrowing Base as reasonably requested by the Collateral Agent.

“Borrowing Base Deficiency” means, at any time, the failure of (a) the Borrowing Base at such time to equal or exceed (b) the Revolving Credit Facility Usage.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Loans, on which dealings are carried on in the London interbank market.

“Carve-Out” means (i) all fees and interest required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to section 1930(a) of title 28 of the United States Code and section 3717 of title 31 of the United States Code, (ii) all reasonable fees and expenses incurred by a trustee under Section 726(b) of the Bankruptcy Code in an amount not exceeding $100,000, (iii) any and all allowed and unpaid claims of (x) the Fee Examiner, (y) any professional of the Debtors (including, for the avoidance of doubt, AP Services LLC) whose retention is approved by the Bankruptcy Court and (z) any professionals of the Fee Examiner, of the official committee of retired employees appointed in the Cases (the “1114 Committee”), or of the statutory committee of unsecured creditors appointed in the Cases (the “Creditors’ Committee”) in each case whose retention is approved by the Bankruptcy Court during the Cases pursuant to Sections 327 and 1103 of the Bankruptcy Code for unpaid fees and expenses (and the reimbursement of out-of-pocket expenses allowed by the Bankruptcy Court incurred by any members of the 1114 Committee or Creditors’ Committee, as applicable (but excluding fees and expenses of third party professionals employed by such members of the 1114 Committee or Creditors’ Committee, as applicable)) incurred, subject to the terms of the New DIP Order, (A) prior to the occurrence of an Event of Default or an “Event of Default” as defined in the DIP Term Loan Agreement and (B) at any time after the occurrence and during the continuance of an Event of Default or an “Event of Default” as defined in the DIP Term Loan Agreement in an aggregate amount not exceeding $15,000,000, provided that (x) the dollar limitation in this clause (iii) on fees and expenses shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default or an “Event of Default” as defined in the DIP Term Loan Agreement in respect of which the Carve-Out is invoked or by any fees, expenses, indemnities or other amounts paid to any of the Agent, DIP Term Loan Agent, any Lender or any lender under the DIP Term Loan Agreement or any of the foregoing’s respective attorneys, advisors and agents, (y) nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above and (z) cash or other amounts on deposit in the L/C Cash Deposit Account or the Secured Agreements Cash Deposit Account (as defined in the Final Order) shall not be subject to the Carve-Out. In the event of the application of the Collateral to satisfaction of the Carve-Out, the cost thereof shall be charged against the ABL Priority Collateral and the Term Loan Priority Collateral in proportion to the amount of the then-outstanding Obligations (with respect to charges against the ABL Priority Collateral) and the then-outstanding New Money Loans (with respect to charges against the Term Loan Priority Collateral).

“Carve-Out Reserve” means, at any time, a reserve in an amount equal to $15,000,000.

“Case” or “Cases” has the meaning specified in the Introductory Statement.

“Cash Collateral” has the meaning specified in the Final Order.

“Cash Collateral Account” means a cash deposit account established and maintained at the Agent and over which the Agent has sole dominion and control, upon terms as may be reasonably satisfactory to the Agent.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means any of the following having a maturity of not greater than 12 months from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $500,000,000, (c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P or (d) Investments, classified in accordance with GAAP, as current assets of the Borrower or any of its Subsidiaries, in money market investment funds having the highest rating obtainable from either Moody’s or S&P, (e) offshore overnight interest bearing deposits in foreign branches of the Agent, any Lender or an Affiliate of a Lender, or (f) solely with respect to any Subsidiaries of the Borrower not domiciled in the United States, substantially similar investments as described in clauses (a) through (e) above (including as to credit quality and maturity), denominated in the currency of any jurisdiction in which any such Subsidiary conducts business.

“Casualty Event” shall mean any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any assets or properties.

“CFC” means an entity that is a “controlled foreign corporation” of the Borrower under Section 957 of the Code or an entity all or substantially all of the assets of which are CFCs, and any entity which would be a “controlled foreign corporation” except for any alternate classification under Treasury Regulation 301.7701-3, or any successor provisions to the foregoing.

“Change of Control” means (a) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or (i) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower together with individuals who were either (x) elected by a majority of the remaining members of the board of directors of the Borrower or (y) nominated for election by a majority of the remaining members of the board of directors of the Borrower, shall cease for any reason to constitute a majority of the board of directors of the Borrower or (ii) the occurrence of any “Change of Control” or like term under the DIP Term Loan Facility Documents or any other Debt permitted under Section 5.02(d)(xv).

“CI” means the assets and the operations of the Borrower’s commercial, packaging & functional printing solutions and enterprise services.

“CI Adjusted EBITDA” means, for any period, CI Net Income for such period plus, without duplication and to the extend deducted (and not added back) in determining CI Net

Income for such period, the sum of items (a)-(n) in the definition of “Adjusted EBITDA”; minus, without duplication and to the extent included as an addition to such CI Net Income, items (i)-(viii) in the definition of “Adjusted EBITDA”, in each case to the extent relating to CI.

“CI Net Income” means, for any period, the Consolidated net income of CI for such period, determined in accordance with GAAP.

“Citi Existing Letters of Credit” means the letters of credit issued by Citibank, N.A. before the Original Effective Date and set forth on Schedule 2.01(b).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” means all “Collateral” referred to in the Security Agreement and the other Collateral Documents and in the Orders; and all other property that is or is intended to be subject to any Lien in favor of the Agent for the benefit of the Secured Parties pursuant to the terms of the Collateral Documents or the Orders.

“Collateral Agent” means the collective reference to Citicorp North America, Inc. and Wells Fargo Capital Finance, LLC, each in its respective capacity as co-collateral agent for the Lenders under the Loan Documents, acting together as the context requires. Any discretionary action or determination permitted or required to be made or taken hereunder by the Collateral Agent with respect to the Borrowing Base (including changes to eligibility criteria and the establishment or reduction of Reserves) shall be made or taken based on the reasonable collective determination of the co-collateral agents acting together in good faith; provided, that in the event of any disagreement between the co-collateral agents with respect to any such matters, the more conservative (from the perspective of an asset-based lender) determination or course of action shall be made or taken.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreements and each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(i) or (j). The Collateral Documents shall supplement, and shall not limit, the grant of Collateral pursuant to the Orders.

“Collection Account” has the meaning specified in Section 2.18(a).

“Commitment” means a Letter of Credit Commitment or a Revolving Credit Commitment, as the context may require.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Income” means, as to any Person for any period, the Consolidated net income of such Person and its subsidiaries for such period, determined in accordance with GAAP.

“Consolidated Subsidiary” means any Person whose accounts are consolidated with the accounts of the Borrower in accordance with GAAP.

“Consummation Date” means the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Loans of one Type into Revolving Loans of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including, without limitation, pursuant to securitization transactions), (b) to the extent such obligations would appear as a liability of such Person in accordance with GAAP, all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) the face or maximum amount of all obligations of such Person which have been or may be drawn upon under acceptances, letters of credit or similar extensions of credit, (g) all Hedge Agreement Obligations of such Person, (h) all payment obligations of other Persons whose financial statements are not Consolidated with those of such Person (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, expressly for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor of such other Person against loss, and (i) all Debt of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as short term borrowings and long term debt on a Consolidated statement of financial position of such Person.

“Debtors” has the meaning specified in the Introductory Statement.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) any Issuing Bank pursuant to Section 2.03(b) to purchase a participation in a Letter of Credit, (b) the Agent pursuant to Section 2.02(d) to reimburse the Agent for the amount of any Revolving Loan made by the Agent for the account of such Lender, (c) any other Lender pursuant to Section 2.15 to purchase any participation in Revolving Loans owing to such other Lender and (d) the Agent or any Issuing Bank pursuant to Section 8.05 to reimburse the Agent or such Issuing Bank for such Lender’s ratable share of any amount required to be paid by the Lenders to the Agent or such Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.19(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulted Loan” means, with respect to any Lender at any time, the portion of any Loan required to be made by such Lender to a Borrower pursuant to Section 2.01 or 2.02 at or prior to such time which has not been made by such Lender or by the Agent for the account of such Lender pursuant to Section 2.02(d) as of such time. In the event that a portion of a Defaulted Revolving Loan shall be deemed made pursuant to Section 2.19(a), the remaining portion of such Defaulted Revolving Loan shall be considered a Defaulted Revolving Loan originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Revolving Loan so deemed made in part.

“Defaulting Lender” means, at any time, a Lender as to which the Agent has notified the Borrower that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan or make a payment to an Issuing Bank in respect of an Issuance (each a “funding obligation”), (ii) such Lender has notified the Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar financing agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Agent, in response to a written request of the Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Agent in its sole discretion acting in good faith. The Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Deposit Accounts” means any checking or other demand deposit account maintained by a Loan Party.

“Designated Amount” has the meaning specified in Section 8.13.

“Digital Imaging Patent Portfolio” means the portfolio of approximately 1,100 issued U.S. digital imaging patents, 250 pending U.S. digital imaging patent applications, 580 foreign counterparts and 400 related foreign patent applications, which the Borrower has publicly announced its intention to sell and has assigned the code name “Komodo”.

“Dilution” means, as of any date, a percentage, based upon the experience of the twelve-month period ending as of the last day of the immediately preceding fiscal month, which is the result of dividing the Dollar amount of (i) bad debt write-downs, discounts, advertising allowances, profit sharing deductions or other non-cash credits with respect to a Loan Party’s Accounts during such period determined consistently with the applicable Loan Party’s accounting practices, by (ii) such Loan Party’s gross sales with respect to Accounts for such Loan Party during such period.

“Dilution Reserve” means, as of any date, an amount sufficient to reduce the advance rate against Eligible Receivables by one percentage point for each percentage point by which Dilution is in excess of 5.0%.

“DIP Term Loan Agent” means Wilmington Trust, National Association, as administrative agent under the DIP Term Loan Agreement.

“DIP Term Loan Agreement” means that certain Debtor-in-Possession Loan Agreement, dated as of the Effective Date (as amended, supplemented or otherwise modified in accordance with the terms hereof and the Intercreditor Agreement), by and among the Borrower, the US Subsidiaries of the Borrower party thereto, the lenders party thereto from time to time and Wilmington Trust, National Association, as administrative agent.

“DIP Term Loan Facility” means, collectively, the term loan facilities made available to the Borrower pursuant to the DIP Term Loan Agreement and the other DIP Term Loan Facility Documents.

“DIP Term Loan Facility Documents” has the meaning assigned to the term “Loan Documents” in the DIP Term Loan Agreement.

“DIP Term Loan Obligations” means the “Obligations” as defined in the DIP Term Loan Agreement.

“Disclosure Statement” means a disclosure statement in respect of an Acceptable Plan of Reorganization.

“Disposition” means, with respect to any property, any sale, lease, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings; provided however that, except for purposes of Section 5.02(e), none of the following shall constitute a Disposition: (i) a non-exclusive license of Intellectual Property in the ordinary course of business, (ii) any exclusive license in the ophthalmological field and (iii) the Harrow Sale, in each case to the extent not involving ABL Priority Collateral.

“Dollar” or “$” means the lawful currency of the United States.

“Domestic Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“Effective Date” means the first date on which all of the conditions precedent in Section 5 of the Amendment Agreement are satisfied or waived in accordance with the Amendment Agreement. Such date is March 22, 2013.

“Eligible Assignee” means (i) a Revolving Lender; (ii) an Affiliate or branch of a Revolving Lender or an Approved Fund with respect to a Revolving Lender; and (iii) any other Person approved by (x) the Agent, (y) each Issuing Bank and (z) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.08, the Borrower, in each case, such approval not to be unreasonably withheld or delayed (it being understood that a proposed assignee’s status as other than a financial institution, or as a competitor to any of the Debtors or their Affiliates or an IP Litigation Party, shall be a reasonable basis for the Borrower to withhold its consent), provided that (x) the Borrower shall be deemed to have consented to such Person if the Borrower has not responded within five Business Days of a request for such approval and (y) no Loan Party or Affiliate of a Loan Party shall qualify as an Eligible Assignee.

“Eligible Inventory” means, at the time of any determination thereof, without duplication, the Inventory Value of the Loan Parties at such time that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (i) through (xiii) below. Criteria and eligibility standards used in determining Eligible Inventory may be fixed and revised from time to time by the Collateral Agent in its reasonable discretion (including, without limitation, criteria and eligibility standards to account for dispositions of Intellectual Property Collateral (as defined in the Security Agreement) that is material to the value or saleability of any Inventory). Unless otherwise from time to time approved in writing by the Collateral Agent, no Inventory shall be deemed Eligible Inventory if, without duplication:

(i) a Loan Party does not have good, valid and unencumbered title thereto, subject only to Permitted Collateral Liens; or

(ii) it is not located in the United States; or

(iii) it is either (i) a service part in the possession of or held by field engineers or (ii) located at third party premises or (except in the case of consigned Inventory, which is covered by clause (vi) below) in another location not owned by a Loan Party, and is subject to landlord or warehousemen Liens or other Liens arising by operation of law, unless one of the following applies: (A) the premises is covered by a Landlord Lien Waiver or (B) a Rent Reserve has been taken with respect to such Inventory or, in the case of any third party premises, a Reserve has been taken by the Collateral Agent in the exercise of its reasonable discretion; or

(iv) it is operating supplies, labels, packaging or shipping materials, cartons, repair parts, labels, miscellaneous spare parts and other such materials not held for sale, in each case to the extent not considered used for sale in the ordinary course of business of the Loan Parties by the Collateral Agent in its reasonable discretion from time to time; or

(v) it is not subject to a valid and perfected first priority Lien in favor of the Agent; or

(vi) it is consigned at a customer, supplier or contractor location but still accounted for in the Loan Party’s inventory balance, unless (i) if such Inventory is subject to landlord or consignee Liens or other Liens arising by operation of law, then such location is the subject of a Landlord Lien Waiver, (ii) the Collateral Agent is reasonably satisfied with the controls and reporting applicable to such Inventory and (iii) the aggregate amount of such Inventory does not exceed $100,000 at any location at any time; or

(vii) it is Inventory that is in-transit to or from a location not leased or owned by a Loan Party other than any such in-transit Inventory to a Loan Party or between Loan Parties, that is physically in-transit within the United States and as to which a Reserve has been taken by the Collateral Agent if required in the exercise of its reasonable discretion; or

(viii) it is obsolete, slow-moving, nonconforming or unmerchantable or is identified as a write-off, overstock or excess by a Loan Party (as determined in accordance with the Borrower’s policies which shall be substantially consistent those in effect on the Petition Date), or does not otherwise conform to the representations and warranties contained in this Agreement and the other Loan Documents applicable to Inventory; or

(ix) it is Inventory used as a sample or prototype, display or display item; or

(x) any Inventory that is damaged, defective or marked for return to vendor, has been deemed by a Loan Party to require rework or is being held for quality control purposes; or

(xi) such Inventory does not meet all material applicable standards imposed by any governmental authority having regulatory authority over it; or

(xii) any Inventory for which (x) field audits have not been completed by the Collateral Agent or a qualified independent appraiser reasonably acceptable to the Collateral Agent and (y) appraisals have not been completed by a qualified independent appraiser reasonably acceptable to the Collateral Agent, in each case utilizing procedures and criteria acceptable to the Collateral Agent for determining the value of such Inventory; or

(xiii) Inventory that is subject to a voluntary or mandatory recall or is otherwise subject to any similar action that renders it unsaleable.

“Eligible Receivables” means, at the time of any determination thereof, each Account of each Loan Party that satisfies the following criteria: such Account (i) has been invoiced to, and represents the bona fide amounts due to a Loan Party from, the purchaser of goods or services, in each case originated in the ordinary course of business of such Loan Party, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (i) through (xviii) below. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication and to the extent not included in Reserves, to the extent not reflected in such face amount; (A) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), (B) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement, if any, and (C) the aggregate amount of all cash received in respect of such Account but not yet applied by a Loan Party to reduce the amount of such Account. Criteria and eligibility standards used in determining Eligible Receivables may be fixed and revised from time to time by the Collateral Agent in its reasonable discretion. Unless otherwise approved from time to time in writing by the Collateral Agent, no Account shall be an Eligible Receivable if, without duplication:

(i) (A) a Loan Party does not have sole lawful and absolute and unencumbered title to such Account subject only to Permitted Collateral Liens, or (B) the goods sold with respect to such Account have been sold under a purchase order or pursuant to the terms of a contract or other written agreement or understanding that indicates that any Person other than a Loan Party has or has purported to have an ownership interest in such goods; or

(ii) (i) it is unpaid for more than 60 days from the original due date or (ii) it arises as a result of a sale with original payment terms in excess of 90 days; or

(iii) more than 50% in face amount of all Accounts of the same Account Debtor are ineligible pursuant to clause (ii) above; or

(iv) the Account Debtor is insolvent or the subject of any bankruptcy or insolvency case or proceeding of any kind (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Collateral Agent); or

(v) (i) the Account is not payable in Dollars or other currency as to which a Reserve has been taken by the Collateral Agent in the exercise of its reasonable discretion or (ii) the Account Debtor is either not organized under the laws of the United States of America, any state thereof, or the District of Columbia or is located outside or has its principal place of business or substantially all of its assets outside the United States, unless such Account is supported by a letter of credit from an institution and in form and substance satisfactory to the Collateral Agent in its sole discretion; or

(vi) the Account Debtor is the United States of America, or any department, agency or instrumentality thereof, unless the relevant Loan Party duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940 or similar applicable law, each as amended, which assignment and related documents and filings shall be in form and substance reasonably satisfactory to the Collateral Agent; or

(vii) to the extent of any security deposit, progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor, that portion of the Account as to which the applicable Loan Party has received any security deposit (to the extent received from the applicable Account Debtor), progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor; or

(viii) (i) it is not subject to a valid and perfected first priority Lien in favor of the Agent or (ii) it does not otherwise conform in all material respects to the representations and warranties contained in this Agreement and the other Loan Documents relating to Accounts; or

(ix) (i) such Account was invoiced in advance of goods being shipped or services being provided, (ii) such Account was invoiced twice or more, or (iii) the associated revenue has not been earned; or

(x) the sale to the Account Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, ship-and-return, sale on approval or consignment or other similar basis or made pursuant to any other agreement providing for repurchases or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory, which shall not include customary product warranties; or

(xi) the goods giving rise to such Account have not been shipped and/or title has not been transferred to the Account Debtor, or the Account represents a progress-billing or otherwise does not represent a complete sale; for purposes hereof, “progress-billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the completion by a Loan Party of any further performance under the contract or agreement; or

(xii) it arises out of a sale made by a Loan Party to an employee, officer, agent, director, Subsidiary or Affiliate of a Loan Party; or

(xiii) such Account was not paid in full, and a Loan Party created a new receivable for the unpaid portion of the Account without the agreement of the Account Debtor, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions or put back on the aging until resolved by the credit department of the Borrower; or

(xiv) (A) the Account Debtor (i) has or has asserted a right of set-off, offset, deduction, defense, dispute, or counterclaim against a Loan Party (unless such Account Debtor has entered into a written agreement reasonably satisfactory to the Collateral Agent to waive such set-off, offset, deduction, defense, dispute, or counterclaim rights), (ii) has disputed its liability (whether by chargeback or otherwise) or made any claim with respect to the Account or any other Account of a Loan Party which has not been resolved, in each case of clause (i) and (ii), without duplication, only to the extent of the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be or (iii) is also a creditor or supplier of the Loan Party (but only to the extent of such Loan Party’s obligations to such Account Debtor from time to time) or (B) the Account is contingent in any respect or for any reason; or

(xv) the Account does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, provincial, municipal, local or foreign including without limitation, the Federal Consumer Credit Protection Act, Federal Truth in Lending Act and Regulation Z; or

(xvi) as to any Account, to the extent that (i) a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason or (ii) such Account is otherwise classified as a note receivable and the obligation with respect thereto is evidenced by a promissory note or other debt instrument or agreement; or

(xvii) the Account is created in cash on delivery terms; or

(xviii) the amount of any net credit balances relating to such Account is unused by the Account Debtor within 60 days from the date the net credit balance was created.

Notwithstanding the foregoing, all Accounts of any single Account Debtor and its Affiliates which, in the aggregate, exceed (i) in respect of any Account Debtor whose Public Debt Rating is not less than BBB—by S&P and Baa3 by Moody’s, 20% of all Eligible Receivables and (ii) in respect of any other Account Debtor, 10% of all Eligible Receivables, shall not be Eligible Receivables.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or arising from alleged injury or threat of injury to health or safety from Hazardous Materials or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, provincial, municipal, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to any Hazardous Materials or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, as described in 29 CFR § 4043, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in 29 CFR § 4043.62 through 68 is reasonably expected to occur with respect to such Plan within the following 30 days; provided that for purposes of this clause (a), a reportable event shall not include the events set forth in §4043.35(a); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA.

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters on Screen LIBOR01 (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Agent and with a term equivalent to such Interest Period would be offered by the Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Agent pursuant to the following formula:

Eurodollar Rate =                     Eurodollar Base Rate

1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Revolving Loan that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Availability” means, at any time, (1) the Line Cap minus (2) the Revolving Credit Facility Usage at such time.

“Excluded Account” means (i) any deposit or concentration accounts funded in the ordinary course of business, the deposits in which shall not aggregate more than $2,000,000 and (ii) any payroll, trust and tax withholding accounts funded in the ordinary course of business or required by applicable law.

“Excluded Taxes” has the meaning specified in Section 2.14(a).

“Existing Debt” has the meaning set forth in Section 5.02(d)(ii).

“Existing DIP Credit Agreement” has the meaning set forth in the Introductory Statement.

“Existing Intercreditor Agreement” means the Intercreditor Agreement, dated as of the January 19, 2012, among Citicorp North America, Inc., as administrative agent for the Revolving Lenders and for the Term Lenders (each as defined in the Existing DIP Credit Agreement), and the Loan Parties.

“Existing Letter of Credit Obligations” means the “Letter of Credit Obligations” as defined in the Existing DIP Credit Agreement.

“Existing Revolving Lenders” means the “Revolving Lenders” as defined in the Existing DIP Credit Agreement.

“Existing Revolving Loans” means the “US Revolving Loans” as defined in the Existing DIP Credit Agreement.

“Existing Second Lien Debt” means (a) the Borrower’s 9.75% Senior Secured Notes due 2018 outstanding on the Petition Date and (b) the Borrower’s 10.625% Senior Secured Notes due 2019 outstanding on the Petition Date, including accrued interest thereon.

“Existing Secured Agreements” means the agreements set forth on Schedule 1.01(a).

“Existing US Revolving Credit Commitment” means the “US Revolving Credit Commitment” as defined in the Existing DIP Credit Agreement.

“Facilities” means, the Revolving Credit Facility and the Letter of Credit Facility, and “Facility” means any of them.

“FATCA” means Sections 1471-1474 of the Code in effect as of the date hereof (or any amended or successor version of such Code sections that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent on such day on such transactions as determined by the Agent.

“Fee Examiner” means Richard Stern of Luskin, Stern & Eisler LLP or any replacement or successor fee examiner for the Cases approved by the Bankruptcy Court.

“Final Order” means the Final Order (I) Authorizing Debtors (A) To Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) To Utilize Cash Collateral Pursuant To 11 U.S.C. §363 and (II) Granting Adequate Protection To Pre-Petition Secured Parties Pursuant To 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 375].

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 7.01(a).

“Guarantors” means the Borrower and the Subsidiary Guarantors.

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Guaranty Supplement” has the meaning specified in Section 7.05.

“Harrow Sale” means the sale of real property located in the United Kingdom identified by the Borrower to the Lenders prior to the date hereof as the “Harrow Sale”.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreement Obligations” means the aggregate net liabilities, on a mark-to-market basis as determined in accordance with GAAP, for all Hedge Agreements of a Person calculated as of the end of the most recent month.

“Hedge Agreements” means interest rate, currency or commodity swap, cap or collar agreements, interest rate, currency or commodity future or option contracts and other similar agreements.

“HMRC” means Her Majesty’s Revenue & Customs.

“Indenture” means the Indenture dated as of January 1, 1988 between the Borrower and The Bank of New York, as trustee, as amended from time to time.

“Initial Issuing Banks” means each Lender (or an Affiliate thereof) with a Letter of Credit Commitment on the Effective Date.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property” has the meaning specified in Section 4.01(i).

“Intellectual Property Security Agreement” means a “short form” intellectual property security agreement substantially in the form of Exhibit A to the Security Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement, to be dated as of the Effective Date, among the Borrower, the Subsidiaries of the Borrower party thereto, the Agent (as representative with respect to this Agreement), Wilmington Trust, National Association, as representative with respect to the New Money Loans under the DIP Term Loan Agreement, and Wilmington Trust, National Association, as representative with respect to the Junior Loans under the DIP Term Loan Agreement, substantially in the form of Exhibit I, with such changes as are reasonably agreed by the Agent (provided, that no such changes shall be adverse to the Lenders in any material respect, without the consent of the Required Lenders).

“Interest Period” means, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the Termination Date;

(ii) Interest Periods commencing on the same date for Eurodollar Rate Loans comprising part of the same Borrowing shall be of the same duration;

(iii) [reserved];

(iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(v) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Interim Order” means the Interim Order (I) Authorizing Debtors (A) To Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) To Utilize Cash Collateral Pursuant To 11 U.S.C. §363 and (II) Granting Adequate Protection To Pre-Petition Secured Parties Pursuant To 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 54].

“Inventory” has the meaning specified in the UCC.

“Inventory Value” means with respect to any Inventory of a Loan Party at the time of any determination thereof, the standard cost determined on a first in first out basis and carried on the general ledger or inventory system of such Loan Party stated on a basis consistent with its current and historical accounting practices, in Dollars, determined in accordance with the standard cost method of accounting less, without duplication, (i) any markup on Inventory from an Affiliate and (ii) in the event variances under the standard cost method are expensed, a Reserve reasonably determined by the Collateral Agent as appropriate in order to adjust the standard cost of Eligible Inventory to approximate actual cost.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any equity interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.

“IP License” means any lease, license or covenant not to sue, entered into with respect to any Intellectual Property outside the ordinary course of business; provided, that any exclusive license of Intellectual Property (except for an exclusive license of Intellectual Property in the ophthalmological field) shall be deemed to be outside the ordinary course of business.

“IP Litigation Party” means a party and its affiliates to any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality adverse to the Debtors or their affiliates.

“IP Settlement Agreement” means any agreement entered into by the Borrower or any its Subsidiaries with any other Person (other than a Subsidiary of the Borrower) relating to any assets included in the Digital Imaging Patent Portfolio (but not involving the sale of such assets) and pursuant to which such other Person shall agree to provide consideration (including, without limitation, pursuant to an IP License) to the Borrower or such Subsidiary in exchange for the settlement of, or agreement not to pursue, litigation with respect to such assets.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means an Initial Issuing Bank, any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.08 or any other Lender (or an Affiliate thereof) so long as such Eligible Assignee or Lender (or Affiliate thereof) expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or Lender (or Affiliate thereof), as the case may be, shall have a Letter of Credit Commitment.

“Junior Loans” means the “Junior Loans” as defined in the DIP Term Loan Agreement as in effect on the Effective Date.

“Kodak Limited” means Kodak Limited, a company with limited liability organized under the laws of England and Wales.

“Landlord Lien Waiver” means a written agreement that is reasonably acceptable to the Collateral Agent, pursuant to which a Person shall waive or subordinate its rights (if any, that are or would be prior to the Liens granted to the Agent for the benefit of the Lenders under the Loan Documents or the Orders) and claims as landlord, warehouseman or consignee, as applicable in any Inventory of a Loan Party for unpaid rents and other charges, grant access to the Agent for the repossession and sale of such Inventory and make other customary agreements relative thereto.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation, winding up or similar proceeding, or a receiver, interim receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” has the meaning in the introductory paragraph hereto, and shall include each Issuing Bank and each Person that shall become a party hereto pursuant to Section 9.08.

“Letter of Credit” means any standby letter of credit or commercial letter of credit issued under the Letter of Credit Facility.

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower and its Subsidiaries in (a) the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances or is a Lender that has become an Issuing Bank after the Effective Date in accordance with the definition of “Issuing Bank”, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.08(e) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $150,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Obligations” means, at any time, the sum of (i) the Available Amount of all Letters of Credit issued and outstanding and (ii) the aggregate amount of all amounts drawn under Letters of Credit that have not been reimbursed by the Borrower or converted to Revolving Loans.

“Lien” means any lien, security interest, hypothecation, hypothec or other charge or encumbrance of any kind on the property of a Person, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, provided the term “Lien” shall not include any license of intellectual property. Solely for the avoidance of doubt, the filing of a UCC financing statement that is a precautionary filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a security interest does not constitute a Lien solely on account of being filed in a public office.

“Line Cap” means, at any time, (x) the lesser of (i) the Borrowing Base and (ii) the Revolving Credit Commitments minus (y) the Availability Block minus (z) the Other Secured Obligations Amount.

“Loan Documents” means (i) this Agreement, (ii) the Amendment Agreement, (iii) the Notes, (iv) the Collateral Documents, (v) the Orders, (vi) the Intercreditor Agreement and (vii) each Letter of Credit Agreement, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Loan Value” means, at any time of determination, an amount (calculated based on the most recent Borrowing Base certificate delivered to the Collateral Agent in accordance with this Agreement) equal to (a) with respect to Eligible Receivables of the Loan Parties, 85% of Eligible Receivables less the applicable Dilution Reserve plus (b) with respect to Eligible Inventory of the Loan Parties, the lesser of (i) 65% of Eligible Inventory and (ii) 85% of the Net Orderly

Liquidation Value of Eligible Inventory (based on the then most recent independent inventory appraisal) on any date of determination.

“Loans” means the Revolving Loans.

“Material Adverse Effect” means an event or occurrence that has had a material adverse effect, or any event or occurrence which could reasonably be expected to have a material adverse effect on (A) the business, properties, financial condition results of operations or liabilities of the Borrower and its Subsidiaries, taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from (i) events leading up to the commencement of proceedings under Chapter 11 of the Bankruptcy Code, (ii) events that would reasonably be expected to result from the filing or commencement of the Cases or the announcement of the filing or commencement of the Cases or (iii) the failure to obtain an aggregate gross cash purchase price in excess of the Minimum Proceeds Amount for the Specified Sale, (B) the ability of the Borrower or the Subsidiary Guarantors to perform their respective obligations under the Loan Documents or (C) the ability of the Agent, the Collateral Agent and/or the Lenders to enforce their rights and remedies under the Loan Documents.

“Material Real Property” means each real property owned in fee by a Loan Party that has a fair market value (as determined by the Borrower in good faith) of not less than $25,000,000.

“Material Subsidiary” means each Subsidiary of the Borrower that, for the most recently completed fiscal year of the Borrower for which audited financial statements are available, either (i) has, together with its Subsidiaries, assets that exceed 5% of the total assets shown on the Consolidated statement of financial condition of the Borrower as of the last day of such period or (ii) has, together with its Subsidiaries, net sales that exceed 5% of the Consolidated net sales of the Borrower for such period.

“Maturity Date” means September 30, 2013.

“Maximum Rate” has the meaning specified in Section 2.08(i).

“Minimum Proceeds Amount” means $600,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any Disposition or IP License by the Borrower or any of its Subsidiaries or Casualty Event affecting the Borrower or any of its Subsidiaries, in each case, after the Petition Date, the aggregate amount of cash actually received from time to time (whether as initial consideration or through payment or disposition of deferred consideration, and if received in a currency other than Dollars, determined after the conversion of such cash into Dollars using the prevailing exchange rate in effect on the date such local currency cash is received) by or on behalf of such Person in connection with such transaction or Casualty Event, in each case, after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal and accounting fees and expenses, filing fees, finder’s fees, success fees and any other similar fees and commissions and other expenses related to the transaction, (b) the amount of taxes payable in connection with or as a result of such transaction or (c) the amount of any Debt (other than the Existing Second Lien Debt) secured by a Lien on such asset (other than a Lien ranking pari passu with or junior to the Lien on such asset, if any, securing the Obligations) that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash (or, in the case of taxes, within twelve months of the time of receipt of such cash), actually paid to a Person that is not an Affiliate of the Borrower and are properly attributable to such transaction or to the asset that is the subject thereof.

“Net Orderly Liquidation Value” means, with respect to Eligible Inventory, the orderly liquidation value with respect to such Inventory, net of expenses estimated to be incurred in connection with such liquidation, based on the most recent third party appraisal in form and substance, and by an independent appraisal firm, reasonably satisfactory to the Collateral Agent.

“New DIP Order” means (i) that certain Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364 (d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Certain Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 2926], attached hereto as Exhibit J-1 as modified by (ii) that certain Order Amending Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364 (d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Certain Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 3279], attached hereto as Exhibit J-2.

“New Money Loans” means the “New Money Loans” as defined in the DIP Term Loan Agreement as in effect on the Effective Date.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-US Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a US Subsidiary.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Obligations” means all liabilities and obligations of every nature of each Loan Party from time to time owed to the Agent, the Collateral Agent, the Lenders, the other Secured Parties or any of them, under (x) the Loan Documents and (y) subject to Section 8.13, the Secured Agreements, whether for principal, interest (including interest which, but for the filing of a petition or other proceeding in a bankruptcy or insolvency proceeding with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy or insolvency proceeding), fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise.

“Orders” means the Interim Order, the Final Order and the New DIP Order (or any combination thereof, as the context may require).

“Original Effective Date” means January 20, 2012.

“Original Loan Documents” shall have the meaning assigned to such term in Section 3.04.

“Original Obligations” shall have the meaning assigned to such term in Section 3.04.

“Other Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01(b).

“Other Secured Obligations Amount” means, at any time, the sum of all Designated Amounts in respect of Other Agreements constituting Obligations at such time.

“Other Taxes” has the meaning specified in Section 2.14(b).

“Outstandings” means, with respect to any Revolving Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Revolving Loans plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Revolving Loans made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially of record, directly or indirectly, a majority of the shares of such Lender.

“Participant Register” has the meaning specified in Section 9.08(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Collateral Liens” means (x) Liens permitted under clause (a) or (b) of the definition of Permitted Liens, (y) Liens granted pursuant to any of the Loan Documents and (z) Liens incurred under Section 5.02(a)(xvii); provided, in the case of clause (z), that pursuant to the

Intercreditor Agreement such Liens on the ABL Priority Collateral are subordinated to the Liens on the ABL Priority Collateral created under the Collateral Documents.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for (i) pre-petition taxes, assessments and governmental charges or levies that were not yet due on the Petition Date or that are being contested in good faith by appropriate proceedings and (ii) Liens for post-petition taxes, assessments and governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that with respect to both pre-petition and post-petition taxes, adequate reserves are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP; (b) Liens imposed by law, including materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations or to secure the performance of bids, performance bonds, tenders, trade contracts or leases (other than leases constituting Debt) in the ordinary course of business; (d) liens on the applicable real property related to or in connection with the Harrow Sale; (e) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable, were not incurred in connection with and do not secure Debt and do not materially adversely affect the use of such property for its present purposes; (f) Liens or other conveyances of property in favor of any governmental department, agency or instrumentality to secure partial, progress or advance or other payments (other than in respect of borrowed money) pursuant to any contract or statute; and (g) Liens in favor of the applicable utility providers on the Adequate Assurance Account.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Debt of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable and customary amounts paid, and customary fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension (i) has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (ii) has no scheduled amortization or payments of principal prior to 181 days after the Termination Date or, if the Debt being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended is subject to scheduled amortization or payments of principal, prior to any such scheduled amortization or payments of principal; (c) if the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms as favorable in all material respects to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended Debt are (A) either (i) customary for similar debt securities in light of then-prevailing market conditions (it being understood that such Debt shall not include any financial maintenance covenants and that any negative covenants shall be incurrence-based) or (ii) not materially less favorable to the Loan Parties or the Lenders, taken as a whole, than the terms and conditions of the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (B) when taken as a whole (other than interest rate and redemption premiums), not more restrictive to the Borrower and its Subsidiaries than those set forth in this Agreement (provided that a certificate of a Responsible Officer of the Borrower delivered to the Agent in good faith at least five Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (d), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Agent provides notice to the Borrower of its objection during such five Business Day period); (e) any such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is the obligor or guarantor, or a successor to the obligor or guarantor, on the Debt being modified, refinanced, refunded, renewed, replaced or extended; (f) no such modification, refinancing, refunding, renewal, replacement, exchange or extension shall have greater guarantees or security than the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (g) any such modification, refinancing, refunding, renewal, replacement, exchange or extension of Debt incurred under Section 5.02(d)(xv) shall be subject to (and the holders of, and agents and/or trustees in respect of, any such Debt shall be bound by) the Intercreditor Agreement; (h) any such modification, refinancing, refunding, renewal, replacement, exchange or extension of Existing Second Lien Debt that is secured shall be subject to (and the holders of, and agents and/or trustees in respect of, any such Debt shall be bound by) an intercreditor agreement reasonably satisfactory to the Agent, which shall provide that the Liens securing such Debt are junior to the Liens securing the Secured Obligations; and (i) at the time thereof, no Event of Default shall have occurred and be continuing.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited or unlimited liability company or other entity, or a government or any political subdivision or agency thereof.

“Petition Date” has the meaning specified in the Introductory Statement.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) as to which the Agent or the Issuing Banks have in good faith reasonably determined and notified the Borrower that such Lender or its Parent Company or a financial institution affiliate thereof has notified the Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement or (iii) that has, or whose Parent Company has, a rating for any class of its long-term senior unsecured debt lower than BBB—by S&P and Baa3 by Moody’s. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Agent or, in the case of clause (ii), the Issuing Banks, as the case may be, in their sole discretion acting in good faith and upon consultation with the Borrower. The Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Pre-Petition Debt” means, collectively, the Debt of each Debtor outstanding and unpaid on the date on which such Person became a Debtor.

“Pre-Petition Payment” means, at any time after the Effective Date, a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Pre-Petition Debt, (ii) “critical or foreign vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims), or other pre-petition claims against any Debtor.

“Protective Revolving Loan” has the meaning specified in Section 2.01(c).

“Public Debt Rating” means, as of any date, for any Person the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of long-term senior secured debt issued by such Person or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. If S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Ratable Share” of any amount means, with respect to any Revolving Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Register” has the meaning specified in Section 9.08(e).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, partners and advisors of such Person and such Person’s Affiliates.

“Rent Reserve” means, with respect to any plant, warehouse, distribution center or other operating facility where any Eligible Inventory subject to landlords’ or warehousemen’s Liens or other Liens arising by operation of law is located, and with respect to which no Landlord Lien Waiver has been delivered to Collateral Agent, a reserve equal to three month’s rent at such plant, warehouse, distribution center, or other operating facility, and such other reserve amounts that may be determined by the Collateral Agent in its reasonable discretion.

“Reorganization Plan” means a plan of reorganization in any or all of the Cases of the Debtors.

“Replacement Lender” has the meaning specified in Section 2.20.

“Reporting Side Letter” means that certain side letter agreement between the Borrower and the Agent, dated as of March 5, 2012, as subsequently modified by agreement of the parties thereto.

“Required Lenders” means at any time Lenders holding at least a majority in interest of the sum of (i) the aggregate unpaid principal amount of the Revolving Loans outstanding at such time, (ii) the aggregate Unused Revolving Credit Commitments at such time and (iii) the aggregate Letter of Credit Obligations at such time (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations being deemed held by such Lender for purposes of this definition); provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Revolving Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) the Unused Revolving Credit Commitment of such Lender at such time and (C) the Letter of Credit Obligations held or deemed held by such Lender at such time.

“Reserves” means, at any time of determination and without duplication, (a) any Rent Reserves, (b) the Carve-Out Reserve and (c) such other reserves as determined from time to time in the reasonable discretion (from the perspective of an asset-based lender) of the Collateral Agent to preserve and protect the value of the Collateral.

“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, assistant secretary, treasurer, assistant treasurer or controller of a Loan Party (or for purposes of Section 5.01(h)(xv), the Borrower or any of its Subsidiaries). Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Credit Commitment” means as to any Revolving Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”, which shall be designated as a Commitment under the Revolving Credit Facility or (b) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.08(e), as such amount may be reduced pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Facility Usage” means, at any time, the amount obtained by adding (i) the aggregate outstanding principal amount of all Revolving Loans made by the Revolving Lenders and (ii) the aggregate outstanding Letter of Credit Obligations.

“Revolving Lender” means, at any time, a Lender that has a Revolving Credit Commitment at such time.

“Revolving Loan” means an advance by a Revolving Lender as part of a Borrowing and refers to a Base Rate Loan or a Eurodollar Rate Loan and shall be deemed to include any Protective Revolving Loan made hereunder.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Secured Agreements” means, to the extent designated as such by the Borrower in writing to the Agent from time to time in accordance with Section 8.13, (a) all agreements and other documents relating to any treasury management services, clearing, corporate credit card and related services provided to the Borrower or any of its Subsidiaries and entered into by the Borrower or any of its Subsidiaries with any Lender or any of its Affiliates (regardless of whether such Lender subsequently ceases to be a Lender for any reason), (b) all letters of credit issued by a Lender or any its Affiliates (regardless of whether such Lender subsequently ceases to be a Lender for any reason) for the benefit of the Borrower or any of its Subsidiaries (other than Letters of Credit issued hereunder), (c) all agreements evidencing any other obligations of the Borrower and any of its Subsidiaries owing to any Lender and its Affiliates, (d) all Hedge Agreements entered into with the Borrower or any of its Subsidiaries by any Lender or any of its Affiliates (regardless of whether such Lender subsequently ceases to be a Lender for any reason) and (e) each agreement or instrument delivered by any Loan Party or Subsidiary of the Borrower pursuant to any of the foregoing, as the same may be amended from time to time in accordance with the provisions thereof.

“Secured Obligations” means the means the “Secured Obligations”, as defined in the Security Agreement.

“Secured Parties” means, collectively, (i) the Agent, (ii) the Collateral Agent, (iii) each Revolving Lender, (iv) each Issuing Bank and (v) each Lender or Affiliate of a Lender in its capacity as a counterparty to a Secured Agreement (regardless of whether such Lender subsequently ceases to be a Lender for any reason).

“Security Agreement” means the Amended and Restated Security Agreement, dated as of the Effective Date, from the Loan Parties party thereto, as grantors, to the Agent, substantially in the form of Exhibit D, with such changes as are reasonably agreed by the Agent (provided, that no such changes shall be adverse to the Lenders in any material respect).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Business Units” means those business units of the Borrower set forth in the Reporting Side Letter.

“Specified Collateral” has the meaning specified in the Security Agreement.

“Specified Deposit Accounts” means the following deposit accounts of the Borrower at Bank of America, N.A.: 1233952890, 1233652887, 1233506550, 1233452888, 4426554408, 4427213858, 4427213861, 4427213874, 4427213887, 4427213890, 3756660791, 3752112531, 4426328537, 4426328540, 3756661062, 4427209859, 3756660694, 1233518010, 4427171961, 4427203703, 4427203716, 4427203729 and 4427573174.

“Specified Sale” means, individually or collectively (as the context may require), any sale, lease, license, transfer or other disposition, in whole or in part, of any combination of (A) the assets and businesses of the Borrower or any of its Subsidiaries assigned the code name “Rockford”, (B) the assets and businesses of the Borrower or any of its Subsidiaries assigned the code name “Walden” and/or (C) trademarks, trademark licenses, domain names or related intellectual property assets and materials of the Borrower or any of its Subsidiaries.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means (x) the direct and indirect wholly-owned (other than directors’ qualifying shares or similar holdings under applicable law) US Subsidiaries of the Borrower listed on Part A of Schedule II hereto and (y) each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i).

“Supermajority Revolving Lenders” means, at any time, Lenders owed or holding more than 75% in interest of the sum of (a) the aggregate principal amount of the Revolving Credit Loans outstanding at such time, (b) the aggregate Unused Revolving Credit Commitment at such time and (c) the aggregate Letter of Credit Obligations at such time (with the aggregate amount of each Lender’s risk participation and funded participation in Letter or Credit Obligations being deemed held by such Lender for purposes of this definition); provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Revolving Lenders at such time (A) the aggregate principal amount of the Revolving Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) the Unused Revolving Credit Commitment of such Lender at such time and (C) the Letter of Credit Obligations held or deemed held by such Lender at such time.

“Superpriority Claim” means a claim against any Debtor in any of the Cases which is an administrative expense claim having priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

“Taxes” has meaning specified in Section 2.14(a).

“Term Facility Cash Collateral Account” means a segregated Deposit Account into which only the identifiable proceeds of Term Loan Priority Collateral are deposited.

“Term Loan Priority Collateral” has the meaning specified in the Intercreditor Agreement.

“Termination Date” means the earliest of (a) the Maturity Date, (b) the date of termination in whole of the Commitments pursuant to Section 2.05, 6.01 or 9.14(b) and (c) the Consummation Date.

“Total Outstandings” means at any time the aggregate Outstandings of all Lenders at such time.

“Type” refers to the distinction between Loans bearing interest at the Base Rate and Loans bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Pensions Regulator” means the Pensions Regulator established in the United Kingdom pursuant to the Pensions Act of 2004.

“UK Pension Scheme” means the retirement benefits scheme known as the Kodak Pension Plan.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or its Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Letter of Credit Obligations outstanding to such Issuing Bank.

“United States” and “US” mean the United States of America.

“Unused Revolving Credit Commitment” means, with respect to each Revolving Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Revolving Loans made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

“US Liquidity” means, on any date of determination, the sum of (A) the aggregate amount of cash and Cash Equivalents owned by the Loan Parties free and clear of all Liens (other than Liens created under the Collateral Documents, Liens securing the DIP Term Loan Facility (or any Permitted Refinancing thereof) and Liens securing the Existing Second Lien Debt (or any Permitted Refinancing thereof)) on such date (provided, however, that any such cash and Cash Equivalents that have been pledged to Cash Collateralize outstanding Letter of Credit Obligations shall be disregarded for purposes of this clause (A)) plus (B) Excess Availability on such date.

“US Subsidiary” means any direct or indirect Subsidiary of the Borrower organized under the laws of the United States, any state thereof or the District of Columbia.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”). If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement (an “Accounting Change”) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided that, until so amended, (i) such ratio or requirement shall be made as if such Accounting Change had not been effected and on a basis consistent with how GAAP or the rules promulgated pursuant thereto that are the subject of such Accounting Change were calculated in the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made and (ii) the Borrower shall provide to the Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.

SECTION 1.04. Reserves. When any Reserve is to be established or a change in any amount, percentage, reserve, eligibility criteria or other item in the definitions of the terms “Borrowing Base”, “Eligible Inventory”, “Eligible Receivables” and “Rent Reserve” is to be determined in each case in the Collateral Agent’s “reasonable discretion”, such Reserve shall be implemented or such change shall become effective on the Business Day immediately following delivery of a written notice thereof to the Borrower, or immediately, without prior written notice, during the continuance of a Default.

SECTION 1.05. Letter of Credit Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.06. [Reserved].

SECTION 1.07. Permitted Liens. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

SECTION 1.08. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The term “including” is by way of example and not limitation (i.e., “including” shall be deemed to mean “including, without limitation”).

(b) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS AND LETTERS OF CREDIT

SECTION 2.01. The Loans and Letters of Credit. (a) Revolving Credit Facility.

(i) Borrowings. Each Revolving Lender severally agrees, on the terms and conditions set forth herein and in the Orders, to make Revolving Loans in Dollars to the Borrower from time to time on any Business Day during the period from the Original Effective Date until the Termination Date, in each case (A) in an amount for each such Revolving Loan not to exceed such Revolving Lender’s Unused Revolving Credit Commitment at such time and (B) in an aggregate amount for all such Revolving Loans not to exceed such Revolving Lender’s ratable portion (based on the aggregate amount of the Unused Revolving Credit Commitments at such time) of the Line Cap at such time. Each Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as may be applied and reborrowed in accordance with Section 2.18) and shall consist of Revolving Loans of the same Type made on the same day by the Revolving Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Revolving Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(ii) [Reserved].

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions set forth herein and in the Orders, and in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue or continue Letters of Credit for the account of the Borrower and its Subsidiaries from time to time on any Business Day during the period from the Original Effective Date until 30 days before the Termination Date in an aggregate Available Amount not to exceed (i) for all Letters of Credit at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by each Issuing Bank at any time such Issuing Bank’s Letter of Credit Commitment at such time and (iii) for each such Letter of Credit an amount equal to the Unused Revolving Credit Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than 10 Business Days before the Termination Date or, if agreed by the applicable Issuing Bank in its sole discretion, a later date that is not later than one year following the issuance thereof. Within the limits referred to above, the Borrower may from time to time request the Issuance of Letters of Credit under this Section 2.01(b). Each of the Citi Existing Letters of Credit shall be deemed to constitute a Letter of Credit issued hereunder.

(c) Protective Revolving Loans. The Agent shall be authorized, in its discretion, at any time that any conditions in Section 3.02 are not satisfied, to make Revolving Loans in Dollars that are Base Rate Loans (any such Revolving Loans made pursuant to this Section 2.01(c), “Protective Revolving Loans”) in an aggregate amount not to exceed $15,000,000 at any time outstanding, if the Agent reasonably deems such Revolving Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; provided that no Protective Revolving Loan shall continue for more than 90 consecutive days (and no further Protective Revolving Loan may be made for at least five consecutive days after the repayment by the Borrower of any outstanding Protective Revolving Loans). Protective Revolving Loans shall constitute Obligations secured by the Collateral and shall be entitled to all of the benefits of the Loan Documents. Immediately upon the making of a Protective Revolving Loan, each applicable Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a risk participation in such Protective Revolving Loan in an amount equal to the product of such applicable Lender’s Ratable Share times the amount of such Protective Revolving Loan. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Revolving Loan purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Ratable Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Revolving Loan (and prior to such date, all payments on account of the Protective Revolving Loans shall be payable to Agent solely for its own account). The Supermajority Revolving Lenders may at any time revoke the Agent’s authority to make further Protective Revolving Loans by written notice to the Agent. Absent such revocation, the Agent’s determination that funding of a Protective Revolving Loan is appropriate shall be conclusive. In no event shall Protective Revolving Loans cause the aggregate outstanding amount of the Revolving Loans of any Revolving Lender, plus such Lender’s Ratable Share of the outstanding amount of all Letter of Credit Obligations to exceed such Lender’s Revolving Credit Commitment. Protective Revolving Loans shall be payable by the Borrower on demand.

SECTION 2.02. Making the Loans. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Loans or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, by the Borrower to the Agent, which shall give to each applicable Lender prompt notice thereof by telecopier or any other electronic means agreed to by the Agent. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, or by telecopier (or any other electronic means agreed to by the Agent), in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Loans, the initial Interest Period for each such Loan. Each applicable Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s Ratable Share of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 9.02(a).

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Loans for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Loans may not be outstanding as part of more than eighteen separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower delivering such notice. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each applicable Lender against any loss, cost or expense incurred by such Lender as a result of any failure of the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, as applicable, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Borrower of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed promptly in writing, or by telecopier (or any other electronic means agreed to by the Agent), specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than 10 Business Days prior to the Termination Date or, if agreed by the applicable Issuing Bank in its sole discretion, a later date that is not later than one year following the date of issuance thereof), (D) name and address of the beneficiary of such Letter of Credit, (E) form of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”) and (F) such other matters as the applicable Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Notice of Issuance shall specify in form and detail satisfactory to the applicable Issuing Bank, (A) the Letter of Credit to be amended, (B) the proposed date of amendment thereof (which shall be a Business Day), (C) the nature of the proposed amendment and (D) such other matters as the applicable Issuing Bank may require. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as such Issuing Bank or the Agent may require. If the requested form of such Letter of Credit is acceptable to the applicable Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.02, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such Issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(ii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Original Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Original Effective Date and which such Issuing Bank in good faith deems material to it; (B) except as otherwise agreed by the Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit; (C) the Letter of Credit is to be denominated in a currency other than Dollars; (D) any Revolving Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential fronting exposure (after giving effect to Section 2.19(f)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which such Issuing Bank has actual or potential fronting exposure, as it may elect in its sole discretion; or (E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii) No Issuing Bank shall amend or continue any Letter of Credit if such Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended or continued form under the terms hereof.

(iv) Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.

(v) No Issuing Bank shall have any obligation to issue any Letter of Credit hereunder if the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension thereof (it being understood that any such Letter of Credit so issued shall be on such terms and conditions as may be specified by the applicable Issuing Bank in its discretion, including with respect to expiry date and any automatic renewal features).

(b) Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Revolving Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date funded, or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be a Revolving Loan hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the

Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.08 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower on the date funded shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Loan under the Revolving Credit Facility which shall be a Base Rate Revolving Loan, in the amount of such draft, without regard to whether the making of such a Revolving Loan would exceed such Issuing Bank’s Unused Revolving Credit Commitment. Each Issuing Bank shall give prompt notice to the Borrower and the Agent of each drawing under any Letter of Credit issued by it. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Borrower, each applicable Revolving Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Revolving Loan pursuant to Section 2.03(b). Each applicable Revolving Lender acknowledges and agrees that its obligation to make Revolving Loans pursuant to this paragraph (c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Revolving Lender agrees to fund its Ratable Share of an outstanding Revolving Loan on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Revolving Loan available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Loan made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Agent (with a copy to the Borrower) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (ii) to the Agent (with a copy to the Borrower) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(e) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(f) Failure to Make Revolving Loans. The failure of any Lender to make the Revolving Loan to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Revolving Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on such date. No failure by any Lender to make such Revolving Loans shall limit or restrict the availability of any Letter of Credit to the Borrower.

(g) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(h) Mandatory Cash Collateralization, Etc. The Borrower shall, not later than the date that is 5 Business Days prior to the Termination Date, (a) pay to the Agent on behalf of the US Revolving Lenders in same day funds at the Agent’s office, for deposit in the L/C Cash Deposit Account, an amount equal to 105% of the Available Amount of all then outstanding Letters of Credit, such funds to be held as cash collateral for such Letters of Credit, or (b) provide one or more back-to-back letters of credit in respect of each then outstanding Letter of Credit, and/or replace each such outstanding Letter of Credit, in form and substance satisfactory to the Agent and each applicable Issuing Bank; provided that, if the Termination Date shall arise in connection with a refinancing of the Obligations (including in connection with the consummation of an Acceptable Reorganization Plan) and if the Agent and each applicable Issuing Bank so agree in their reasonable discretion, the foregoing requirements shall be inapplicable until the Termination Date. Any funds deposited to the L/C Cash Deposit Account in accordance with the preceding sentence shall be applied in the manner specified in the last two sentences of Section 6.02.

SECTION 2.04. Fees. (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each applicable Revolving Lender a commitment fee on the aggregate amount of such Lender’s Unused Revolving Credit Commitment from the Effective Date until the Termination Date calculated by multiplying such Lender’s Unused Revolving Credit Commitment by the Applicable Percentage, payable in arrears quarterly on the last day of each January, April, July and October and on the Termination Date; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Letter of Credit Fees. (i) The Borrower shall pay to the Agent for the account of each applicable Revolving Lender (other than a Defaulting Lender) a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Loans in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each January, April, July and October, and on the Termination Date; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect if the Borrower is required to pay default interest pursuant to Section 2.07(b).

(ii) The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee (which shall accrue at a rate of 0.25% per annum on the daily amount available to be drawn on each Letter of Credit issued by such Issuing Bank) and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit issued by such Issuing Bank as the Borrower and such Issuing Bank shall agree.

(c) Other Fees. The Borrower shall pay to the Agent (or to the Affiliate(s) of the Agent so designated by the Agent) the administrative agency fees set forth in the fee letter dated January 17, 2012 between the Borrower and Citigroup Global Markets Inc. (“CGMI”), as such fee letter may from time to time be amended by the Borrower and CGMI when such fees are due and payable pursuant to the terms thereof.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce in part the Unissued Letter of Credit Commitments and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 and an integral multiple of $1,000,000 in excess thereof and (ii) if made under any Revolving Credit Facility, shall be made ratably among the Lenders in accordance with their Revolving Credit Commitments in respect of such Revolving Credit Facility.

(b) Mandatory. Unless previously terminated, the Commitments shall automatically terminate on the Maturity Date. The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of such Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

SECTION 2.06. Repayment of Loans. (a) Revolving Credit Facility. The Borrower shall repay to the Agent for the ratable account of each applicable Lender on the Termination Date the aggregate principal amount of the Revolving Loans made by such Lender to the Borrower then outstanding.

(b) Letter of Credit Drawings. The obligations of the Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof, including, without limitation, pursuant to Section 9.14):

(i) any lack of validity or enforceability of this Agreement or any Note, or of any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (such Letter of Credit Agreement, Letter of Credit and related instruments or instruments being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a Guarantor.

SECTION 2.07. Interest on Loans. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing by the Borrower to the Agent for the account of each applicable Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Revolving Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin, payable in arrears quarterly on the last day of each January, April, July and October during such periods and on the date such Base Rate Loan shall be Converted or paid in full.

(ii) Eurodollar Rate Revolving Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Revolving Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Loan plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day of every third month during such Interest Period corresponding to the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require and notify the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Loan owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder in respect of the Loans that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (a)(i) above, as applicable, provided, however, that following acceleration of the Loans pursuant to Section 6.01, Default Interest on the Loans shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08. Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrower and the applicable Lenders of the applicable interest rates determined by the Agent for purposes of each clause of Section 2.07(a).

(b) If, with respect to any Eurodollar Rate Loans, Lenders owed at least 50% of the then aggregate principal amount thereof notify the Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Agent shall forthwith so notify the Borrower and the applicable Lenders, whereupon (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and (ii) the obligation of the applicable Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Revolving Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Revolving Loans shall automatically Convert into Base Rate Loans.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a) or, in the case of and with respect to Revolving Loans, any Borrowing Base Deficiency, (i) each applicable Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the applicable Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.

(f) If Reuter Screen LIBOR01 is unavailable for determining the Eurodollar Rate for any Eurodollar Rate Loans,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Loans,

(ii) with respect to Eurodollar Rate Loans, each such Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan (or if such Revolving Loan is then a Base Rate Loan, will continue as a Base Rate Loan), and

(iii) the obligation of the Lenders to make Eurodollar Rate Loans or to Convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(g) [Reserved].

(h) [Reserved].

(i) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the applicable Loans or, if it exceeds such unpaid principal, refunded to the Borrower, as applicable. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b)

exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 2.09. Optional Conversion of Loans. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the Revolving Loans made to it of one Type comprising the same Borrowing into Revolving Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans, any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Loans shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Loans comprising part of the same Borrowing shall be made ratably among the applicable Lenders in accordance with their Revolving Credit Commitments. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted, and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each such Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10. Prepayments of Loans. (a) Optional. The Borrower may, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Loans, and not later than 11:00 A.M. (New York City time) on the Business Day prior to such prepayment, in the case of Base Rate Loans, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Loans comprising part of the same Borrowing made to it in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of the Loans shall be in an aggregate principal amount of $10,000,000, or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Loan, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b) Mandatory. (i) The Borrower shall, on each Business Day, if applicable, (I) prepay (with no corresponding commitment reduction) an aggregate principal amount of the Revolving Loans owed by the Borrower and comprising part of the same Borrowings in an amount equal to the amount by which (A) the sum of (x) the aggregate principal amount of the Revolving Loans owed by the Borrower and then outstanding plus (y) the aggregate Letter of Credit Obligations then outstanding exceeds (B) the Line Cap (except as a result of Protective Revolving Loans made under Section 2.01(c) and not outstanding for more than 90 consecutive days) and (II) if, after giving effect to the prepayment in full of the Revolving Loans, the amount of Letter of Credit Obligations that has not at that time been Cash Collateralized exceeds the Line Cap, Cash Collateralize (such cash collateral to be deposited to the L/C Cash Deposit Account) an amount of Letter of Credit Obligations so that the amount of Letter of Credit Obligations that has not at that time been Cash Collateralized no longer exceeds the Line Cap; provided that in respect of any prepayment or Cash Collateralization under this subsection directly attributable to any adjustment of Reserves, such prepayment or Cash Collateralization shall be made not later than the Business Day immediately following the date such adjusted Reserves became effective.

(ii) Within three (3) Business Days of receipt by the Borrower or any of its Subsidiaries of the Net Cash Proceeds of any Asset Sale (other than a Specified Sale) or Casualty Event that results from the sale or other disposition of Accounts or Inventory that in each case constitutes Collateral, the Borrower shall apply an amount equal to 100% of such Net Cash

Proceeds to prepay the Loans and, unless the conditions set forth in Section 3.02 are at the time satisfied and a Responsible Officer of the Borrower shall have delivered to the Agent a certificate to such effect (in which case such amounts may be transferred by the Borrower to a Collection Account and used by the Borrower and its Subsidiaries for general corporate purposes), to Cash Collateralize (such cash collateral to be deposited to the L/C Cash Deposit Account) the Letter of Credit Obligations in the following order: first to the ratable prepayment of the outstanding Revolving Loans until all such Loans have been prepaid in full, and second to Cash Collateralize the Letter of Credit Obligations (if required).

(iii) [Reserved.]

(iv) [Reserved.]

(v) Each prepayment of principal pursuant to this Section 2.10(b) shall be applied first to outstanding Base Rate Loans up to the full amount thereof and then to outstanding Eurodollar Rate Loans up to the full amount thereof. Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c).

(vi) The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to Lenders.

(vii) No prepayment of Revolving Loans or Cash Collateralization made pursuant to this Section 2.10(b) shall reduce the Revolving Credit Commitments or the Letter of Credit Commitments.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans (or, in the case of any change in or in the interpretation of any law or regulations with respect to taxes, any Loans) or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (x) Taxes, Excluded Taxes or Other Taxes (as to which Section 2.14 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, (i) each Eurodollar Rate Loan will automatically, upon such demand, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder without condition or deduction for any right of counterclaim, defense, recoupment or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04, 2.11, 2.14 or 9.04(c)) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.08(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender but subject to the

Carve-Out, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) Except as otherwise required by Section 2.08(g), all computations of interest and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(f) Subject to Section 6.04 and to the Intercreditor Agreement, if the Agent receives funds for application to the Obligations of the Borrower under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify, or the Borrower does not direct, the Loans to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal unreimbursed amounts drawn under Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and such Letter of Credit obligations then due to such parties.

SECTION 2.14. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party to or for the account of any Lender or the Agent hereunder or under the Notes shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, remittances, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent (i) taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or in which its principal executive office is located, or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and (ii) any U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes” and all such excluded taxes being referred to as “Excluded Taxes”). If any Loan Party or the Agent shall be required by law to deduct, remit or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable by the applicable Loan Party shall be increased as may be necessary so that after all required deductions, remittances or withholdings are made (including deductions applicable to additional sums payable under this Section 2.14), such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or the Agent shall make such deductions and (iii) such Loan Party or the Agent shall pay the full amount deducted, remitted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid or remitted by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor with appropriate supporting documentation.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(e) Each Lender or Agent organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement, on or prior to the designation of any different Applicable Lending Office, on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each Lender that becomes a party hereto pursuant to Section 9.08, on the date such Agent is appointed pursuant to Section 8.07(a) in the case of a successor Agent, and from time to time thereafter as reasonably requested in writing by the Borrower or the Agent (but only so long as such Lender or the Agent remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or (in the case of a Lender or the Agent that is claiming (A) an exemption from, or reduction in the rates of, United States federal withholding tax under an applicable income tax treaty or (B) an exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” and, in the case of this clause (B), that has certified in writing to the Agent and the Borrower that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Code (a “Compliance Certificate”)) or Internal Revenue Service Forms W-8ECI, Internal Revenue Service Forms W-8IMY, accompanied by Internal Revenue Service Forms W-8ECI, W-8BEN (together with a withholding statement and Compliance Certificates, as appropriate), W-9, and/or other certification documents from each beneficial owner, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender or the Agent is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or Internal Revenue Service Forms W-8BEN certifying that such Lender or the Agent is a foreign corporation, partnership, estate or trust. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered Excluded Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered Excluded Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If a payment made to a Lender hereunder or under the Notes would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. If any form or document referred to in this subsection (e) (other than FATCA documentation) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the Original Effective Date by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information, except directly to a governmental authority or other Person subject to a reasonable confidentiality agreement. In addition, upon the written request of the Borrower or the Agent, each Lender or the Agent shall provide any other certification, identification, information, documentation or other reporting requirement if (i) delivery thereof is required by a change in the law, regulation, administrative practice or any applicable tax treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding; (ii) the Agent or Lender, as the case may be, is legally entitled to make delivery of such item; and (iii) delivery of such item will not result in material additional costs unless Borrower shall have agreed in writing to indemnify Lender or the Agent for such costs.

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), taxes imposed by the United States of America by reason of such failure shall be treated as Excluded Taxes; provided, however, that should a Lender become subject to taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties, at such Lender’s expense, shall take such steps as the Lender shall reasonably request to assist the Lender to recover such taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) If any Lender or the Agent determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by a Loan Party pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the other Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.14 exceeding the amount needed to make such Lender or the Agent whole, such Lender or the Agent, as the case may be, shall pay to the applicable Loan Party, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit; provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid (with interest and penalties) over to any Loan Party to the Agent or such Lender in the event the Agent or such Lender is required to repay such amount to such governmental authority.

(i) If any Loan Party determines in good faith that a reasonable basis exists for contesting the applicability of any Tax or Other Tax, the Agent or the relevant Lender shall cooperate with such Loan Party, upon the request and at the expense of such Loan Party, in challenging such Tax or Other Tax. Nothing in this Section 2.14(i) or in Section 2.14(h) shall require the Agent or any Lender to disclose the contents of its tax returns or other confidential information to any Person.

(j) Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 9.08(i) relating to the maintenance of a Participant Register and (iii) any taxes excluded from the definition of “Taxes” attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 2.14(j). For the avoidance of doubt, except as otherwise provided in Sections 2.14(a), 2.14(b) and 2.14(c), nothing in this Section 2.14(j) shall result in any increase in the liability of any Loan Party to any Lender or the Agent for Taxes or Other Taxes.

SECTION 2.15. Sharing of Payments, Etc. Without expanding the rights of any Lender under this Agreement, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it (other than (x) as payment of a Loan made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or (y) pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its ratable share (according to the proportion of (i) the amount of such Loans due and payable to such Lender at such time to (ii) the aggregate amount of the Loans due and payable at such time to all Lenders hereunder) of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided further that, so long as the applicable Loans shall not have become due and payable pursuant to Section 6.01, any excess payment received by any Lender shall be shared on a pro rata basis only with other Lenders. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such participation; provided further that each Lender shall only purchase participations in Loans (and Letter of Credit Obligations, if applicable) under the Facilities with respect to which they hold a Commitment or an outstanding Loan.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of the Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note, as applicable, properly completed, payable to such Lender and its registered assigns in a principal amount up to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.08(e) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to such Lender under this Agreement, absent manifest error; provided, however, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement with respect to Loans made and not repaid.

SECTION 2.17. Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries including, at the Borrower’s option, (x) to the extent permitted by the New DIP Order, to fund adequate protection payments in respect of the Existing Second Lien Debt, if any, and (y) to fund settlement payments in respect of the UK Pension Scheme reasonably acceptable to the Agent.

SECTION 2.18. Cash Management.

(a) Within 30 days after the Original Effective Date (or such later date as the Agent may specify in its sole discretion), and at all times thereafter, the Loan Parties shall enter into and maintain blocked account agreements (each, a “Blocked Account Agreement”), satisfactory in form and substance to the Agent in its reasonable discretion, with respect to each Deposit Account into which payments in respect of Accounts of the Loan Parties are remitted (each such Deposit Account, a “Collection Account”), other than any Collection Account the entire balance of which (other than, in the case of the Specified Deposit Accounts, balances in an amount not to exceed $25,000 at any time for each Specified Deposit Account) is swept on a daily basis to a Collection Account maintained with the Agent; provided, that with respect to any Collection Accounts maintained at the Agent, Blocked Account Agreements shall not be required to be entered into until the date that is 45 days following the Effective Date (or such later date as the Agent may specify in its sole discretion). No deposits that constitute Term Loan Priority Collateral (or the identifiable cash proceeds thereof) will be made to the Collection Accounts.

(b) Each Blocked Account Agreement shall require, during the continuance of an Event of Default (and delivery of notice thereof to the applicable depositary bank from the Agent) (and the Agent agrees to provide a copy of such notice to the Borrower), the ACH or wire transfer on each Business Day of all ledger or available, as applicable, cash receipts held in the applicable Collection Account to a concentration account maintained by the Agent (or at an Affiliate of the Agent, if so specified by the Agent) (an “Agent Sweep Account”) located in the United States.

(c) If (i) at any time during the continuance of an Event of Default, any cash or Cash Equivalents owned by a Loan Party are deposited in any account (other than an Excluded Account or a Term Facility Cash Collateral Account), or held or invested in any manner (other than (x) in a Collection Account that is subject to the Blocked Account Agreement, (y) a Deposit Account which is swept daily to a Collection Account subject to a Blocked Account Agreement or (z) a Term Facility Cash Collateral Account), or (ii) at any time, a Collection Account shall cease to be subject to a Blocked Account Agreement, the applicable Loan Party shall immediately furnish the Agent with written notice thereof and the Agent may require such Loan Party to close such account and have any such funds transferred to a Collection Account which is subject to a Blocked Account Agreement.

(d) A Loan Party may close any Deposit Account or a Collection Account, maintain existing Deposit Accounts or Collection Accounts and/or open new Deposit Accounts or Collection Accounts, subject to the execution and delivery to the Agent of appropriate Blocked Account Agreements with respect to each Collection Account consistent with the provisions of this Section 2.18 and otherwise reasonably satisfactory to the Agent. The applicable Loan Party shall furnish the Agent with prior written notice of its intention to open or close a Collection Account and the Agent shall promptly notify such Loan Party as to whether the Agent shall require a Blocked Account Agreement with the Person with whom such account will be maintained.

(e) Each Agent Sweep Account shall at all times be under the sole dominion and control of the Agent. Each Loan Party hereby acknowledges and agrees that (i) it has no right of withdrawal from the Agent Sweep Account, (ii) the funds on deposit in an Agent Sweep Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in an Agent Sweep Account shall be applied as provided in Section 2.18(h) of this Agreement and in the Security Agreement. In the event that, notwithstanding the provisions of this Section 2.18, during the continuance of an Event of Default, a Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into a Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(f) Any amounts remaining in an Agent Sweep Account (i) at any time when an Event of Default is no longer continuing for purposes of this Agreement or (ii) after application of amounts received in such Agent Sweep Account as set forth in subsection (h) below, shall be remitted to the primary Collection Account of the Borrower designated by the Borrower in a written notice to the Agent.

(g) The Agent shall promptly (but in any event within two (2) Business Days) furnish written notice to each Person with whom a Collection Account is maintained when an Event of Default is no longer continuing for purposes of this Agreement.

(h) (i) Any amounts received in an Agent Sweep Account in the United States shall be applied to the payment (without a corresponding reduction of Revolving Credit Commitments) of all of the Revolving Loans made to the Borrower (whether then due or not) and to the payment of all of the other Obligations in respect of the Revolving Credit Facility under the Loan Documents of the Borrower and the Subsidiary Guarantors (other than contingent obligations) (whether then due or not) in accordance with Section 6.04 (with all Revolving Loans deemed due for purposes thereof); and (ii) all payments to be made in accordance with this subsection (h) in respect of Eurodollar Rate Loans shall be made on the last day of the applicable Interest Period therefor, and shall be held in the applicable Agent Sweep Account pending such payment.

(i) The following shall apply to deposits and payments under and pursuant to this Agreement:

(i) funds shall be deemed to have been deposited to an Agent Sweep Account on the Business Day on which deposited, provided that such deposit is available to the Agent by 2:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. on that Business Day);

(ii) funds paid to the Agent, other than by deposit to an Agent Sweep Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Agent by 2:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. on that Business Day); and

(iii) if a deposit to an Agent Sweep Account or payment is not available to the Agent until after 2:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day.

SECTION 2.19. Defaulting Lenders. (a) In the event that, at any time, (1) any Lender shall be a Defaulting Lender, (2) such Defaulting Lender shall owe a Defaulted Loan to a Borrower and (3) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Loan. In the event that, on any date, a Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Loan on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents a Loan of the applicable Class by such Defaulting Lender made on the date under the applicable Facility pursuant to which such Defaulted Loan was originally required to have been made pursuant to Section 2.01. Such Loan shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Loan was originally required to have been made pursuant to Section 2.01, even if the other Loans comprising such Borrowing shall be Eurodollar Rate Loans on the date such Revolving Loan is deemed to be made pursuant to this subsection (a). A Borrower shall notify the Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Loan required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Loan pursuant to this subsection (a). Any portion of such payment otherwise required to be made by a Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Agent as specified in subsection (b) or (c) of this Section 2.19.

(b) In the event that, at any time, (1) any Lender shall be a Defaulting Lender, (2) such Defaulting Lender shall owe a Defaulted Amount to the Agent or other applicable Lenders and (3) a Borrower shall make any payment hereunder or under any other Loan Document to the Agent for the account of such Defaulting Lender, then the Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Agent shall be retained by the Agent or distributed by the Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Agent and such other Lenders and, if the amount of such payment made by a Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Agent and the other Lenders, in the following order of priority:

(i) first, to the Agent for any Defaulted Amount then owing to the Agent in its capacity as Agent; and

(ii) second, if such Defaulting Lender is a Revolving Lender, to the Issuing Banks for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Banks; and

(iii) third, to any other applicable Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by a Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Agent pursuant to this subsection (b), shall be applied by the Agent as specified in subsection (c) of this Section 2.19.

(c) In the event that, at any time, (1) any Lender shall be a Defaulting Lender, (2) such Defaulting Lender shall not owe a Defaulted Loan or a Defaulted Amount and (3) a Borrower, the Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender shall pay such amount to the Agent to be held by the Agent, to the fullest extent permitted by applicable law, in escrow or the Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Agent in escrow under this subsection (c) shall be deposited by the Agent in an account with the Agent, in the name and under the control of the Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Agent’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Agent in escrow under, and applied by the Agent from time to time in accordance with the provisions of, this subsection (c). The Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Loans required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Agent or any other Lender, as and when such Loans or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Loans and amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Agent for any amount then due and payable by such Defaulting Lender to the Agent hereunder in its capacity as Agent;

(ii) second, to the Issuing Banks for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Banks;

(iii) third, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and

(iv) fourth, to the Borrower for any Loan then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Agent in escrow at such time with respect to such Lender shall be distributed by the Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d) The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Loan and that the Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

(e) Anything contained herein to the contrary notwithstanding, in the event that (i) any Lender shall become a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Borrower’s request that it cure such default, the Borrower shall have the right (but not the obligation) to repay such Defaulting Lender in an amount equal to the principal of, and all accrued interest on, all outstanding Loans owing to such Lender, together with all other amounts due and payable to such Lender under the Loan Documents, and such Lender’s Commitment hereunder shall be terminated immediately thereafter.

(f) If any Revolving Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Ratable Share” of each non-Defaulting Lender under the applicable Revolving Credit Facility shall be computed without giving effect to the Letter of Credit Commitment of that Defaulting Lender; provided, that: (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit under the applicable Revolving Credit Facility shall not exceed the positive difference, if any, of (1) the applicable Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Revolving Loans of that Lender under such Revolving Credit Facility.

(g) Each Issuing Bank, may, by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such Issuing Bank in respect of such Letter of Credit in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Agent, and to the applicable Issuing Bank, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(h) If either Borrower Cash Collateralizes any portion of a Defaulting Lender’s or a Potential Defaulting Lender’s exposure with respect to an outstanding Letter of Credit, Borrower shall not be required to pay any fees under Section 2.04(b)(i) to any Defaulting Lender or Potential Defaulting Lender that is a Lender at any time when the Letter of Credit is so Cash Collateralized.

SECTION 2.20. Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall have (a) become a Defaulting Lender under Section 2.19, (b) requested compensation from the Borrower under Section 2.14 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 2.11 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, (c) has not agreed to any consent, waiver or amendment that requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and as to which the Required Lenders have agreed, or (d) delivered a notice pursuant to Section 2.12 claiming that such Lender is unable to extend Eurodollar Rate Loans for reasons not generally applicable to the other Lenders, then, in any case, the Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign at par, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignments and Acceptances five Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 9.08 which the Borrower or the Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment (if any), all Loans owing to it, all of its participation interests (if any) in existing Letters of Credit, and its obligation (if any) to participate in additional Letters of Credit hereunder) in accordance with Section 9.08. The Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within 5 Business Days after the date of such demand. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14 and 9.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 8.05 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.

SECTION 2.21. Reserved.

SECTION 2.22. Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Loan set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

SECTION 2.23. Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment hereunder under.

SECTION 2.24. Priority and Liens. (a) Each of the Loan Parties hereby covenants and agrees that, pursuant to the Orders, its obligations hereunder and under the Loan Documents and under the Secured Agreements: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim in the Cases (excluding a claim on Avoidance Actions, other than pursuant to Section 549 of the Bankruptcy Code, but including the proceeds of Avoidance Actions (provided that such proceeds shall be available to satisfy such Superpriority Claims)); (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable perfected Lien (that is subject to the terms of the New DIP Order and the Intercreditor Agreement) on all of the property of such Loan Parties, whether now existing or hereafter acquired, that is not subject to valid, perfected, non-voidable liens in existence at the time of commencement of the Cases or to valid, non-voidable liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (limited, in the case of voting equity interests of CFC’s to 65% of such voting equity interests), and on all of its cash maintained in the L/C Cash Deposit Account and any investment of the funds contained therein, provided that amounts in the L/C Cash Deposit Account or the Secured Agreements Cash Deposit Account (as defined in the Final Order) shall not be subject to the Carve-Out); (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected junior Lien upon all property of such Loan Parties, whether now existing or hereafter acquired, that is subject to valid, perfected and non-voidable Liens in existence at the time of the commencement of the Cases or that is subject to valid Liens in existence at the time of the commencement of the Cases that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than certain property that is subject to the existing Liens that secure obligations in respect of the Existing Second Lien Debt, which liens shall be primed by the liens described in the following clause (iv)); and (iv) pursuant to Section 364(d)(l) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected senior priming Lien on all of the property of such Loan Parties that is subject to the existing liens (the “Primed Liens”) which secure the Existing Second Lien Debt, all of which Primed Liens shall be primed by and made subject and subordinate to (to the extent set forth in the Orders) the perfected senior Liens to be granted to the Agent, which senior priming Liens in favor of the Agent shall also prime any Liens granted after the commencement of the Cases to provide adequate protection Liens in respect of any of the Primed Liens, subject in each case to the Carve-Out and as set forth in the Orders and the Intercreditor Agreement.

(b) As to all real property the title to which is held by a Loan Party (other than any Loan Party that is not a Debtor) or the possession of which is held by any such Loan Party pursuant to leasehold interest, such Loan Parties hereby assign and convey as security, grant a security interest in, hypothecate, mortgage, pledge and set over unto the Agent on behalf of the Lenders all of the right, title and interest of such Loan Parties in all of such owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of such Loan Parties in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. Such Loan Parties acknowledge that, pursuant to the Orders, the Liens in favor of the Agent on behalf of the Lenders in all of such real property and leasehold instruments of such Loan Parties shall be perfected without the recordation of any instruments of mortgage or assignment. Such Loan Parties further agree that, upon the request of the Agent, in the exercise of its business judgment, such Loan Parties shall enter into separate fee and leasehold mortgages in recordable form with respect to such properties on terms satisfactory to the Agent and including customary related deliverables, including, without limitation, a Standard Flood Hazard Determination and, to the extent applicable, a notification to the applicable Loan Party that flood insurance coverage under the National Flood Insurance Program is not available or evidence of flood insurance with respect to such property consistent with the requirements set forth in Section 5.01(c).

(c) The priorities of the Liens described in this Section 2.24 with respect to the ABL Priority Collateral of the Debtors and the Term Loan Priority Collateral of the Debtors, relative to the priorities of the Liens on the ABL Priority Collateral of the Debtors and the Term Loan Priority Collateral of the Debtors securing the obligations under the DIP Term Loan Facility shall be as set forth in the New DIP Order and in the Intercreditor Agreement. All of the Liens described in this Section 2.24 shall be effective and perfected upon effectiveness of the New DIP Order.

(d) Notwithstanding anything to the contrary herein, not more than 65% of the voting equity interests of any CFC or a Subsidiary of a CFC shall be pledged in favor of the Agent, for the benefit of the Lenders, unless otherwise agreed to by the Borrower.

SECTION 2.25. No Discharge; Survival of Claims. Each of the Loan Parties agrees that to the extent that its obligations under the Loan Documents have not been satisfied in full in cash, (a) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Superpriority Claim granted to the Agents and the Lenders pursuant to the Orders and the Liens granted to the Agents and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligations of the Lenders to make Loans hereunder and of the Initial Issuing Banks to issue Letters of Credit hereunder are, in each case, subject to the satisfaction (or waiver in accordance with Section 5 of the Amendment Agreement) of the conditions precedent set forth in Section 5 of the Amendment Agreement.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Lender to make a Loan (other than a Revolving Loan made by any Issuing Bank pursuant to Section 2.03(c) or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions precedent:

(a) The Effective Date shall have occurred.

(b) The Final Order and the New DIP Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect (other than, in the case of the Final Order, as provided for in the New DIP Order) without the written consent of the Agent.

(c) The representations and warranties of each Borrower and each Loan Party contained in each Loan Document to which it is a party shall be true and correct in all material respects (except to the extent qualified by materiality, “Material Adverse Effect” or like qualification, in which case such representations and warranties shall be true and correct in all respects) on and as of such date, before and after giving effect to such Borrowing or such Issuance and to the application of the proceeds therefrom, as though made on and as of such date.

(d) No event shall have occurred and be continuing, or would result from such Borrowing or such Issuance or from the application of the proceeds therefrom, that constitutes a Default.

(e) The making of such Loan (or the issuance of such Letter of Credit) shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(f) No Borrowing Base Deficiency will exist after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom.

Each of the giving of the applicable Notice of Borrowing, Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or such Issuance shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such Issuance the conditions set forth in Sections 3.02(c), 3.02(d), 3.02(e) and, if applicable, 3.02(f) are satisfied.

SECTION 3.03. Additional Conditions to Issuances. In addition to the other conditions precedent herein set forth, if any Revolving Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Issuing Bank is satisfied that any exposure that would result from a Defaulted Revolving Loan of such Defaulting Lender or Potential Defaulting Lender is eliminated or fully covered by the Revolving Credit Commitments of the Revolving Lenders that are Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to such Issuing Bank.

SECTION 3.04. Effect of this Agreement. On the Effective Date, the Existing DIP Credit Agreement will be amended and restated to read in its entirety as set forth in this Agreement. From and after the Effective Date, the rights of the parties to this Agreement shall be governed by this Agreement; provided that the rights of parties in respect of periods prior to the Effective Date shall be governed by the terms of the Existing DIP Credit Agreement as in effect at the relevant time. The Debt, obligations and other liabilities (including interest and fees accrued to the date hereof) governed by the Existing DIP Credit Agreement (collectively, the “Original Obligations”), together with any and all additional Obligations incurred by Borrower hereunder or under any of the other Loan Documents or any Secured Agreements, shall continue to be secured by all of the pledges and grants of security interests provided pursuant to the Collateral Agreements, the Interim Order and the Final Order in connection with the Existing DIP Credit Agreement (and, from and after the date hereof, shall be secured by all of the pledges and grants of security interests provided in connection with this Agreement, including those provided pursuant to the Final Order and the New DIP Order), all as more specifically set forth in the Collateral Documents, the Interim Order, the Final Order and the New DIP Order. Each Loan Party hereby reaffirms its obligations under each Loan Document (as defined in the Existing DIP Credit Agreement, collectively, the “Original Loan Documents”) to which it is party, as amended, supplemented or otherwise modified by this Agreement and by the other Loan Documents delivered on the Effective Date. Each Loan Party further agrees that each Original Loan Document, as amended through the date hereof, shall remain in full force and effect following the execution and delivery of this Agreement and that all references to the “Credit Agreement” in such Original Loan Documents shall be deemed to refer to this

Agreement. This Agreement shall not constitute a novation or repayment of the obligations and liabilities existing under the Existing DIP Credit Agreement or evidence payment of all or any of such obligations and liabilities.

SECTION 3.05. Determinations Under this Agreement. For purposes of determining compliance with the conditions specified in this Agreement, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each Loan Party is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.

(b) Subject to the entry of the Orders and subject to the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s charter or by-laws, (ii) violate any law, rule, regulation (including, without limitation, with respect to the Borrower, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contractual restriction (except in respect of the Existing Second Lien Debt) or, to such Loan Party’s knowledge, any other contractual restriction, binding on or affecting such Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries (except pursuant to the Existing Second Lien Debt or the Indenture).

(c) Subject to the entry of the Orders, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof provided for in this Agreement, the Orders and the Intercreditor Agreement) or (iv) except for any notices that may be required pursuant to Section 6.01 or Section 6.02 or pursuant to the Intercreditor Agreement, the exercise by the Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

(d) Subject to the entry of the Orders, this Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. Subject to the entry of the Orders, this Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms.

(e) The audited Consolidated statement of financial position of the Borrower and its Consolidated Subsidiaries as at December 31, 2011, and the related audited Consolidated statement of earnings and Consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present, the Consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the Consolidated statement of earnings and Consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. The unaudited Consolidated statement of financial position of the Borrower and its Consolidated Subsidiaries as at September 30, 2012, and the related unaudited Consolidated statement of earnings and Consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for the nine month period then ended, fairly present, the Consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the Consolidated statement of earnings and Consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, subject to normal year-end adjustments and other items, such as footnotes, omitted in interim statements. Since September 30, 2012, there has been no Material Adverse Effect.

(f) There is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect, other than the Cases and as disclosed on Schedule 4.01(f) or publicly filed or furnished prior to the Effective Date on Form 8-K or any periodic report required or permitted to be filed or furnished under the Exchange Act with the Securities Exchange Commission or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) None of the Loan Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) The Borrower and each of its Subsidiaries owns, or has the valid and enforceable right to use, all trademarks, service marks, trade names, domain names, goodwill associated with the foregoing, patents, copyrights, trade secrets and know-how (including all registrations and applications for registration of the foregoing) (collectively, “Intellectual Property”) necessary for the conduct of its business as currently conducted except where the failure to so own or license could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.01(f), no claim has been asserted and is pending, or to the knowledge of the Borrower, threatened, by any Person challenging the use of any such Intellectual Property by the Borrower or any Subsidiary or the validity or enforceability of any such Intellectual Property or alleging that the conduct of the business of the Borrower or any of its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person, nor does the Borrower know of any valid basis for any such claim, except, in each case, for such claims that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.01(f), to the knowledge of the Borrower, neither the use of such Intellectual Property by the Borrower or any of its Subsidiaries, nor the conduct of their respective businesses, infringes, misappropriates or otherwise violates the rights of any Person, except for such claims, infringements, misappropriations or violations that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.

(j) (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or that could reasonably expected to have a Material Adverse Effect.

(ii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(iii) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization, insolvent or to be terminated, within the meaning of Title IV of ERISA or in endangered or critical status.

(iv) [Reserved].

(v) Except as would not reasonably be expected to have a Material Adverse Effect, no event comprising (A) the commencement of winding up of the UK Pension Scheme, (B) the cessation of participation in the UK Pension Scheme by any Affiliate of the Borrower or (C) the issue of a warning notice by the UK Pensions Regulator that it is considering issuing a financial support direction or contribution notice in relation to the UK Pension Scheme, has occurred, and (to the knowledge of the Borrower or Kodak Limited) the UK Pensions Regulator has not stated any intention to do so.

(vi) No Loan Party nor any Affiliate of any Loan Party has incurred any liability to the UK Pension Scheme as a result of ceasing to participate in the UK Pension Scheme and (to the knowledge of the Borrower or Kodak Limited) no Affiliate of any Loan Party has stated any intention to cease to participate in the UK Pension Scheme, except as would not reasonably be expected to have a Material Adverse Effect.

(vii) No Loan Party nor any Affiliate of any Loan Party has been notified by the Trustees of the UK Pension Scheme that the UK Pension Scheme is being wound up and (to the knowledge of the Borrower or Kodak Limited) the Trustees of the UK Pension Scheme have not stated any intention to do so, except as would not reasonably be expected to have a Material Adverse Effect.

(viii) Except as would not reasonably be expected to have a Material Adverse Effect, (A) the UK Pension Schemes are duly registered for HMRC tax purposes; (B) prior to the Petition Date all material obligations of each Affiliate required to be performed in connection with the UK Pension Schemes and any funding agreements therefor were performed in a timely fashion and there were no material outstanding disputes involving any Affiliates concerning the UK Pension Schemes; and (C) all material obligations of each Affiliate required to be performed in connection with the UK Pension Schemes and any funding agreements therefor were performed in a timely fashion and there were no material outstanding disputes involving any Affiliates concerning the UK Pension Schemes.

(k) Except as could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each of the Borrower and its Subsidiaries has filed all Federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by them that have become due and payable and (ii) with respect to each of the Borrower and its Subsidiaries, there are no claims being asserted in writing with respect to any taxes.

(l) Except to the extent the Borrower or Subsidiary has set aside on its books adequate reserves (A) the operations and properties of the Borrower and each of its Consolidated Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, except as could not reasonably be expected to have a Material Adverse Effect, (B) all past non-compliance with such Environmental Laws and Environmental Permits has been or is reasonably expected to be resolved without ongoing obligations or costs that have had or are reasonably expected to have a Material Adverse Effect and (C) no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties that is reasonably expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that is reasonably expected to have a Material Adverse Effect.

(m) The Borrower and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Borrower or such Subsidiary and good title to all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate is not reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect. As of the Effective Date, each Material Real Property is set forth on Schedule 4.01(m).

(n) All factual information, taken as a whole, furnished by or on behalf of the Borrower and its Subsidiaries, taken as a whole, in writing to the Agent, the Collateral Agent, the Arranger or any Lender on or prior to the Effective Date, for purposes of this Agreement and all other such factual information taken as a whole, furnished by the Borrower on behalf of itself and its Subsidiaries, taken as a whole, in writing to the Agent, the Collateral Agent, the Arranger or any Lender pursuant to the terms of this Agreement will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information, taken as a whole, not misleading at such time, provided, however, that with respect to any projected financial information or forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time made.

(o) (i) Subject to the entry of the Orders, all filings and other actions necessary to perfect and protect the security interest in the Collateral created (or to be created) under the Collateral Documents to ensure that such security interest remains in full force and effect have been taken, (ii) the Collateral Documents, when executed and delivered (and at all times thereafter), create in favor of the Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected security interest in the Collateral having the priority set forth in this Agreement, the Orders, the Security Agreement and the Intercreditor Agreement, securing the payment of the Secured Obligations (as defined in the Security Agreement), and (iii) except to the extent that a longer period within which to take such actions has been provided for pursuant to the paragraph following Section 5(c)(vii) of the Amendment Agreement (and only to such extent), all filings and other actions necessary to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents and the Orders.

(p) As of the Effective Date, the Borrower believes in good faith, based upon information known to it as of the Effective Date and assumptions believed by it to be reasonable as of the Effective Date, that the Specified Sale shall occur on or prior to the Maturity Date for an aggregate gross cash purchase price at consummation of not less than the Minimum Proceeds Amount.

(q) (i) Set forth on Part A of Schedule II hereto is a complete and accurate list of all direct and indirect Subsidiaries of the Borrower that are organized under the laws of a state of the United States of America, and (ii) set forth on Part B of Schedule II hereto is a complete and accurate list of all direct Material Subsidiaries of the Borrower, showing, in each case, as of the Effective Date (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its equity interests authorized, and the number outstanding, on the Effective Date and the percentage of each such class of its Equity Interests owned (directly or indirectly) by the applicable Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Effective Date. All of the outstanding equity interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and, except as otherwise provided herein, are owned by such Loan Party or one or more of its Subsidiaries, other than director’s qualifying shares or similar minority interests required under the laws of the Subsidiary’s formation, free and clear of all Liens, except (x) those created under the Collateral Documents, (y) those permitted under Section 5.02(a)(xvii) and (z) those securing the Existing Second Lien Debt.

(r) Schedule III sets forth all Deposit Accounts other than Excluded Accounts maintained by the Loan Parties in the United States, including, with respect to each depository (i) the name and address of such depository, (ii) the account number(s) maintained with such depository and (iii) a contact person at such depository.

(s) Schedule 5.01(m) sets forth each CFC of the Borrower that, together with its Subsidiaries, represents more than 2% of total assets or 2% of net sales of the Borrower and its Subsidiaries.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants. So long as any Loan or any other payment obligation of any Loan Party of which the Borrower has knowledge under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws. Except as otherwise excused by the Bankruptcy Code, comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the PATRIOT Act, except where such non-compliance is not reasonably expected to have a Material Adverse Effect.

(b) Payment of Post-Petition Taxes, Etc. In accordance with the Bankruptcy Code and subject to any required approval by the Bankruptcy Court, pay and discharge, and cause each of its

Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material post-petition taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material post-petition lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom becomes enforceable.

(c) Maintenance of Insurance. (x) Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent consistent with prudent business practice and (y) if any real property owned by a Loan Party is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then such Loan Party shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(d) Preservation of Corporate Existence. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any amalgamation, merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise, or in the case of a Subsidiary, its corporate existence, if the Borrower determines that the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof is not reasonably expected to have a Material Adverse Effect.

(e) Visitation Rights. (i) At any reasonable time, on reasonable notice and from time to time during regular business hours, permit the Agent, the Collateral Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, provided that all such information is subject to the provisions of Section 9.09. At any time prior to the occurrence of a continuing Event of Default, the right of the Agent, the Collateral Agent and any of the Lenders to visit the property of the Borrower and any of its Subsidiaries shall be subject to reasonable rules and restrictions of the Borrower for such access, and such visit shall not unreasonably interfere with the ongoing conduct of the business of the Borrower and its Subsidiaries at such properties.

(ii) At any reasonable time and from time to time (except as may be limited by subsection (iii) below) during regular business hours, upon reasonable notice, permit the Agent, the Collateral Agent or any of the Lenders or any agents or representatives thereof (including any consultants, accountants, lawyers and appraisers retained by the Agent or the Collateral Agent) to visit the properties of the Borrower and its Subsidiaries to conduct evaluations, appraisals, environmental assessments and ongoing maintenance and monitoring in connection with the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Borrower or its Subsidiaries as the Agent or Collateral Agent may reasonably require, and to monitor the Collateral and all related systems.

(iii) Permit the Collateral Agent to conduct, at the sole cost and expense of the Borrower, field examinations and appraisals of inventory; provided that (x) such field exams may be conducted not more than twice per twelve-month period and (y) such appraisals of inventory shall be conducted on a quarterly basis, alternating between “desktop” appraisals and “full” appraisals. Notwithstanding the foregoing, following the occurrence and during the continuation of an Event of Default such field examinations and appraisals may be conducted at the Borrower’s expense as many times as the Collateral Agent shall consider reasonably necessary.

(f) Keeping of Books. Keep and maintain proper books of record and account on a Consolidated basis for Borrower and its Subsidiaries in conformity with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve in all material respects, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain or preserve is not reasonably expected to have a Material Adverse Effect.

(h) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event (A) with respect to any fiscal month of the Borrower in which a fiscal quarter ends, within 45 days after the end of such fiscal month and (B) within 20 Business Days after the end of any other fiscal month of the Borrower, in each case, the Consolidated statement of financial position of the Borrower and its Consolidated Subsidiaries as of the end of such month and Consolidated statements of earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, and certificates of a Responsible Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03(a), and Section 5.03(b), as of the last day of such period;

(ii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated statement of financial position of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and Consolidated statements of earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles subject to normal year-end adjustments and other items, such as footnotes, omitted in interim statements;

(iii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Consolidated Subsidiaries, containing the Consolidated statement of financial position of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statements of earnings and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by registered independent public accountants reasonably acceptable to the Agent;

(iv) as soon as practicable and in any event within five days after the management of the Borrower has knowledge of the occurrence of each Default continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and/or proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its security holders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(vi) notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type which would have been required to be disclosed under Section 4.01(f), promptly after the later of the commencement thereof or knowledge that such actions or proceedings are reasonably likely to be of a type which would have been required to be disclosed under Section 4.01(f);

(vii) no later than 45 days after the end of each fiscal quarter, amended or supplemented Schedules setting forth such information as would be required to make the representations set forth in Section 6(a), (c), (d), (h), (i), (l) and (p)(iii) of the Security Agreement true and correct as if the Schedules referenced therein were delivered on such date;

(viii) except to the extent prohibited by the Pensions Act 2004, such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request;

(ix) weekly, on or before the third Business Day following the end of every calendar week (for purposes of this section, each calendar week being deemed to end on Friday), commencing with the calendar week ending March 29, 2013 a 13-Week Projection together with a comparison against the immediately preceding calendar week;

(x) a Borrowing Base Certificate substantially in the form of Exhibit G as of the date required to be delivered or so requested, in each case with supporting documentation (including, without limitation, the documentation described in Schedule 1 to Exhibit G) shall be furnished to the Collateral Agent: (A) semi-monthly (as of the 15th day and as of the last day of each month (or, if either such day is not a Business Day, as of the Business Day immediately preceding such 15th or last day, as applicable)), on or before the third Business Day following each 15th day and each last day of each month, which Borrowing Base Certificate shall reflect the Collateral contained in the Borrowing Base updated as of such 15th or last day of each month, as applicable; (B) immediately, if at any time the Borrower becomes aware that the Borrowing Base, assuming it were to be calculated at such time, would be less than 85% of the Borrowing Base as set forth in the most recently delivered Borrowing Base Certificate, (C) in addition to the bi-weekly Borrowing Base Certificates required pursuant to clause (A) and the immediate Borrowing Base Certificates required pursuant to clause (B), upon the occurrence and continuance of an Event of Default, on or before the third Business Day following the end of each calendar week, which weekly Borrowing Base Certificate shall reflect the Collateral included in the Borrowing Base updated as of the immediately preceding Monday; and (D) if requested by the Collateral Agent at any other time when the Collateral Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available after such request; in each case with supporting documentation as the Agent, the Lenders or the Collateral Agent may reasonably request (including without limitation, the documentation described on Schedule 1 to Exhibit G);

(xi) (A) promptly and in any event within 20 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of such Loan Party describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

(xii) promptly and in any event within two business days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC or other governmental or regulatory authority stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(xiii) promptly and in any event within five business days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B);

(xiv) (A) not later than March 31, 2013, audited “carve-out” financial statements (including statements of financial position, earnings and cash flows) for each of the Specified Business Units (each on a standalone basis) for the fiscal years ending December 31, 2010, December 31, 2011 and December 31, 2012, accompanied by an opinion acceptable to the Agent by registered independent public accountants reasonably acceptable to the Agent and (B) not later than May 15, 2013, unaudited “carve-out” financial statements (including statements of financial position, earnings and cash flows) for each of the Specified Business Units (each on a standalone basis) for the fiscal quarter ending March 31, 2013, except, in each case, with respect to any Specified Business Unit that shall have been Disposed;

(xv) except to the extent prohibited by the Pensions Act 2004, promptly and in any event within 3 Business Days after a Responsible Officer of the Borrower or Kodak Limited knows or has reason to know that (A) the UK Pension Scheme has commenced winding up, (B) the UK Pensions Regulator has issued a warning notice that it is considering issuing a financial support direction or contribution notice in relation to the UK Pension Scheme or (C) the Borrower or any of its Affiliates which currently participates in the UK Pension Scheme has ceased to participate and thus triggered a liability on its cessation of participation, a statement of a Responsible Officer of the Borrower (or, if applicable, cause to be furnished to the Lenders a statement of a Responsible Officer of Kodak Limited) noting such event and the action, if any, which is proposed to be taken with respect thereto; and

(xvi) promptly after the furnishing thereof, copies of any segment reporting provided to the lenders or agents under Section 5.01(h)(xiv) of the DIP Term Loan Agreement.

Documents required to be delivered pursuant to Section 5.01(h)(i), (ii), (iii) and (v) (to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (A) upon written request of the Agent, the Borrower shall deliver paper copies of such documents to the Agent until a written request to cease delivering paper copies is given by the Agent and (B) the Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Agent, the Arranger and the Collateral Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Agent, the Arranger, the Collateral Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Borrower Information, they shall be treated as set forth in Section 9.09; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agent, the Arranger and the Collateral Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

(i) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Agent following the occurrence and during the continuance of an Event of Default, (y) the formation or acquisition of any Subsidiary organized under the laws of any state of the United States of America owned directly or indirectly by the Borrower or (z) the acquisition of any property by any Loan Party, and such property, in the judgment of the Agent (as to which judgment the Agent has given notice to the Borrower), shall not already be subject (other than in respect of the Specified Collateral) to a perfected security interest in favor of the Agent for the benefit of the Secured Parties with the priorities set forth in this Agreement, the Orders and the Intercreditor Agreement, then in each case at the Borrower’s expense (and in each case subject to the provisions of the Intercreditor Agreement):

(i) in connection with the formation or acquisition of a Subsidiary organized under the laws of a state of the United States of America owned directly or indirectly by the Borrower that (A) is not a CFC or a Subsidiary of a CFC or (B) is not a Person having total assets of less than $1,000,000 (and, so long as it is not such a Person), within 30 days after such formation or acquisition, cause each such Subsidiary, duly execute and deliver to the Agent a guaranty supplement, in the form of Exhibit F hereto, guaranteeing the Guaranteed Obligations,

(ii) within 45 days after (A) such request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Agent such additional pledges (it being understood that, to the extent the applicable Collateral constitutes Term Loan Priority Collateral, physical delivery or control thereof by the Agent or the

Collateral Agent shall not be required so long as such Collateral is delivered to, or under the control of, the Term Administrative Agent in accordance with the Intercreditor Agreement), assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Agent, securing payment of all the Obligations of such Loan Party and constituting Liens on all such properties and (B) such formation or acquisition by any Loan Party of any Subsidiary, duly execute and deliver and cause each Loan Party acquiring equity interests in such Subsidiary to duly execute and deliver to the Agent pledges, assignments and security agreement supplements related to such equity interests as specified by, and in form and substance reasonably satisfactory to, the Agent, securing payment of all of the Obligations of such Loan Party; provided that (x) the stock of any Subsidiary held by a CFC or a Subsidiary of a CFC shall not be required to be pledged and (y) if such property is equity interests of a CFC, no more than 65% of the voting equity interests in such CFC shall be pledged in favor of the Secured Parties,

(iii) within 60 days after such request, formation or acquisition, take, and cause each Loan Party to take, whatever action (including, without limitation, the filing of UCC financing statements (or similar registrations or filings), the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(i), enforceable against all third parties in accordance with their terms (other than in respect of the Specified Collateral as set forth in Section 6(m) of the Security Agreement).

(iv) within 60 days after such request, formation or acquisition, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of one or more favorable opinions, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Agent as to (A) such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements described in clauses (i), (ii) and (iii) above being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms and as to the matters contained in clause (iii) above, subject to customary exceptions, (B) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such assets, and (C) such other matters as the Agent may reasonably request, consistent with the opinions delivered on the Original Effective Date (to the extent applicable).

(v) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause such Subsidiary to take, all such other action as the Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements to the extent required by this Section 5.01(i) and the applicable Collateral Documents.

Notwithstanding the foregoing, except as contemplated by the last sentence of Section 2.24(b), the Borrower shall have no obligation to provide in favor of the Secured Parties perfected security interests in any real property held by the Borrower or its Subsidiaries, except to the extent any such security interests are granted securing any Debt permitted under Section 5.02(d)(xv).

(j) Further Assurances. (i) Promptly upon the reasonable request by the Agent, or any Lender through the Agent, correct, and cause each of the other Loan Parties promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon the reasonable request by the Agent, or any Lender through the Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Agent, or any Lender through the Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law and the terms of this Agreement and the Collateral Documents, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries formed or acquired after the Original Effective Date is or is to be a party, and cause each of its Subsidiaries to do so.

(k) Court Documents. Deliver to the Agent copies of all pleadings, motions and other documents directly related to the Facilities (including, without limitation, any requests for relief under sections 363 or 365 or to approve any compromise and settlement, in excess of $250,000, of claims), any Reorganization Plan or any disclosure statement related thereto, or any request for relief under section 1113 or 1114 of the Bankruptcy Code by the earlier of (i) two Business Days prior to being filed (and if impracticable, then promptly after being filed) on behalf of any of the Debtors with the Bankruptcy Court or (ii) at the same time as such documents are provided by any of the Debtors to any statutory committee appointed in the Cases or the United States Trustee for the Southern District of New York, it being agreed that the Borrower shall be deemed in compliance with this covenant if it uses good faith efforts to comply.

(l) Maintenance of Cash Management System. (i) In accordance with Section 2.18 of this Agreement, establish and maintain a cash management system on terms reasonably acceptable to the Agent and (ii) continue to maintain one or more Collection Accounts to be used by the Borrower as its principal concentration account for day-to-day operations conducted by the Borrower.

(m) Foreign Security Interests. Within the time periods set forth on Schedule 5.01(m) (or such longer time as may be reasonably agreed by the Agent), execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Agent all documents and instruments required to create and perfect under the applicable foreign law the Agent’s second priority (to the extent practicable) security interest in Collateral consisting of the stock of those Subsidiaries listed on Schedule 5.01(m) in the applicable foreign jurisdictions (free and clear of all other liens, subject to exceptions permitted hereunder), and subject as to priority, to the extent practicable, only to the security interests securing the obligations in respect of the New Money Loans or any Debt constituting a Permitted Refinancing thereof, in each case along with a customary opinion of local counsel with respect to such security interest.

(n) Administration of Accounts and Inventory. (i) Keep, and cause each other Loan Party to keep, accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Collateral Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Collateral Agent, on such periodic basis as the Collateral Agent may reasonably request. The Borrower shall also provide to the Collateral Agent, upon the Collateral Agent’s request, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Collateral Agent may reasonably request. If Accounts in an aggregate face amount of $10,000,000 or more cease to be Eligible Receivables, the Borrower shall notify the Collateral Agent of such occurrence promptly (and in any event within three Business Days) after any Loan Party has knowledge thereof).

(ii) If an Account of any Loan Party includes a charge for any taxes, the Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party if such Loan Party does not do so and to charge the Borrower therefor; provided, however, that neither the Agent nor the Lenders shall be liable for any taxes that may be due from the Loan Parties or with respect to any Collateral.

(iii) Whether or not a Default exists, the Collateral Agent shall have the right at any time, in the name of the Collateral Agent, any designee of the Collateral Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of the Loan Party by mail, telephone or otherwise. The Loan Parties shall cooperate fully with the Collateral Agent in an effort to facilitate and promptly conclude any such verification process.

(iv) Each Loan Party shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to the Collateral Agent inventory and reconciliation reports in form reasonably satisfactory to the Collateral Agent, on such periodic basis as the Collateral Agent may request. Each Loan Party shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Collateral Agent when a Default exists) or periodic cycle counts consistent with historical practices, and shall provide to the Collateral Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Collateral Agent may reasonably request. Upon request by the Collateral Agent, the Collateral Agent may participate in and observe any such physical count.

(v) No Loan Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (A) such return is in the ordinary course of business; (B) no Default, exists or would result therefrom; and (C) the Collateral Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds $10,000,000.

(vi) The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

(o) [Reserved].

(p) Use of Proceeds. Use, and cause its Subsidiaries to use, the proceeds of the Loans and the Letters of Credit solely for the purposes contemplated by Section 2.17.

(q) [Reserved].

(r) Chief Restructuring Officer. Use commercially reasonable efforts to cause James Mesterharm to continue (x) to be employed as the Borrower’s Chief Restructuring Officer and (y) to have the structure, scope and duties existing on the date hereof. In the event of the death, disability, incapacity, removal (for cause) or resignation of such Chief Restructuring Officer, employ a replacement Chief Restructuring Officer, reasonably satisfactory to the Agent, within 30 days.

(s) Certain Case Milestones. (i) [Reserved.]

(ii) On or prior to April 8, 2013, deliver to the Agent drafts of an Acceptable Reorganization Plan and a Disclosure Statement.

(iii) On or prior to April 30, 2013, file with the Bankruptcy Court an Acceptable Reorganization Plan and a Disclosure Statement, and at all times thereafter diligently pursue the receipt of orders of the Bankruptcy Court approving such Disclosure Statement and confirming such Acceptable Reorganization Plan.

(t) Post Closing Covenants. Comply, and cause its Subsidiaries to comply, with the obligations set forth in Schedule 5.01 (t).

SECTION 5.02. Negative Covenants. So long as any Loan or any other payment obligation of any Loan Party of which the Borrower has knowledge under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than the following, provided that any Lien permitted by any clause below shall be permitted under this Section 5.02(a), notwithstanding that such Lien would not be permitted by any other clause:

(i) Permitted Liens,

(ii) Liens created under the Loan Documents,

(iii) Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition or improvement of such property or equipment (including any Liens placed on such property or equipment within 180 days after the acquisition of such property or equipment), or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing Liens securing obligations in the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the Debt secured by the Liens referred to in this clause (iii) and clause (vi) below shall not exceed $25,000,000 at any time outstanding,

(iv) the Liens existing on the Petition Date and described on Schedule 5.02(a) hereto,

(v) Liens on property of a Person existing at the time such Person is acquired by, amalgamated, merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such amalgamation, merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged or amalgamated into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

(vi) Liens arising under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; provided that the aggregate principal amount of the Debt secured by the Liens referred to in this clause (vi) and clause (iii) above shall not exceed $25,000,000 at any time outstanding,

(vii) Liens on assets of Subsidiaries organized under the laws of any jurisdiction outside of the United States (A) which secure Debt permitted under Section 5.02(d)(viii) or (B) which are incurred to permit such Subsidiaries to preserve their rights in any judicial, quasi-judicial, governmental agency or similar proceeding and which in the case of this clause (B) do not constitute an Event of Default under Section 6.01(f),

(viii) [reserved],

(ix) Liens on assets of Subsidiaries that are not Loan Parties securing Debt permitted under Section 5.02(d)(ix),

(x) Liens on up to $1,500,000 of cash collateral securing the obligations of the Borrower and its Subsidiaries under the Existing Secured Agreements set forth on Part 1 of Schedule 1.01(a),

(xi) Liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f),

(xii) Liens on assets of the Borrower and its Subsidiaries not constituting Collateral which secure Debt permitted under Section 5.02(d)(xviii),

(xiii) Liens granted to provide adequate protection pursuant to the Orders (or any of them),

(xiv) Liens over any assets of any Subsidiary that is not a Loan Party to the extent required to provide collateral in respect of any appeal of any tax litigation in an aggregate amount not to exceed the amount required to be paid under local law to permit such appeal,

(xv) additional Liens securing obligations not to exceed $5,000,000 at any time outstanding,

(xvi) Liens in favor of a Loan Party securing Debt permitted under Section 5.02(d)(i), 5.02(d)(vii) or 5.02(d)(viii); provided, that such Debt also constitutes an Investment permitted under clause (C) of Section 5.02(i)(i) or under Section 5.02(i)(iii), and

(xvii) Liens on the Collateral securing Debt permitted under Section 5.02(d)(xv); provided, that (a) such Liens on the ABL Priority Collateral securing such Debt are junior to the Liens on the ABL Priority Collateral securing the Secured Obligations, (b) such Liens on the Term Loan Priority Collateral securing the Junior Loans (or any Permitted Refinancing thereof) are junior to the Liens on the Term Loan Priority Collateral securing the Secured Obligations and (c) all such Liens shall be subject to the Intercreditor Agreement.

(b) Mergers. Merge, amalgamate or consolidate with or into any Person, or permit any of its Subsidiaries to do so, provided that, notwithstanding the foregoing (i) any Subsidiary may merge, amalgamate or consolidate with or into the Borrower or any other Subsidiary of the Borrower (provided that if any such Person is a Loan Party, the surviving or continuing entity shall be a Loan Party and the security interests granted by such surviving or continuing entity that is a Loan Party pursuant to the Orders and the Collateral Documents shall remain in full force and effect), (ii) any Subsidiary of the Borrower that is a Loan Party may merge, amalgamate or consolidate with or into the Borrower or any other Loan Party (provided that the security interests granted by the Borrower or such other Loan Party pursuant to the Orders and the Collateral Documents shall remain in full force and effect), (iii) any Subsidiary of the Borrower that is not a Loan Party may merge, amalgamate or consolidate with or into the Borrower or any other Subsidiary of the Borrower, (iv) any Subsidiary may merge, amalgamate or consolidate with any other Person so long as such Subsidiary is the surviving or continuing corporation (provided that if any such Person is a Loan Party, the surviving or continuing entity shall be a Loan Party and the security interests granted by such surviving or continuing entity pursuant to the Orders and the Collateral Documents shall remain in full force and effect), (v) the Borrower may merge, amalgamate or consolidate with any other Person so long as the Borrower is the surviving corporation and the security interests granted by the Borrower pursuant to the Orders and the Collateral Documents shall remain in full force and effect, and (vi) any Subsidiary may merge, amalgamate or consolidate with any other Person the purpose of which is to effect a disposition permitted pursuant to Section 5.02(e)(vii); provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of its US Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

(d) Debt. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Debt other than the following, provided that any Debt permitted by any clause below shall be permitted under this Section 5.02(d), notwithstanding that such Debt would not be permitted by any other clause:

(i) Debt owed to the Borrower or to a Consolidated Subsidiary of the Borrower to the extent constituting an Investment permitted under Section 5.02(i), provided that all such Debt owed by a Loan Party to a Person that is not a Loan Party (x) shall be subordinated to the Obligations of such Loan Party pursuant to an intercompany subordination agreement or other arrangements reasonably satisfactory to the Agent and (y) shall be evidenced by an intercompany note, and pledged to the Agent (or the DIP Term Loan Agent in accordance with the Intercreditor Agreement) as Collateral,

(ii) Debt existing on the Effective Date and described on Schedule 5.02(d), and any Permitted Refinancing thereof,

(iii) Debt secured by Liens of the type described in and to the extent permitted by Section 5.02(a)(iii) and (vi) in an aggregate amount not to exceed $25,000,000 at any time outstanding,

(iv) Debt of a Person existing at the time such Person is amalgamated, merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Debt was not created in contemplation of such amalgamation, merger, consolidation or acquisition,

(v) Debt arising under the Loan Documents,

(vi) [reserved],

(vii) Debt incurred by Kodak International Finance Limited, a company organized and existing under the laws of England, (x) in connection with short term working capital needs in an aggregate amount not to exceed $25,000,000 at any time outstanding and (y) consisting of Hedge Agreement Obligations entered into in the ordinary course of business to protect the Borrower and its Subsidiaries against fluctuations in commodities, interest or exchanges rates and permitted under Section 5.02(m),

(viii) Debt incurred by Subsidiaries organized under the laws of any jurisdiction outside of the United States in an aggregate amount not to exceed $40,000,000 at any time outstanding,

(ix) Debt of Subsidiaries that are not Loan Parties in respect of (a) treasury management services, clearing, corporate credit card and related services provided to any such Subsidiaries, (b) letters of credit issued for the benefit of any such Subsidiaries, (c) Hedge Agreements entered into by any such Subsidiaries and permitted under Section 5.02(m), and (d) bank guarantees with respect to such Subsidiaries, in an aggregate amount for this clause (ix) not to exceed $10,000,000 at any time outstanding,

(x) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(xi) Debt which exists or may exist under the Secured Agreements in existence from time to time,

(xii) Debt which exists or may exist under the Existing Secured Agreements in existence from time to time; provided that such Debt shall not be secured by any Lien other than a Lien permitted under Section 5.02(a)(x),

(xiii) unsecured Debt consisting of guarantees of amounts owing by customers of the Borrower under equipment and vendor financing programs in an aggregate amount not to exceed $25,000,000 at any time outstanding,

(xiv) unsecured Debt in connection with surety bonds, guarantees and letters of credit for customs and excise taxes, value added taxes, insurance and environmental liabilities, rental expenses, tenders and bids and other obligations of the like incurred in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 at any time outstanding,

(xv) (i) Debt arising under the DIP Term Loan Facility Documents in an aggregate principal amount not to exceed $848,200,000 at any time outstanding and (ii) any Permitted Refinancing thereof or of any previous Permitted Refinancing thereof,

(xvi) the Other Existing Letters of Credit, but, with respect to each Other Existing Letter of Credit, only until such time as such letter of credit expires in accordance with its terms in effect on the Original Effective Date or is otherwise cancelled or terminated,

(xvii) Guarantees (i) of any Loan Party in respect of Debt of either Borrower or any other Loan Party otherwise permitted hereunder and (ii) of any Subsidiary that is not a Loan Party in respect of Debt of any other Subsidiary that is not a Loan Party otherwise permitted hereunder; and

(xviii) additional Debt not to exceed $10,000,000 at any time outstanding.

(e) Sales and Other Transactions. Sell, convey, transfer, lease or otherwise dispose of, or permit any of its Subsidiaries to sell, convey, transfer, lease or otherwise dispose of, any assets, other than the following, provided that such action permitted by any clause below shall be permitted under this Section 5.02(e), notwithstanding that such action would not be permitted by any other clause:

(i) sales of Inventory in the ordinary course of its business,

(ii) in a transaction authorized by Section 5.02(b),

(iii) sales of obsolete or worn-out property or property no longer used or useful,

(iv) sales, transfers or other dispositions of assets (x) among the Loan Parties or (y) among Subsidiaries of the Borrower that are not Loan Parties or from such Subsidiaries to Loan Parties,

(v) Investments permitted under Section 5.02(i),

(vi) sales, transfers or other dispositions of accounts receivable not constituting ABL Priority Collateral by Non-US Subsidiaries in the ordinary course of business,

(vii) other sales, transfers or other dispositions of assets (excluding the Specified Sale) for fair market value, provided, that (A) if such assets constitute Collateral that is included in the Borrowing Base, the Borrower shall provide a Borrowing Base Certificate to the Collateral Agent reflecting the revised Borrowing Base giving effect to such sale, conveyance, transfer, lease or other disposition, (B) if the Net Cash Proceeds of any such sale, lease or other disposition of assets in accordance with this Section 5.02(e)(vii) shall exceed $10,000,000, the Borrower shall provide a certificate to the Collateral Agent indicating whether such assets constitute Collateral that is included in the Borrowing Base and (C) except in the case of sales, transfers or other dispositions of Intellectual Property not constituting ABL Priority Collateral, the Borrower or any of its Subsidiaries shall receive not less than 75% of the consideration for such sale, transfer or other disposition in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received); provided, that, with respect to Intellectual Property, the value of licenses to the Borrower or its Subsidiaries (as a licensee) shall be excluded from determining whether 75% of such consideration is in the form of cash or Cash Equivalents,

(viii) the consummation of the Specified Sale; provided, that both immediately before and after giving effect thereto and giving effect to the use of proceeds thereof (x) no Default shall have occurred and be continuing, (y) the sum of (1) the aggregate principal amount of the Revolving Loans owed by the Borrower and then outstanding plus (2) the aggregate Letter of Credit Obligations then outstanding shall not exceed the Line Cap and (z) the Borrower shall have delivered to the Agent a certificate of a Responsible Officer demonstrating compliance with the preceding clause (y),

(ix) an exclusive license of Intellectual Property in the ophthalmological field,

(x) the sale of certain real property pursuant to the Harrow Sale, and

(xi) (a) leases of real property located at Eastman Business Park in Rochester, NY and (b) other leases of real property in the ordinary course of business.

(f) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make investments in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) as provided in this Agreement or in the DIP Term Loan Facility Documents, (ii) any agreement or instrument evidencing Debt existing on the Petition Date, (iii) any agreement in effect at the time a Person first became a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower; (iv) any agreement evidencing debt permitted by Section 5.02(a)(iii) that imposes restrictions on the property acquired; (v) by reason of customary provisions restricting assignments, licenses, subletting or other transfers contained in leases, licenses, joint venture agreements, purchase and sale or merger agreements and other similar agreements entered into in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreement; (vi) in securitization transactions to the extent set forth in the documents evidencing such transactions so long as such restrictions do not extend to assets other than those that are the subject of such securitization transactions; or (vii) any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses; provided, however, that the terms and conditions of any such agreement are not materially less favorable to the Loan Parties or the Lenders with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced.

(g) Change in Nature of Business. Make, or permit any of its Material Subsidiaries to make, any material change in the nature of the business as carried on or as contemplated to be carried on by the Borrower and its Subsidiaries taken as a whole at the Amendment Agreement Effectiveness Date (but after giving effect to the Specified Sale).

(h) Dividends and Other Payments. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Borrower, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that the Borrower may (i) declare and make any dividend payment or other distribution payable in common stock of the Borrower and (ii) purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock. For the avoidance of doubt, the Borrower shall be permitted to issue shares of its common stock in connection with any conversion of its convertible Debt, upon the exercise of options or warrants or otherwise.

(i) Investments in Other Persons. Make, or permit any of its Subsidiaries to make, any Investment in any Person, except the following (provided, that any Investment permitted by any clause below shall be permitted under this Section 5.02(i), notwithstanding that such Investment would not be permitted by any other clause):

(i) (A) Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the Effective Date and set forth on Schedule 5.02(i), (B) additional Investments by the Borrower and its Subsidiaries in the Borrower or the Subsidiary Guarantors, (C) Investments by any Loan Party in another Loan Party and (D) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(ii) loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(iii) Investments made by Loan Parties in Subsidiaries of the Borrower that are not Loan Parties in an aggregate amount not to exceed $100,000,000 at any time outstanding (determined net of any repayments in respect of such Investments received in Cash Equivalents by any Loan Party); provided that (x) no Default shall exist at the time such Investment is made or would result therefrom and (y) the aggregate amount of such Investments made during any fiscal quarter (net of any repayments in respect of such Investments received in Cash Equivalents by any Loan Party during such fiscal quarter) shall not exceed the sum of (A) $25,000,000 plus (B) the sum of all unused amounts for all previous fiscal quarters; provided further that all such Investments shall take the form of intercompany loans and shall be evidenced by an intercompany note that has been pledged to the Agent (or to the DIP Term Loan Agent in accordance with the Intercreditor Agreement) as Collateral;

(iv) Investments in Hedge Agreements permitted under Section 5.02(m);

(v) Investments received in settlement of claims against another Person in connection with (A) a bankruptcy proceeding against such Person, (B) accounts receivable arising from or trade credit granted to, in the ordinary course of business, a financially troubled account debtor and (C) disputes regarding intellectual property rights;

(vi) Investments arising out of the receipt by the Borrower or any of its Subsidiaries of non-cash consideration for the sale, transfer or other disposition of assets permitted under Section 5.02(e),

(vii) Investments (including Investments in joint ventures) in an aggregate amount not to exceed $20,000,000 for all such Investments after the Effective Date,

(viii) [reserved]; and

(ix) Investments by the Borrower and its Subsidiaries in cash and Cash Equivalents.

(j) Prepayments, Amendments, Etc. of Debt. (i) Prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity thereof in any manner, or permit any of its Subsidiaries to prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that (i) regularly scheduled payments of interest (other than in respect of Pre-Petition Debt, except to the extent permitted under the Orders) and (ii) payments in respect of adequate protection made in accordance with the Orders, shall be permitted) (x) any Debt of any Loan Party incurred prior to the Petition Date (including the Existing Second Lien Debt but excluding the Existing Secured Agreements), (y) any Debt that is subordinated to the Obligations or (z) any other Debt, except (A) in the case of clause (z) only, for regularly scheduled (including repayments of revolving facilities) or required repayments or redemptions of Debt permitted hereunder provided that (1) before and after giving effect to such prepayment, redemption, purchase, defeasance or other satisfaction, no Default shall have occurred and be continuing and (2) the Agent shall have received a certificate from a Responsible Officer of the Borrower certifying compliance with the foregoing clause (1), (B) any repayments of subordinated Debt to the Loan Parties that was permitted to be incurred under this Agreement, (C) conversion of convertible debt into common stock of the Borrower and payments of cash in lieu of fractional shares upon any such conversion, (D) as expressly provided for in the “first day” orders of the Bankruptcy Court, (E) so long as no Default shall have occurred and be continuing or would result therefrom, any prepayments or repayments of the New Money Loans or any Debt that constitutes (1) a Permitted Refinancing thereof or (2) a Permitted Refinancing of the Debt described in clause (1) (including subsequent Permitted Refinancings) or (F) with the proceeds of any Permitted Refinancing or (ii) amend, modify or change (x) in any manner adverse to the Lenders any term or condition of any subordinated Debt or (y) in any manner materially adverse to the Lenders any Debt incurred under the DIP Term Loan Facility Documents or any Debt that constitutes a Permitted Refinancing thereof (including subsequent Permitted Refinancings) (it being understood that any such amendment, modification or change that is not permitted under Section 6.3(b) of the Intercreditor Agreement without the consent of the Agent shall be deemed materially adverse to the Lenders).

(k) Transactions with Affiliates. Conduct or enter into, or permit any of its Subsidiaries to conduct or enter into, any transactions otherwise permitted under this Agreement with any of its or their Affiliates except on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction (determined in the reasonable judgment of the Borrower) with a Person not an Affiliate, other than (i) intercompany transactions among the Borrower and its wholly-owned Subsidiaries, (ii) fees and other benefits to non-officer directors of the Borrower and its Subsidiaries and (iii) employment, severance and other similar arrangements and employee benefits with officers and employees of the Borrower and its Subsidiaries.

(l) Negative Pledges. Not, and not permit any Subsidiary to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to (a) specific property encumbered to secure payment of particular Debt or to be sold pursuant to an executed agreement with respect to a Disposition or IP License permitted hereunder, (b) restrictions set forth in the documents governing the Existing Second Lien Debt, in the Indenture, in the documents governing other existing Indebtedness as set forth on Schedule 5.02(l) and in the DIP Term Loan Facility Documents (or any agreement that amends, extends, refinances, renews or replaces any agreement described in this clause (b); provided, however, that the terms and conditions of any such agreement are not materially less favorable to the Loan Parties or the Lenders with respect to such negative pledge restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced) and (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided, that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be).

(m) Hedge Agreements. Not, and not permit any of its Subsidiaries to, enter into any Hedge Agreement, other than Hedge Agreements designed to hedge against fluctuations in interest rates, foreign exchange rates or in commodity prices entered into in the ordinary course of business and not for speculative purposes and consistent with past practice.

(n) Changes to Organization Documents and Material Agreements. Amend, modify or waive, or permit any of its Subsidiaries to amend, modify or waive, (i) its certificate of incorporation, by-laws or other organizational documents or (ii) its rights and obligations under any material contractual obligation or agreement, in each case if such amendment, modification or waiver could reasonably be expected to materially adversely affect the interests of the Lenders.

(o) Sale Leaseback Transactions. Except as otherwise set forth on Schedule 5.02(o) and except for any such transactions involving Eastman Business Park in Rochester, NY, not, and not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital asset that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such asset.

(p) Creation of Subsidiaries. Not, and not permit any of its Subsidiaries that is a Loan Party to, establish, create or acquire any Subsidiary unless the Borrower or such Subsidiary that is a Loan Party shall have caused the requirements of Section 5.01(i) with respect to such established, created or acquired Subsidiary, and the assets and equity interests of such established, created or acquired Subsidiary, to be satisfied.

(q) Pension Settlement Payments. Not, and not permit any of its Subsidiaries to, make payments in respect of a settlement relating to the UK Pension Scheme other than pursuant to transactions reasonably acceptable to the Agent.

SECTION 5.03. Financial Covenants. So long as any Loan or any other payment obligation of any Loan Party of which the Borrower has knowledge under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder:

(a) Minimum Consolidated Adjusted EBITDA. Permit Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for any period set forth in the table below to be less than the amount set forth opposite such period:

Period	Minimum Consolidated Adjusted EBITDA
January 1, 2013 to March 31, 2013	$34,908,000
January 1, 2013 to April 30, 2013	$47,032,000
January 1, 2013 to May 31, 2013	$64,743,000
January 1, 2013 to June 30, 2013	$93,451,000
January 1, 2013 to July 31, 2013	$115,809,000
January 1, 2013 to August 31, 2013	$136,926,000
January 1, 2013 to September 30, 2013	$171,476,000

; provided, however, that if (i) the sale of assets of the Borrower assigned the code name “Rockford” is consummated during any such period or (ii) the sale of assets of the Borrower assigned the code name “Walden” is consummated during any such period, the financial covenant levels set forth in the table above will be adjusted for each period ending after the date of consummation of such sale in accordance with the principles and examples set forth on Schedule 5.03(a).

(b) Minimum CI Adjusted EBITDA. Permit CI Adjusted EBITDA for any period set forth in the table below to be less than the amount set forth opposite such period:

Period	Minimum CI Adjusted EBITDA
January 1, 2013 to March 31, 2013	$58,100,000
January 1, 2013 to April 30, 2013	$76,000,000
January 1, 2013 to May 31, 2013	$96,800,000
January 1, 2013 to June 30, 2013	$124,600,000
January 1, 2013 to July 31, 2013	$147,900,000
January 1, 2013 to August 31, 2013	$169,400,000

Period	Minimum CI Adjusted EBITDA
January 1, 2013 to September 30, 2013	$201,500,000

(c) Minimum US Liquidity. Permit, as of the close of business on any day, US Liquidity to be less than $100,000,000.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Non-Payment. (i) The Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; (ii) the Borrower shall fail to pay any interest on any Loan or fees within three Business Days after the same becomes due and payable; or (iii) any Loan Party shall fail to make any other payment under any Loan Document, within three Business Days after notice of such failure is given by the Agent or any Lender to the Borrower; or

(b) Representations. Any representation, warranty, certification or other statement of fact made or deemed made by the Borrower herein or by any Loan Party in any Loan Document to which it is a party or by a Borrower (or any of its officers) in a certificate delivered under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) Specific Covenants. (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), 5.01(e), clauses (i) through (viii) (and, in the case of clause (i), such failure shall continue for 5 Business Days), (ix) (and, in the case of clause (ix), such failure shall continue for 5 days), (x) (and, in the case of clause (x), such failure shall continue for 2 Business Days) or (xiv) of 5.01(h), 5.01(m), 5.01(p), 5.01(s), 5.01(t), 5.02 or 5.03, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) Cross Default. (i) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal, or in the case of Hedge Agreement Obligations, net amount of, at least (x) in the case of the Borrower and the US Subsidiaries, $5,000,000 in the aggregate or (y) in the case of the Non-US Subsidiaries, $50,000,000 in the aggregate (but in each case excluding Debt outstanding hereunder and any Debt of any Debtor that was incurred prior to the Petition Date), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause, or to permit the holders or beneficiaries of such Debt (or a trustee or agent on behalf of such holders or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, in each case prior to the stated maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) Insolvency Proceedings, Etc. (i) The Borrower or any Subsidiary of the Borrower (other than a Debtor) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Borrower or any Subsidiary of the Borrower (other than a Debtor) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iii) the Borrower or any Subsidiary shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e) (other than any such actions with respect to the Debtors); provided, that with respect to each of the foregoing subclauses (i), (ii) and (iii), in the case of any Non-US Subsidiary, such event, individually, or, when aggregated with all such events occurring after the Effective Date, would reasonably be expected to have a Material Adverse Effect.

(f) Judgments. (i) Other than any judgments or orders arising from any investigation, litigation or proceeding disclosed on Schedule 6.01(f), judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries (which, in the case of the Debtors only, arose post-petition) and (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (y) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (ii) there shall be rendered against the Debtors or other Loan Parties or any other Material Subsidiaries a nonmonetary judgment with respect to any event (which, in the case of the Debtors only, arose post-petition) which causes or would reasonably be expected to cause a Material Adverse Effect, and such nonmonetary judgment shall not be reversed, stayed or vacated within 30 days after the entry thereof; or

(g) Change of Control. A Change of Control shall occur; or

(h) ERISA Events. (i) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (x) any ERISA Event shall have occurred with respect to a Plan or (y) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or

(ii) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000; or

(iii) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and as a result of such reorganization, insolvency, termination or determination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization, insolvent, being terminated or in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency, termination or determination occurs, by an amount exceeding $25,000,000; or

(iv) (A) (1) the UK Pension Scheme shall have commenced winding up or (2) the UK Pensions Regulator shall have issued a warning notice that it is considering issuing a financial support direction or contribution notice in relation to the UK Pension Scheme, and, in the case of each of clause (1) and clause (2), such circumstance would reasonably be expected to have a Material Adverse Effect, or (B) any Affiliate of the Borrower which currently participates in the UK Pension Scheme shall have ceased to participate therein or shall have withdrawn therefrom, and in each case such action would reasonably be expected to have a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(i) or (j) that is material to the substantial realization of the rights of the Lenders thereunder shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j) Collateral Documents; Intercreditor Agreement. Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(i) or (j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in the Collateral (other than the Specified Collateral as set forth in Section 6(m) of the Security Agreement) purported to be covered thereby having the priority required by the Intercreditor Agreement, or the Intercreditor Agreement shall cease to be in full force and effect (subject to any amendments thereto made in accordance with the terms thereof); or

(k) Dismissal or Conversion of Cases. (i) Any of the Cases of Debtors which are Material Subsidiaries shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtor shall file a motion or other pleading seeking the dismissal of any Case of any Debtor that is a Material Subsidiary under Section 1112 of the Bankruptcy Code or otherwise or (ii) a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases of the Debtors and the order appointing such trustee or examiner shall not be reversed or vacated within 30 days after the entry thereof.

(l) Superpriority Claims. An order of the Bankruptcy Court shall be entered granting any Superpriority Claim (other than the Carve-Out) in any of the Cases of the Debtors that is pari passu with or senior to the claims of the Agent, the Collateral Agent and the Lenders against the Borrower or any other Loan Party hereunder or under any of the other Loan Documents or under any of the Orders, or any Debtor takes any action seeking or supporting the grant of any such claim, except as expressly permitted hereunder; or

(m) Relief from Automatic Stay. The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Debtors which have a value in excess of $10,000,000 in the aggregate or (ii) permit other actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole); or

(n) Certain Orders. (i) [Reserved]; or

(ii) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period of five days or more, vacating or otherwise amending, supplementing or modifying the Final Order or the New DIP Order (other than, in the case of the Final Order, as provided for in the New DIP Order), or the Borrower or any Subsidiary of the Borrower shall apply for authority to do so, without the prior written consent of the Agent or the Required Lenders, and such order is not reversed or vacated within 5 days after the entry thereof; or

(iii) an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by the Loan Parties; or

(iv) the Final Order or the New DIP Order shall cease to create a valid and perfected Lien on the Collateral (to the extent provided for therein) or to be in full force and effect; or

(v) any of the Loan Parties or any Subsidiary of the Borrower shall fail to comply with the Orders; or

(vi) a final non-appealable order in the Cases shall be entered charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of other actions that is materially adverse to the Agent, the Collateral Agent or the Lenders or their respective rights and remedies under the Facilities in any of the Cases or inconsistent with any of the Loan Documents; or

(vii) the Bankruptcy Court shall not have entered an order approving the Disclosure Statement on or prior to June 30, 2013.

(viii) the Bankruptcy Court shall not have entered an order confirming an Acceptable Reorganization Plan on or prior to September 15, 2013.

(o) Pre-Petition Payments. Except as permitted by the Orders, any Debtor shall make any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court in accordance with the “first day” orders of the Bankruptcy Court or by other orders entered by the Bankruptcy Court entered with the consent of (or non-objection by) the Required Lenders; or

(p) Invalid Plan. A Reorganization Plan that is not an Acceptable Reorganization Plan shall be confirmed in any of the Cases of the Debtors, or any order shall be entered which dismisses any of the Cases of the Debtors and which order does not provide for termination of the Commitments and payment in full in cash of the Obligations under the Loan Documents (other than contingent indemnification obligations not yet due and payable), or any of the Debtors shall seek confirmation of any such plan or entry of any such order; or

(q) Supportive Actions. Any Loan Party or any Subsidiary thereof shall take any action in support of any matter set forth in paragraph (k), (l), (m), (n), (o) or (p) above or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal;

then, and in any such event, the Agent shall at the request, or may with the consent, of the Required Lenders (i) by notice to the Borrower, declare the obligation of each Lender to make Loans (other than Revolving Loans to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) to be terminated and, in the case of the Required Lenders, declare the obligation of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) by notice to the Borrower, declare the Loans all interest thereon and all other amounts payable in respect thereof under this Agreement to be forthwith due and payable, whereupon such Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; and (iii) subject to the provisions of the Intercreditor Agreement and the Orders, exercise rights and remedies in respect of the Collateral in accordance with Section 19 of the Security Agreement and/or the comparable provisions of any other Collateral Document; provided, that with respect to the enforcement of Liens or other remedies with respect to the Collateral of the Debtors under the preceding clause (iii), the Agent shall provide the Borrower (with a copy to counsel for the Official Creditors’ Committee in the Cases and to the United States Trustee for the Southern District of New York) with seven (7) days’ prior written notice prior to taking the action contemplated thereby; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) Cash Collateralize all outstanding Letters of Credit by paying to the Agent on behalf of the Revolving Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to 105% of the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Agent and each Issuing Bank and not more disadvantageous to the Borrower than clause (a). If at any time any such Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Revolving Lenders or that the total amount of such funds is less than 105% of the aggregate Available Amount of all Letters of Credit, then the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account as cash collateral for the outstanding Letters of Credit, an amount equal to the excess of (i) 105% of such aggregate Available Amount over (ii) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law; provided, that the Agent shall provide the Borrower (with a copy to counsel for the Official Creditors’ Committee in the Cases and to the United States Trustee for the Southern District of New York) with seven (7) days’ prior written notice prior to applying any such funds; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing. After all such Letters of Credit shall have expired or been fully drawn upon, if at such time (x) no Event of Default is continuing or (y) all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Borrower.

SECTION 6.03. Reserved.

SECTION 6.04. Application of Funds. After the exercise of remedies provided for in Section 6.01 (or after the Loans have become immediately due and payable and the Letters of Credit have been required to be cash collateralized as set forth in Section 6.02), any amounts received by the Agent on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article II) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit fees and commitment fees) payable to the Revolving Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Revolving Lenders and Issuing Banks payable under the Loan Documents and amounts payable under Article II) (in each case, other than fees, indemnities and other amounts arising under Secured Agreements), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees, commitment fees and interest on the Revolving Loans and on unreimbursed amounts under Letters of Credit, ratably among the Revolving Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, unreimbursed amounts under Letters of Credit and amounts payable under Secured Agreements and (ii) to the Agent for the account of the Issuing Banks, to cash collateralize that portion of Letter of Credit Obligations comprising the aggregate undrawn amount of Letters of Credit, ratably among the Revolving Lenders, the Issuing Banks and the other Secured Parties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Borrower or as otherwise required by law;

provided, that the application to the Obligations pursuant to this Section 6.04 of amounts received in respect of Collateral is expressly subject to the priorities set forth in the Intercreditor Agreement and in the New DIP Order, and all such amounts shall first be allocated in accordance with such priorities before being applied to the Obligations pursuant to this Section 6.04.

Subject to Section 6.02, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to Section 6.04, clause Fourth above, shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Any amounts received by the Collateral Agent on account of the Obligations (including pursuant to any exercise of remedies by the Collateral Agent) shall be promptly remitted to the Agent for application to the Obligations in accordance with this Section 6.04.

Notwithstanding the foregoing, Obligations arising under Secured Agreements shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may reasonably request, from the applicable holder of such Obligations. Each holder of Obligations under a Secured Agreement not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty; Limitation of Liability. (a) Each of the Borrower and each Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party and each other Subsidiary of the Borrower now or hereafter existing under or in respect of the Loan Documents or any Secured Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document or Secured Agreement. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party or Subsidiary of the Borrower, as applicable, to the Agent or any Lender under or in respect of the Loan Documents or any Secured Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party or Subsidiary, as the case may be.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of such Guarantor hereunder. To effectuate the foregoing intention, the Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any guaranty supplement of the Guaranteed Obligations, such Subsidiary Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Subsidiary Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

SECTION 7.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

(d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower, any other Loan Party or any other guarantor of some or all of the Guaranteed Obligations or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty by such

Guarantor thereafter arising. If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv), all Letters of Credit shall have expired or been terminated, the Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit F hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “US Subsidiary Guarantor” or a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06. Subordination. (a) Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.06:

(b) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(c) Prior Payment of Guaranteed Obligations. In any proceeding under the Bankruptcy Code or any similar foreign, federal or state law to the extent applicable to this Guaranty relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of any such proceeding, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(d) Turn-Over. Subject to the Intercreditor Agreement, after the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Agent (with the consent or at the direction of the Required Lenders) so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(e) Agent Authorization. Subject to the Intercreditor Agreement, after the occurrence and during the continuance of any Event of Default, the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 7.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) except as provided in the next succeeding sentence, remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, permitted transferees and permitted assigns. Upon the sale of a Guarantor or any or all of the assets of any Guarantor to the extent permitted in accordance with the terms of the Loan Documents or upon such Guarantor otherwise ceasing to be a Subsidiary of the Borrower organized under the laws of a state of the United States of America without violation of the terms of this Agreement, such Guarantor (and its Subsidiaries) or such assets shall be automatically released from this Guaranty or any Guaranty Supplement, and all pledges and security interests of the equity of such Guarantor or any Subsidiary of such Guarantor and all other pledges and security interests in the assets of such Guarantor and any of its Subsidiaries shall be released as provided in Section 9.14. Without limiting the generality of clause (c) above, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Revolving Loans owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.08. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Action. (a) Each Lender hereby irrevocably appoints Citicorp North America, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Each Lender hereby further irrevocably appoints Citicorp North America, Inc. and Wells Fargo Bank, N.A. to act on its behalf as Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent shall act on behalf of the Lenders and shall have all of the benefits and immunities (i) provided to the Agent in this Article VIII with respect to any acts taken or omissions suffered by the Collateral Agent in connection with its activities in such capacity as fully as if the term “Agent” as used in this Article VIII included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Collateral Agent. Each reference to the “Agent” in Sections 8.02, 8.03, 8.04, 8.05, 8.06, 8.07 and 8.08 shall be deemed to include the Collateral Agent acting in its capacity as such.

(c) The provisions of this Article VIII are solely for the benefit of the Agent, the Issuing Banks, the Collateral Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02. Agent Individually. (a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Borrower Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

SECTION 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the

Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law and (iii) the Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 9.03) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the information presented to the other Lenders by the Borrower, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s pro rata share (based on the Loans and unused Commitments held by such Lender relative to the total Loans and unused Commitments then outstanding) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not promptly reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of the L/C Related Documents or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective ratable shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Borrower.

SECTION 8.06. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents or sub-agents appointed by the Agent. The Agent and any such co-agent or sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such co-agent and sub-agent and the Related Parties of the Agent and each such co-agent and sub-agent (including their respective Affiliates in connection with the syndication of the Revolving Credit Facility) shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents and sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.07. Resignation of Agent. (a) The Agent may at any time give notice to the Lenders and the Borrower of its resignation in respect of the Revolving Credit Facility and the Letter of Credit Facility. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the applicable Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents in respect of the Facilities as to which it has resigned and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each applicable Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent in respect of the Facilities, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Loan Documents in respect of the Facilities (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.05 and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Borrower and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents arising on or after the effective date of such successor’s appointment, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.08. Non-Reliance on Agent and Other Lenders. (a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(iv) the financial condition, status and capitalization of the Borrower and each other Loan Party;

(v) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(vi) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(vii) the adequacy, accuracy and/or completeness of any information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.09. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as, Arranger or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, Collateral Agent or as a Lender hereunder.

SECTION 8.10. Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and Issuing Bank, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.

SECTION 8.11. Intercreditor Agreement. Each of the Lenders hereby authorizes and directs the Agent to terminate the Existing Intercreditor Agreement and to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Agent in its various capacities thereunder may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. Each Lender hereunder (a) consents to any subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) authorizes and instructs the Agent to enter into the Intercreditor Agreement as Agent and on behalf of such Lender and (d) agrees that the Agent may take such actions on behalf of such Lender as is contemplated by the terms of such Intercreditor Agreement. The foregoing provisions are intended as an inducement to the Lenders and to the lenders under the DIP Term Loan Agreement to extend credit to the Borrower and to permit the incurrence of Indebtedness under this Agreement and the DIP Term Loan Agreement, and such lenders are intended third party beneficiaries of such provisions.

SECTION 8.12. Reserved.

SECTION 8.13. Secured Agreements. (a) The Borrower, any Lender and any Affiliate of a Lender may from time to time designate a qualifying agreement as a Secured Agreement upon written notice (a “Designation Notice”) to the Agent from the Borrower and such Lender or such Affiliate, in form reasonably acceptable to the Agent, which Designation Notice shall include a description of such Secured Agreement and the maximum amount of obligations thereunder which are to constitute Obligations (each, a “Designated Amount”); provided that (x) no such Designated Amount with respect to any Secured Agreement shall constitute Obligations to the extent that, at the time of delivery of the applicable Designation Notice and after giving effect to such Designated Amount (including to the reserve for Secured Agreements to be established by the Agent in connection therewith), the Excess Availability would be less than zero and (y) any such Designated Amount shall constitute Obligations only to the extent that such Designated Amount, together with all other Designated Amounts under Secured Agreements theretofore designated hereunder and constituting Obligations, does not exceed $75,000,000.

(b) The Borrower and any counterparty to a Secured Agreement may increase, decrease or terminate any Designated Amount in respect of such Secured Agreement upon written notice to the Agent; provided that any increase in a Designated Amount shall be deemed to be a new designation of a Designated Amount pursuant to a new Designation Notice and shall be subject to the limitations set forth in Section 8.13(a). No obligations under any Secured Agreement in excess of the applicable Designated Amount shall constitute Obligations hereunder or the other Loan Documents.

(c) No counterparty to a Secured Agreement that obtains the benefits of Section 6.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Agreements unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable counterparty to a Secured Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Waivers. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) release all or substantially all of the Collateral in any transaction or series of related transactions, (iii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the obligations owing to the Agent, the Collateral Agent and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties, taken as a whole, to the Lenders, or (iv) amend this Section 9.01; (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (i) increase the Commitment of such Lender, (ii) reduce or forgive the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (iv) change the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in Section 6.04, (v) change Section 2.05(a) in a manner that would alter the pro rata reduction or termination of commitments required thereby or (vi) amend or modify the Superpriority Claim status of the Lenders under the Orders or under any other Loan Document; (c) no amendment, waiver or consent shall, unless in writing and signed by each Lender adversely affected thereby, amend or modify the definition of “Required Lenders” or “Supermajority Revolving Lenders”; and (d) no amendment, waiver or consent shall, unless in writing and signed by the Supermajority Revolving Lenders, increase the advance rates set forth in the definition of the term “Loan Value” and add new asset categories to the Borrowing Base or otherwise cause the Borrowing Base or availability under the Revolving Credit Facility provided for herein to be increased (other than changes in Reserves implemented by the Collateral Agent in its reasonable discretion), provided that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent or the Collateral Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent or the Collateral Agent, as applicable, under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by any Issuing Bank in addition to the Lenders required above to take such action, adversely affect the rights or obligations of such Issuing Bank in its capacity as such under this Agreement, provided, however, notwithstanding clauses (ii) and (iii) of clause (a) above, no consent or waiver or other approval of any Lender shall be required for any release of a Guaranty or Guaranty Supplement as provided in Section 7.07 or any release of Collateral as provided in Section 9.14 or in any Collateral Document or in the Intercreditor Agreement.

SECTION 9.02. Notices, Etc.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Agent, the Collateral Agent or any Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Each Lender agrees that notice to it specifying that any Borrower Materials or other notices or communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender, the Agent shall deliver a copy of the Borrower Materials, notices or other communications to such Lender by email or fax.

(c) Electronic Communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s or Collateral Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address, Etc. Each of the Borrower, the Agent, the Collateral Agent and each Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or their securities for purposes of United States Federal or state securities laws.

(f) Reliance by Agent, Collateral Agent, Issuing Banks and Lenders. The Agent, the Collateral Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, the Collateral Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 6.01 for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) each Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under the Bankruptcy Code or any similar foreign, federal or state law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent, the Collateral Agent and each Issuing Bank in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses, (ii) the reasonable fees and expenses of counsel for the Agent, the Collateral Agent and each Issuing Bank with respect thereto, (iii) fees and expenses incurred in connection with the creation, perfection or protection of the liens under the Loan Documents (including all reasonable search, filing and recording fees) and (iv) costs associated with insurance reviews, Collateral audits, field exams, collateral valuations and collateral reviews to the extent provided herein, provided, however, the Borrower shall not be required to pay fees or expenses of more than one counsel in any jurisdiction where the Collateral is located, with respect to advising such Agent, the Collateral Agent and each Issuing Bank as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto. The Borrower further agrees to pay on demand all costs and expenses of the Agent, the Collateral Agent, each Issuing Bank and each Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, including, without limitation, reasonable fees and expenses of counsel for the Agent, the Collateral Agent, each Issuing Bank and each Lender in connection with the enforcement of rights under this Agreement and the other Loan Documents.

(b) The Borrower agrees to indemnify and hold harmless the Agent, the Collateral Agent, each Issuing Bank and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or Letters of Credit (which, for the avoidance of doubt does not include Taxes, Excluded Taxes and Other Taxes which shall be governed by Section 2.14) or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct as found in a final and non-appealable judgment by a court of competent jurisdiction. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower and each Indemnified Party agrees not to assert any claim for special, indirect, consequential or punitive damages against the Borrower, the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loan, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.08 as a result of a demand by the Borrower pursuant to Section 9.08(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(d) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

(e) No Indemnified Party referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f) All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(g) The agreements in this Section shall survive the resignation of the Agent, the Collateral Agent and any Issuing Bank, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 9.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agent, the Collateral Agent, any Issuing Bank or any Lender, or the Agent, the Collateral Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, the Collateral Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or any similar foreign, federal or state law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.06. Right of Set-off. Subject to the Orders, the final proviso to Section 6.01 and the proviso to Section 6.02, upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, the Agent, each Issuing Bank (if applicable), the Collateral Agent and each applicable Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, such Issuing Bank, the Collateral Agent or such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by the Agent, such Issuing Bank, the Collateral Agent or such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured, provided, however, that no such right shall exist against any deposit designated as being for the benefit of any governmental authority, provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the Agent, each Issuing Bank, the Collateral Agent and each such Affiliate under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Agent, the Issuing Banks, the Collateral Agent, the Lenders or such Affiliates may have.

SECTION 9.07. Binding Effect. This Agreement shall become effective in accordance with Section 5 of the Amendment Agreement and, if applicable, Section 6 of the Amendment Agreement, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Collateral Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

SECTION 9.08. Assignments and Participations. (a) Each Lender may, with the consent of the Agent (not to be unreasonably withheld or delayed) in the case of an assignment to a Person who is not an Affiliate of such Lender and, if demanded by the Borrower so long as no Default shall have occurred and be continuing and only with respect to any Affected Lender, upon at least five Business Days’ notice to such Lender and the Agent, shall, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment its participations in Letters of Credit, if any, and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement with respect to one or more Facilities, (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of (x) the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) the Unissued Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, in each case, unless the Borrower and the Agent otherwise agrees, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 9.08(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.08(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) unless waived by the Agent in its sole discretion, the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance (and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire), together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment; provided, however, that (x) only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds with respect to a Lender and (y) in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 9.06 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Revolving Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, provided, however, that any agreement between a Lender and such participant may provide that the Lender will not, without the consent of participant, agree to any such amendment, waiver or consent which would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Borrower received by it from such Lender.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(i) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest in the Loans, Commitments or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Treas. Reg. § 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as owner of such participation for all purposes of this Agreement.

SECTION 9.09. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of any Loan Party furnished to the Agent or the Lenders by any Loan Party, including, without limitation (1) earnings and other financial information and forecasts, budgets, projections, plans, (including, without limitation, any confirmations of publicly disclosed advice regarding any material matter); (2) mergers, acquisitions, tender offers, joint ventures, disposition or changes in assets; (3) new products or discoveries or developments regarding the Borrower’s customers or suppliers; (4) changes in control or in management; (5) changes in auditors or auditor notifications to the Borrower; (6) securities redemptions, splits, repurchase plans, changes in dividends, changes in rights of holders or sales of additional securities; and (7) negative news relating to such matters as physical damage to properties from significant events, loss of significant contractual relationship, material litigation, defaults under contracts or securities, bankruptcy (including the Cases) or receivership (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent, the Collateral Agent and each of the Lenders may disclose Borrower Information (i) to its Affiliates and to its and its Affiliates’ managers, administrators, partners, employees, trustees, officers, directors, agents, advisors and other representatives solely for purposes of this Agreement, any Notes and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the Borrower Information and instructed to keep the Borrower Information confidential on terms substantially no less restrictive than those provided herein), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulating authority, such as the National Association of Insurance Commissioners), provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Borrower with prompt notice of such requested disclosure so that the Borrower may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure (except in the case of any disclosure made in the course of any examination conducted by bank regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Borrower with prompt notice of such requested disclosure so that the Borrower may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure, (iv) subject to this Section 9.09, to any other Lender to this Agreement which has requested such information, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions no less restrictive than those of this Section 9.09, to any assignee or participant or prospective assignee or participant or any pledge referred to in Section 9.08(g), (vii) to the extent the Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.09 by the Agent or such Lender, or (B) is or becomes legally available to the Agent or such Lender on a nonconfidential basis from a source other than a Loan Party, provided that the source of such information was not known by the Agent or such Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligations of confidentiality to a Loan Party or any other party with respect to such information, (viii) with the consent of the Borrower, (ix) to any party hereto and (x) subject to the Agent’s or the applicable Lender’s receipt of an agreement containing provisions no less restrictive than those of this Section, to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its Obligations, this Agreement or payments hereunder. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or in .pdf (or similar electronic format) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent, the Collateral Agent and each Lender, regardless of any investigation made by the Agent, the Collateral Agent or any Lender or on their behalf and notwithstanding that the Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 9.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code, as determined in good faith by the Agent or the Issuing Banks, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.13. Governing Law; Jurisdiction. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.14. No Liability of the Issuing Banks. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document, other than any sight draft, certificates and documents expressly required by the Letter of Credit, or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence as found in a final non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and no

Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents as found in a final non-appealable judgment by a court of competent jurisdiction.

SECTION 9.15. PATRIOT Act Notice. Each Lender, the Collateral Agent and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, the Collateral Agent or the Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 9.16. Release of Collateral; Termination of Loan Documents. (a) (i) Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (other than to any Person that is not, and that is not required to be, a Loan Party) in accordance with the terms of the Loan Documents, including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral, (ii) upon a Subsidiary ceasing to be a Subsidiary, and (iii) at any time a Loan Party’s guarantee of the obligations under the Loan Documents ceases as provided in Section 7.07, the security interests granted by the Loan Documents with respect to such items of Collateral and/or Loan Party shall immediately terminate and automatically be released, and the Agent and/or the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents.

(b) Upon the latest of (i) the payment in full in cash of all Obligations (or in the case of Obligations under Secured Agreements, the making of arrangements reasonably satisfactory to the relevant counterparties with respect thereto) (other than contingent indemnification obligations for which no claim has been asserted), (ii) the termination in full of the Commitments and (iii) the latest date of expiration or termination of all Letters of Credit (or receipt by the Agent of an irrevocable notice from each Issuing Bank with a Letter of Credit outstanding that it will not seek to enforce any rights that it has or may have in accordance with Section 2.03 against the Agent or the Lenders), (x) except as otherwise specifically stated in this Agreement or the other Loan Documents, this Agreement and the other Loan Documents shall terminate and be of no further force or effect, (y) the Agent shall release or cause the release of all Collateral from the Liens of the Loan Documents and the Guarantors of all Obligations under each Guaranty, and will, at the Borrower’s expense, execute and deliver such documents as the Borrower may reasonably request to evidence the release of Collateral from the assignment and security interest granted under the Collateral Documents and the obligations of the Guarantors and (z) each Lender that has requested and received a Note shall return such Note to the Borrower marked “cancelled” or “paid in full”; provided, however, that the Lender’s obligations under this Section 9.16 shall survive until satisfied.

SECTION 9.17. Judgment Currency. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at the exchange rate on the Business Day preceding that on which final judgment is given.

(b) The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Borrower such excess.

SECTION 9.18. No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Collateral Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agent, the Collateral Agent, the Arranger and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, the Collateral Agent, the Arranger and the Lender each are and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Agent, the Collateral Agent, the Arranger nor the Lenders have any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Collateral Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Agent, the Collateral Agent, the Arranger nor the Lenders have any obligation to disclose any of such interests to the Loan Parties or their respective Affiliates. To the fullest extent permitted by law, the Borrower and each of the other Loan Parties hereby waives and releases any claims that it may have against the Agent, the Collateral Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act or similar foreign laws.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EASTMAN KODAK COMPANY

By
Name:
Title:

[SUBSIDIARY GUARANTORS]

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

CITICORP NORTH AMERICA, INC. as Agent and Co-Collateral Agent

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

[ ]. as Revolving Lender

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

SCHEDULE I

Commitments

Lender	Revolving Credit Commitment	Letter of Credit Commitment
Citicorp North America, Inc.	$48,000,000.00
Citibank, N.A.		$93,750,000.00
Wells Fargo Bank, National Association	$48,000,000.00	$56,250,000.00
State Of California Public Employees’ Retirement System	$40,000,000.00
CIT Bank	$20,000,000.00
Siemens Financial Services, Inc.	$20,000,000.00
City National Bank, a National Banking Association	$12,000,000.00
Webster Business Credit Corporation	$12,000,000.00
Total:	$200,000,000.00	$150,000,000.00

SCHEDULE II

PART A

SUBSIDIARIES OF EASTMAN KODAK COMPANY

Subsidiary	Jurisdiction of Formation	Class of Equity	Number of Shares Authorized	Number of Shares Outstanding	Percentage of Shares Owned by Parent Entity	Parent Entity	Number of Shares Covered by all Outstanding Derivatives
Creo Manufacturing America LLC	Wyoming	LLC membership interests	N/A	N/A	100%	Eastman Kodak Company	—
Eastman Kodak International Capital Company, Inc.	Delaware	Common stock	10,000	8,200	100%	Eastman Kodak Company	—
Far East Development Ltd.	Delaware	Common stock	1,000	10	100%	Eastman Kodak Company	—
FPC Inc.	California	Common stock	7,500	80	100%	Laser-Pacific Media Corporation	—
Kodak (Near East), Inc.	New York	Capital stock	12,000	5,000	100%	Eastman Kodak Company	—
Kodak Americas, Ltd.	New York	Common stock	34,500	34,500	100%	Eastman Kodak Company	—
Kodak Aviation Leasing LLC	Delaware	LLC membership interests	N/A	N/A	100%	Eastman Kodak Company	—
Kodak Imaging Network, Inc.	Delaware	Common stock	100	100	100%	Eastman Kodak Company	—
Kodak Philippines, Ltd.	New York	Capital stock	18,000	6,000	100%	Eastman Kodak Company	—
Kodak Portuguesa Limited	New York	Capital stock	1,000	1,000	100%	Eastman Kodak Company	—
Kodak Realty, Inc.	New York	Capital stock	10,000	100	100%	Eastman Kodak Company	—
Laser-Pacific Media Corporation	Delaware	Common stock	1,200	1,110	100%	Eastman Kodak Company	—
NPEC Inc.	California	Common stock	10,000	100	100%	Eastman Kodak Company	—
Pakon, Inc.	Indiana	Capital stock	1,000	300	100%	Eastman Kodak Company	—
Qualex Inc.	Delaware	Common stock	1,000	1,000	100%	Eastman Kodak Company	—

SCHEDULE II

PART B

MATERIAL SUBSIDIARIES OF BORROWER

Material Subsidiary	Jurisdiction of Formation	Class of Equity	Number of Shares Authorized	Number of Shares Outstanding	Number of Shares Owned by the Company	Percentage of Shares Owned by the Company	Number of Shares Covered by all Outstanding Derivatives
Eastman Kodak Holdings, B.V.	The Netherlands	Common shares	25,000	20,401	20,401	100%	—
Kodak Limited	United Kingdom	Ordinary Shares: Certificate No. 89	unlimited	100,000,000	100,000,000	100%	—
Kodak Limited	United Kingdom	Ordinary Shares: Certificate No. 93	unlimited	30,000,000	30,000,000	100%	—
Kodak Holding GmbH	Germany	Shares in a limited liability company	unlimited	20	20	100%	—
Kodak Polychrome Graphics Company Limited	Barbados	Common shares	unlimited	4	4	100%	—

SCHEDULE III

Accounts

Grantor	Name and Address of Bank	Account Number	Contact	Contact Information
Eastman Kodak Company	Bank of New York Mellon, 500 Ross Street, Suite 154–1320, Pittsburgh, PA 15262–0001	002763	Susan Maxon	973-357-7501 susan.maxon@bnymellon.com
Eastman Kodak Company	Citibank, N.A., 388 Greenwich Street 23rd Floor, New York, NY 10013	00029217	Irina Volvshin Brian Reed	312-876-3286 irina.voloshin@citi.com
Eastman Kodak Company	PNC Bank, Two Tower Center 23rd Floor, E. Brunswick, NJ 08816	0001197407	James Oppenheim	732-220-3226 james.oppenheim@pnc.com

(A) SCHEDULE 1.01(A)

EXISTING SECURED AGREEMENTS1

PART 1

Counterparty	Secured Amount
Citibank, N.A.	$20,000,000.00

[1]	As of March 22, 2013.

SCHEDULE 1.01(B)

OTHER EXISTING Letters of Credit2

Entity	Bank	LOC #	Beneficiary	Amount-$
EKC	Wells Fargo	IS0012035	New York State Dept of Environmental Conservation	10,000
EKC	Wells Fargo	IS0012271	NY Workers Compensation	8,390,063
EKC	Wells Fargo	IS0011616	Old Republic Insurance	26,587,872
EKC	Wells Fargo	IS0012762	Employment Dev Dept—State of Ca	99,800
EKC	Wells Fargo	IS0012521	California Self Insurance Plans	4,351,072
EKC	Wells Fargo	IS0012760	Trenton Ground Well Water	5,500
EKC	Wells Fargo	IS0012677	NYS Short Term	96,000
EKC	Wells Fargo	IS0011889	Westchester Fire Insurance Company	2,500,000
EKC	Wells Fargo	IS0012736	Virginia Extended Service Contract Provider Obligation	100,000
EKC	Wells Fargo	IS0012645	NJ Department of Environmental Protection	500,000
EKC	Wells Fargo	IS0012739	Maryland Workers’ Compensation Commission	100,000
Total:				42,740,307

[2]	As of the Original Effective Date.

SCHEDULE 2.01(b)

citi Existing Letters of Credit3

Entity	Bank	LOC #	Beneficiary	Amount-$
EKC	CitiBank	63665579	North Carolina Workers’ Comp	150,000
EKC	CitiBank	61604621	Travelers	2,600,000
EKC	CitiBank	63659751	The Bank of NY Mellon	5,000,000
EKC	CitiBank	63666676	Arent Fox LLP	1,250,000
EKC	CitiBank	63667037	CVS Pharmacy, Inc	10,500,000
EKC	CitiBank	NY-02805-30031820	NY Workers Compensation (CITI)	61,634,205
EKC	CitiBank	NY-02805-30035009	INA, Pacific, Atlantic Insurance Company	1,066,540
EKC	CitiBank	NY-02805-30035285	Ohio Environmental Protection Agency	1,600,000
Total:				83,800,745

[3]	As of the Original Effective Date.

SCHEDULE 4.01(f)

Certain Proceedings

None.

SCHEDULE 4.01(m)

material real properties

None.

SCHEDULE 5.01(M)

FOREIGN SECURITY INTERESTS

Subsidiary	Jurisdiction Of Organization	Percentage	Parent Entity	Status Of Share Certificates	Number of Days to Perfect
Eastman Kodak Holdings B.V.	The Netherlands	65.000000%	Eastman Kodak Company	Not Certificated	90
Kodak Holding GmbH	Germany	65.000000%	Eastman Kodak Company	Not Certificated	90
Kodak Limited	England	65.000000%	Eastman Kodak Company	Cert #89 (65,000,000 Shares) and #93 (19,500,000 Shares) held by Citicorp North America, Inc.	90
Kodak Polychrome Graphics Company Ltd.	Barbados	65.000000%	Eastman Kodak Company	No. 6 – 2.6 Shares held by Citicorp North America, Inc.	90
Kodak (Singapore) Pte. Limited	Singapore	65.000000%	Eastman Kodak Company	No. 12 – 58,500 Shares held by Citicorp North America, Inc.	90
Kodak Graphic Communications Canada Company	Canada	65.000000%	Eastman Kodak Company	No. 2 – 4,976,278 Shares held by Citicorp North America, Inc.	90
Kodak S.p.A	Italy	65.000000%	Eastman Kodak Company	No. 7 – 47,450,000 held by Citicorp North America, Inc.	90
Kodak S.A.	Spain	65.000000%	Eastman Kodak Company	No. 1 – 19,508 Shares and No. 3 – 165,587 Shares held by Citicorp North America, Inc.	90
Kodak (Australasia) Py. Ltd.	Australia	65.000000%	Eastman Kodak Company	No. 1 – 43,486,057 Shares held by Citicorp North America, Inc.	90
Kodak France	France	65.000000%	Eastman Kodak Company	Uncertificated	*

SCHEDULE 5.01(T)

post-closing obligations

1.	As promptly as possible, but in no event later than 90 days of the Closing Date, or such longer time as may be reasonably agreed by the Agent, the Borrower will cause the perfection of the Agent’s security interests in the stock of the subsidiaries listed in Schedule 5.01(m), except for Kodak France.

2.	Within 45 days of the Closing Date, the Borrower will deliver evidence of insurance required to be provided to the Agent pursuant to Section 5(c)(v) of the Amendment Agreement.

SCHEDULE 5.02(a)

Existing Liens4

Entity	Description	Amount

Eastman Kodak Company	Cash collateralization with American Express for corporate credit cards	USD2,200,000

Eastman Kodak Company	Receipts reserve for credit card charges with PNC Merchant Services	USD3,500,000

Eastman Kodak Company	Trust to support environmental liabilities to benefit New York State Department of Environmental Conservation	USD22,294,825

Eastman Kodak Company	Cash collateralization to support claims related to Customer Guarantees/Vendor Programs	USD2,815,000

Wheeling Insurance Ltd.	Trust to support claim liabilities related to past participation in Green Island Reinsurance Treaty	USD817,198

Wheeling Insurance Ltd.	Trust to support claim liabilities related to Old Republic self-funded Workers’ Compensation and Automobile Liability policies	USD9,500,000

Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Pledge of real property and other assets to support adjudication of tax and labor disputes	BRL286,236,191

Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Pledge of cash to support adjudication of tax and labor disputes	BRL23,712,000

Kodak Export de Mexico, S. de R.L. de C.V.	Pledge of assets to support a tax adjudication	MXP177,365,103

Kodak Limited	Cash collateralization to support guarantee liabilities with Lloyds Bank	GBP3,680,000

Kodak India Private Limited	Cash collateralization to support guarantee liabilities with Citibank and HDFC	INR77,291,592

Kodak India Private Limited	Pledge of assets to support tax adjudication	INR45,000,000

Kodak Norge A.S.	Cash collateral to support bank guarantee with Nordea Bank	NOK1,000,000

Kodak IL Ltd. (Israel)	Cash collateralization of bank guarantee by Bank Leumi	USD1,600,000

Kodak International Finance Ltd.	Cash collateralization of FX dealing line by Bank of New York Mellon	USD5,813,664

Kodak Canada Inc.	PHH Vehicle Management Services Inc.	$0 – Operating Lease

Kodak Canada Inc.	GE Capital Vehicle and Equipment Leasing Inc.	$0 – Operating Lease

[4]	As of the Petition Date.

SCHEDULE 5.02(D)

EXISTING DEBT

Entity	Type	Existing
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Debt for Borrowed Money Bank Guarantees/LOCs Customer Guarantee/Vendor Program	BRL 2,746,749 BRL 2,328,817 BRL 11,140, 963 USD 113,110

Kodak Graphic Communications Canada Company	Capital Leases	CAD 10,349,293

Kodak Mexicana S.A. de C.V.	Surety Bonds	MXN 266,848,681
USD 6,300
Kodak Limited	Bank Guarantees/LOCs	EUR 1,755,328 GBP 600,000 SEK 319,932

Kodak Nordic AB (Sweden)	Surety Bonds Bank Guarantees/LOCs	SEK 24,133,833 SEK 50,000
Kodak Argentina S.A.I.C.	Customer Guarantee/Vendor Program Surety Bonds	ARS 7,591,433 ARS 175
Kodak S.p.A (Italy)	Bank Guarantees/LOCs	EUR 751,207

Kodak SA/NV (Belgium)	Customer Guarantee/Vendor Program Bank Guarantees/LOCs	USD 1,318,413 EUR 18,502

Kodak India Private Limited	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	INR 32,748,545 INR 10,712,000

Kodak IL Ltd. (Israel)	Bank Guarantees/LOCs	USD 2,030,000 ILS 150,000

Entity	Type	Existing

Kodak, S.A. (Spain)	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	EUR 468,981 EUR 708

Qualex Inc.	3rd Party Guarantees	USD 684,195

Eastman Kodak Sarl	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	PLN 2,000,000 USD 42,916

Kodak (Hong Kong) Limited	Bank Guarantees/LOCs	HKD 103,556

Kodak (Australasia) Pty. Ltd.	Bank Guarantees/LOCs	AUD 398,096

Kodak (China) Company Limited	Customer Guarantee/Vendor Program Bank Guarantees/LOCs Omnibus	CNY 718,990 HKD 3,500,000 USD 650,000

Kodak (Thailand) Limited	Bank Guarantees/LOCs Customer Guarantee/Vendor Program Foreign Exchange Omnibus	THB 2,652,656 THB 1,621,886 USD 250,000 THB 5,000,000

Kodak Societe Anonyme	Bank Guarantees/LOCs	CHF 115,000

Kodak (Taiwan) Limited	Foreign Exchange Omnibus	USD 125,000 TWD 1,546,000

Kodak Korea Limited	Commercial Cards	KRW 70,000,000

Kodak (Singapore) Pte Limited	Bank Guarantees/LOCs Omnibus	SGD 45,261 SGD 400,000

Kodak (Near East), Inc.	Bank Guarantees/LOCs	AED 133,000

Kodak Japan Ltd.	Bank Guarantees/LOCs	JPY 75,917,002

Kodak Turkey	Bank Guarantees/LOCs	TL 289,016

Eastman Kodak Company Debt (USD) (principal amounts where applicable)

Existing DIP Facility[5]	$0
Sun Note—US Portion	$20,000,000
7.25% Senior Notes due 2013	$250,000,000
7.0% Convertible Senior Notes due 2017	$400,000,000
9.75% Senior Secured Notes due 2018[6]	$500,000,000
9.95% Senior Notes due 2018	$3,104,000
10.625% Senior Secured Notes due 2019[6]	$250,000,000
9.2% Senior Notes due 2021	$10,176,000
Letters of Credit under existing Revolver (as scheduled on Schedule 1.01(B))	$126,541,052
Surety Bonds	$1,417,000
Customer Guarantees/Vendor Program (Loss Pool)	973,647

[5]	The outstanding balance on the Existing DIP facility immediately prior to closing was $222,340,725.36.
[6]	The sum of these amounts will decrease on close by approximately $375 million pro rate to reflect the roll-up of Existing Second Lien Debt into Junior Loans.

SCHEDULE 5.02(I)

EXISTING INVESTMENTS

SUMMARY OF INTERCOMPANY LOANS (ADVANCES)

Lender	Borrower	Amount (USD)
Eastman Kodak Company	Kodak Graphic Communications Canada Company	135,705,510
Eastman Kodak Company	Kodak (Egypt) S.A.E.	5,666,138
Kodak (China) Investment Company	Kodak (Hong Kong) Limited	174,000,000
Kodak Graphic Communications Canada Company	Kodak (Australasia) Pty. Ltd.	5,695
Kodak Portuguesa Limited	Eastman Kodak Company	4,757,207
Kodak (Near East), Inc.	Eastman Kodak Company	16,706,159
Shanghai Da Hai Camera Co., Ltd.	Kodak (China) Graphic Communications Company Ltd.	2,923,083
Kodak Mexicana S.A. de C.V.	Eastman Kodak Company	38,422,256
Kodak Polychrome Graphics Madeira Servicos Ltd. (Barbados)	KPG Finance (Barbados) SRL	4,722,483
Kodak Polychrome Graphics Company Ltd.	KPG Finance (Barbados) SRL	198,970,940
KPG Finance (Barbados) SRL	Kodak Graphic Communications Canada Company	1,000,000
KPG Finance (Barbados) SRL	Kodak IL Ltd. (Israel)	366,952,444
KPG Finance (Barbados) SRL	Kodak Polychrome Graphics Company Ltd.	1,578,770
Kodak da Amazônia Indústria e Comércio Ltda.	Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	63,643,655
Kodak Graphic Communications Asia Pacific Pte. Ltd.	KPG Finance (Barbados) SRL	160,142
Kodak (France)	Laboratoires Kodak S.A.S. (France)	5,697,574
Kodak (China) Company Limited	Eastman Kodak Company	174,000,000

Lender	Borrower	Amount (USD)
Eastman Kodak Holdings B.V.	Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	10,438,841
Kodak Graphic Communications EAD (Bulgaria)	Kodak Graphic Communications GmbH	78,647,836
Kodak International Finance Ltd.	Kodak Canada Inc.	20,053,299
Kodak International Finance Ltd.	Kodak Graphic Communications Canada Company	20,393,735
Kodak International Finance Ltd.	Kodak IL Ltd. (Israel)	128,856,362
Kodak International Finance Ltd.	Kodak Polychrome Graphics Madeira Servicos Ltd. (Barbados)	850,000
Kodak International Finance Ltd.	Eastman Kodak Sàrl	79,000,000
Kodak International Finance Ltd.	Eastman Kodak Holdings B.V.	521,405,053
Kodak International Finance Ltd.	Kodak Graphic Communications GmbH	23,000,000
Kodak SA/NV (Belgium)	Eastman Kodak Sàrl	32
Kodak Nederland B.V.	Eastman Kodak Holdings B.V.	22,132,824
Kodak Electronic Products (Shanghai) Company Limited	Kodak (China) Graphic Communications Company Ltd.	2,433,510
Kodak (Singapore) Pte. Ltd.	Kodak (Singapore) Pte Limited	190,674
Kodak Graphic Communications GmbH	Kodak GmbH	9,709,457
Kodak Graphic Communications GmbH	Kodak Holding GmbH	317,854,120
SAS Villiot Marne	Kodak (France)	13,824,628
Kodak GmbH	Kodak Holding GmbH	56,455
Kodak Japan Ltd.	Eastman Kodak Company	32,740,380
Kodak Japan Ltd.	K.K. Kodak Information Systems (Japan)	5,034,605
Kodak (China) Company Ltd	Kodak (China) Graphic Communications Company Ltd.	22,366,732

Lender	Borrower	Amount (USD)
Kodak (Wuxi) Company Limited	Kodak (China) Graphic Communications Company Ltd.	27,548,702

SUMMARY OF SUBSIDIARY DEPOSITS IN KODAK INTERNATIONAL FINANCE LTD. (ADVANCES)

Lender	Deposit Entity	Amount (USD)
Kodak Imaging Network B.V. (Netherlands)	Kodak International Finance Ltd.	259,495
Kodak Mexicana S.A. de C.V.	Kodak International Finance Ltd.	12,000,000
Kodak Polychrome Graphics Cono Sur SA (Uruguay)	Kodak International Finance Ltd.	1,403,489
Kodak Polychrome Graphics Company Ltd.	Kodak International Finance Ltd.	39,836,078
Kodak Polska Sp. z o.o.	Kodak International Finance Ltd.	11,269,664
Kodak (France)	Kodak International Finance Ltd.	115,000,000
Eastman Kodak Sàrl	Kodak International Finance Ltd.	3,000,000
Kodak Oy (Finland)	Kodak International Finance Ltd.	3,986,330
Kodak Limited	Kodak International Finance Ltd.	28,084
Kodak S.p.A. (Italy)	Kodak International Finance Ltd.	55,000,000
Kodak (China) Company Limited.	Kodak International Finance Ltd.	79,975,895
Kodak Polychrome Graphics Finance UK Limited	Kodak International Finance Ltd.	52,849,452
Kodak Kft. (Hungary)	Kodak International Finance Ltd.	3,519,821
Kodak OOO (Russia)	Kodak International Finance Ltd.	21,551,766
Kodak Graphic Communications EAD (Bulgaria)	Kodak International Finance Ltd.	1,000,000
Kodak Limited	Kodak International Finance Ltd.	250,018,835

Lender	Deposit Entity	Amount (USD)
Kodak SA/NV (Belgium)	Kodak International Finance Ltd.	12,987,629
Kodak Nederland B.V.	Kodak International Finance Ltd.	42,837,766
Kodak GmbH (Austria)	Kodak International Finance Ltd.	19,208,162
Kodak A/S (Denmark)	Kodak International Finance Ltd.	5,893,858
Kodak Societe Anonyme	Kodak International Finance Ltd.	89,806,365
Kodak Polychrome Graphics Netherlands Antilles NV	Kodak International Finance Ltd.	77,857
Kodak (Taiwan) Limited	Kodak International Finance Ltd.	4,488,199
Kodak (Australasia) Pty. Ltd.	Kodak International Finance Ltd.	13,239,200
Kodak (Malaysia) Sdn. Bhd.	Kodak International Finance Ltd.	1,685,834
Kodak (Near East) Inc.	Kodak International Finance Ltd.	3,441,777
Kodak (Singapore) Pte Limited	Kodak International Finance Ltd.	20,000,000
Kodak Korea Limited	Kodak International Finance Ltd.	10,140,680
Kodak, S.A. (Spain)	Kodak International Finance Ltd.	38,000,000
Kodak Norge A.S.	Kodak International Finance Ltd.	7,491,537
Kodak Versamark Europe SA	Kodak International Finance Ltd.	1,587,132
Kodak New Zealand Limited	Kodak International Finance Ltd.	6,993,800

Schedule 5.02(i)—Existing Investments—dated as of 3/22/2013

sub	incorporated in	percent	parent
1680382 Ontario Limited	Canada/Ontario	100.000000%	Kodak Canada Inc. in its capacity as Administrator of the Kodak Canada Income Plan
Cinelabs (Beijing) Limited	China	40.000000%	Beijing Film & Video Laboratory
Cinelabs (Beijing) Limited	China	60.000000%	Kodak (China) Limited
Creo Asia Pacific Limited	Hong Kong	99.998000%	Eastman Kodak Holdings B.V.
Creo Asia Pacific Limited	Hong Kong	0.002000%	Kodak Graphic Communications Canada Company
Creo Manufacturing America LLC	Wyoming	100.000000%	Eastman Kodak Company
Creo Prepress Shanghai Limited	China	100.000000%	Kodak (China) Ltd.
Eastman Kodak Holdings B.V.	The Netherlands	100.000000%	Eastman Kodak Company
Eastman Kodak International Capital Company, Inc.	Delaware	100.000000%	Eastman Kodak Company
Eastman Kodak Sarl	Switzerland	100.000000%	Eastman Kodak Holdings B.V.
Far East Development Ltd.	Delaware	100.000000%	Eastman Kodak Company
FPC Inc.	California	100.000000%	Laser-Pacific Media Corporation
Horsell Graphic Industries Ltd.	United Kingdom	100.000000%	Kodak Limited
K.K. Kodak Information Systems	Japan	100.000000%	Kodak Japan Ltd.
Kodak (Australasia) Pty. Ltd.	Australia	97.157600%	Eastman Kodak Company
Kodak (Australasia) Pty. Ltd.	Australia	2.842400%	Kodak Graphic Communications Canada Company
Kodak (China) Company Limited	China	99.999800%	Kodak (China) Investment Company Limited
Kodak (China) Company Limited	China	0.000100%	Kodak (Hong Kong) Limited
Kodak (China) Company Limited	China	0.000100%	Kodak (Singapore) Pte. Limited
Kodak (China) Graphic Communications Company Ltd.	China	75.000000%	Kodak (China) Company Ltd.
Kodak (China) Graphic Communications Company Ltd.	China	25.000000%	Kodak (China) Investment Company Ltd.
Kodak (China) Investment Company Limited	China	100.000000%	Kodak (China) Limited
Kodak (China) Limited	Hong Kong	100.000000%	Eastman Kodak Holdings B.V.
Kodak (Eastern Europe) Limited	England	100.000000%	Kodak Limited
Kodak (Egypt) S.A.E.	Egypt	99.090910%	Eastman Kodak Company
Kodak (Egypt) S.A.E.	Egypt	0.404040%	Eastman Kodak International Capital Company, Inc.
Kodak (Egypt) S.A.E.	Egypt	0.505050%	Far East Development, Ltd.
Kodak (Guangzhou) Technology Service Company Limited	China	90.000000%	Kodak (China) Limited
Kodak (Guangzhou) Technology Service Company Limited	China	10.000000%	Canton Hotel
Kodak (Hong Kong) Limited	Hong Kong	100.000000%	Eastman Kodak Holdings B.V.
Kodak (Malaysia) Sdn. Bhd.	Malaysia	99.980000%	Eastman Kodak Company
Kodak (Malaysia) Sdn. Bhd.	Malaysia	0.010000%	Eastman Kodak International Capital Company, Inc.
Kodak (Malaysia) Sdn. Bhd.	Malaysia	0.010000%	person Gan Choon Keong, Director
Kodak (Near East), Inc.	New York	100.000000%	Eastman Kodak Company
Kodak (Shanghai) Graphic Communications Co. Ltd.	China	100.000000%	Kodak (China) Limited
Kodak (Shanghai) International Trading Co. Ltd.	China	100.000000%	Kodak (China) Limited

Schedule 5 02(i)—Existing Investments—dated as of 3-22-2013.xls; Ownership %’s
135

Schedule 5.02(i)—Existing Investments—dated as of 3/22/2013

sub	incorporated in	percent	parent
Kodak (Singapore) Pte. Limited	Singapore	100.000000%	Eastman Kodak Company
Kodak (Taiwan) Limited	Taiwan	100.000000%	Eastman Kodak Holdings B.V.
Kodak (Thailand) Limited	Thailand	99.974359%	Eastman Kodak International Capital Company, Inc.
Kodak (Thailand) Limited	Thailand	0.025641%	Person—10 shares held by each of Chuanchart Prukpaisal and Pat Sheller
Kodak (Wuxi) Company Limited	China	100.000000%	Kodak (China) Investment Company Limited
Kodak (Xiamen) Company Limited	China	95.000000%	Kodak (China) Investment Company Limited
Kodak (Xiamen) Company Limited	China	5.000000%	Xiamen State-Owned Assets Investment Com
Kodak (Xiamen) Digital Imaging Products Company Limited	China	75.000000%	Kodak (China) Company Limited
Kodak (Xiamen) Digital Imaging Products Company Limited	China	25.000000%	Kodak (China) Investment Company Limited
Kodak	France	100.000000%	Eastman Kodak Company
Kodak A/S	Denmark	100.000000%	Eastman Kodak International Capital Company, Inc.
Kodak Americas, Ltd.	New York	100.000000%	Eastman Kodak Company
Kodak Argentina S.A.I.C.	Argentina	53.340000%	Eastman Kodak Company
Kodak Argentina S.A.I.C.	Argentina	46.660000%	Eastman Kodak Holdings B.V.
Kodak Asia Pacific Solutions Pte. Ltd.	Singapore	100.000000%	Eastman Kodak Holdings B.V.
Kodak Aviation Leasing LLC	Delaware	100.000000%	Eastman Kodak Company
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda.	Brazil	99.999999%	Eastman Kodak Holdings B.V.
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda.	Brazil	0.000001%	Kodak Americas, Ltd.
Kodak Canada Inc.	Canada/Ontario	99.900000%	Kodak Graphic Communications Canada Company
Kodak Canada Inc.	Canada/Ontario	0.100000%	Eastman Kodak Company
Kodak Chilena S.A.F.	Chile	99.996200%	Eastman Kodak Company
Kodak Chilena S.A.F.	Chile	0.003800%	Eastman Kodak International Capital Company, Inc.
Kodak da Amazôia Indútria e Comécio Ltda.	Brazil	99.999999%	Kodak Brasileira Comercio e Industria Lda.
Kodak da Amazôia Indútria e Comécio Ltda.	Brazil	0.000001%	Kodak Americas, Ltd.
Kodak de Colombia, SAS	Colombia	100.000000%	Kodak Mexicana S.A. de C.V.
Kodak de Mexico S.A. de C.V.	Mexico	99.990000%	Eastman Kodak International Capital Company, Inc.
Kodak de Mexico S.A. de C.V.	Mexico	0.010000%	Kodak Americas, Ltd.
Kodak Electronic Products (Shanghai) Company Limited	China	100.000000%	Kodak (China) Investment Co., Inc.
Kodak GmbH	Austria	100.000000%	Eastman Kodak Company
Kodak GmbH	Germany	100.000000%	Kodak Graphic Communications GmbH
Kodak Graphic Communications EAD	Bulgaria	100.000000%	Kodak Graphic Communications GmbH
Kodak Graphic Communications Asia Pacific Pte. Ltd.	Singapore	100.000000%	Kodak Polychrome Graphics Company Ltd.
Kodak Graphic Communications Canada Company	Canada	100.000000%	Eastman Kodak Company
Kodak Graphic Communications GmbH	Germany	100.000000%	Kodak Holding GmbH

Schedule 5 02(i)—Existing Investments—dated as of 3-22-2013.xls; Ownership %’s
136

Schedule 5.02(i)—Existing Investments—dated as of 3/22/2013

sub	incorporated in	percent	parent
Kodak Graphic Communications Limited	United Kingdom	100.000000%	Kodak Limited
Kodak Holding GmbH	Germany	100.000000%	Eastman Kodak Company
Kodak IL Ltd.	Israel	100.000000%	Eastman Kodak Holdings B.V.
Kodak Imaging Network B.V.	Netherlands	100.000000%	Kodak Imaging Network, Inc.
Kodak Imaging Network, Inc.	Delaware	100.000000%	Eastman Kodak Company
Kodak Imaging Services (Shenzhen) Ltd.	China	100.000000%	Kodak (China) Limited
Kodak India Private Limited	India	99.999900%	Kodak Limited
Kodak India Private Limited	India	0.000100%	Kodak Inernational Finance Limited
Kodak International Finance Limited	England	100.000000%	Kodak Limited
Kodak Japan Ltd.	Japan	77.097000%	Kodak Polychrome Graphics Company Ltd.
Kodak Japan Ltd.	Japan	12.674000%	Eastman Kodak Holdings B.V.
Kodak Japan Ltd.	Japan	10.229000%	Kodak Graphic Communications Canada Company
Kodak Kft.	Hungary	100.000000%	Eastman Kodak Company
Kodak Korea Ltd.	Korea (South)	100.000000%	Eastman Kodak Company
Kodak Limited	England	100.000000%	Eastman Kodak Company
Kodak Mexicana S.A. de C.V.	Mexico	99.990000%	Eastman Kodak International Capital Company, Inc.
Kodak Mexicana S.A. de C.V.	Mexico	0.010000%	Kodak Americas, Ltd.
Kodak Nederland B.V.	The Netherlands	100.000000%	Eastman Kodak Holdings B.V.
Kodak New Zealand Limited	New Zealand	100.000000%	Eastman Kodak Company
Kodak Nordic AB	Sweden	100.000000%	Eastman Kodak Company
Kodak Norge A/S	Norway	100.000000%	Eastman Kodak International Capital Company, Inc.
Kodak OOO	Russia	100.000000%	Eastman Kodak Company
Kodak Oy	Finland	100.000000%	Eastman Kodak Company
Kodak Philippines, Ltd.	New York	100.000000%	Eastman Kodak Company
Kodak Polska Sp.zo.o	Poland	100.000000%	Eastman Kodak Company
Kodak Polychrome Graphics (Hong Kong) Ltd.	Hong Kong	100.000000%	Kodak Polychrome Graphics Company Ltd.
Kodak Polychrome Graphics China Co. Ltd.	China	100.000000%	Kodak Polychrome Graphics Company Ltd.
Kodak Polychrome Graphics Company Ltd.	Barbados	100.000000%	Eastman Kodak Company
Kodak Polychrome Graphics Cono Sur SA	Uruguay	100.000000%	Kodak Polychrome Graphics Company Ltd.
Kodak Polychrome Graphics Export SAFI	Uruguay	100.000000%	Kodak Polychrome Graphics Company Ltd.
Kodak Polychrome Graphics Finance UK Ltd.	United Kingdom	100.000000%	Kodak Limited
Kodak Polychrome Graphics Madeira Servicos Ltd.	Barbados	50.000000%	Merrydown Limited
Kodak Polychrome Graphics Madeira Servicos Ltd.	Barbados	50.000000%	Kodak Polychrome Graphics Company Ltd.
Kodak Polychrome Graphics Netherlands Antilles NV	Curacao	100.000000%	Kodak Polychrome Graphics Company Ltd.
Kodak Portuguesa Limited	New York	100.000000%	Eastman Kodak Company
Kodak Realty, Inc.	New York	100.000000%	Eastman Kodak Company
Kodak SA/NV	Belgium	35.021700%	Eastman Kodak International Capital Company, Inc.

Schedule 5 02(i)—Existing Investments—dated as of 3-22-2013.xls; Ownership %’s
137

Schedule 5.02(i)—Existing Investments—dated as of 3/22/2013

sub	incorporated in	percent	parent
Kodak SA/NV	Belgium	31.973500%	Eastman Kodak Holdings B.V.
Kodak SA/NV	Belgium	30.995500%	Kodak Nederland BV
Kodak SA/NV	Belgium	0.000800%	Eastman Kodak Company
Kodak SA/NV	Belgium	2.008500%	Kodak Graphic Communications Canada Company
Kodak S.p.A.	Italy	99.998000%	Eastman Kodak Company
Kodak S.p.A.	Italy	0.002000%	Eastman Kodak International Capital Company, Inc.
Kodak Societe Anonyme	Switzerland	100.000000%	Eastman Kodak International Capital Company, Inc.
Kodak Unterstüetzungsgesellschaft mbH	Germany	100.000000%	Kodak Holding GmbH
Kodak Venezuela, S.A.	Venezuela	100.000000%	Eastman Kodak Company
Kodak Versamark Europe SA	Switzerland	100.000000%	Eastman Kodak Holdings B.V.
Kodak, S.A.	Spain	99.990000%	Eastman Kodak Company
Kodak, S.A.	Spain	0.010000%	Eastman Kodak International Capital Company, Inc.
KPG Finance (Barbados) SRL	Barbados	100.000000%	Kodak Polychrome Graphics Company Ltd.
Laboratoires Kodak S.A.S.	France	100.000000%	Kodak S.A.
Laser-Pacific Media Corporation	Delaware	100.000000%	Eastman Kodak Company
NPEC Inc.	California	100.000000%	Eastman Kodak Company
Pakon, Inc.	Indiana	100.000000%	Eastman Kodak Company
Project Ceylon Limited	England	100.000000%	Kodak Limited
Qualex Inc.	Delaware	100.000000%	Eastman Kodak Company
RPB Marketing Company	Japn	100.000000%	Kodak Japan Ltd.
SAS Villiot-Marne	France	100.000000%	Kodak S.A.
Shanghai Da Hai Camera Co., Ltd.	China	25.000000%	Kodak (China) Limited
Shanghai Da Hai Camera Co., Ltd.	China	75.000000%	Kodak (China) Investment Company Limited
Wheeling Insurance Ltd.	Bermuda	100.000000%	Eastman Kodak Company
Yamanashi RPB Supply Company	Japan	100.000000%	Kodak Japan Ltd.

Schedule 5 02(i)—Existing Investments—dated as of 3-22-2013.xls; Ownership %’s
138

SCHEDULE 5.02(L)

CERTAIN RESTRICTIONS

None.

SCHEDULE 5.02(O)

SALE LEASEBACK TRANSACTIONS

1.	In March 2012, there was a sale-leaseback transaction of Kodak de Mexico S.A. de C.V.’s Guadalajara, Mexico Facility. This transaction failed sales-leaseback accounting, which resulted in a deferred gain being recorded of MP 445M. The Kodak de Mexico entity was closed as of October 1, 2012, and the gain moved to Kodak Mexicana, and is expected to be released on March 31,2013, with the termination of contractual lease obligations.

2.	Proposed sale of certain portions of Eastman Kodak Company’s “Kodak Office” at 343 State Street, Rochester, NY 14650.

3.	Proposed sale of property located in Mountain City, Tennessee owned by FPC, Inc., a Kodak Company.

SCHEDULE 5.03(A)

ADJUSTMENTS TO MINIMUM CONSOLIDATED ADJUSTED EBITDA

Upon consummation of (x) the disposition of the assets or business of the Borrower assigned the code name “Rockford” and/or (y) the disposition of the assets or business of the Borrower assigned the code name “Walden” (each such disposition, an “Applicable Disposition”; and the assets or business so disposed, each a “Disposed Business”), the amounts set forth in the table in Section 5.03(a) (the “Covenant EBITDA Amounts”) for the period in which such Applicable Disposition occurs and for each subsequent period shall be adjusted in accordance with the following principles:

•

The Adjusted EBITDA projected to be generated by such Disposed Business during the fiscal month in which such Applicable Disposition occurs and during each subsequent month, as adjusted to reflect the covenant cushion for each such month set forth in the financial model dated January 29, 2013 posted to the private-side Lenders on February 4, 2013 (the “Model”), shall be removed from the projected consolidated monthly Adjusted EBITDA set forth in the Model. The adjustment for the fiscal month in which the Applicable Disposition occurs shall be made on a pro rata basis so that the adjustment shall be made only with respect to the period of time following the date of disposition (e.g., if the Applicable Disposition occurs on the 15th of such month, the adjustment described in the preceding sentence for such month shall be multiplied by 50% (to reflect the fact that the Disposed Business was owned for one-half of such month), and if Applicable Disposition occurs on the 20th of such month, the adjustment described in the preceding sentence for such month shall be multiplied by 33% (to reflect the fact that the Disposed Business was owned for two-thirds of such month).

•

Additional expenses in an amount equal to (x) $3.5 million per fiscal month (if the Disposed Business is Rockford) or (y) $2.0 million per fiscal month (if the Disposed Business is Walden) shall be added into the Model (without any “cushion”), to reflect the “stranded cost factor” associated with the applicable Disposed Business. With respect to the fiscal month in which the Applicable Disposition occurs, such expenses shall be added on a pro rata basis in the manner described in the last sentence of the preceding bullet point.

•

The Covenant EBITDA Amounts for each applicable period shall be modified by the sum of the adjustments to projected consolidated monthly EBITDA described in the preceding two bullet points for such period.

The calculation of the adjustments described above and the Covenant EBITDA Amounts shall be agreed between the Borrower and the Agent, acting in good faith, no later than 5 Business Days after an Applicable Disposition, and (i) a revised table showing the “Minimum Consolidated Adjusted EBITDA” for each applicable period shall be posted to the Lenders and (ii) the calculations showing the determination of such revised amounts shall be posted to the private-side Lenders. Upon such posting, the table in Section 5.03(a) of this Agreement shall be deemed modified to reflect the information set forth in such table posted to Lenders, notwithstanding anything to the contrary in Section 9.01 of this Agreement.

The attached slide provides an example of the adjustments that would be made to minimum Consolidated Adjusted EBITDA, assuming a sale of Walden on April 30, 2013 and a sale of Rockford on July 31, 2013.

SCHEDULE 6.01(F)

JUDGMENTS

Case No. / Matter	Kodak Party	Other Party	Venue

03-930139/2010 DHL	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda. & Kodak da Amazônia Indústria e Comércio Ltda.	Fazenda Estadual—SP	Brazil

0007292 - 65.2005.4.03.6103/ INCOME TAX 91/92	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda Estadual—SP	Brazil

3.066.612/VAT STATE OF SP, DHL EXPORTATION	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda. & Kodak da Amazônia Indústria e Comércio Ltda.	Fazenda Estadual—SP	Brazil

967403	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil

973.014	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda do Estado de São Paulo	Brazil

145.738	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil

1314995	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda Estadual—SP	Brazil

583.00.2005.061.270	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Canadá Color Vídeo— Foto—Som Ltda	Brazil

1069186-0/4	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Paulo Afonso Cotta	Brazil

000.05.070670	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Gretag Imaging do Brasil, Importação Comércio e Se	Brazil

2009.135.14335	Kodak da Amazônia Indústria e Comércio Ltda.	Secretaria do Estado da Fazenda do Rio de Janeiro	Brazil

13884.002311/2004-99	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil

301-33333	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil

10283-720.630/2008-94	Kodak da Amazônia Indústria e Comércio Ltda.	União Federal	Brazil

0263043-53.2011.8.04.0001	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda. & Kodak da Amazônia Indústria e	Flashmed	Brazil

Comércio Ltda.

001.05.045558-4	Kodak da Amazônia Indústria e Comércio Ltda.	Syncrofilm	Brazil

18 O 635/05	Kodak GmbH and Kodak Holding GmbH	KFS Fotolabore GmbH	Germany

221 former employees have filed unfair termination and related individual or group employee claims which relate to Kodak Chalon Plant	Kodak (France) EKSarl (Switzerland)	Former employees	France

Additional Matters:

1.	In India there is a tax assessment against Kodak India Limited on appeal for fiscal year 2006-7.

2.	In India there is a tax assessment against Kodak India Limited on appeal for fiscal year 2007-8.

3.	Eastman Business Park expects it will be necessary to incur operating costs and capital expenditures to comply with future National Emission Standards for Hazardous Air Pollutants (NESHAP) promulgated by USEPA in accordance with the Clean Air Act Amendments of 1990; including the boiler MACT (anticipated to be promulgated in 2012 with compliance required in 2015). These costs will not be incurred by Kodak if sale of EBP Utilities to RED is closed as anticipated.

4.	Eastman Kodak Company (or a predecessor) has identified remedial obligations and established financial reserves for remedial actions at facilities at the following locations:

a.	Eastman Business Park (Rochester, NY)

b.	Middleway, WV

5.	Claims have been filed in the bankruptcy cases against Eastman Kodak Company or NPEC by the following:

a.	Bayer and its subsidiary STWB for indemnification related to former Sterling Sites, including the Lower Passaic River Study Area;

b.	The U.S. Department of Justice and the New York Department of Environmental Conservation for potential damages to the Genesee River.

SCHEDULE 9.02

Agent’s Office; Certain Address For Notices

BORROWER:

Eastman Kodak Company

343 State Street

Rochester, NY 14650

Attn: General Counsel

Tel: 585-724-4000

Fax: 585-724-9549

Email:Patrick.sheller@kodak.com

Website: www.kodak.com

ADMINISTRATIVE AGENT AND CO-COLLATERAL AGENT:

Citicorp North America, Inc.

Citigroup Global Loans

1615 Brett Road

New Castle, DE 19720

Attention: Tracey Wilson

Tel: 302-894-6094

Fax: 212-994-0849

Email: tracey.l.wilson@citi.com or glabfunitloansops@citi.com

CO-COLLATERAL AGENT:

Wells Fargo Capital Finance, LLC

2450 Colorado Avenue, Suite 3000 West

Santa Monica, CA 90404

Attention: Kevin Fong

Tel: 310-453-7222

Fax: 866-349-8858

Email: kevin.s.fong@wellsfargo.com

ISSUING BANK:

Citibank, N.A.

c/o Citicorp North America, Inc.

3800 Citibank Center, Building B, 3rd Floor

Tampa, FL 33610

Attention: US Standby Letter of Credit Unit

Tel: 813-604-7049

Fax: 813-604-7187

EXHIBIT A—FORM OF

REVOLVING NOTE

[TO BE COMPLETED PRIOR TO ISSUANCE WITH: (1) APPROPRIATE LENDER INFORMATION, (2) THE EFFECTIVE DATE, UPON ISSUANCE TO AN INITIAL LENDER, OR THE DATE OF ASSIGNMENT, AND (3) A PRINCIPAL AMOUNT UP TO THE LENDER’S COMMITMENT]

U.S.$

FOR VALUE RECEIVED, the undersigned, EASTMAN KODAK COMPANY (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                          (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[AMOUNT OF THE LENDER’S COMMITMENT IN FIGURES] or, if less, the aggregate principal amount of the Revolving Loans made by the Lender to the Borrower pursuant to the Amended and Restated Debtor-in-Possession Credit Agreement, originally dated as of January 20, 2012 and amended and restated as of March 22, 2013, among the Borrower, the Lender and certain other lenders party thereto, and Citicorp North America, Inc., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”) outstanding on the Termination Date. Capitalized terms used, but not defined, in this Note are used with the meaning ascribed thereto in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citicorp North America, Inc., as Agent, at 1615 Brett Road, New Castle, DE 19720 Attn: Tracey Wilson, in same day funds. Each Revolving Loan owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Loan being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be executed by its duly authorized officer to evidence the Revolving Loans made under the Credit Agreement.

Date:                     ,

EASTMAN KODAK COMPANY

By
Name:
Title:

ALLONGE TO PROMISSORY NOTE

DATED                 , 20__

OF

EASTMAN KODAK COMPANY

REVOLVING LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Revolving Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B—FORM OF

NOTICE OF BORROWING

Citicorp North America, Inc.,

as Agent for the Lenders party

to the Credit Agreement

Citigroup Global Loans

1615 Brett Road

New Castle, DE 19720

Attention: Tracey Wilson

[Date]

Attention: [            ]

Ladies and Gentlemen:

The undersigned, Eastman Kodak Company (the “Borrower”), refers to the Amended and Restated Debtor-in-Possession Credit Agreement, originally dated as of January 20, 2012 and amended and restated as of March 22, 2013 (as amended or modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and Citicorp North America, Inc., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement (capitalized terms used, but not defined, in this Notice are used with the meaning ascribed thereto in the Credit Agreement):

(i) The Business Day of the Proposed Borrowing is             , 20__.

(ii) The Type of Loans comprising the Proposed Borrowing is [Base Rate Loan] [Eurodollar Rate Loan].

(iii) The aggregate amount of the Proposed Borrowing is $            .

[(iv) The initial Interest Period for each Eurodollar Rate Loan made as part of the Proposed Borrowing is             month[s].]7

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties of the Borrower and each Loan Party contained in each Loan Document to which it is a party are true and correct as of the date hereof,

[7]	To be used for Eurodollar Rate Loans.

before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on the date hereof;

(B) no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

(C) the making of the Proposed Borrowing will not violate any requirement of law and is not enjoined, temporarily, preliminarily or permanently; and

(D) no Borrowing Base Deficiency will exist after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom.

Very truly yours, EASTMAN KODAK COMPANY

By
Name:
Title:

EXHIBIT C—FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Debtor-in-Possession Credit Agreement, originally dated as of January 20, 2012 and amended and restated as of March 22, 2013 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) among Eastman Kodak Company, as borrower, the Lenders (as defined in the Credit Agreement) and Citicorp North America, Inc., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the amount of the Assignor’s Commitment specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement as specified on Schedule 1 hereto together with participations in Letters of Credit held by the Assignor on the date hereof. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; [and (iv) attaches the Notes[, if any] held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, [respectively,] as specified on Schedule 1 hereto].

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement;

(iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14(e) of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Assignment Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Agent, as of the Assignment Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Assignment Effective Date, the Agent shall make all payments under the Credit Agreement and the applicable Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the applicable Notes for periods prior to the Assignment Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York and (to the extent applicable) the Bankruptcy Code.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

EXHIBIT D—FORM OF

AMENDED AND RESTATED

SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT

Dated March 22, 2013

From

The Grantors referred to herein

as Grantors

to

Citicorp North America, Inc.

as Agent

T A B L E O F C O N T E N T S

i

Section 28. Intercreditor Agreement Controlling	25
Section 29. Marshalling	26
Section 30. Inconsistency	26

Schedules

Schedule I	-	Investment Property
Schedule II	-	Deposit Accounts
Schedule III	-	Receivables and Agreement Collateral
Schedule IV	-	Intellectual Property
Schedule V	-	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VI	-	Changes in Name, Location, Etc.
Schedule VII	-	Letters of Credit
Schedule VIII	-	Equipment Locations
Schedule IX	-	Inventory Locations
Schedule X	-	Commercial Tort Claims

Exhibits

Exhibit A	-	Form of Intellectual Property Security Agreement
Exhibit B	-	Form of Intellectual Property Security Agreement Supplement
Exhibit C	-	Form of Security Agreement Supplement

ii

AMENDED AND RESTATED SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT dated as of March 22, 2013 (this “Agreement”), made by Eastman Kodak Company, a New Jersey corporation, a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (as defined in the Credit Agreement, defined herein) (the “Borrower”), and the Subsidiaries of the Borrower listed on the signature pages hereof, each of which is a debtor and debtor-in-possession, or which at any time execute and deliver a Security Agreement Supplement in substantially the form attached hereto as Exhibit C (the Borrower and such Subsidiaries, collectively, the “Grantors”), to Citicorp North America, Inc., as Agent (in such capacity, together with any successor Agent appointed pursuant to Article VIII of the Credit Agreement, the “Agent”) for the Secured Parties (as defined in the Credit Agreement, defined herein).

PRELIMINARY STATEMENTS.

(1) Reference is made to the Amended and Restated Debtor-in-Possession Credit Agreement, originally dated as of January 20, 2012 and amended and restated as of March 22, 2013, among the Borrower, the Subsidiaries of the Borrower party thereto, the Agent and Lenders from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

(2) Each Grantor is the owner of the shares of stock or other equity interests in its Subsidiaries set forth on Part I of Schedule I hereto and issued by the Persons named therein (such shares of stock or other equity interests, the “Initial Pledged Equity”). Each Grantor is the holder of the indebtedness owed to such Grantor (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein.

(3) Each Grantor is the owner of the deposit accounts set forth opposite such Grantor’s name on Schedule II hereto (together with all deposit accounts now owned or hereafter acquired by the Grantors, the “Deposit Accounts”).

(4) The Borrower is the owner of an L/C Cash Deposit Account (as defined in the Credit Agreement) created in accordance with the Credit Agreement and subject to the security interest granted under this Agreement on terms and conditions acceptable to the Agent.

(5) It is a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement that the Grantors shall supplement the Orders, without in any way diminishing or limiting the effect of the Orders or the security interest, pledge and Lien granted thereunder, by more fully setting forth in this Agreement their respective rights in connection with such security interest, pledge and Lien. Each Grantor will derive substantial direct or indirect benefit from the transactions contemplated by this Agreement, the Credit Agreement and the other Loan Documents.

(6) Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such

Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral is governed (or would be governed, absent the Orders) by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and issue Letters of Credit under the Credit Agreement, each Grantor hereby agrees with the Agent for the ratable benefit of the Secured Parties as follows:

Section 1. GRANT OF SECURITY. In addition to the security interest set forth in the Orders, each Grantor hereby grants to the Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”) (provided, however, that notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under this Section 1 hereof attach to: (A) any deposit account for taxes, payroll, employee benefits or similar items and any other account or financial asset in which such security interest would be unlawful or in violation of any Plan or employee benefit agreement, (B) any lease, license, contract, or agreement or other property right (including any United States of America intent-to-use trademark or service mark application), to which any Grantor is a party or of any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in: (x) the abandonment, invalidation, unenforceability or other impairment of any right, title or interest of any Grantor therein, or (y) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, agreement or other property right pursuant to any provision thereof, in the case of each of clause (x) and (y) to the extent the applicable provision is not rendered ineffective by applicable law or the Orders, (C) any of the outstanding capital stock of a CFC in excess of 65% of the voting power of all classes of capital stock of such CFC entitled to vote, or (D) if and to the extent invoked pursuant to the Orders, proceeds in an amount equal to the Carve-Out):

(a) all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft and furniture, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, including, without

2

limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c) (i) all accounts, instruments (including, without limitation, promissory notes), deposit accounts, chattel paper, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind owing to the Grantors, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance (any and all such instruments, deposit accounts, chattel paper, general intangibles and other obligations to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables”), and all supporting obligations, security agreements, Liens, leases, letters of credit and other contracts owing to the Grantors or supporting the obligations owing to the Grantors under the Receivables (collectively, the “Related Contracts”), and (ii) all commercial tort claims, whether or not now or hereafter described on Schedule X hereto;

(d) the following (the “Security Collateral”):

(i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii) all additional shares of stock and other equity interests from time to time acquired by such Grantor in any manner of (X) the issuers of the Initial Pledged Equity and (Y) each other Subsidiary of such Grantor, provided that (1) the stock of any Subsidiary held by a CFC or held by a Subsidiary of a CFC shall not be required to be pledged and (2) not more than 65% of the voting equity in any CFC shall be subject to the pledge hereunder (such shares and other equity interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other equity interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other equity interests and all warrants, rights or options issued thereon or with respect thereto;

(iv) all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or

3

otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(v) all security entitlements or commodity contracts carried in a securities account or commodity account, all security entitlements with respect to all financial assets from time to time credited to the L/C Cash Deposit Account and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon with respect thereto; and

(vi) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts, but excluding any equity interest excluded from the Pledged Equity) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto (“Investment Property”);

(e) each Hedge Agreement to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(f) the following (collectively, the “Account Collateral”):

(i) the Deposit Accounts, the L/C Cash Deposit Account and all funds and financial assets from time to time credited thereto (including, without limitation, all cash equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Deposit Accounts or the L/C Cash Deposit Account;

(ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Agent

4

for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

(g) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered, together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, copyrights in computer software, internet web sites and the content thereof, whether registered or unregistered (“Copyrights”); all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(iv) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(v) all agreements, licenses and covenants providing for the granting of any right in or to any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary (“IP Agreements”); and

(vi) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h) all documents, all money and all letter-of-credit rights;

(i) fixtures related to real property the title to or possession of which is held by a Grantor; and

5

(j) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (h) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

Section 2. SECURITY FOR OBLIGATIONS. In addition to the security for the payment of the Secured Obligations to the Secured Parties provided by the Orders, this Agreement secures, in the case of each Grantor, the payment of all obligations of such Grantor and the Subsidiaries of the Borrower now or hereafter existing under (a) the Loan Documents and (b) to the extent constituting Obligations, the Secured Agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including interest accruing during the pendency of the Cases, regardless of whether allowed or allowable in such proceedings), fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (including monetary obligations incurred during the pendency of the Cases, regardless of whether allowed or allowable in such proceedings) (all such obligations being the “Secured Obligations”) owing to the Secured Parties. Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor or Subsidiary of the Borrower, as applicable, to any Secured Party under the Loan Documents or Secured Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any of the Loan Parties and other Subsidiaries of the Borrower.

Section 3. GRANTORS REMAIN LIABLE. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to perform all of its duties and obligations thereunder to the extent set forth therein to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. DELIVERY AND CONTROL OF SECURITY COLLATERAL. (i) All certificates or instruments representing or evidencing Pledged Equity or Pledged Debt shall be promptly delivered following the date of this Agreement, without further order from the Bankruptcy Court, to be held by or on behalf of the Agent pursuant hereto and the Intercreditor Agreement, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Agent except to the extent that such transfer or assignment is (x) prohibited by applicable law, including the Bankruptcy Code or any Order of the Bankruptcy Court entered in connection with the Cases or (y) subject to certain corporate actions by the

6

holders or issuers of non-US Initial Pledged Equity which have not occurred as of the Effective Date and governmental approvals or consents to pledge or transfer with respect to the issuers of non-US Pledged Equity which have not yet been obtained as to which Grantor shall, to the extent permitted by and in accordance with the Orders and without further notice from the Bankruptcy Court, use commercially reasonable efforts to complete as soon as practicable after the date hereof.

(a) With respect to any Security Collateral representing interests in Subsidiaries in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, use commercially reasonable efforts to cause the issuer thereof to agree in an authenticated record with such Grantor and the Agent that upon notice from the Agent that an Event of Default has occurred and is continuing, such issuer will comply with instructions with respect to such security originated by the Agent without further consent of such Grantor, such authenticated record to be in form and substance reasonably satisfactory to the Agent. Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of other Security Collateral as provided in Section 4(e) below.

(b) With respect to any securities or commodity account, any Security Collateral that constitutes a security entitlement as to which the financial institution acting as Agent hereunder is not the securities intermediary, upon the request of the Agent upon the occurrence and during the continuance of an Event of Default the relevant Grantor will, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, use its commercially reasonable efforts to cause the securities intermediary with respect to such security or commodity account or security entitlement to identify in its records the Agent as the entitlement holder thereof.

(c) Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default each Grantor shall, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, cause the Security Collateral to be registered in the name of the Agent or such of its nominees as the Agent shall direct, subject only to the revocable rights specified in Section 12(a). In addition, the Agent shall, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court and have the right, upon the occurrence and during the continuance of an Event of Default, to convert Security Collateral consisting of financial assets credited to any securities account to Security Collateral consisting of financial assets held directly by the Agent, and to convert Security Collateral consisting of financial assets held directly by the Agent to Security Collateral consisting of financial assets credited to any securities or commodity account. In addition, the Agent shall, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court have the right upon the occurrence and during the continuance of an Event of Default to convert Security Collateral consisting of financial assets credited to the L/C Cash Deposit Account to Security Collateral consisting of financial assets held directly by the Agent, and to convert Security Collateral consisting of financial assets held directly by the Agent to Security Collateral consisting of financial assets credited to the L/C Cash Deposit Account.

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(d) Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default, each Grantor will, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

Section 5. MAINTAINING THE ACCOUNT COLLATERAL. So long as any Loan or any other payment obligation of any Loan Party of which the Borrower has notice under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment:

(a) Each Grantor will, to the extent permitted by and in accordance with the Orders and to the extent required by the Credit Agreement and without further order from the Bankruptcy Court, enter into an agreement with the financial institution holding each of its Deposit Accounts pursuant to which such financial institution shall agree with such Grantor and the Agent to, upon notice from the Agent upon the occurrence and during the continuance of an Event of Default, comply with instructions originated by the Agent directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent (a “Deposit Account Control Agreement”), and, upon the occurrence and during the continuance of an Event of Default, instruct each Person obligated at any time to make any payment to such Grantor for any reason (an “Obligor”) to make such payment to such a Deposit Account or the L/C Cash Deposit Account.

(b) The Agent may, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Deposit Accounts or the L/C Cash Deposit Account to satisfy the Grantor’s obligations under the Loan Documents if an Event of Default shall have occurred and be continuing. As soon as reasonably practicable after any such transfer, the Agent agrees to give written notice thereof to the applicable Grantor.

Section 6. REPRESENTATIONS AND WARRANTIES. Each Grantor represents and warrants as follows:

(a) Such Grantor’s exact legal name, chief executive office, type of organization, jurisdiction of organization and organizational identification number as of the date hereof is set forth in Schedule V hereto. Within the twelve months preceding the date hereof, such Grantor has not changed its name, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule V hereto except as set forth in Schedule VI hereto.

(b) Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement, by the Orders or Liens permitted under the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office,

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except such as may exist on the date of this Agreement, have been filed in favor of the Agent relating to the Loan Documents or are otherwise permitted under the Credit Agreement.

(c) All Equipment of such Grantor having a value in excess of $5,000,000 and Inventory of such Grantor having a value in excess of $5,000,000 as of the date hereof is located at the places specified therefor in Schedule VIII and Schedule IX hereto, respectively. Such Grantor has exclusive possession and control of its Inventory, other than Inventory stored at any leased premises or third party warehouse.

(d) None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument in excess of $5,000,000 that has not been delivered to the Agent. All such Receivables or Agreement Collateral valued in excess of $5,000,000 is listed on Schedule III attached hereto.

(e) All Security Collateral consisting of certificated securities and instruments with an aggregate fair market value in excess of $5,000,000 for all such Security Collateral of the Grantors has been delivered to be held by or on behalf of the Agent in accordance with Section 4(a).

(f) If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(g) The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non assessable. The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof and, if evidenced by any promissory note, such promissory notes have been delivered to be held by or on behalf of the Agent in accordance with Section 4(a), and is not in default.

(h) The Initial Pledged Equity pledged by such Grantor constitutes, as of the date hereof, all of the issued and outstanding equity interests of the issuers thereof (or, in the case of any issuer that is a CFC, 100% of the non-voting equity interests (if any) of such issuer and 65% of the voting equity interests of such issuer) indicated on Part I of Schedule I hereto. The Initial Pledged Debt constitutes all of the outstanding Debt for Borrowed Money owed to such Grantor by the issuers thereof.

(i) Such Grantor has no Investment Property with a market value in excess of $5,000,000 as of the date hereof, other than the Investment Property listed on Part III of Schedule I hereto.

(j) The Assigned Agreements to which such Grantor is a party have been duly authorized, executed and delivered by such Grantor and, to such Grantor’s knowledge, any material Assigned Agreements are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their terms.

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(k) Such Grantor has no material deposit accounts subject to the grant or security in Section 1 of this Agreement as of the date hereof, other than the Deposit Accounts listed on Schedule II hereto.

(l) Such Grantor is not a beneficiary or assignee under any letter of credit with a stated amount in excess of $5,000,000 and issued by a United States financial institution as of the date hereof, other than the letters of credit described in Schedule VII hereto.

(m) Upon entry of the Orders, the security interest created hereunder constitutes a legal, valid and perfected security interest in all Collateral to the extent set forth and with the priority set forth in the Orders; provided, however, that the Agent will receive a security interest, but not a first or second priority security interest, in (1) Collateral subject to Liens permitted by the terms of the Credit Agreement which Liens have priority over the security interests granted hereunder as a matter of law and (2) Collateral to the extent consented to by the Agent and approved by the Required Lenders (collectively, the “Specified Collateral”).

(n) Upon entry of the Orders, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor (ii) the perfection or maintenance of the security interest created in Collateral (having the priority required by the Intercreditor Agreement) other than the Specified Collateral created hereunder, except for the governmental filings required to be made or approvals obtained prior to the creation of a security interest in any Security Collateral issued by a non-US Person and any filings or approvals required prior to realizing on any such Pledged Equity or (iii) the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as set forth above and as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(o) The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law except where the failure to so comply would not have a Material Adverse Effect.

(p) As to itself and its Intellectual Property Collateral:

(i) Except as set forth on Schedule IV hereto, to the knowledge of the Borrower, neither the operation of such Grantor’s business nor the use of the Intellectual Property Collateral by Grantor in connection therewith conflicts with, infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property rights of any third party, except, in each case, as are not reasonably expected to have a Material Adverse Effect.

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(ii) Such Grantor is the exclusive owner of all right, title and interest in and to Patents, Trademarks and Copyrights contained in the Intellectual Property Collateral, except as set forth in Schedule IV hereto with respect to co-ownership of certain Patents, and except for such failures to have exclusive ownership that are not reasonably expected to have a Material Adverse Effect.

(iii) The Intellectual Property Collateral set forth on Schedule IV hereto includes all of the registered patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications owned by such Grantor as of the date set forth therein.

(iv) The issued Patents and registered Trademarks contained in the Intellectual Property Collateral have not been adjudged invalid or unenforceable in whole or part, and to the knowledge of the Borrower, are valid and enforceable, except to the extent Grantor has ceased use of any such registered Trademarks, and except, in each case, as are not reasonably expected to have a Material Adverse Effect.

(v) Such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes, as deemed necessary by Grantor in its reasonable business discretion, to maintain in full force and effect and protect its interest in each and every material item of Intellectual Property Collateral owned by such Grantor that is registered or the subject of an application for registration.

(vi) Except as set forth on Schedule IV hereto, no claim has been asserted and is pending or to the knowledge of such Grantor, threatened, by any Person challenging the use of any Intellectual Property Collateral by a Grantor or the validity or enforceability of any such Intellectual Property Collateral, nor does the Borrower know of any valid basis for any such claim, except, in either case, for such claims that individually or in the aggregate are not reasonably expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not result in the termination or material impairment of any of the Intellectual Property Collateral.

(vii) Except as set forth on Schedule IV hereto, with respect to each material IP Agreement: (A) to the knowledge of the Borrower, such IP Agreement is valid and binding and in full force and effect; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement within the six months immediately preceding the date of this Agreement; (D) within the six months immediately preceding the date of this Agreement, such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not

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been cured; and (E) neither such Grantor nor, to such Grantor’s knowledge, any other party to such IP Agreement is in breach or default thereof in any material respect, and, to the knowledge of such Grantor, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification under such IP Agreement, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(viii) Such Grantor has used commercially reasonable efforts to maintain the confidentiality of the Trade Secrets of such Grantor and to protect such Trade Secrets from unauthorized use, disclosure, or appropriation and no such Trade Secrets have been disclosed by such Grantor other than to employees, representatives, agents, consultants and contractors of such Grantor or other Persons, all of whom are bound by written confidentiality agreements.

Section 7. FURTHER ASSURANCES. (ii) Each Grantor agrees that from time to time, in accordance with the terms of this Agreement to the extent permitted by and in accordance with the Orders, at the expense of such Grantor and at the reasonable request of the Agent and without further order from the Bankruptcy Court, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will, at the reasonable request of the Agent and to the extent permitted by and in accordance with the Orders, without further order from the Bankruptcy Court, promptly with respect to the Collateral of such Grantor: (i) mark conspicuously each document included in Inventory, each chattel paper included in Receivables each Assigned Agreement and, at the request of the Agent, each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Agent, indicating that such document, Assigned Agreement or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Agent; (iii) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iv) at the request of the Agent, take all action to ensure that the Agent’s security interest is noted on any certificate of title related to any Collateral evidenced by a certificate of title; and (v) deliver to the Agent evidence that all other actions that the Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(a) Each Grantor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property of such Grantor and fixtures related to real property the title to or possession of which is

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held by such Grantor (or words of similar effect) in the United States, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Agent to have filed such financing statements (including as a fixture filing), continuation statements or amendments filed prior to the date hereof.

(b) Each Grantor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Agent may reasonably request, all in reasonable detail.

Section 8. AS TO EQUIPMENT AND INVENTORY. (iii) Each Grantor will keep its Equipment having a value in excess of $5,000,000 and Inventory having a value in excess of $5,000,000 (other than Inventory sold in the ordinary course of business) at the places therefor specified in Schedule VIII and Schedule IX, respectively, or, upon 30 days’ prior written notice to the Agent (or such lesser time as may be agreed by the Agent), at such other places designated by such Grantor in such notice.

(a) Each Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, its Equipment and Inventory, except to the extent payment thereof is not required by Section 5.01(b) of the Credit Agreement. In producing its Inventory, each Grantor will comply with all requirements of applicable law, except where the failure to so comply will not have a Material Adverse Effect.

Section 9. INSURANCE. (iv) Each Grantor will, at its own expense, maintain or cause to be maintained, insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as shall be customary for similar businesses of the size and scope of the Borrower on a consolidated basis, provided however that the Grantor may self insure to the extent consistent with prudent business practice to be applied in accordance with the Credit Agreement. Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Agent and such Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses, except for losses of less than $12,500,000 per occurrence, to be paid, in accordance with the Lender loss payee provisions which were requested pursuant to clause (iv) below, directly to the Agent. So long as no Event of Default shall have occurred and be continuing, all property damage insurance payments received by the Agent in connection with any loss, damage or destruction of Inventory will be released by the Agent to the applicable Grantor. Each such policy shall in addition (i) name such Grantor and the Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Agent) as their interests may appear, (ii) provide that there shall be no recourse against the Agent for payment of premiums or other amounts with respect thereto, (iii) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Agent by the insurer and (iv) contain such other customary lender loss payee provisions as the Agent shall reasonably request. Each Grantor will, if so requested by the Agent and to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, without further order from the Bankruptcy Court, deliver to the Agent certificates of insurance evidencing such insurance and, as often as

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the Agent may reasonably request, a report of a reputable insurance broker or the insurer with respect to such insurance. Further, each Grantor will, at the request of the Agent and to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, without further order from the Bankruptcy Court, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 1(i) and cause the insurers to acknowledge notice of such assignment.

(a) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 9 may be paid directly to the Person who shall have incurred damages covered by such insurance to be applied in accordance with the Credit Agreement. In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 9 is not applicable, the applicable Grantor, to the extent determined to be in the business interest of such Grantor, will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor, except as otherwise required hereunder, by the Credit Agreement or the Orders, to pay or as reimbursement for the costs of such repairs or replacements or, if such Grantor determines not to repair or replace such Equipment or Inventory, treat the loss or damage as a disposition under Section 5.02(e)(v) of the Credit Agreement.

(b) So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Agent in connection with any loss, damage or destruction of any Inventory or Equipment will be released by the Agent to the applicable Grantor to be applied in accordance with the Credit Agreement. Upon the occurrence and during the continuance of any Event of Default, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, all insurance payments in respect of such Equipment or Inventory shall be paid to the Agent and shall, in the Agent’s sole discretion, (i) be released to the applicable Grantor for the repair, replacement or restoration thereof, (ii) be held as additional Collateral hereunder or applied as specified in Section 19(b) or (iii) be released to the Agent Sweep Account and applied as provided in Section 2.18(h) of the Credit Agreement.

Section 10. POST-CLOSING CHANGES; COLLECTIONS ON ASSIGNED AGREEMENTS AND RECEIVABLES. (v) No Grantor will change its name, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule V of this Agreement without first giving at least 15 Business Days prior written notice to the Agent, or such lesser period of time as agreed by the Agent, and taking all action reasonably required by the Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts, and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records and other documents to the extent provided in Section 5.01(e) of the Credit Agreement. If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Agent of such organizational identification number.

(a) Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the

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Assigned Agreements and Receivables. In connection with such collections, such Grantor may take (and, at the Agent’s direction, will take) such action as such Grantor or the Agent may deem necessary or advisable to enforce collection of the Assigned Agreements and Receivables; provided, however, that the Agent shall have the right at any time, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements and Receivables of the assignment of such Assigned Agreements to the Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements and Receivables, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements and Receivables, including, without limitation, those set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements and Receivables of such Grantor shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement) to be deposited in the Agent Sweep Account in the United States and either (A) released to such Grantor so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 19(b) of this Agreement or as provided in Section 2.18(h) of the Credit Agreement, and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement, release wholly or partly any Obligor thereof or allow any credit or discount thereon other than credits or discounts given in the ordinary course of business.

Section 11. AS TO INTELLECTUAL PROPERTY COLLATERAL. (vi) With respect to each item of its Intellectual Property Collateral material to the business of the Borrower and its Subsidiaries, each Grantor agrees to take, at its expense, all commercially reasonable steps as determined in Grantor’s reasonable discretion, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance (in accordance with the exercise of such Grantor’s reasonable business discretion) of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings initiated by third parties, in each case except where the failure to so file, register, maintain or participate is not reasonably likely to have a Material Adverse Effect. No Grantor shall, without the written consent of the Agent, which shall not be

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unreasonably withheld or delayed, discontinue use of or otherwise abandon any such material Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have reasonably determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer reasonably necessary or desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.

(a) Until the termination of the Credit Agreement, each Grantor agrees to provide, annually to the Agent an updated Schedule of its Patents, Trademarks and registered Copyrights.

(b) In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral is being infringed, misappropriated or otherwise violated by a third party in any material respect, such Grantor shall take such commercially reasonable actions determined in its reasonable discretion, at its expense, to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement, misappropriation or other violation and for an injunction against such infringement, misappropriation or other violation.

(c) Each Grantor shall take all reasonable steps which it deems appropriate under the circumstances to preserve and protect each item of its material Trademarks included in the Intellectual Property Collateral, including, without limitation, taking all reasonable steps which it deems appropriate under the circumstances to maintain substantially the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the general quality of the products and services as of the date hereof, and taking all reasonable steps which it deems appropriate under the circumstances to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(d) With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office, and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(e) Each entity which executes a Security Agreement Supplement as Grantor shall execute and deliver to the Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Agent (an “IP Security Agreement Supplement”) identifying the Intellectual Property Collateral pledged by such Grantor, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

Section 12. VOTING RIGHTS; DIVIDENDS; ETC. (vii) So long as no Default under Section 6.01(a) or (e) of the Credit Agreement shall have occurred and be continuing:

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(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all dividends, interest and other distributions paid or payable in the form of instruments or certificates in respect of, or in exchange for, any Security Collateral, shall, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, be promptly delivered to be held by or on behalf of the Agent as Security Collateral and shall, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, if received by such Grantor, be received in trust for the benefit of the Secured Parties, be segregated from the other property or funds of such Grantor and be promptly delivered to the Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) The Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Subject to the Orders, upon the occurrence and during the continuance of a Default under Section 6.01(a) or (e) of the Credit Agreement:

(i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 12(a)(i) shall, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, upon notice to such Grantor by the Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 12(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Agent for the benefit of the Secured Parties, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 12(b) shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such Grantor and shall be promptly paid over to the Agent as Security Collateral in the same form as so received (with any necessary indorsement).

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Section 13. AS TO THE ASSIGNED AGREEMENTS. (viii) Each Grantor will, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, at its expense:

(i) perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it to the extent consistent with its past practice or reasonable business judgment, maintain the Assigned Agreements to which it is a party in full force and effect, enforce the Assigned Agreements to which it is a party in accordance with the terms thereof and take all such action to such end as may be requested from time to time by the Agent; and

(ii) furnish to the Agent promptly upon receipt thereof copies of all notices of defaults in excess of $25,000,000 received by such Grantor under or pursuant to the Assigned Agreements to which it is a party, and from time to time (A) furnish to the Agent such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Agent may reasonably request and (B) upon request of the Agent, make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as such Grantor is entitled to make thereunder.

(b) Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

(c) Each Grantor agrees, upon the reasonable request of Agent, to instruct each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Deposit Account.

(d) All moneys received or collected pursuant to subsection (c) above shall be (i) released to the applicable Grantor on the terms set forth in Section 5 so long as no Event of Default shall have occurred and be continuing or (ii) if any Event of Default shall have occurred and be continuing, applied as provided in Section 19(b).

Section 14. AS TO LETTER-OF-CREDIT RIGHTS AND COMMERCIAL TORT CLAIMS. (ix) Except as otherwise permitted by the Credit Agreement, this Agreement and the Orders, each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Agent, hereby assigns to the Agent such rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee. Upon request of the Agent, each Grantor will, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, promptly use commercially reasonable efforts to cause the issuer of each letter-of-credit with a stated amount in excess of $5,000,000 and each nominated person (as defined in Section 5-102 of the UCC) (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the Agent and deliver written evidence of such consent to the Agent.

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(a) Upon the occurrence and during the continuance of an Event of Default, each Grantor will, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, promptly upon request by the Agent, (i) notify (and such Grantor hereby authorizes the Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Agent or its designee and (ii) arrange for the Agent to become the transferee beneficiary of letter of credit.

(b) In the event that any Grantor hereafter acquires or has any commercial tort claim that has been filed with any court in excess of $20,000,000 in the aggregate, it shall, promptly after such claim has been filed with such court, deliver a supplement to Schedule X hereto, identifying such new commercial tort claim.

Section 15. TRANSFERS AND OTHER LIENS; ADDITIONAL SHARES. (x) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(a) Subject to the terms of the Credit Agreement and this Agreement, each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any equity interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer except to such Grantor or its Affiliates, and (ii) pledge hereunder, promptly upon its acquisition (directly or indirectly) thereof, any and all additional equity interests or other securities as required by Section 5.01(i) of the Credit Agreement from time to time acquired by such Grantor in any manner.

Section 16. AGENT APPOINTED ATTORNEY IN FACT. Each Grantor hereby irrevocably appoints the Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Agent’s discretion, to take any action and to execute any instrument, to the extent permitted by and in accordance with the Orders and without further order from the Bankruptcy Court, that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Agent pursuant to Section 9,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

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(d) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Agent with respect to any of the Collateral.

Section 17. AGENT MAY PERFORM. If any Grantor fails to perform any agreement contained herein, the Agent may, but without any obligation to do so, upon notice to the Borrower of at least five Business Days in advance and if the Borrower fails to cure within such period, itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by such Grantor under Section 20.

Section 18. THE AGENT’S DUTIES. (xi) The powers conferred on the Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(a) Anything contained herein to the contrary notwithstanding, the Agent may from time to time, when the Agent deems it to be necessary, appoint one or more of its Affiliates (or, with the consent of the Borrower, any other Persons) subagents (each a “Subagent”) for the Agent hereunder with respect to all or any part of the Collateral. In the event that the Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Agent, with all rights, powers, privileges, interests and remedies of the Agent hereunder with respect to such Collateral, and (iii) the term “Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Agent.

Section 19. REMEDIES. Subject to the Orders, if any Event of Default shall have occurred and be continuing:

(a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at

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a place and time to be designated by the Agent that is reasonably convenient to both parties; (ii) subject to applicable law (including the Bankruptcy Code or any Order of the Bankruptcy Court entered in connection with the Cases), without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable; (iii) occupy, consistent with Section 5.01(e) of the Credit Agreement, on a non-exclusive basis any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral, and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, including the Bankruptcy Code or any Order entered in connection with the Cases, at least ten days’ notice to such Grantor of the time and place of any public sale, or of the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Agent and all cash proceeds received by or on behalf of the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter shall be applied in whole or in part by the Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in accordance with Section 6.04 of the Credit Agreement.

(c) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

(d) Subject to the provisions of Section 9.06 of the Credit Agreement, the Agent may, without notice to any Grantor except as required by law (including the Bankruptcy Code or any Order of the Bankruptcy Court entered in connection with the Cases) and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

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(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Agent or its designee, to the extent practicable, tangible embodiments of such Grantor’s know-how and expertise, and documents relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(f) In each case under this Agreement in which the Agent takes any action with respect to the Collateral, including proceeds, the Agent shall provide to the Borrower such records and information regarding the possession, control, sale and any receipt of amounts with respect to such Collateral as may be reasonably requested by the Borrower as a basis for the preparation of the applicable Grantor’s financial statements in accordance with GAAP.

With respect to the foregoing, the Agent shall provide the Borrower (with a copy to counsel for the Official Creditors’ Committee in the Cases and to the United States Trustee for the Southern District of New York) with seven (7) days’ written notice prior to taking the actions contemplated by this Section 19; provided, that the Agent may take the actions contemplated by this Section 19 without further order from the Bankruptcy Court.

Section 20. INDEMNITY AND EXPENSES. (xii) Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, trustees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(a) Each Grantor will upon demand pay to the Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (ii) the exercise or enforcement of any of the rights of the Agent or the other Secured Parties hereunder or (iii) the failure by such Grantor to perform or observe any of the provisions hereof.

Section 21. AMENDMENTS; WAIVERS; ADDITIONAL GRANTORS; ETC. (xiii) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, with respect to any amendment, the Borrower on behalf of the Grantors, and then such waiver or consent shall be effective only in the specific instance and

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for the specific purpose for which given. No failure on the part of the Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(a) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 22. CONFIDENTIALITY; NOTICES; REFERENCES. (xiv) The confidentiality provisions of Section 9.09 of the Credit Agreement shall apply to all information received by the Agent or any Lender under this Agreement.

(b)	All notices and other communications provided for hereunder shall be delivered as provided in Section 9.02 of the Credit Agreement.

(c)	The definitions of certain terms used in this Agreement are set forth in the following locations:

Account Collateral	Section 1(f)
Agreement	Preamble
Agreement Collateral	Section 1(e)
Assigned Agreements	Section 1(e)
Borrower	Preamble
Collateral	Section 1
Copyrights	Section 1(g)(iii)
Credit Agreement	Recitals (1)
Deposit Account Control Agreement	Section 5(a)
Deposit Accounts	Recitals (3)
Equipment	Section 1(a)
Grantor, Grantors	Preamble
Initial Pledged Debt	Recitals (2)
Initial Pledged Equity	Recitals (2)
Intellectual Property Collateral	Section 1(g)
Inventory	Section 1(b)
IP Agreements	Section 1(g)(v)
Obligor	Section 5(a)
Patents	Section 1(g)(i)
Pledged Debt	Section 1(d)(iv)
Pledged Equity	Section 1(d)(iii)
Receivables	Section 1(c)

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Related Contracts	Section 1(c)
Secured Obligations	Section 2
Security Collateral	Section 1(d)
Specified Collateral	Section 6(m)
Trademarks	Section 1(g)(ii)
Trade Secrets	Section 1(g)(iii)
UCC	Recitals (6)

Section 23. CONTINUING SECURITY INTEREST; ASSIGNMENTS UNDER THE CREDIT AGREEMENT. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all Obligations (or in the case of Obligations under Secured Agreements, the making of arrangements reasonably satisfactory to the relevant counterparties with respect thereto) (other than contingent indemnification obligations for which no claim has been asserted), (ii) the termination in full of the Commitments and (iii) the latest date of expiration or termination of all Letters of Credit (or receipt by the Agent of an irrevocable notice from each Issuing Bank with a Letter of Credit outstanding that it will not seek to enforce any rights that it has or may have in accordance with Section 2.03 of the Credit Agreement against the Agent or the Lenders), (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Secured Parties and their respective successors, permitted transferees and permitted assigns. Without limiting the generality of the foregoing clause (c), to the extent permitted in Section 9.08 of the Credit Agreement, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any permitted transferee, and such permitted transferee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise.

Section 24. RELEASE; TERMINATION. (xv) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents or as otherwise directed or required by any order of the Bankruptcy Court, the security interests granted under this Agreement by such Grantor in such Collateral shall immediately terminate and automatically be released and Agent will promptly deliver at the Grantor’s request to such Grantor all certificates representing any Pledged Equity released and all notes and other instruments representing any Pledged Debt, Receivables or other Collateral held by it, and Agent will, at such Grantor’s expense, promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that no such documents shall be required unless such Grantor shall have delivered to the Agent, at least five Business Days prior to the date such documents are required by Grantor, or such lesser period of time agreed by the Agent, a written request for release describing the item of Collateral and the consideration to be received in the sale, transfer or other disposition and any expenses in connection therewith, together with a form of release for execution by the Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents.

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(a) The pledge and security interest granted hereby will be terminated as set forth in Section 9.16(b) of the Credit Agreement and upon such termination all rights to the Collateral shall revert to the applicable Grantor and the Agent will promptly deliver to the applicable Grantors all certificates representing any Pledged Equity or Pledged Debt, Receivables or other Collateral held by it.

Section 25. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or .pdf shall be effective as delivery of an original executed counterpart of this Agreement.

Section 26. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and (to the extent applicable) the Bankruptcy Code.

Section 27. JURISDICTION; WAIVER OF JURY TRIAL. (xvi) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from jurisdiction), to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the Bankruptcy Court or any such New York State court, as applicable, or, to the extent permitted by law, in such federal court. Each Grantor hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 9.02 of the Credit Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(a) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Bankruptcy Court or any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Agent or any Secured Party in the negotiation, administration, performance or enforcement thereof.

Section 28. INTERCREDITOR AGREEMENT CONTROLLING. Notwithstanding anything herein to the contrary, the liens and security interests granted to the

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Agent pursuant to this Agreement, the exercise of any right or remedy by the Agent hereunder and any obligation of any Grantor to take any action, in each case, with respect to the Collateral are subject to the limitations and provisions of the Intercreditor Agreement. In the event of any inconsistency between the terms or conditions of this Agreement and the terms and conditions of the Intercreditor Agreement, the terms and conditions of the Intercreditor Agreement shall control. Notwithstanding anything herein to the contrary, prior to the First Priority Obligations Payment Date (as defined in the Intercreditor Agreement) with respect to the Term Loan Priority Collateral (as defined in the Intercreditor Agreement), (i) no Grantor shall be required to act or refrain from acting with respect to any Term Loan Priority Collateral (as defined in the Intercreditor Agreement) if compliance by such Grantor with such requirement would result in a breach of or constitute a default under the Intercreditor Agreement, (ii) the requirements of this Agreement to deliver any physical Collateral and any certificates, instruments or documents in relation thereto (or control thereof) to the Agent shall be deemed satisfied by delivery of such Collateral and such certificates, instruments or documents in relation thereto (or control thereof) to the New Money Term Loan Agent (as defined in the Intercreditor Agreement) and (iii) any provision of Section 4 requiring or authorizing any action by, or requiring that any action or delivery be satisfactory to, the Agent shall instead be deemed to require or authorize such action by, or that such action or delivery be satisfactory to, the New Money Term Loan Agent (as defined in the Intercreditor Agreement); provided that this clause (iii) shall not be applicable to the last sentence of Section 4(d).

Section 29. MARSHALLING. Neither the Agent nor the Secured Parties shall be required to marshal any present or future collateral security (including but not limited to the Collateral for, or other assurance of payment of, the Secured Obligations or any of them) or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising.

Section 30. INCONSISTENCY. In the event of any inconsistency or conflict between the provisions of this Agreement and the Orders, the provisions of the Orders shall govern.

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

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EASTMAN KODAK COMPANY

By
Name:
Title:

CREO MANUFACTURING AMERICA LLC KODAK AVIATION LEASING LLC

By
Name:
Title:

EASTMAN KODAK INTERNATIONAL
    CAPITAL COMPANY, INC.

FAR EAST DEVELOPMENT LTD.

    FPC INC.

KODAK (NEAR EAST), INC.

KODAK AMERICAS, LTD.

KODAK IMAGING NETWORK, INC.

KODAK PORTUGUESA LIMITED

KODAK REALTY, INC.

LASER-PACIFIC MEDIA CORPORATION

PAKON, INC.

QUALEX INC.

By
Name:
Title:

KODAK PHILIPPINES, LTD. NPEC INC.

By
Name:
Title:

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EXHIBIT E

[RESERVED]

11

EXHIBIT F - FORM OF

GUARANTY SUPPLEMENT

                              , 20

To each of the Lenders

    party to the Credit Agreement

    (as defined below) and to Citicorp North America, Inc.,

    as Agent for such Lenders

Ladies and Gentlemen:

Reference is made to the Amended and Restated Debtor-in-Possession Credit Agreement, originally dated as of January 20, 2012 and amended and restated as of March 22, 2013 (as amended or modified from time to time, the “Credit Agreement”) among Eastman Kodak Company, as borrower, the Lenders (as defined in the Credit Agreement) and Citicorp North America, Inc., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Section 1. Guaranty; Limitation of Liability. (a) The undersigned is a Subsidiary Guarantor and hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Guaranteed Obligations, and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty Supplement, the Guaranty or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the applicable Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) The undersigned, and by its acceptance of this Guaranty Supplement, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Code or any similar foreign, federal or state law to the extent applicable, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Agent, the Lenders and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum

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amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 4.01 of the Credit Agreement to the same extent as each other Guarantor.

Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or .pdf shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

(b) SUBMISSION TO JURISDICTION. THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT

13

OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE UNDERSIGNED AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SUPPLEMENT, THE GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY SUPPLEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) THE UNDERSIGNED HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE UNDERSIGNED HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY SUPPLEMENT, THE GUARANTY AND THE OTHER LOAN DOCUMENTS

14

BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15

Very truly yours, [NAME OF ADDITIONAL GUARANTOR]

By
Name:
Title:

16

EXHIBIT G—FORM OF

BORROWING BASE CERTIFICATE

BORROWING BASE CERTIFICATE

EASTMAN KODAK COMPANY

Borrowing Base Certificate

Period ending [            ], 20[    ]

[            ], 20[    ]

Citigroup North America, Inc., as Agent

Citigroup Global Loans

1615 Brett Road

New Castle, DE 19720

Pursuant to provisions of the Amended and Restated Debtor-In-Possession Credit Agreement, originally dated as of January 20, 2012 and amended and restated as of March 22, 2013, by and among Eastman Kodak Company, a New Jersey corporation (the “Borrower”) the subsidiaries of the Borrower party thereto, the financial institutions and other institutional lenders party thereto and Citigroup North America, Inc., as agent (as it may be amended or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms used herein but not defined herein being used herein as defined in the Credit Agreement), the undersigned, a Responsible Officer of the Borrower, hereby certifies and represents and warrants on behalf of the Borrower as follows:

The information contained in this certificate, and the attached information supporting the calculation of the Borrowing Base, is true, complete and correct as of the close of business on [            ], 20[    ].

17

EASTMAN KODAK COMPANY

By:
Name: Title:

18

EXHIBIT H—FORM OF

13-WEEK PROJECTION

[TO BE DELIVERED SEPARATELY]

19

Exhibit H – Form of

13-Week Projection

[—], 2013

Eastman Kodak Company

U.S. 13-Week Cash Flow

($USD millions)

	1	2	3	4	5	6	7	8	9	10	11	12	13
	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Projected Post- Petition Week Ended [—]/[—]/13	Total
CASH RECEIPTS:
Operating Receipts	$	$	$	$	$	$	$	$	$	$	$	$	$	$
Net Intercompany Trade Receipts
Other Receipts(1)

Total Receipts	$	$	$	$	$	$	$	$	$	$	$	$	$	$

CASH DISBURSEMENTS:
General Disbursements
Payroll/Benefits
Other Disbursements

Total Disbursements	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Net Cash Flow, bef. Debt, and Restructuring	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Cumulative	$	$	$	$	$	$	$	$	$	$	$	$	$	$

RESTRUCTURING/INTEREST RELATED
Restructuring Related and Interest Expense(2)

Total Restructuring/Interest Related	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Net Cash Flow, before Draw (Repay)	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Cumulative	$	$	$	$	$	$	$	$	$	$	$	$	$	$

DIP Term Loan Draw/(Repay)
Jr. DIP Term Loan Draw/(Repay)
DIP ABL Draw/(Repay)

Net Cash Flow	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Cumulative	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Beginning Operating Cash Balance	$	$	$	$	$	$	$	$	$	$	$	$	$	$
Ending Operating Cash Balance	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Beginning Pre-Petition Revolver	$	$	$	$	$	$	$	$	$	$	$	$	$	$
Ending Pre-Petition Revolver	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Beginning DIP ABL	$	$	$	$	$	$	$	$	$	$	$	$	$	$
Ending DIP ABL(3)	$	$	$	$	$	$	$	$	$	$	$	$	$	$

Beginning DIP Term Loan	$	$	$	$	$	$	$	$	$	$	$	$	$	$
Ending DIP Term Loan	$	$	$	$	$	$	$	$	$	$	$	$	$	$

(1)	Includes asset sales, intercompany advances and dividends, and other receipts.
(2)	Includes professional fees, restructuring charges, fees and interest, utility deposits, and payments under various supplier motions.
(3)	DIP availability includes impact of outstanding LCs and secured agreements of approximately $[—].

SC1:3396444.2

2251858_1

EXHIBIT I—FORM OF

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT

Dated as of

March 22, 2013

Among

CITICORP NORTH AMERICA, INC.,

as Representative with respect to the ABL Credit Agreement,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Representative with respect to the New Money Term Loans

under the Term Loan Agreement,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Representative with respect to the Junior Term Loans

under the Term Loan Agreement,

EASTMAN KODAK COMPANY

and

THE OTHER GRANTORS PARTY HERETO

20

i

TABLE OF CONTENTS

(continued)

ii

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT (this “Agreement”), dated as of March 22, 2013, among CITICORP NORTH AMERICA, INC. (“CNAI”), as Representative with respect to the ABL Credit Agreement, WILMINGTON TRUST, NATIONAL ASSOCIATION (“Wilmington Trust”), as Representative with respect to the New Money Term Loans, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Representative with respect to the Junior Term Loans, Eastman Kodak Company (the “Borrower”), and each of the other Grantors party hereto.

WHEREAS, the Borrower, the lenders party thereto, CNAI, as administrative agent (the “ABL Agent”) and the lenders party thereto are parties to that certain Amended and Restated Debtor-in-Possession Revolving Credit Agreement, dated as of March 22, 2013 (the “ABL Credit Agreement”), pursuant to which such lenders have agreed to make loans and extend other financial accommodations to the Borrower; and

WHEREAS, the Borrower, the lenders party thereto, Wilmington Trust, as administrative agent with respect to the New Money Term Loans (the “New Money Term Loan Agent”), Wilmington Trust, as administrative agent with respect to the Junior Term Loans (the “Junior Term Loan Agent”) and the lenders party thereto are parties to that certain Debtor-in-Possession Loan Agreement, dated as of March 22, 2013 (the “Term Loan Agreement”), pursuant to which such lenders have agreed to make loans and extend other financial accommodations to the Borrower; and

WHEREAS, the Grantors and the ABL Agent are parties to that certain Amended and Restated Security Agreement, dated as of March 22, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, the “ABL Security Agreement”), pursuant to which such Grantors have granted Liens on their assets securing the ABL Secured Obligations; and

WHEREAS, the Grantors, the New Money Term Loan Agent and the Junior Term Loan Agent are parties to that certain Security Agreement, dated as of March 22, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, the “Term Loan Security Agreement”), pursuant to which such Grantors have granted Liens on their assets securing the New Money Term Loan Secured Obligations and the Junior Term Loan Secured Obligations; and

WHEREAS, it is the desire of the parties hereto to set forth their respective rights and priorities with respect to the Common Collateral;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1. Definitions; Other Interpretive Provisions.

1.1 Definitions.

The following terms, as used herein, have the following meanings:

“ABL Agent” has the meaning set forth in the first WHEREAS clause of this Agreement; provided that the term “ABL Agent” shall also mean the Representative for the holders of any indebtedness outstanding under any Replacement ABL Credit Agreement then extant.

“ABL Credit Agreement” has the meaning set forth in the first WHEREAS clause of this Agreement; provided that the term “ABL Credit Agreement” shall also include any Replacement ABL

Credit Agreement, in each case as any such agreement may be amended, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“ABL Loan Documents” means (i) the “Loan Documents” as defined in the ABL Credit Agreement or (ii) the “Loan Documents” (or comparable term) as defined in any Replacement ABL Credit Agreement, as the case may be.

“ABL Priority Collateral” means any and all present and future right, title and interest of the Grantors in and to the following, whether now owned or hereafter acquired, existing or arising, and wherever located: (a) cash and Cash Equivalents (other than cash proceeds of property that was Term Loan Priority Collateral when such cash proceeds arose to the extent such cash proceeds are held in a Term Facility Cash Collateral Account, and any investment of such cash and Cash Equivalents held in a Term Facility Cash Collateral Account), (b) deposit accounts (other than any deposit account (including any Term Facility Cash Collateral Account) that contains solely the identifiable cash proceeds of property that was Term Loan Priority Collateral when such cash proceeds arose), (c) Inventory, (d) accounts, chattel paper and other related rights to payment, (e) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) through (d) of this definition, all related contracts, contract rights, documents, instruments and other evidences of indebtedness, payment intangibles, letter-of-credit rights and other supporting obligations and other claims or causes of action; (f) all books and records relating to the foregoing and (g) all proceeds of any and all of the foregoing; provided that the ABL Priority Collateral and the Term Loan Priority Collateral shall include the proceeds of Avoidance Actions (as defined in the ABL Credit Agreement as in effect on the date hereof) on an equal and ratable basis. Terms used in the foregoing definition which are defined in the Uniform Commercial Code and not otherwise defined in this Agreement have the meanings specified in the Uniform Commercial Code.

“ABL Priority Collateral Enforcement Actions” has the meaning specified in Section 7.3(b).

“ABL Priority Collateral Processing and Sale Period” has the meaning specified in Section 7.3(b).

“ABL Priority DIP Financing” has the meaning specified in Section 5.2(a).

“ABL Purchase” has the meaning specified in Section 4.4(a).

“ABL Purchase Event” has the meaning specified in Section 4.4(a).

“ABL Purchase Price” has the meaning specified in Section 4.4(b).

“ABL Purchasing Parties” has the meaning specified in Section 4.4(a).

“ABL Secured Obligations” means all “Secured Obligations” (or comparable term) as defined in the ABL Credit Agreement (including, for the avoidance of doubt, in any Replacement ABL Credit Agreement).

“ABL Secured Parties” means holders from time to time of the ABL Secured Obligations.

“ABL Security Agreement” has the meaning set forth in the third WHEREAS clause of this Agreement; provided that if a Replacement ABL Credit Agreement is in effect, “ABL Security

2

Agreement” shall be deemed to be a reference to each agreement pursuant to which Liens have been granted to secure obligations under such Replacement ABL Credit Agreement, in each case as any such agreement may be amended, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“Additional Debt” has the meaning specified in Section 11.3(b).

“Adequate Protection Liens” means any Liens granted in any Insolvency Proceeding to any Secured Party as adequate protection of the Secured Obligations held by such Secured Party.

“Available Credit Bid Amount” means, at any time during the pendency of the Existing Chapter 11 Cases, (i) $200,000,000 minus (ii) the aggregate principal amount of New Money Term Loans prepaid with the proceeds of any other Specified Sale consummated prior to the consummation of the applicable transaction with respect to which a credit bid is to be made minus (iii) the amount of all other successful credit bids previously made in connection with any other Specified Sale.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Bankruptcy Court” has the meaning set forth in the ABL Credit Agreement as in effect on the date hereof.

“Borrower” has the meaning set forth in the preamble of this Agreement.

“Cash Equivalents” has the meaning specified in the ABL Credit Agreement.

“CNAI” has the meaning set forth in the preamble of this Agreement.

“Class” refers to the determination (x) in relation to any particular Type of Common Collateral, (i) with respect to any Secured Obligations, whether such Secured Obligations are First Priority Obligations, Second Priority Obligations or Third Priority Obligations and (ii) with respect to any Secured Party, whether such Secured Party is a First Priority Secured Party, a Second Priority Secured Party or a Third Priority Secured Party and (y) in relation to any Secured Obligations, whether such Secured Obligations are ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations.

“Common Collateral” means all assets of the Grantors on which Liens have been granted (or purported to be granted) to secure more than one Class of Secured Obligations.

“Comparable Second Priority Security Document” means, in relation to any Common Collateral subject to any First Priority Security Document, that Second Priority Security Document that creates a security interest in the same Common Collateral, granted by the same Grantor, as applicable.

“Comparable Third Priority Security Document” means, in relation to any Common Collateral subject to any First Priority Security Document or any Second Priority Security Document, that Third Priority Security Document that creates a security interest in the same Common Collateral, granted by the same Grantor, as applicable.

“Defaulting ABL Secured Party” has the meaning specified in Section 4.4(g).

“Defaulting New Money Secured Party” has the meaning specified in Section 4.5(f).

3

“DIP Financing” means an ABL Priority DIP Financing or a Term Loan Priority DIP Financing.

“Effective Date” means March 22, 2013.

“Enforcement Action” means, with respect to any Class of Secured Obligations, the exercise of any rights and remedies with respect to any Common Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under the Loan Documents governing such Class, or applicable law, including without limitation the exercise of any rights of set-off, recoupment or credit bidding, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code (including credit bidding rights) or other similar creditors’ rights, bankruptcy, insolvency, reorganization or similar laws of any applicable jurisdiction.

“Existing Chapter 11 Cases” means the Chapter 11 cases filed by Eastman Kodak Company and certain of its subsidiaries on January 19, 2012 in the United States Bankruptcy Court for the Southern District of New York and pending as of the Effective Date.

“Existing Chapter 11 Cases Emergence Date” means the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan in the Existing Chapter 11 Cases that is confirmed pursuant to an order of the Bankruptcy Court.

“First Priority Documents” means, with respect to any Type of Common Collateral, the Loan Documents governing the related First Priority Obligations.

“First Priority Lien” means any Lien on any Type of Common Collateral securing any First Priority Obligation.

“First Priority Obligations” means, subject to Section 1.2, (i) with respect to the ABL Priority Collateral, the ABL Secured Obligations and (ii) with respect to the Term Loan Priority Collateral, the New Money Term Loan Secured Obligations. To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Priority Secured Party, Third Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“First Priority Obligations Payment Date” means, with respect to each Type of Common Collateral, the first date on which (i) the First Priority Obligations (other than those that constitute Unasserted Contingent Obligations) with respect to such Common Collateral have been paid in cash in full (or, if applicable, cash collateralized or defeased in accordance with the terms of the applicable First Priority Documents or converted or rolled into DIP Financing), (ii) all commitments to extend credit under the applicable First Priority Documents have been terminated, (iii) there are no outstanding letters of credit or similar instruments issued under the applicable First Priority Documents (other than such as have been cash collateralized or defeased or otherwise provided for in accordance with the terms of the applicable First Priority Documents), and (iv) the First Priority Representative with respect to such Common Collateral has delivered a written notice to the Second Priority Representative and the Third Priority Representative with respect to such Common Collateral stating that the events described in

4

clauses (i), (ii) and (iii) have occurred to the satisfaction of the First Priority Secured Parties with respect to such Common Collateral. For avoidance of doubt, a Refinancing of First Priority Obligations with respect to any Type of Common Collateral that is permitted hereby (other than with the proceeds of DIP Financing following the Existing Chapter 11 Cases Emergence Date) shall not give rise to the First Priority Obligations Payment Date with respect to such Common Collateral unless the terms thereof expressly so provide with reference to this Agreement.

“First Priority Representative” means, with respect to each Type of Common Collateral, the collective reference to each Representative for the holders of the First Priority Obligations with respect to such Common Collateral.

“First Priority Secured Parties” means, with respect to each Type of Common Collateral, the First Priority Representative and the holders of the First Priority Obligations.

“First Priority Security Documents” means each agreement or document granting or purporting to grant a Lien on any Common Collateral to secure First Priority Obligations.

“Grantor Joinder Agreement” means a supplement to this Agreement substantially in the form of Annex III, appropriately completed.

“Grantors” means the Borrower and each Subsidiary of the Borrower that has at any time granted a Lien on any assets that constitute Common Collateral.

“Hedge Agreement Obligations” has the meaning set forth in the ABL Credit Agreement.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Inventory” has the meaning set forth in the ABL Credit Agreement as in effect on the date hereof.

“Junior Term Loan Agent” has the meaning set forth in the second WHEREAS clause of this Agreement; provided that the term “Junior Term Loan Agent” shall also mean the Representative for the holders of any indebtedness that has been designated, in accordance with this Agreement, as “Junior Term Loan Secured Obligations” outstanding under each Replacement Term Loan Agreement then extant (and, if more than one Junior Term Loan Agent exists at any time, “Junior Term Loan Agent” shall be deemed to be a collective reference to each Junior Term Loan Agent).

“Junior Term Loan Secured Obligations” means, collectively, (i) all “Obligations” (or comparable term) in respect of the Junior Term Loans under the Term Loan Agreement and (ii) all “Obligations” (or comparable term) in respect of any other indebtedness that has been designated, in accordance with this Agreement, as “Junior Term Loan Secured Obligations” outstanding under each Replacement Term Loan Agreement then extant.

“Junior Term Loan Secured Parties” means the holders from time to time of the Junior Term Loan Secured Obligations.

“Junior Term Loans” means the “Junior Loans” (as defined in the Term Loan Agreement as in effect on the date hereof).

5

“Lien” means any lien, security interest, hypothecation, hypothec or other charge or encumbrance of any kind on the property of a Person, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property; provided the term “Lien” shall not include any license of intellectual property.

“Loan Document” means any of the ABL Loan Documents or the Term Loan Documents.

“Maximum Obligations Amount” means

(I) prior to the Existing Chapter 11 Cases Emergence Date, (x) with respect to the principal amount of New Money Term Loan Secured Obligations (A) $473,200,000 minus (B) the aggregate amount of all mandatory prepayments of principal of the New Money Term Loans made on or after the date hereof (excluding, for the avoidance of doubt, any such prepayments made in connection with the Refinancing of any such loans that is permitted under this Agreement), (y) with respect to the principal amount of Junior Term Loan Secured Obligations, $375,000,000, and (z) (A) with respect to the principal amount of ABL Secured Obligations, together with the undrawn face amount of and unreimbursed drawings with respect to letters of credit constituting ABL Secured Obligations, $200,000,000 plus (B) with respect to the amount of obligations under Secured Agreements (or a comparable term in any Replacement ABL Credit Agreement) constituting ABL Secured Obligations, $75,000,000, plus, in the case of a Refinancing pursuant to this Agreement and in the case of each of clauses (x), (y) and (z), an amount equal to accrued and unpaid interest on, and premium with respect to, the obligations being Refinanced and other reasonable and customary fees and expenses incurred in connection with such Refinancing; and

(II) on and after the Existing Chapter 11 Cases Emergence Date, (x) with respect to the principal amount of Term Loan Secured Obligations (A) $848,200,000 minus (B) the aggregate amount of all mandatory prepayments of principal of the Term Loan Secured Obligations made on or after the Existing Chapter 11 Cases Emergence Date (excluding, for the avoidance of doubt, any repayment of the New Money Term Loans on the Existing Chapter 11 Cases Emergence Date and any such prepayments made in connection with the Refinancing of any such loans that is permitted under this Agreement) plus (C) the product of (i) the aggregate principal amount of New Money Term Loan Secured Obligations under the Term Loan Agreement referred to in the second WHEREAS clause of this Agreement that are converted to Term Loan Secured Obligations under the “Exit Loan Agreement” as contemplated by Section 2.22 of such Term Loan Agreement multiplied by (ii) 2%, and (y) (A) with respect to the principal amount of ABL Secured Obligations, together with the undrawn face amount of and unreimbursed drawings with respect to letters of credit constituting ABL Secured Obligations, $200,000,000 plus (B) with respect to the amount of obligations under Secured Agreements (or a comparable term in any Replacement ABL Credit Agreement) constituting ABL Secured Obligations, $75,000,000, plus, in the case of a Refinancing pursuant to this Agreement and in the case of each of clauses (x) and (y), an amount equal to accrued and unpaid interest on, and premium with respect to, the obligations being Refinanced and other reasonable and customary fees and expenses incurred in connection with such Refinancing.

“Mortgage” means mortgage, deed of trust, leasehold mortgage, assignment of leases and rents, modifications and any other agreement, document or instrument pursuant to which any Lien on real property is granted to secure any Secured Obligations or under which rights or remedies with respect to any such Lien are governed.

“New DIP Order” means (i) that certain Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364

6

(d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Certain Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 2926], attached as Exhibit J-1 to the ABL Credit Agreement as modified by (ii) that certain Order Amending Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364 (d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Certain Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 3279], attached as Exhibit J-2 to the ABL Credit Agreement.

“New Money Term Loan Agent” has the meaning set forth in the second WHEREAS clause of this Agreement; provided that the term “New Money Term Loan Agent” shall also mean the Representative for the holders of any indebtedness that has been designated, in accordance with this Agreement, as “New Money Term Loan Secured Obligations” outstanding under each Replacement Term Loan Agreement then extant (and, if more than one New Money Term Loan Agent exists at any time, “New Money Term Loan Agent” shall be deemed to be a collective reference to each New Money Term Loan Agent).

“New Money Term Loan Purchase” has the meaning specified in Section 4.5(a).

“New Money Term Loan Purchase Event” has the meaning specified in Section 4.5(a).

“New Money Term Loan Purchase Price” has the meaning specified in Section 4.5(b).

“New Money Term Loan Purchasing Parties” has the meaning specified in Section 4.5(a).

“New Money Term Loan Secured Obligations” means, collectively, (i) all “Obligations” (or comparable term) in respect of the New Money Term Loans under the Term Loan Agreement and (ii) all “Obligations” (or comparable term) in respect of any other indebtedness that has been designated, in accordance with this Agreement, as “New Money Term Loan Secured Obligations” outstanding under each Replacement Term Loan Agreement then extant.

“New Money Term Loan Secured Parties” means the holders from time to time of the New Money Term Loan Secured Obligations.

“New Money Term Loans” means the “New Money Loans” (as defined in the Term Loan Agreement as in effect on the date hereof).

“Patent License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right with respect to any Patent or any invention now or hereafter in existence, whether patentable or not, whether a patent or application for patent is in existence on such invention or not, and whether a patent or application for patent on such invention may come into existence or not.

“Patents” means all the following owned or hereafter acquired by any Grantor: (i) all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, (ii) all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

7

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited or unlimited liability company or other entity, or a government or any political subdivision or agency thereof.

“Post-Petition Interest” means any interest, fees, expenses or other amount that accrues or would have accrued after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.

“Refinance” means, in respect of any indebtedness, to extend, refinance, renew or replace, defease or refund such indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Reorganization Plan” means a plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code.

“Replacement ABL Credit Agreement” means (i) any replacement credit agreement entered into by the Grantors (or any of them) to Refinance, in whole but not in part, the indebtedness outstanding under the then-extant ABL Credit Agreement or (ii) in the event that no indebtedness is outstanding under the then-extant ABL Credit Agreement, any replacement credit agreement entered into by the Grantors (or any of them), so long as, in the case of each of clauses (i) and (ii), the commitments under the then-extant ABL Credit Agreement shall have also been terminated; provided that (w) the incurrence of such indebtedness and the Liens securing such indebtedness is permitted by (1) the then-extant Term Loan Documents and (2) this Agreement (including, without limitation, Section 6.2), (x) the Borrower shall have designated the Representative of the holders of the indebtedness under such replacement credit agreement as the “ABL Agent” by delivering a writing to such effect to each Term Loan Agent, (y) the provisions of Section 6.2(a) of this Agreement shall have been complied with and (z) the Borrower shall have delivered to each Term Loan Agent an officer’s certificate certifying that the preceding conditions have been satisfied.

“Replacement Term Loan Agreement” means (A) the “Exit Loan Agreement” contemplated by Section 2.22 of the Term Loan Agreement referred to in the second WHEREAS clause of this Agreement and (B) any other replacement loan agreement or agreements entered into by the Grantors (or any of them) to Refinance, in whole or in part, the indebtedness outstanding under any then-extant Term Loan Agreement; provided in the case of each of clauses (A) and (B), that (w) the incurrence of such indebtedness and the Liens securing such indebtedness is permitted by (1) the ABL Loan Documents, (2) the other then-extant Term Loan Documents and (3) this Agreement (including, without limitation, Section 6.2), (x) the Borrower shall have designated the Representative of the holders of the indebtedness under such replacement loan agreement as a “Term Loan Agent” by delivering a writing to such effect to the ABL Agent, (y) the provisions of Section 6.2(b) and/or 6.2(c), as applicable, of this Agreement shall have been complied with and (z) the Borrower shall have delivered to the ABL Agent an officer’s certificate certifying that the preceding conditions have been satisfied.

“Representative” means the agent, trustee, or other representative for the holders of the Secured Obligations of any Class designated pursuant to the applicable Loan Documents.

“Representative Joinder Agreement” means a supplement to this Agreement substantially in the form of Annex II, appropriately completed.

“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, assistant secretary, treasurer, assistant treasurer or controller of a Grantor.

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“Second Priority Documents” means, with respect to any Type of Common Collateral, the Loan Documents governing the related Second Priority Obligations.

“Second Priority Lien” means any Lien on any Type of Common Collateral securing any Second Priority Obligation.

“Second Priority Obligations” means, subject to Section 1.2, (i) with respect to the ABL Priority Collateral, the New Money Term Loan Secured Obligations and (ii) with respect to the Term Loan Priority Collateral, the ABL Secured Obligations. To the extent any payment with respect to any Second Priority Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Priority Secured Party, Third Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Second Priority Obligations Payment Date” means, with respect to each Type of Common Collateral, the first date after the First Priority Obligations Payment Date with respect to such Common Collateral on which (i) the Second Priority Obligations (other than those that constitute Unasserted Contingent Obligations) with respect to such Common Collateral have been paid in cash in full (or, if applicable, cash collateralized or defeased in accordance with the terms of the applicable Second Priority Documents or converted or rolled into DIP Financing), (ii) all commitments to extend credit under the applicable Second Priority Documents have been terminated, (iii) there are no outstanding letters of credit or similar instruments issued under the applicable Second Priority Documents (other than such as have been cash collateralized or defeased or otherwise provided for in accordance with the terms of the applicable Second Priority Documents), and (iv) the Second Priority Representative with respect to such Common Collateral has delivered a written notice to the Third Priority Representative with respect to such Common Collateral stating that the events described in clauses (i), (ii) and (iii) have occurred to the satisfaction of the Second Priority Secured Parties with respect to such Common Collateral. For avoidance of doubt, a Refinancing of Second Priority Obligations with respect to any Type of Common Collateral that is permitted hereby (other than with the proceeds of DIP Financing following the Existing Chapter 11 Cases Emergence Date) shall not give rise to the Second Priority Obligations Payment Date with respect to such Common Collateral unless the terms thereof expressly so provide with reference to this Agreement.

“Second Priority Permitted Actions” means the actions permitted to be taken by the Second Priority Secured Parties with respect to each Type of Common Collateral pursuant to Section 3.1(b).

“Second Priority Representative” means, with respect to each Type of Common Collateral, the collective reference to each Representative for the holders of the Second Priority Obligations with respect to such Common Collateral.

“Second Priority Secured Parties” means, with respect to each Type of Common Collateral, the Second Priority Representative and the holders of the Second Priority Obligations with respect to such Common Collateral.

“Second Priority Security Documents” means each agreement or document granting or purporting to grant a Lien on any Common Collateral to secure Second Priority Obligations.

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“Second Priority Standstill Period” has the meaning specified in Section 3.1(b).

“Secured Agreements” has the meaning set forth in the ABL Credit Agreement as in effect on the date hereof.

“Secured Obligations” means, collectively, the First Priority Obligations, the Second Priority Obligations and the Third Priority Obligations.

“Secured Parties” means, collectively, the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties.

“Security Documents” means, collectively, (i) the “Collateral Documents” (or like term) as defined in the ABL Credit Agreement and (ii) the “Collateral Documents” (or like term) as defined in the Term Loan Agreement.

“Specified Sale” means any sale or disposition, in whole or in part, of any combination of (A) the assets and businesses to be sold in the transsaction assigned the code name “Rockford”, (B) the assets and businesses to be sold in the transaction assigned the code name “Walden” and/or (C) trademarks, trademark licenses, domain names or related intellectual property assets and materials of the Borrower or any of its Subsidiaries.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Surviving ABL Obligations” has the meaning specified in Section 4.4(a).

“Surviving New Money Term Loan Obligations” has the meaning specified in Section 4.5(a).

“Term Facility Cash Collateral Account” means a segregated Deposit Account (as defined in the ABL Credit Agreement) into which only the identifiable proceeds of Term Loan Priority Collateral are deposited.

“Term Loan Agent” means the collective reference to the New Money Term Loan Agent (in such capacity) and the Junior Term Loan Agent (in such capacity); provided that the term “Term Loan Agent” shall also mean the Representative for the holders of any indebtedness outstanding under each Replacement Term Loan Agreement then extant (and, if more than one Term Loan Agent exists at any time, “Term Loan Agent” shall be deemed to be a collective reference to each Term Loan Agent).

“Term Loan Agreement” has the meaning set forth in the second WHEREAS clause of this Agreement; provided that the term “Term Loan Agreement” shall also include any Replacement Term Loan Agreement (and if more than one Term Loan Agreement exists at any time, “Term Loan Agreement” shall be deemed to be a collective reference to each Term Loan Agreement then extant), in

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each case as any such agreement may be amended, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“Term Loan Documents” means, collectively, the “Loan Documents” (or comparable term) as defined in each Term Loan Agreement.

“Term Loan Priority DIP Financing” has the meaning specified in Section 5.2(b).

“Term Loan Priority Collateral” means all assets of the Grantors on which Liens have been granted pursuant to the Security Documents other than ABL Priority Collateral.

“Term Loan Priority Collateral Enforcement Action Notice” has the meaning specified in Section 7.3(b).

“Term Loan Priority Collateral Enforcement Actions” has the meaning specified in Section 7.3(b).

“Term Loan Secured Obligations” means, collectively, the New Money Term Loan Secured Obligations and the Junior Term Loan Secured Obligations.

“Term Loan Security Agreement” has the meaning set forth in the fourth WHEREAS clause of this Agreement; provided that if more than one Term Loan Agreement is in effect, “Term Loan Security Agreement” shall be deemed to be a collective reference to each agreement pursuant to which Liens have been granted to secure obligations under each Term Loan Agreement then extant, in each case as any such agreement may be amended, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“Third Priority Documents” means, with respect to any Type of Common Collateral, the Loan Documents governing the related Third Priority Obligations.

“Third Priority Lien” means any Lien on any Type of Common Collateral securing any Third Priority Obligation.

“Third Priority Obligations” means, subject to Section 1.2, with respect to the ABL Priority Collateral and the Term Loan Priority Collateral, the Junior Term Loan Secured Obligations. To the extent any payment with respect to any Third Priority Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Priority Secured Party, Second Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Third Priority Representative” means, with respect to each Type of Common Collateral, the collective reference to each Representative for the holders of the Third Priority Obligations with respect to such Common Collateral.

“Third Priority Secured Parties” means, with respect to each Type of Common Collateral, the Third Priority Representative and the holders of the Third Priority Obligations with respect to such Common Collateral.

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“Third Priority Security Documents” means each agreement or document granting or purporting to grant a Lien on any Common Collateral to secure Third Priority Obligations.

“Trademark License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any Trademark.

“Trademarks” means all the following owned or hereafter acquired by any Grantor: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, trade dress, including as displayed on prints and labels, package and other designs, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Type” when used to describe any Common Collateral, refers to whether such Common Collateral is ABL Priority Collateral or Term Loan Priority Collateral

“Unasserted Contingent Obligations” means, at any time, with respect to any Class of Secured Obligations, Secured Obligations of such Class for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (i) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Secured Obligation of such Class and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Secured Obligations of such Class for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” means the United States of America.

“Wilmington Trust” has the meaning set forth in the preamble of this Agreement.

1.2 Applicability of this Agreement.

Notwithstanding anything to the contrary herein, (i) upon the occurrence of the First Priority Obligations Payment Date with respect to a Type of Common Collateral, (a) the Second Priority Obligations with respect to such Common Collateral (immediately prior to the First Priority Obligations Payment Date) shall be deemed to be the First Priority Obligations with respect to such Common Collateral for purposes of this Agreement, and (b) the Third Priority Obligations with respect to such Common Collateral (immediately prior to the First Priority Obligations Payment Date) shall be deemed to be the Second Priority Obligations with respect to such Common Collateral for purposes of this Agreement and (ii) to the extent that the aggregate amount of any Class of Secured Obligations exceeds the Maximum Obligations Amount with respect to such Class, such excess shall not constitute First Priority Obligations, Second Priority Obligations or Third Priority Obligations hereunder, and shall be junior in Lien priority to all Secured Obligations.

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SECTION 2. Lien Priorities.

2.1 Subordination of Liens.

(a) Any and all Second Priority Liens now existing or hereafter created or arising, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, are expressly junior in priority, operation and effect to any and all First Priority Liens now existing or hereafter created or arising, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any First Priority Document or Second Priority Document or any other circumstance whatsoever and (iii) the fact that any such First Priority Liens are (x) subordinated to any Lien securing any obligation of any Grantor other than the Second Priority Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.

(b) Any and all Third Priority Liens now existing or hereafter created or arising, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, are expressly junior in priority, operation and effect to any and all First Priority Liens and Second Priority Liens now existing or hereafter created or arising, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Third Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any First Priority Document, Second Priority Document or Third Priority Document or any other circumstance whatsoever and (iii) the fact that any such First Priority Liens or Second Priority Liens are (x) subordinated to any Lien securing any obligation of any Grantor other than the Third Priority Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.

(c) No Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Common Collateral granted to any other Secured Party. No Second Priority Secured Party and no Third Priority Secured Party shall take, or cause to be taken, any action the purpose of which is to make any Second Priority Lien or Third Priority Lien, as applicable, pari passu with or senior to the First Priority Lien. It is understood that nothing in this Section 2.1(c) is intended to prohibit any Second Priority Secured Party or Third Priority Secured Party from exercising any rights expressly granted to it under this Agreement.

(d) Notwithstanding any failure by any Secured Party to perfect any or all of its security interests in the Common Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of any or all of the security interests in the Common Collateral granted to such Secured Party, the priority and rights as among the Secured Parties with respect to the Common Collateral shall be as set forth herein.

2.2 Nature of Obligations. Each Secured Party acknowledges that certain of the Secured Obligations are revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of such Secured Obligations may be modified, extended or amended from time to time, and that the aggregate

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amount of the Secured Obligations may be increased, replaced or Refinanced, in each event, without notice to or consent by the Secured Parties (except to the extent required under Section 6) and without affecting the provisions hereof. The lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or Refinancing of or waiver, consent or accommodation with respect to any Secured Obligations, or any portion thereof.

2.3 Agreements Regarding Actions to Perfect Liens.

(a) With respect to each Type of Common Collateral, the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative agrees, on behalf of itself and the other Third Priority Secured Parties, that UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of such Second Priority Representative or any other Second Priority Secured Party (or any agent or other representative thereof) or such Third Priority Representative or any other Third Priority Secured Party (or any agent or other representative thereof) shall be in form reasonably satisfactory to the First Priority Representative.

(b) The Second Priority Representative and Third Priority Representative with respect to the Term Loan Priority Collateral each agrees, on behalf of itself and the other Second Priority Secured Parties and Third Priority Secured Parties with respect to the Term Loan Priority Collateral, as the case may be, that all Mortgages now or thereafter filed against real property in favor of or for the benefit of the Second Priority Representative or Third Priority Representative with respect to the Term Loan Priority Collateral shall be in form reasonably satisfactory to the First Priority Representative with respect to the Term Loan Priority Collateral and shall contain the following notation: “The lien created by this [mortgage][deed of trust][similar instrument] on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to Wilmington Trust, National Association, and its successors and assigns, in such property, in accordance with the provisions of the Intercreditor Agreement, dated as of March 22, 2013, among Citicorp North America, Inc., as Representative with respect to the ABL Credit Agreement, Wilmington Trust, National Association, as Representative with respect to the New Money Term Loans under the Term Loan Agreement, Wilmington Trust, National Association, as Representative with respect to the Junior Term Loans under the Term Loan Agreement, Eastman Kodak Company and the other parties thereto, as amended from time to time.”

(c) With respect to each Type of Common Collateral, the First Priority Representative hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over such Common Collateral pursuant to the First Priority Documents, such possession or control is also for the benefit of the Second Priority Representative and the other Second Priority Secured Parties and the Third Priority Representative and the other Third Priority Secured Parties, but solely as gratuitous bailee to the extent required to perfect their security interest in such Common Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the First Priority Representative (or any third party acting on its behalf) with respect to such Common Collateral or provide any Second Priority Representative or any other Second Priority Secured Party or any Third Priority Representative or any other Third Priority Secured Party with respect to such Common Collateral with any rights with respect to such Common Collateral beyond those specified in this Agreement and the Second Priority Documents or the Third Priority Documents, as the case may be; provided that with respect to each Type of Common Collateral, subsequent to the occurrence of the First Priority Obligations Payment Date in each case at the Borrower’s sole cost and expense, (i) the First Priority Representative shall (x) deliver to the Second Priority Representative (and each Grantor hereby directs such First Priority

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Representative to so deliver and the Third Priority Representative on behalf of itself and the other Third Priority Secured Parties, consents to such delivery), any stock certificates or promissory notes evidencing or constituting such Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Second Priority Documents or (y) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs and (ii) in the case of any Common Collateral consisting of deposit accounts or securities accounts as to which the First Priority Representative has control pursuant to an account control agreement, the First Priority Representative and the applicable Grantor shall take such actions, if any, as are required to cause control over such Common Collateral to become vested in the Second Priority Representative; provided further that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties and shall not impose on the First Priority Secured Parties any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

(d) Other than as set forth in the first proviso to the second sentence of the immediately preceding paragraph (c), any First Priority Secured Party with physical possession of or control over Common Collateral shall not have any duty or liability to protect or preserve any rights pertaining to any of such Common Collateral and, except for gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction, each Second Priority Secured Party and each Third Priority Secured Party hereby waives and releases such Person from all claims and liabilities arising pursuant to such Person’s role as gratuitous bailee with respect to such Common Collateral.

2.4 No New Liens. The parties hereto agree that there shall be no Lien, and no Grantor shall have any right to create any Lien, on any asset of such Grantor securing any Secured Obligation of such Grantor if such asset is not also subject to a Lien securing each other Secured Obligation of such Grantor, except that (x) nothing contained in this Section 2.4 shall preclude (i) the First Priority Secured Parties from being granted Adequate Protection Liens regardless of whether any Adequate Protection Liens are granted to the Second Priority Secured Parties or the Third Priority Secured Parties or (ii) the Second Priority Secured Parties or the Third Priority Secured Parties from being granted Adequate Protection Liens in accordance with Section 5.4 and (y) this Section 2.4 shall be inapplicable to any Lien securing obligations under any Secured Agreements and/or Hedge Agreement Obligations and/or Letters of Credit (as defined in the ABL Credit Agreement), and not any other obligations, that is permitted under both the ABL Credit Agreement and the Term Loan Agreement. If any Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Grantor securing the Secured Obligations of such Grantor, which assets are not also subject to a Lien securing the other Secured Obligations of such Grantor as required by the first sentence of this Section 2.4, then such Secured Party shall, without the need for any further consent of any other Secured Party, and notwithstanding anything to the contrary in any Loan Document, be deemed to hold and have held such Lien for the benefit of the Secured Parties holding Secured Obligations that are required to have a Lien on such assets by the first sentence of this Section 2.4 (and each such Lien so deemed to have been held shall be subject in all respects to the provisions of this Agreement, including without limitation the lien subordination provisions set forth in Section 2.1).

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SECTION 3. Enforcement Rights.

3.1 Exclusive Enforcement.

(a) With respect to each Type of Common Collateral, until the First Priority Obligations Payment Date, whether or not an Insolvency Proceeding has been commenced by or against any Grantor, the First Priority Secured Parties shall have the exclusive right to take and continue (or refrain from taking or continuing) any Enforcement Action with respect to such Common Collateral, without any consultation with or consent of any Second Priority Secured Party or any Third Priority Secured Party with respect to such Common Collateral; provided that the Second Priority Secured Parties and the Third Priority Secured Parties with respect to any Common Collateral may exercise credit bidding rights with respect to such Common Collateral (A) to the extent expressly permitted under clause (y) of Section 5.6(a) and (B) to the extent expressly permitted under Section 5.6(c). With respect to each Type of Common Collateral, upon the occurrence and during the continuance of an event of default under the First Priority Documents (and subject to the provisions of the First Priority Documents), the First Priority Representative and the other First Priority Secured Parties may take and continue any Enforcement Action with respect to the applicable First Priority Obligations and such Common Collateral in such order and manner as they may determine in their sole discretion.

(b) Notwithstanding Section 3.1(a), with respect to each Type of Common Collateral, the Second Priority Representative and the Second Priority Secured Parties may enforce any of their rights and exercise any of their remedies with respect to the Common Collateral after a period of 180 days has elapsed since the date on which the Second Priority Representative has delivered to the First Priority Representative written notice of the acceleration or non-payment at maturity of the indebtedness then outstanding under the Second Priority Documents (the “Second Priority Standstill Period”); provided, however, that notwithstanding the expiration of the Second Priority Standstill Period or anything to the contrary herein, with respect to each Type of Common Collateral, in no event shall the Second Priority Representative or any other Second Priority Secured Party enforce or exercise any rights or remedies with respect to such Common Collateral if the First Priority Representative or any other First Priority Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to all or a material portion of such Common Collateral (prompt written notice thereof to be given to the Second Priority Representative by the First Priority Representative). If any stay or other order prohibiting the exercise of remedies with respect to any Type of Common Collateral has been entered in connection with any Insolvency Proceeding or by a court of competent jurisdiction, the Second Priority Standstill Period with respect to such Common Collateral shall be tolled during the pendency of any such stay or other order.

(c) It is understood that Sections 3.1(a) and 3.1(b) do not restrict the following:

(i) in any Insolvency Proceeding commenced by or against any Grantor, the Second Priority Representative and the Third Priority Representative with respect to each Type of Common Collateral may file a claim or statement of interest with respect to such Type of Common Collateral;

(ii) (A) the Second Priority Representative with respect to each Type of Common Collateral may take any action (not adverse to the prior Liens securing the First Priority Obligations with respect to each Type of Common Collateral, or the rights of the First Priority Representative or the First Priority Secured Parties with respect to such Type of Common Collateral to exercise remedies in respect thereof) in order to preserve, perfect or protect the

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Second Priority Lien on such Type of Common Collateral and (B) the Third Priority Representative with respect to each Type of Common Collateral may take any action (not adverse to the prior Liens securing the First Priority Obligations or the Second Priority Obligations with respect to each Type of Common Collateral, or the rights of the First Priority Representative or the First Priority Secured Parties or the Second Priority Representative or the Second Priority Secured Parties with respect to such Type of Common Collateral to exercise remedies in respect thereof) in order to preserve, perfect or protect the Third Priority Lien on such Type of Common Collateral;

(iii) (A) the Second Priority Secured Parties with respect to each Type of Common Collateral shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Secured Parties with respect to such Type of Common Collateral, if any, in each case in accordance with the terms of this Agreement and (B) the Third Priority Secured Parties with respect to each Type of Common Collateral shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Third Priority Secured Parties with respect to such Type of Common Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) the Second Priority Secured Parties and the Third Priority Secured Parties with respect to each Type of Common Collateral shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any bankruptcy, insolvency or similar law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement; and

(v) the Second Priority Secured Parties and the Third Priority Secured Parties with respect to each Type of Common Collateral shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency Proceeding or otherwise and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement.

3.2 Standstill and Waivers.

(a) With respect to each Type of Common Collateral, (i) each of the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the First Priority Representative and each other First Priority Secured Party, that until the First Priority Obligations Payment Date, subject to Section 3.1(c) and except in connection with the taking of any Second Priority Permitted Actions, they will not oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of such Common Collateral pursuant to an Enforcement Action (or pursuant to a sale, lease, exchange or transfer as a result of which the Second Priority Lien or Third Priority Lien is automatically released pursuant to Section 4.2(a)) or any other Enforcement Action taken by or on behalf of the First Priority Representative or any other First Priority Secured Party and (ii) the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, for the benefit of the Second Priority Representative and each other Second Priority Secured Party, agrees that, until the Second Priority Obligations Payment Date, subject to Section 3.1(c), they will not oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange,

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transfer or other disposition of such Common Collateral pursuant to an Enforcement Action (or pursuant to a sale, lease, exchange or transfer as a result of which the Third Priority Lien is automatically released pursuant to Section 4.2(a)) or any other Enforcement Action taken by or on behalf of the Second Priority Representative or any other Second Priority Secured Party;

(b) With respect to each Type of Common Collateral, (i) each of the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the First Priority Representative and each other First Priority Secured Party, that until the First Priority Obligations Payment Date, they have no right to (x) direct the First Priority Representative or any other First Priority Secured Party to take any Enforcement Action with respect to such Common Collateral or (y) subject to Section 3.1(c) and except in connection with the taking of any Second Priority Permitted Actions, consent or object to the taking by the First Priority Representative or any other First Priority Secured Party of any Enforcement Action with respect to such Common Collateral or to the timing or manner thereof (or, to the extent it may have any such right described in this Section 3.2(b) as a junior lien creditor, they hereby irrevocably waive such right) and (ii) the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the Second Priority Representative and each other Second Priority Secured Party, that until the Second Priority Obligations Payment Date, they have no right to (x) direct the Second Priority Representative or any other Second Priority Secured Party to take any Enforcement Action with respect to such Common Collateral or (y) subject to Section 3.1(c), consent or object to the taking by the Second Priority Representative or any other Second Priority Secured Party of any Enforcement Action with respect to such Common Collateral or to the timing or manner thereof (or, to the extent it may have any such right described in this Section 3.2(b) as a junior lien creditor, they hereby irrevocably waive such right);

(c) With respect to each Type of Common Collateral, (i) each of the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the First Priority Representative and each other First Priority Secured Party, that until the First Priority Obligations Payment Date, they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the First Priority Representative or any other First Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and none of the First Priority Representative nor any other First Priority Secured Party shall be liable for, any action taken or omitted to be taken by the First Priority Representative or any First Priority Secured Party with respect to such Common Collateral or pursuant to the First Priority Documents and (ii) the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the Second Priority Representative and each other Second Priority Secured Party, that until the Second Priority Obligations Payment Date, they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Second Priority Representative or any other Second Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and none of the Second Priority Representative nor any other Second Priority Secured Party shall be liable for, any action taken or omitted to be taken by the Second Priority Representative or any Second Priority Secured Party with respect to such Common Collateral or pursuant to the Second Priority Documents; provided that nothing in this Section 3.2(c) shall be construed to prevent or limit any party hereto from instituting any such suit or other proceeding to enforce the terms of this Agreement;

(d) With respect to each Type of Common Collateral, (i) each of the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority

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Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the First Priority Representative and each other First Priority Secured Party, that until the First Priority Obligations Payment Date, they will not take any Enforcement Action with respect to such Common Collateral, except as otherwise permitted under the proviso to the first sentence of Section 3.1(a) or under Section 3.1(b) and (ii) the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the Second Priority Representative and each other Second Priority Secured Party, that until the Second Priority Obligations Payment Date, they will not take any Enforcement Action with respect to such Common Collateral;

(e) With respect to each Type of Common Collateral, (i) each of the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the First Priority Representative and each other First Priority Secured Party, that until the First Priority Obligations Payment Date, they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, such Common Collateral, in each case, except as otherwise permitted under the proviso to the first sentence of Section 3.1(a) or under Section 3.1(b) and (ii) the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the Second Priority Representative and each other Second Priority Secured Party, that until the Second Priority Obligations Payment Date, they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, such Common Collateral; and

(f) With respect to each Type of Common Collateral, (i) each of the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the First Priority Representative and each other First Priority Secured Party, that until the First Priority Obligations Payment Date, they will not seek, and hereby waive any right, to have such Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Common Collateral, except as otherwise permitted under Section 3.1(b) and (ii) the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees, for the benefit of the Second Priority Representative and each other Second Priority Secured Party, that until the Second Priority Obligations Payment Date, they will not seek, and hereby waive any right, to have such Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Common Collateral.

3.3 Judgment Creditors. In the event that any Second Priority Secured Party or Third Priority Secured Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor in respect of its Second Priority Obligations or Third Priority Obligations, as the case may be (it being understood that any such party may exercise its rights and remedies as an unsecured creditor against the relevant Grantors in accordance with the terms of the Second Priority Documents or Third Priority Documents, as applicable, and applicable law; provided that such exercise of rights or remedies is not a violation of this Agreement), such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Priority Obligations and the Second Priority Liens and the Second Priority Obligations, as applicable) to the same extent as all other Second Priority Liens (created pursuant to the Second Priority Documents) or all other Third Priority Liens (created pursuant to the Third Priority Documents), as the case may be, subject to this Agreement.

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3.4 Cooperation. With respect to each Type of Common Collateral, the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties agrees that each of them shall take such actions as the First Priority Representative shall reasonably request in connection with an Enforcement Action by any First Priority Secured Party or the exercise by the First Priority Secured Parties of their rights set forth herein.

3.5 No Additional Rights for the Grantors Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Grantor shall be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

3.6 Actions Upon Breach.

(a) With respect to each Type of Common Collateral, if any Second Priority Secured Party or Third Priority Secured Party commences or participates in any action or proceeding against any Grantor in respect of such Common Collateral contrary to this Agreement, such Grantor, with the prior written consent of the First Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any First Priority Secured Party may intervene and interpose such defense or plea in its or their name or in the name of such Grantor.

(b) With respect to each Type of Common Collateral, if any Second Priority Secured Party (or any agent or other representative thereof) or any Third Priority Secured Party (or any agent or other representative thereof) in any way takes, attempts to take or threatens to take any action with respect to such Common Collateral (including, without limitation, any attempt to enforce any remedy on such Common Collateral) in violation of this Agreement, or fails to take any action required by this Agreement, any First Priority Secured Party (in its or their own name or in the name of any Grantor) may obtain relief against such Second Priority Secured Party (or agent or other representative thereof) or Third Priority Secured Party (or agent or other representative thereof), as the case may be, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Priority Representative on behalf of each other Second Priority Secured Party and the Third Priority Representative on behalf of each other Third Priority Secured Party that (i) the damages of the First Priority Secured Parties from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Priority Secured Party and each Third Priority Secured Party waives any defense that any Grantor and/or the First Priority Secured Parties cannot demonstrate damage and/or can be made whole by the awarding of damages.

SECTION 4. Application of Proceeds of Common Collateral; Dispositions and Releases of Common Collateral; Inspection and Insurance.

4.1 Application of Proceeds; Turnover Provisions.

(a) All proceeds of ABL Priority Collateral (to the extent such ABL Priority Collateral constitutes Common Collateral) (including any interest earned thereon) resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows:

first, to the First Priority Representative with respect to the ABL Priority Collateral to be applied in accordance with Section 6.04 of the ABL Credit Agreement (or the then-extant First Priority Documents with respect to the ABL Priority Collateral) until the First Priority Obligations with respect to the ABL Priority Collateral are paid in full;

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second, to the Second Priority Representative with respect to the ABL Priority Collateral to be applied in accordance with Section 6.02 of the Term Loan Agreement (or the then-extant Second Priority Documents with respect to the ABL Priority Collateral) until the Second Priority Obligations with respect to the ABL Priority Collateral are paid in full;

third, to the Third Priority Representative with respect to the ABL Priority Collateral to be applied in accordance with Section 6.02 of the Term Loan Agreement (or the then-extant Third Priority Documents with respect to the ABL Priority Collateral) until the Third Priority Obligations with respect to the ABL Priority Collateral are paid in full; and

finally, to the relevant Grantor, or as a court of competent jurisdiction may direct.

(b) All proceeds of the Term Loan Priority Collateral (to the extent such Term Loan Priority Collateral constitutes Common Collateral) (including any interest earned thereon) resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows:

first, to the First Priority Representative with respect to the Term Loan Priority Collateral to be applied in accordance with Section 6.02 of the Term Loan Agreement (or the then-extant First Priority Documents with respect to the Term Loan Priority Collateral) until the First Priority Obligations with respect to the Term Loan Priority Collateral are paid in full;

second, to the Second Priority Representative with respect to the Term Loan Priority Collateral to be applied in accordance with Section 6.04 of the ABL Credit Agreement (or the then-extant Second Priority Documents with respect to the Term Loan Priority Collateral) until the Second Priority Obligations with respect to the Term Loan Priority Collateral are paid in full;

third, to the Third Priority Representative with respect to the Term Loan Priority Collateral to be applied in accordance with Section 6.02 of the Term Loan Agreement (or the then-extant Third Priority Documents with respect to the Term Loan Priority Collateral) until the Third Priority Obligations with respect to the Term Loan Priority Collateral are paid in full; and

finally, to the relevant Grantor, or as a court of competent jurisdiction may direct.

(c) With respect to each Type of Common Collateral, until the occurrence of the First Priority Obligations Payment Date, no Second Priority Secured Party or Third Priority Secured Party may accept any such Common Collateral, including any such Common Collateral constituting proceeds, in satisfaction, in whole or in part, of the Second Priority Secured Obligations or Third Priority Secured Obligations, as the case may be, in violation of Sections 4.1(a) or 4.1(b). Any Common Collateral, including any Common Collateral constituting proceeds, received by a Second Priority Secured Party or Third Priority Secured Party that is not permitted to be received pursuant to the preceding sentence shall be segregated and held in trust and promptly turned over to the First Priority Representative with respect to such Common Collateral to be applied in accordance with Section 4.1(a) or 4.1(b), as the case may be, in the same form as received, with any necessary endorsements, and each Second Priority Secured Party and each Third Priority Secured Party hereby authorizes the First Priority Representative to make any such endorsements as agent for the Second Priority Representative and the Third Priority Representative (which authorization, being coupled with an interest, is irrevocable). Upon the turnover of such Common Collateral as contemplated by the immediately preceding sentence, the Second Priority Obligations or the Third Priority Obligations purported to be satisfied by the payment of such Common Collateral shall be immediately reinstated in full as though such payment had never occurred.

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4.2 Releases of Lien.

(a) With respect to each Type of Common Collateral, upon any release, sale or disposition of such Common Collateral that results in the release of the First Priority Lien on such Common Collateral and that is (i) permitted pursuant to the terms of the First Priority Documents and not prohibited under the Second Priority Documents or Third Priority Documents or (ii) effected pursuant to an Enforcement Action, the Second Priority Lien and the Third Priority Lien on such Common Collateral (but not on any proceeds of such Common Collateral not required to be paid to the First Priority Secured Parties) shall be automatically and unconditionally released.

(b) With respect to each Type of Common Collateral, until the First Priority Obligations Payment Date, the Second Priority Representative and the Third Priority Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the First Priority Representative shall reasonably request to evidence any release of the Second Priority Lien and Third Priority Lien described in Section 4.2(a). With respect to each Type of Common Collateral, the Second Priority Representative and the Third Priority Representative hereby appoints the First Priority Representative and any officer or duly authorized person of the First Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Priority Representative and the Third Priority Representative and in the name of the Second Priority Representative, the Third Priority Representative or in the First Priority Representative’s own name; provided that such power of attorney may only be exercised if the Second Priority Representative or the Third Priority Representative has not executed and delivered such release documents and instruments in a timely manner following a request from the First Priority Representative, and must be exercised in the First Priority Representative’s reasonable discretion, solely for the purposes of carrying out the terms of Section 4.2(a), to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of Section 4.2(a), including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

4.3 Inspection Rights and Insurance.

(a) With respect to each Type of Common Collateral, until the First Priority Obligations Payment Date, any First Priority Secured Party and its representatives and invitees may, to the extent expressly permitted by the First Priority Documents, inspect, repossess, remove and otherwise deal with such Common Collateral, and, pursuant to an Enforcement Action, the First Priority Representative may advertise and conduct public auctions or private sales of such Common Collateral, in each case without notice (other than any notice required by law) to, the involvement of or interference by any Second Priority Secured Party or Third Priority Secured Party or liability to any Second Priority Secured Party or Third Priority Secured Party.

(b) With respect to each Type of Common Collateral, until the First Priority Obligations Payment Date, the First Priority Representative will have the sole and exclusive right, subject to the rights of the Grantors under the applicable First Priority Documents, (i) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor with respect to such Common Collateral (except that, if the applicable insurer permits, the Second Priority Representative and the Third Priority Representative shall have the right to be named as an additional insured so long as its second lien status or third lien status, as the case may be, is identified in a manner reasonably satisfactory to the First Priority Representative); (ii) to adjust or settle any insurance policy or claim covering such Common Collateral in the event of any loss thereunder; and (iii) to approve any award granted in any condemnation or similar proceeding affecting such Common Collateral.

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4.4 Option to Purchase ABL Secured Obligations.

(a) Without prejudice to the enforcement of remedies by the ABL Agent (whether in its capacity as First Priority Representative or Second Priority Representative) or the ABL Secured Parties, the ABL Secured Parties agree that at any time following (a) acceleration of the ABL Secured Obligations in accordance with the terms of the ABL Credit Agreement, (b) the commencement of an Enforcement Action by the ABL Secured Parties or (c) the commencement of an Insolvency Proceeding by or against any Grantor (each, an “ABL Purchase Event”), one or more of the New Money Term Loan Secured Parties may request to purchase by way of assignment (and, to the extent provided in clause (b) below, cash collateralization), and the ABL Secured Parties, severally and not jointly, hereby offer the New Money Term Loan Secured Parties the option to purchase by way of assignment (and, to the extent provided in clause (b) below, cash collateralization) (and shall thereby also assume all commitments and duties of the ABL Secured Parties, other than in respect of Secured Agreements) all, but not less than all, of the aggregate amount of ABL Secured Obligations outstanding at the time of purchase (any such purchase, an “ABL Purchase”; and the persons effecting such purchase, the “ABL Purchasing Parties”); provided that (x) at the time of (and as a condition to) any ABL Purchase all commitments pursuant to any then outstanding ABL Credit Agreement shall have terminated, (y) any ABL Purchase shall be effected not later than 30 days following the first date on which an ABL Purchase Event occurs and (z) any ABL Purchase shall not in any way affect any rights of the ABL Secured Parties with respect to indemnification and other obligations of the Grantors under the ABL Loan Documents that are expressly stated to survive the termination of the ABL Documents (the “Surviving ABL Obligations”).

(b) Without limiting the obligations of the Grantors to the ABL Secured Parties under the ABL Loan Documents with respect to the Surviving ABL Obligations, on the date of an ABL Purchase, the ABL Purchasing Parties shall (i) pay to the ABL Secured Parties as the purchase price (the “ABL Purchase Price”) 100% of the amount of all ABL Secured Obligations (other than Unasserted Contingent Obligations) then outstanding and unpaid (including principal, interest, fees, breakage costs, attorneys’ and advisors’ fees and expenses (in each case, whether or not invoiced or final)), payable in cash, (ii) furnish cash collateral to the ABL Secured Parties in such amounts as the relevant ABL Secured Parties determine is reasonably necessary to secure such ABL Secured Parties in connection with any ABL Secured Obligations in respect of Secured Agreements, without prejudice to the right of such ABL Secured Parties to terminate any such Secured Agreements at any time, (iii) furnish cash collateral to the ABL Secured Parties in such amounts as the relevant ABL Secured Parties determine is reasonably necessary to secure such ABL Secured Parties in connection with any outstanding Letters of Credit (as defined in the ABL Credit Agreement) (not to exceed 105% of the aggregate undrawn face amount of such letters of credit) and (iv) agree to reimburse the ABL Secured Parties for (x) returned payment items relating to any checks or other payments provisionally credited to the ABL Secured Obligations and/or as to which the ABL Secured Parties have not yet received final payment and, in each case, are reflected in the ABL Purchase Price and (y) to the extent that the cash collateral furnished pursuant to clauses (ii) and/or (iii) is insufficient, all amounts thereafter drawn under any outstanding Letters of Credit or thereafter payable by the ABL Secured Parties (or any of them) in respect of Secured Agreements.

(c) The ABL Purchase Price and cash collateral shall be remitted by wire transfer in immediately available funds to such account of the ABL Agent as it shall designate to the ABL Purchasing Parties. The ABL Agent shall, promptly following its receipt thereof, distribute the amounts received by it in respect of the ABL Purchase Price to the ABL Secured Parties in accordance with their holdings of the applicable ABL Secured Obligations. Interest shall be calculated to but excluding the day on which the ABL Purchase occurs if the amounts so paid by the ABL Purchasing Parties to the account designated by the ABL Agent are received in such account prior to 1:00 p.m.,

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New York City time, and interest shall be calculated to and including such day if the amounts so paid by the ABL Purchasing Parties to the account designated by the ABL Agent are received in such account later than 1:00 p.m., New York City time.

(d) After the date of such ABL Purchase (i) the ABL Agent will promptly provide the New Money Term Loan Agent with written notification of the termination of any Secured Agreements and the cancellation or termination of any Letters of Credit (as defined in the ABL Credit Agreement), in each case, for which the ABL Purchasing Parties have provided cash collateral, and (ii) to the extent any Secured Agreements are terminated or any Letters of Credit are cancelled or terminated without being drawn, the ABL Agent shall return to the ABL Purchasing Parties such portion of the cash collateral furnished to the ABL Agent as collateral therefor and not applied to the satisfaction of the ABL Secured Obligations to which such cash collateral relates.

(e) The ABL Purchase shall be made without representation or warranty of any kind by the ABL Secured Parties as to the ABL Secured Obligations, the ABL Priority Collateral or otherwise and without recourse to the ABL Secured Parties, except that the ABL Secured Parties shall represent and warrant: (i) the amount of the ABL Secured Obligations being purchased, (ii) that the ABL Secured Parties own the ABL Secured Obligations free and clear of any Liens (other than participation interests not prohibited under the ABL Credit Agreement, in which case the ABL Purchase Price shall be appropriately adjusted so that the ABL Purchasing Parties do not pay amounts in respect of any participation interests that remain in effect) and (iii) that the ABL Secured Parties have the right to assign the ABL Secured Obligations and the assignment is duly authorized.

(f) The ABL Purchase shall be made pursuant to assignment documentation in form and substance reasonably satisfactory to the ABL Agent (with the reasonable and documented cost of such documentation to be paid by the Grantors or, if the Grantors do not make such payment, by the respective purchasers, who shall have the right to obtain reimbursement of same from the Grantors).

(g) The obligations of the ABL Secured Parties to sell their respective ABL Secured Obligations under this Section 4.4(g) are several and not joint and several. To the extent any ABL Secured Party breaches its obligation to sell its ABL Secured Obligations under this Section 4.4(g) (a “Defaulting ABL Secured Party”), nothing in this Section 4.4(g) shall be deemed to require the ABL Agent or any other ABL Secured Party to purchase such Defaulting ABL Secured Party’s ABL Secured Obligations for resale to any New Money Term Loan Secured Party, and in all cases the ABL Agent and each ABL Secured Party complying with the terms of this Section 4.4(g) shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting ABL Secured Party; provided that nothing in this Section 4.4(g) shall require any ABL Purchasing Party to purchase less than all of the ABL Secured Obligations.

(h) Each Grantor irrevocably consents to any assignment effected to one or more New Money Term Loan Secured Parties pursuant to this Section 4.4 for purposes of all ABL Loan Documents and hereby agrees that no further consent to any such assignment pursuant to this Section from such Grantor shall be required.

4.5 Option to Purchase New Money Term Loan Secured Obligations.

(a) Without prejudice to the enforcement of remedies by the New Money Term Loan Agent (whether in its capacity as First Priority Representative or Second Priority Representative) or the New Money Term Loan Secured Parties, the New Money Term Loan Secured Parties agree that at any time following (a) acceleration of the New Money Term Loan Secured Obligations in accordance with the terms of the Term Loan Agreement, (b) the commencement of an Enforcement Action by the New

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Money Term Loan Secured Parties or (c) the commencement of an Insolvency Proceeding by or against any Grantor (each, a “New Money Term Loan Purchase Event”), one or more of the ABL Secured Parties may request to purchase by way of assignment, and the New Money Term Loan Secured Parties, severally and not jointly, hereby offer the ABL Secured Parties the option to purchase by way of assignment all, but not less than all, of the aggregate amount of New Money Term Loan Secured Obligations outstanding at the time of purchase (any such purchase, a “New Money Term Loan Purchase”; and the persons effecting such purchase, the “New Money Term Loan Purchasing Parties”); provided that (x) at the time of (and as a condition to) any New Money Term Loan Purchase all commitments pursuant to any then outstanding Term Loan Agreement shall have terminated, (y) any New Money Term Loan Purchase shall be effected not later than 30 days following the first date on which a New Money Term Loan Purchase Event occurs and (z) any New Money Term Loan Purchase shall not in any way affect any rights of the New Money Term Loan Secured Parties with respect to indemnification and other obligations of the Grantors under the Term Loan Documents that are expressly stated to survive the termination of the Term Loan Documents or the repayment of the New Money Term Loans (the “Surviving New Money Term Loan Obligations”).

(b) Without limiting the obligations of the Grantors to the New Money Term Loan Secured Parties under the Term Loan Documents with respect to the Surviving New Money Term Loan Obligations, on the date of an New Money Term Loan Purchase, the New Money Term Loan Purchasing Parties shall (i) pay to the New Money Term Loan Secured Parties as the purchase price (the “New Money Term Loan Purchase Price”) 100% of the amount of all New Money Term Loan Secured Obligations (other than unasserted contingent indemnification obligations) then outstanding and unpaid (including principal, interest, fees, breakage costs, attorneys’ and advisors’ fees and expenses (in each case, whether or not invoiced or final)), payable in cash and (ii) agree to reimburse the New Money Term Loan Secured Parties for returned payment items relating to any checks or other payments provisionally credited to the New Money Term Loan Secured Obligations and/or as to which the New Money Term Loan Secured Parties have not yet received final payment and, in each case, are reflected in the New Money Term Loan Purchase Price.

(c) The New Money Term Loan Purchase Price shall be remitted by wire transfer in immediately available funds to such account of the New Money Term Loan Agent as it shall designate to the New Money Term Loan Purchasing Parties. The New Money Term Loan Agent shall, promptly following its receipt thereof, distribute the amounts received by it in respect of the New Money Term Loan Purchase Price to the New Money Term Loan Secured Parties in accordance with their holdings of the applicable New Money Term Loan Secured Obligations. Interest shall be calculated to but excluding the day on which the ABL Purchase occurs if the amounts so paid by the New Money Term Loan Purchasing Parties to the account designated by the New Money Term Loan Agent are received in such account prior to 1:00 p.m., New York City time, and interest shall be calculated to and including such day if the amounts so paid by the New Money Term Loan Purchasing Parties to the account designated by the New Money Term Loan Agent are received in such account later than 1:00 p.m., New York City time.

(d) The New Money Term Loan Purchase shall be made without representation or warranty of any kind by the New Money Term Loan Secured Parties as to the New Money Term Loan Secured Obligations, the Term Loan Priority Collateral or otherwise and without recourse to the New Money Term Loan Secured Parties, except that the New Money Term Loan Secured Parties shall represent and warrant: (i) the amount of the New Money Term Loan Secured Obligations being purchased, (ii) that the New Money Term Loan Secured Parties own the New Money Term Loan Secured Obligations free and clear of any Liens (other than participation interests not prohibited under the Term Loan Agreement, in which case the New Money Term Loan Purchase Price shall be appropriately adjusted so that the New Money Term Loan Purchasing Parties do not pay amounts in

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respect of any participation interests that remain in effect) and (iii) that the New Money Term Loan Secured Parties have the right to assign the New Money Term Loan Secured Obligations and the assignment is duly authorized.

(e) The New Money Term Loan Purchase shall be made pursuant to assignment documentation in form and substance reasonably satisfactory to the New Money Term Loan Agent (with the reasonable and documented cost of such documentation to be paid by the Grantors or, if the Grantors do not make such payment, by the respective purchasers, who shall have the right to obtain reimbursement of same from the Grantors).

(f) The obligations of the New Money Term Loan Secured Parties to sell their respective New Money Term Loan Secured Obligations under this Section 4.5(f) are several and not joint and several. To the extent any New Money Term Loan Secured Party breaches its obligation to sell its New Money Term Loan Secured Obligations under this Section 4.5(f) (a “Defaulting New Money Secured Party”), nothing in this Section 4.5(f) shall be deemed to require the New Money Term Loan Agent or any other New Money Term Loan Secured Party to purchase such Defaulting New Money Term Loan Secured Party’s New Money Term Loan Secured Obligations for resale to any ABL Secured Party, and in all cases the New Money Term Loan Agent and each New Money Term Loan Secured Party complying with the terms of this Section 4.5(f) shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting New Money Term Loan Secured Party; provided that nothing in this Section 4.5(f) shall require any New Money Term Loan Purchasing Party to purchase less than all of the New Money Term Loan Secured Obligations.

(g) Each Grantor irrevocably consents to any assignment effected to one or more ABL Secured Parties pursuant to this Section 4.5 for purposes of all Term Loan Documents and hereby agrees that no further consent to any such assignment pursuant to this Section from such Grantor shall be required.

4.6 Option to Purchase ABL Secured Obligations and New Money Term Loan Secured Obligations. Within 15 days after the occurrence of both an ABL Purchase Event and a New Money Term Loan Purchase Event, one or more of the Junior Term Loan Secured Parties (the “Junior Secured Purchasing Parties”) shall have the right to purchase all of the ABL Secured Obligations and all of the New Money Term Loan Obligations pursuant to the terms and conditions set forth in Sections 4.4 and 4.5 as if such Junior Secured Purchasing Parties were the New Money Term Loan Purchasing Parties and the ABL Purchasing Parties. In the event of a conflict between the purchase right afforded to the Junior Secured Purchasing Parties pursuant to this Section 4.6 and the purchase right afforded to the ABL Purchasing Parties pursuant to Section 4.4 or the purchase right afforded to the New Money Term Loan Purchasing Parties pursuant to Section 4.5, the purchase right afforded to the Junior Secured Purchasing Parties pursuant to this Section 4.6 shall prevail.

SECTION 5. Insolvency Proceedings.

Subject in all respects to Section 5.11(b), which provides for the inapplicability of certain of the following provisions of this Section 5 during the Existing Chapter 11 Cases, and to Section 11.14:

5.1 Filing of Motions. No Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case to challenge, contest or otherwise object to the scope, validity, enforceability, perfection or priority of any Liens held by any other Secured Party and no Secured Party shall support any other Person doing any of the foregoing.

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5.2 Financing Matters.

(a) If any Grantor becomes subject to any Insolvency Proceeding, and if the First Priority Representative with respect to the ABL Priority Collateral consents (or does not object) to the use of ABL Priority Collateral constituting Common Collateral (for the avoidance of doubt, including but not limited to the use of any such ABL Priority Collateral that is cash collateral) by any Grantor during any Insolvency Proceeding or provides financing to any Grantor under the Bankruptcy Code secured by ABL Priority Collateral or consents (or does not object) to the provision of such financing to any Grantor by any third party (any such financing, whether provided by the First Priority Secured Parties with respect to the ABL Priority Collateral (or any of them) or any third party, being referred to herein as an “ABL Priority DIP Financing”), then the Second Priority Representative with respect to the ABL Priority Collateral agrees, on behalf of itself and the other Second Priority Secured Parties with respect to the ABL Priority Collateral, and the Third Priority Representative with respect to the ABL Priority Collateral agrees, on behalf of itself and the other Third Priority Secured Parties with respect to the ABL Priority Collateral, that each such Second Priority Secured Party and each such Third Priority Secured Party (a) will be deemed to have consented to, will raise no objection to, and will not support any other Person objecting to, the use of such ABL Priority Collateral or to such ABL Priority DIP Financing, (b) shall only request or accept adequate protection in connection with the use of such ABL Priority Collateral or such ABL Priority DIP Financing as permitted by Section 5.4 below, (c) will subordinate (and will be deemed hereunder to have subordinated) the Second Priority Liens or the Third Priority Liens, as applicable, and any Adequate Protection Liens provided in respect thereof (i) to the Liens on such ABL Priority Collateral securing such ABL Priority DIP Financing on the same terms and conditions as the First Priority Liens on such ABL Priority Collateral are subordinated to such Liens on such ABL Priority Collateral securing such ABL Priority DIP Financing (and such subordination will not alter in any manner the terms of this Agreement), (ii) to any adequate protection with respect to the ABL Priority Collateral provided to the First Priority Secured Parties with respect to the ABL Priority Collateral, including, without limitation, Adequate Protection Liens on the ABL Priority Collateral provided to the First Priority Secured Parties with respect to the ABL Priority Collateral and (iii) to any “carve-out” with respect to the ABL Priority Collateral for professional and United States Trustee fees agreed to by the First Priority Representative with respect to the ABL Priority Collateral or the other First Priority Secured Parties with respect to the ABL Priority Collateral and (d) agrees that any notice of such events found to be adequate by the bankruptcy court shall be adequate notice.

(b) If any Grantor becomes subject to any Insolvency Proceeding, and if the First Priority Representative with respect to the Term Loan Priority Collateral consents (or does not object) to the use of Term Loan Priority Collateral constituting Common Collateral by any Grantor during any Insolvency Proceeding or provides financing to any Grantor under the Bankruptcy Code secured by Term Loan Priority Collateral or consents (or does not object) to the provision of such financing to any Grantor by any third party (any such financing, whether provided by the First Priority Secured Parties with respect to the Term Loan Priority Collateral (or any of them) or any third party, being referred to herein as an “Term Loan Priority DIP Financing”), then the Second Priority Representative with respect to the Term Loan Priority Collateral agrees, on behalf of itself and the other Second Priority Secured Parties with respect to the Term Loan Priority Collateral, and the Third Priority Representative with respect to the Term Loan Priority Collateral agrees, on behalf of itself and the other Third Priority Secured Parties with respect to the Term Loan Priority Collateral, that each such Second Priority Secured Party and each such Third Priority Secured Party (a) will be deemed to have consented to, will raise no objection to, and will not support any other Person objecting to, the use of such Term Loan Priority Collateral or to such Term Loan Priority DIP Financing, (b) shall only request or accept adequate protection in connection with the use of such Term Loan Priority Collateral or such Term Loan Priority DIP Financing as permitted by Section 5.4 below, (c) will subordinate (and will be

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deemed hereunder to have subordinated) the Second Priority Liens or the Third Priority Liens, as applicable, and any Adequate Protection Liens provided in respect thereof (i) to the Liens on such Term Loan Priority Collateral securing such Term Loan Priority DIP Financing on the same terms and conditions as the First Priority Liens on such Term Loan Priority Collateral are subordinated to such Liens on such Term Loan Priority Collateral securing such Term Loan Priority DIP Financing (and such subordination will not alter in any manner the terms of this Agreement), (ii) to any adequate protection with respect to the Term Loan Priority Collateral provided to the First Priority Secured Parties with respect to the Term Loan Priority Collateral, including, without limitation, Adequate Protection Liens on the Term Loan Priority Collateral provided to the First Priority Secured Parties with respect to the Term Loan Priority Collateral and (iii) to any “carve-out” with respect to the Term Loan Priority Collateral for professional and United States Trustee fees agreed to by the First Priority Representative with respect to the Term Loan Priority Collateral or the other First Priority Secured Parties with respect to the Term Loan Priority Collateral and (d) agrees that any notice of such events found to be adequate by the bankruptcy court shall be adequate notice.

5.3 Relief From the Automatic Stay. With respect to each Type of Common Collateral, (a) the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative agrees, on behalf of itself and the other Third Priority Secured Parties, that none of them will (i) seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in violation thereof, or support any other Person seeking such relief or taking such action, in each case in respect of such Common Collateral, without the prior written consent of the First Priority Representative or (ii) object to, contest, or support any other Person objecting to or contesting, any relief from the automatic stay or from any other stay in any Insolvency Proceeding requested by any First Priority Secured Party and (b) the Third Priority Representative agrees, on behalf of itself and the other Third Priority Secured Parties, that none of them will (i) seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in violation thereof, or support any other Person seeking such relief or taking such action, in each case in respect of such Common Collateral, without the prior written consent of the Second Priority Representative or (ii) object to, contest, or support any other Person objecting to or contesting, any relief from the automatic stay or from any other stay in any Insolvency Proceeding requested by any Second Priority Secured Party.

5.4 Adequate Protection.

(a) With respect to each Type of Common Collateral, the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees that none of them shall object to, contest, or support any other Person objecting to or contesting, (i) any request by the First Priority Representative or any other First Priority Secured Party for adequate protection with respect to such Common Collateral, including, without limitation, in the form of Adequate Protection Liens, superpriority claims, interest, fees, expenses or other amounts or (ii) any objection by the First Priority Representative or any other First Priority Secured Party to any motion, relief, action or proceeding based on a claim of a lack of adequate protection to the First Priority Secured Parties with respect to such Common Collateral or (iii) the payment of interest, fees, expenses or other amounts to the First Priority Representative or any other First Priority Secured Party under section 506(b) or 506(c) of the Bankruptcy Code or otherwise with respect to such Common Collateral. Notwithstanding anything contained in this Agreement, (1) in any Insolvency Proceeding, the Second Priority Representative and the other Second Priority Secured Parties and the Third Priority Representative and the other Third Priority Secured Parties, in each case with respect to each Type of Common Collateral, may seek, support, accept or retain adequate protection (A) only if the First Priority Secured Parties with respect to such Common Collateral are granted adequate protection that includes replacement liens on additional collateral and superpriority claims and such First Priority Secured Parties do not object to

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the adequate protection being provided to them and (B) solely in the form of (x) an Adequate Protection Lien on additional collateral, subordinated to the First Priority Liens on such Common Collateral and the Liens securing any DIP Financing provided by, or consented to by (including via non-objection), the First Priority Secured Parties with respect to such Common Collateral on the same basis as the other Second Priority Liens on such Common Collateral and Third Priority Liens on such Common Collateral, as applicable, are so subordinated to the First Priority Liens on such Common Collateral under this Agreement and (y) non-monetary adequate protection that is customarily provided in an Insolvency Proceeding, including, without limitation, the provision of information and the ability to monitor such Common Collateral and (2) with respect to each Type of Common Collateral, in the event any Second Priority Secured Party or any Third Priority Secured Party receives adequate protection in the form of Adequate Protection Liens, then the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, or the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, as the case may be, (i) consents to the First Priority Representative having a senior Adequate Protection Lien on such additional collateral as security for the First Priority Obligations and that any Adequate Protection Liens granted to the Second Priority Secured Parties and the Third Priority Secured Parties, on any additional collateral shall be subordinated to the Liens on such collateral securing the First Priority Obligations and any DIP Financing provided by, or consented to by (including via non-objection), the First Priority Secured Parties with respect to such Common Collateral (and all obligations relating thereto) and any Adequate Protection Liens granted to the First Priority Secured Parties, with such subordination to be on the same terms that the other Second Priority Liens are subordinated to such First Priority Liens under this Agreement or that the other Third Priority Liens are subordinated to such First Priority Liens and the Second Priority Liens under this Agreement, as applicable, and (ii) agrees that, if the bankruptcy court does not grant the First Priority Secured Parties a senior Adequate Protection Lien on such additional collateral, then the Second Priority Secured Parties or Third Priority Secured Parties, as the case may be, shall be deemed to hold and have held their Adequate Protection Lien on such additional collateral for the benefit of the First Priority Secured Parties (and each such Lien so deemed to have been held shall be subject in all respects to the provisions of this Agreement, including without limitation the lien subordination provisions set forth in Section 2.1) and, until the First Priority Obligations Payment Date, any distributions in respect of such additional collateral received by the Second Priority Secured Parties or Third Priority Secured Parties, as applicable, shall be segregated and held in trust and promptly turned over to the First Priority Representative to repay the First Priority Obligations. Upon the turnover of such distributions as contemplated by the immediately preceding sentence, the Second Priority Obligations or the Third Priority Obligations, as applicable, purported to be satisfied by such distributions shall be immediately reinstated in full as though such payment had never occurred.

(b) With respect to each Type of Common Collateral (but without limiting, and subject in all respects to, Section 5.4(a)), the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees that none of them shall object to, contest, or support any other Person objecting to or contesting, (i) any request by the Second Priority Representative or any other Second Priority Secured Party for adequate protection with respect to such Common Collateral, including, without limitation, in the form of Adequate Protection Liens, superpriority claims, interest, fees, expenses or other amounts or (ii) any objection by the Second Priority Representative or any other Second Priority Secured Party to any motion, relief, action or proceeding based on a claim of a lack of adequate protection to the Second Priority Secured Parties with respect to such Common Collateral or (iii) the payment of interest, fees, expenses or other amounts to the Second Priority Representative or any other Second Priority Secured Party under section 506(b) or 506(c) of the Bankruptcy Code or otherwise with respect to such Common Collateral. Notwithstanding anything contained in this Agreement, (1) in any Insolvency Proceeding, the Third Priority Representative and the other Third Priority Secured Parties, with respect to each Type of Common Collateral, may seek, support, accept or retain adequate protection (A) only if the Second Priority Secured Parties with respect to such

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Common Collateral are granted adequate protection that includes replacement liens on additional collateral and superpriority claims and such Second Priority Secured Parties do not object to the adequate protection being provided to them and (B) solely in the form of (x) an Adequate Protection Lien on additional collateral, subordinated to the Second Priority Liens and Liens securing any DIP Financing provided by, or consented to by (including via non-objection), the Second Priority Secured Parties with respect to such Common Collateral on the same basis as the other Third Priority Liens are so subordinated to the Second Priority Liens under this Agreement and (y) non-monetary adequate protection that is customarily provided in an Insolvency Proceeding, including, without limitation, the provision of information and the ability to monitor such Common Collateral and (2) with respect to each Type of Common Collateral, in the event any Third Priority Secured Party receives adequate protection in the form of Adequate Protection Liens, then the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, (i) consents to the Second Priority Representative having a senior Adequate Protection Lien on such additional collateral as security for the Second Priority Obligations and that any Adequate Protection Liens granted to the Third Priority Secured Parties on any additional collateral shall be subordinated to the Liens on such collateral securing the Second Priority Obligations and any DIP Financing provided by, or consented to by (including via non-objection), the Second Priority Secured Parties with respect to such Common Collateral (and all obligations relating thereto) and any Adequate Protection Liens granted to the Second Priority Secured Parties, with such subordination to be on the same terms that the other Third Priority Liens are subordinated to such Second Priority Liens under this Agreement and (ii) agrees that, if the bankruptcy court does not grant the Second Priority Secured Parties a senior Adequate Protection Lien on such additional collateral, then the Third Priority Secured Parties shall be deemed to hold and have held their Adequate Protection Lien on such additional collateral for the benefit of the Second Priority Secured Parties (and each such Lien so deemed to have been held shall be subject in all respects to the provisions of this Agreement, including without limitation the lien subordination provisions set forth in Section 2.1) and, until the Second Priority Obligations Payment Date, any distributions in respect of such additional collateral received by the Third Priority Secured Parties shall be segregated and held in trust and promptly turned over to the Second Priority Representative to repay the Second Priority Obligations. Upon the turnover of such distributions as contemplated by the immediately preceding sentence, the Third Priority Obligations purported to be satisfied by such distributions shall be immediately reinstated in full as though such payment had never occurred.

5.5 Avoidance Issues.

(a) With respect to each Type of Common Collateral, if any First Priority Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Grantor, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred, and the First Priority Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Second Priority Secured Parties and the Third Priority Secured Parties with respect to each Type of Common Collateral agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation with respect to such Common Collateral made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

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(b) With respect to each Type of Common Collateral, if any Grantor receives a Recovery from any Second Priority Secured Party, whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Second Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred, and the Second Priority Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Third Priority Secured Parties with respect to each Type of Common Collateral agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation with respect to such Common Collateral made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

5.6 Asset Dispositions in an Insolvency Proceeding.

(a) With respect to each Type of Common Collateral, the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, agrees that (i) none of them shall, in an Insolvency Proceeding, oppose any sale or disposition of any such Common Collateral that is supported by the First Priority Secured Parties, and (ii) they will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any such sale supported by the First Priority Secured Parties and to have released their Liens in such Common Collateral; provided that (x) if the Second Priority Secured Parties (or the Second Priority Representative on their behalf) or the Third Priority Secured Parties (or the Third Priority Representative on their behalf) have consented to such sale or disposition of such assets, the Second Priority Representative or the Second Priority Secured Parties, or the Third Priority Representative or the Third Priority Secured Parties, as the case may be, may assert any objection or opposition that could be asserted by an unsecured creditor in any such Insolvency Proceeding and (y) the Second Priority Representative and the Second Priority Secured Parties or the Third Priority Representative and the Third Priority Secured Parties, as the case may be, shall be entitled to seek and exercise credit bid rights in respect of any such sale or disposition so long as (A) the First Priority Obligations Payment Date shall occur upon consummation of such sale or disposition or (B) in the case of a credit bid described in Section 5.6(c), the conditions set forth Section 5.6(c) are satisfied.

(b) Notwithstanding anything (other than clause (y) of Section 5.6(a)) to the contrary herein, the New Money Term Loan Agent, on behalf of itself and the New Money Term Loan Secured Parties, agrees that, during the pendency of the Existing Chapter 11 Cases, none of them shall be entitled to, nor shall any of them, credit bid or seek to credit bid any claims in respect of New Money Term Loan Secured Obligations (such claims, the “Applicable Claims”) in connection with any Specified Sale to the extent that the aggregate amount of Applicable Claims that have been so credit bid would exceed the Available Credit Bid Amount.

(c) Without limiting clause (y) of Section 5.6(a) and to the extent permitted by applicable law, in the case of any Specified Sale that is to be effected during the pendency of the Existing Chapter 11 Cases, and with respect to any Common Collateral that is to be included in any such Specified Sale, the New Money Term Loan Secured Parties may credit bid Applicable Claims, subject to the satisfaction of the following conditions:

(i) The aggregate amount of all Applicable Claims that have been credit bid shall not exceed at any time the Available Credit Bid Amount at such time; and

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(ii) Immediately after giving effect to any Specified Sale that includes any such credit bid, immediately before and after giving effect thereto and giving effect to the use of proceeds thereof (x) no default under the ABL Credit Agreement shall have occurred and be continuing and (y) the sum of (1) the aggregate principal amount of all Revolving Loans (as defined in the ABL Credit Agreement) then outstanding plus (2) the aggregate Letter of Credit Obligations (as defined in the ABL Credit Agreement) then outstanding and not cash collateralized shall not exceed the Line Cap (as defined in the ABL Credit Agreement).

5.7 Separate Grants of Security and Separate Classification. Each of the ABL Agent, on behalf of itself and the ABL Secured Parties, the New Money Term Loan Agent, on behalf of itself and the New Money Term Loan Secured Parties, and the Junior Term Loan Agent, on behalf of itself and the Junior Term Loan Secured Parties, acknowledges and agrees that (i) the grant of Liens on the Common Collateral securing the ABL Secured Obligations constitutes a separate and distinct grant of Liens from the grant of Liens on such Common Collateral securing the New Money Term Loan Secured Obligations and from the grant of Liens on such Common Collateral securing the Junior Term Loan Secured Obligations, (ii) because of, among other things, their differing rights in such Common Collateral, each of the ABL Secured Obligations, New Money Term Loan Secured Obligations and Junior Term Loan Secured Obligations is fundamentally different and must be separately classified in any plan of reorganization proposed or confirmed in an Insolvency Proceeding and (iii) it will object to, and not vote in favor of, any plan of reorganization that does not separately classify the ABL Secured Obligations, the New Money Term Loan Secured Obligations and the Junior Term Loan Secured Obligations. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if a court of competent jurisdiction holds that the claims of the First Priority Secured Parties, the claims held by the Second Priority Secured Parties and the claims held by the Third Priority Secured Parties in respect of any Type of Common Collateral constitute only one secured claim (rather than separate classes of first, second and third priority secured claims), then the Second Priority Secured Parties and the Third Priority Secured Parties in respect of such Common Collateral hereby acknowledge and agree that all distributions shall be made as if there were separate classes of first, second and third priority secured claims against the relevant Grantors in respect of such Common Collateral (with the effect being that, to the extent that the aggregate value of such Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties and the Third Priority Secured Parties), the First Priority Secured Parties with respect to such Common Collateral shall be entitled to receive, in addition to distributions to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest (at the applicable non-default rate) before any distribution is made in respect of the claims held by the Second Priority Secured Parties and the Third Priority Secured Parties with respect to such Common Collateral), with the Second Priority Secured Parties and the Third Priority Secured Parties with respect to such Common Collateral hereby acknowledging and agreeing to turn over to the First Priority Secured Parties with respect to such Common Collateral distributions otherwise received or receivable by them in respect of such Common Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties and/or the Third Priority Secured Parties with respect to such Common Collateral.

5.8 Plans of Reorganization.

(a) With respect to each Type of Common Collateral, if the claims of the First Priority Secured Parties, the claims held by the Second Priority Secured Parties and the claims held by the Third Priority Secured Parties constitute only one secured claim pursuant to any plan of reorganization proposed in an Insolvency Proceeding (rather than separate classes of first, second and third priority secured claims), notwithstanding the objection to, and vote against, such plan by such Secured Parties in accordance with Section 5.7, no Second Priority Secured Party and no Third Priority Secured Party shall support or vote in favor of such plan of reorganization (and each shall vote and shall be deemed

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to have voted to reject any plan of reorganization) unless such plan (i) pays off, in cash in full, all First Priority Obligations or (ii) is supported by the First Priority Representative. If any such Second Priority Secured Party or Third Priority Secured Party with respect to any Type of Common Collateral votes in favor of any plan or reorganization in violation of this Section 5.8(a), such Second Priority Secured Party or Third Priority Secured Party irrevocably agrees that such vote shall be deemed unauthorized, void and of no force and effect and the First Priority Representative shall be, and shall be deemed, such party’s “authorized agent” under Bankruptcy Rules 3018(c) and 9010, and that the First Priority Representative shall be authorized and entitled to withdraw such vote and submit a superseding ballot on behalf of such Second Priority Secured Party or such Third Priority Secured Party that is consistent herewith.

(b) If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of ABL Secured Obligations, on account of New Money Term Loan Secured Obligations and on account of Junior Term Loan Secured Obligations, then, to the extent the debt obligations distributed on account of the ABL Secured Obligations, on account of the New Money Term Loan Secured Obligations and on account of the Junior Term Loan Secured Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

5.9 Other Matters. With respect to each Type of Common Collateral, to the extent that the Second Priority Representative, any other Second Priority Secured Party, the Third Priority Representative or any other Third Priority Secured Party, has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of such Common Collateral, the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative agrees, on behalf of itself and the other Third Priority Secured Parties, not to assert any of such rights without the prior written consent of the First Priority Representative with respect to such Common Collateral; provided that if requested by the First Priority Representative, the Second Priority Representative and/or the Third Priority Representative with respect to such Common Collateral shall timely exercise such rights in the manner requested by such First Priority Representative, including any rights to payments in respect of such rights.

5.10 No Waiver of Rights of First Priority Secured Parties. With respect to each Type of Common Collateral, nothing contained herein shall prohibit or in any way limit the First Priority Representative or any other First Priority Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by any Second Priority Secured Party or Third Priority Secured Party other than any action taken by such Second Priority Secured Party or Third Priority Secured Party, as the case may be, that is expressly permitted by this Agreement.

5.11 Effectiveness in Insolvency Proceedings.

(a) This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding, subject, however, to Section 5.11(b) and to Section 11.14. All references in this Agreement to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency Proceeding, and the rights and obligations hereunder of the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties with respect to each Type of Collateral shall be fully enforceable as between such parties regardless of the pendency of Insolvency Proceedings or any related limitations

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on the enforcement of this Agreement against any Grantor, subject, however, to Section 5.11(b) and to Section 11.14.

(b) Notwithstanding anything to the contrary herein, Sections 5.2, 5.3, 5.4, 5.7 and 5.8 of this Agreement shall be of no force or effect during the pendency of the Existing Chapter 11 Cases (but, for the avoidance of doubt, such provisions shall be effective subsequent in any subsequent Insolvency Proceeding).

SECTION 6. Matters Relating to Loan Documents.

6.1 General.

(a) Each of the ABL Agent, on behalf of itself and the ABL Secured Parties, the New Money Term Loan Agent, on behalf of itself and the New Money Term Loan Secured Parties, the Junior Term Loan Agent, on behalf of itself and the Junior Term Loan Secured Parties, and each Grantor agrees that it shall not at any time execute or deliver any amendment or other modification to any of the First Priority Documents, the Second Priority Documents or the Third Priority Documents in violation of this Agreement.

(b) With respect to each Type of Common Collateral, until the First Priority Obligations Payment Date, in the event the First Priority Representative enters into any amendment, waiver or consent in respect of any of the First Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Priority Security Document or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Priority Security Document and to the Comparable Third Priority Security Document without the consent of or action by any Second Priority Secured Party or Third Priority Secured Party (with each First Priority Security Document as so amended, and each Second Priority Security Document as so amended, continuing to be subject to the terms hereof); provided that (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Security Document or Third Priority Security Document, except to the extent that a release of such Lien is permitted by Section 4.2, (ii) any such amendment, waiver or consent that materially and adversely affects the rights of the Second Priority Secured Parties or the Third Priority Secured Parties and does not affect the First Priority Secured Parties in a like or similar manner shall not apply to the Second Priority Security Documents or the Third Priority Security Documents, as applicable, without the consent of the Second Priority Representative or the Third Priority Representative, as applicable and (iii) notice of such amendment, waiver or consent shall be given to the Second Priority Representative and the Third Priority Representative by the First Priority Representative no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof or cause a default by any Grantor under the Loan Documents.

(c) Each of the Grantors and the Representatives agrees that each of the ABL Credit Agreement and the Term Loan Agreement (and any notes issued pursuant thereto) and each First Priority Security Document, Second Priority Security Document and Third Priority Security Document shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the Representatives, which approval shall not be unreasonably withheld or delayed.

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6.2 Restrictions on Refinancings.

(a) The indebtedness under the ABL Credit Agreement may be Refinanced, in whole but not in part, with the same or different lenders or Representatives in a Refinancing, without the consent of the Term Loan Agent or the holders of the Term Loan Secured Obligations; provided that (x) the holders of any indebtedness resulting from such Refinancing (or the Representative thereof) shall have become bound in writing to the terms of this Agreement in the manner set forth in Section 10 (and shall have delivered a copy of the Representative Joinder Agreement pursuant to which such holders or such Representative shall have become bound to the terms of this Agreement to each other party to this Agreement in the manner provided for notices set forth in Section 11.7) and (y) no such Refinancing shall have the effect of increasing the principal amount of ABL Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the ABL Secured Obligations.

(b) The indebtedness in respect of the New Money Term Loans may be Refinanced, in whole or in part, with the same or different lenders or Representatives in a Refinancing, without the consent of (i) the ABL Agent or the ABL Secured Parties or (ii) the Junior Term Loan Agent or the Junior Term Loan Secured Parties; provided that (x) the holders of any indebtedness resulting from such Refinancing (or the Representative thereof) shall have become bound in writing to the terms of this Agreement in the manner set forth in Section 10 (and shall have delivered a copy of the Representative Joinder Agreement pursuant to which such holders or such Representative shall have become bound to the terms of this Agreement to each other party to this Agreement in the manner provided for notices set forth in Section 11.7), (y) no such Refinancing prior to the Existing Chapter 11 Cases Emergence Date shall have the effect of increasing the principal amount of New Money Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the New Money Term Loan Secured Obligations and (z) no such Refinancing on or after the Existing Chapter 11 Cases Emergence Date shall have the effect of increasing the principal amount of Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the Term Loan Secured Obligations.

(c) The indebtedness in respect of the Junior Term Loans may be Refinanced, in whole or in part, with the same or different lenders or Representatives in a Refinancing, without the consent of (i) the ABL Agent or the ABL Secured Parties or (ii) the New Money Term Loan Agent or the New Money Term Loan Secured Parties; provided that (x) the holders of any indebtedness resulting from such Refinancing (or the Representative thereof) shall have become bound in writing to the terms of this Agreement in the manner set forth in Section 10 (and shall have delivered a copy of the Representative Joinder Agreement pursuant to which such holders or such Representative shall have become bound to the terms of this Agreement to each other party to this Agreement in the manner provided for notices set forth in Section 11.7), (y) no such Refinancing prior to the Existing Chapter 11 Cases Emergence Date shall have the effect of increasing the principal amount of Junior Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the Junior Term Loan Secured Obligations and (z) no such Refinancing on or after the Existing Chapter 11 Cases Emergence Date shall have the effect of increasing the principal amount of Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the Term Loan Secured Obligations.

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6.3 Restrictions on Amendments, Supplements and Modifications.

(a) The ABL Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms; provided, however, that no such amendment, supplement or modification shall, without the consent of the Term Loan Agent:

(i) have the effect of increasing the principal amount of ABL Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the ABL Secured Obligations,

(ii) have the effect of increasing the “Applicable Margin” or similar component of the interest rate (determined on the basis of yield) applicable to the loans outstanding or permitted to be outstanding under the ABL Credit Agreement (excluding increases resulting from the application of any pricing grid or from the accrual of interest at the default rate) by more than 250 basis points, or

(iii) have the effect of changing the scheduled date for repayment of the loans outstanding or permitted to be outstanding under the ABL Credit Agreement to an earlier date.

(b) The Term Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms; provided, however, that no such amendment, supplement or modification shall, without the consent of the ABL Agent:

(i) (A) prior to the Existing Chapter 11 Cases Emergence Date, have the effect of increasing (x) the principal amount of New Money Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the New Money Term Loan Secured Obligations or (y) the principal amount of Junior Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the Junior Term Loan Secured Obligations or (B) on or after the Existing Chapter 11 Cases Emergence Date, have the effect of increasing the principal amount of Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the Term Loan Secured Obligations,

(ii) have the effect of increasing the “Applicable Margin” or similar component of the interest rate (determined on the basis of yield) applicable to any class of loans outstanding or permitted to be outstanding under the applicable Term Loan Agreement (excluding increases resulting from the accrual of interest at the default rate) by more than 250 basis points, or

(iii) have the effect of changing the final scheduled date for repayment of any loans (or any tranche or class thereof) outstanding or permitted to be outstanding under the applicable Term Loan Agreement to an earlier date.

(c) Notwithstanding anything to the contrary herein, the conversion of the Term Loan Secured Obligations under the Term Loan Agreement referred to in the second WHEREAS clause of this Agreement to Term Loan Secured Obligations under the “Exit Loan Agreement” as contemplated by Section 2.21 of such Term Loan Agreement shall not be an amendment, supplement or modification of the Term Loan Documents or a Refinancing of the Term Loan Secured Obligations for purposes of this Agreement.

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SECTION 7. Cooperation with Respect to ABL Priority Collateral.

7.1 Consent to License to Use Intellectual Property. The New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral (and any purchaser, assignee or transferee of assets as provided in Section 7.3) (a) consents (without any representation, warranty or obligation whatsoever) to the grant by any Grantor to the ABL Agent of a non-exclusive, royalty-free license to use during the ABL Priority Collateral Processing and Sale Period any Patents, Patent Licenses, Trademarks, Trademark Licenses or proprietary information of such Grantor that is Term Loan Priority Collateral (or any Patent, Patent License, Trademark, Trademark License or proprietary information acquired by such purchaser, assignee or transferee from any Grantor, as the case may be) and (b) grants, in its capacity as a secured party (or as a purchaser, assignee or transferee, as the case may be), to the ABL Agent a non-exclusive royalty-free license to use during the ABL Priority Collateral Processing and Sale Period, any Patent, Patent License, Trademark, Trademark License or proprietary information that is Term Loan Priority Collateral (or subject to such purchase, assignment or transfer, as the case may be), in each case in connection with the enforcement of any Lien held by the ABL Agent upon any inventory or other ABL Priority Collateral of any Grantor and to the extent the use of such Patent, Patent License, Trademark, Trademark License or proprietary information is necessary or appropriate, in the good faith opinion of the ABL Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such inventory in any lawful manner.

7.2 Access to Information.

(a) If the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, takes actual possession of any documentation that is the property of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of the New Money Term Loan Agent), then upon request of the ABL Agent and reasonable advance notice, the New Money Term Loan Agent will permit the ABL Agent or its representative to inspect and copy such documentation if and to the extent the ABL Agent certifies to the New Money Term Loan Agent that:

(i) such documentation contains or may contain information necessary or appropriate, in the good faith opinion of the ABL Agent, to the enforcement of the ABL Agent’s Liens upon any ABL Priority Collateral; and

(ii) the ABL Agent and the ABL Secured Parties are entitled to receive and use such information under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

(b) If the ABL Agent, as First Priority Representative with respect to the ABL Priority Collateral, takes actual possession of any documentation that is the property of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of the ABL Agent), then upon request of the New Money Term Loan Agent and reasonable advance notice, the ABL Agent will permit the New Money Term Loan Agent or its representative to inspect and copy such documentation if and to the extent the New Money Term Loan Agent certifies to the ABL Agent that:

(i) such documentation contains or may contain information necessary or appropriate, in the good faith opinion of the New Money Term Loan Agent, to the enforcement of the New Money Term Loan Agent’s Liens upon any Term Loan Priority Collateral; and

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(ii) the New Money Term Loan Agent and the New Money Term Loan Secured Parties are entitled to receive and use such information under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

7.3 Access to Property to Process and Sell Inventory.

(a) (i) If the ABL Agent commences any action or proceeding with respect to any of its rights or remedies (including, but not limited to, any action of foreclosure), enforcement, collection or execution with respect to the ABL Priority Collateral (“ABL Priority Collateral Enforcement Actions”) or if the New Money Term Loan Agent commences any action or proceeding with respect to any of its rights or remedies (including, but not limited to, any action of foreclosure), enforcement, collection or execution with respect to the Term Loan Priority Collateral (or a purchaser at a foreclosure sale conducted in foreclosure of a First Priority Lien on any Term Loan Priority Collateral takes actual or constructive possession of the Term Loan Priority Collateral of any Grantor) (“Term Loan Priority Collateral Enforcement Actions”), then the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, and the First Priority Secured Parties with respect to the Term Loan Priority Collateral (subject to, in the case of any Term Loan Priority Collateral Enforcement Action, a prior written request by the ABL Agent to the New Money Term Loan Agent (the “Term Loan Priority Collateral Enforcement Action Notice”)) shall (x) cooperate with the ABL Agent (and with its officers, employees, representatives and agents) at the cost and expense of the ABL Secured Parties (subject to the Grantors’ reimbursement and indemnity obligations with respect thereto under the Loan Documents) in its efforts to conduct ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral and to finish any work-in-process and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, assemble or dispose of, in any lawful manner, the ABL Priority Collateral, (y) not hinder or restrict in any respect the ABL Agent from conducting ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral or from finishing any work-in-process or processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral, and (z) permit the ABL Agent, its employees, agents, advisers and representatives, at the cost and expense of the ABL Secured Parties (subject to the Grantors’ reimbursement and indemnity obligations with respect thereto under the Loan Documents), to enter upon and use the Term Loan Priority Collateral (including, without limitation, equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and intellectual property), for a period commencing on (I) the date of the initial ABL Priority Collateral Enforcement Action or the date of delivery of the Term Loan Priority Collateral Enforcement Action Notice, as the case may be, and (II) ending on the date occurring 180 days thereafter (such period, as the same may be extended with the written consent of the New Money Term Loan Agent as contemplated by the final sentence of this Section 7.3(a)(i), the “ABL Priority Collateral Processing and Sale Period”), for purposes of:

(A)	assembling and storing the ABL Priority Collateral and completing the processing of and turning into finished goods any ABL Priority Collateral consisting of work-in-process;

(B)	selling any or all of the ABL Priority Collateral located in or on such Term Loan Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise;

(C)	removing and transporting any or all of the ABL Priority Collateral located in or on such Term Loan Priority Collateral;

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(D)	otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral; and/or

(E)	taking reasonable actions to protect, secure, and otherwise enforce the rights or remedies of the ABL Secured Parties and/or the ABL Agent (including with respect to any ABL Priority Collateral Enforcement Actions) in and to the ABL Priority Collateral;

provided, however, that nothing contained in this Agreement shall restrict the rights of the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, from selling, assigning or otherwise transferring any Term Loan Priority Collateral prior to the expiration of such ABL Priority Collateral Processing and Sale Period if the purchaser, assignee or transferee thereof agrees in writing (for the benefit of the ABL Agent, as First Priority Representative with respect to the ABL Priority Collateral, and the ABL Secured Parties) to be bound by the provisions of this Section 7.3 and Section 7.1. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such ABL Priority Collateral Processing and Sale Period shall be tolled during the pendency of any such stay or other order. The New Money Term Loan Agent, upon request by the ABL Agent, may in its sole discretion extend the ABL Priority Collateral Processing and Sale Period for an additional period of time.

(ii) During the period of actual occupation, use and/or control by the ABL Secured Parties and/or the ABL Agent (or their respective employees, agents, advisers and representatives) of any Term Loan Priority Collateral, the ABL Secured Parties and the ABL Agent shall (i) be responsible for the ordinary course third-party expenses related thereto, including costs with respect to heat, light, electricity, water and real property taxes with respect to that portion of any premises so used or occupied and (ii) be obligated to repair at their expense any physical damage to such Term Loan Priority Collateral resulting from such occupancy, use or control or removal of ABL Priority Collateral, and to leave such Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event shall the ABL Secured Parties or the ABL Agent have any liability to the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, or to any other First Priority Secured Party with respect to the Term Loan Priority Collateral pursuant to this Section 7.3(a) as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties (or the ABL Agent, as the case may be) of their rights under this Section 7.3(a) and the ABL Secured Parties shall have no duty or liability to maintain the Term Loan Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the Term Loan Priority Collateral that results from ordinary wear and tear resulting from the use of the Term Loan Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 7.3(a). Without limiting the rights granted in this Section 7.3(a), the ABL Secured Parties and the ABL Agent shall cooperate with the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, and the other First Priority Secured Parties with respect to the Term Loan Priority

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Collateral in connection with any efforts made by the New Money Term Loan Agent or such First Priority Secured Parties to sell the Term Loan Priority Collateral.

(b) The New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, shall be entitled, as a condition of permitting such access and use, to demand and receive assurances reasonably satisfactory to it that the access or use requested and all activities incidental thereto:

(i) will be permitted, lawful and enforceable under applicable law and will be conducted in accordance with prudent manufacturing practices; and

(ii) will be adequately insured for damage to property and liability to persons, including property and liability insurance for the benefit of the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, and the other First Priority Secured Parties with respect to the Term Loan Priority Collateral, at no cost to the New Money Term Loan Agent or such First Priority Secured Parties.

The New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, (x) shall provide reasonable cooperation to the ABL Agent in connection with the manufacture, production, completion, handling, removal and sale of any ABL Priority Collateral by the ABL Agent as provided above and (y) shall be entitled to receive, from the ABL Agent, fair compensation and reimbursement for their reasonable costs and expenses incurred in connection with such cooperation, support and assistance to the ABL Agent. Notwithstanding the foregoing sentence, the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, and/or any such purchaser (or its transferee or successor) shall not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any inventory subject to any First Priority Lien held by the ABL Agent or to provide any support, assistance or cooperation to the ABL Agent in respect thereof.

7.4 First Priority Representatives Assurances. The New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, may condition its performance of any obligation set forth in this Section 7 upon its prior receipt (without cost to it) of:

(a) such assurances as it may reasonably request to confirm that the performance of such obligation and all activities of the ABL Agent or its officers, employees and agents in connection therewith or incidental thereto:

(i) will be permitted, lawful and enforceable under applicable law; and

(ii) will not impose upon the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral (or any First Priority Secured Party with respect to such Collateral) any legal duty, legal liability, expense or risk of uninsured loss; and

(b) such indemnity, security and insurance as the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, may reasonably request in connection therewith.

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7.5 Grantor Consent. The Borrower and the other Grantors consent to the performance by the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Collateral, of the obligations set forth in this Section 7 and acknowledge and agree that neither the New Money Term Loan Agent, as First Priority Representative with respect to the Term Loan Priority Collateral, nor any other First Priority Secured Party with respect to such Collateral shall ever be accountable or liable (except to the extent resulting from such party’s gross negligence or willful misconduct) for any action taken or omitted by the ABL Agent or any ABL Secured Party or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof by the ABL Agent or any ABL Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by the ABL Agent or its officers, employees, agents, successors or assigns.

SECTION 8. Reliance; Waivers; etc.

8.1 Reliance. The First Priority Documents, the Second Priority Documents and the Third Priority Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. With respect to each Type of Common Collateral, the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the other Secured Parties.

8.2 No Warranties or Liability. Each of the First Priority Representative, the Second Priority Representative and the Third Priority Representative with respect to each Type of Common Collateral acknowledge and agree that none of them has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any First Priority Document, any Second Priority Document or any Third Priority Document. Except as otherwise provided in this Agreement, each of the First Priority Representative, the Second Priority Representative and the Third Priority Representative with respect to each Type of Common Collateral will be entitled to manage and supervise their respective extensions of credit to any Grantor in accordance with law and their usual practices, modified from time to time as they deem appropriate.

8.3 No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Grantor with the terms and conditions of any of the First Priority Documents, any of the Second Priority Documents or any of the Third Priority Documents.

SECTION 9. Obligations Unconditional.

All rights, agreements and obligations of the First Priority Representative and First Priority Secured Parties, the Second Priority Representative and the Second Priority Secured Parties, and the Third Priority Representative and the Third Priority Secured Parties, in each case with respect to each Type of Common Collateral, and the Grantors hereunder, to the extent applicable, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any First Priority Document, Second Priority Document or Third Priority Document;

(ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Priority Obligations, Second Priority Obligations or Third Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or

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otherwise, or any Refinancing, replacement, refunding or restatement of any First Priority Document, Second Priority Document or Third Priority Document;

(iii) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any Refinancing, replacement, refunding or restatement of all or any portion of the First Priority Obligations, Second Priority Obligations or Third Priority Obligations or any guarantee or guaranty thereof; or

(iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of (a) the First Priority Obligations (other than a defense that the First Priority Obligations have been paid in full), (b) the Second Priority Obligations (other than a defense that the Second Priority Obligations have been paid in full) or (c) the Third Priority Obligations (other than a defense that the Third Priority Obligations have been paid in full) or of any of the First Priority Representative, Second Priority Representative, Third Priority Representative or any Grantor, to the extent applicable, in respect of this Agreement.

SECTION 10. Additional ABL Secured Obligations and Term Loan Secured Obligations; Certain Reclassifications of Term Loan Secured Obligations.

(a) The Borrower may from time to time, subject to any limitations contained in the ABL Loan Documents and the Term Loan Documents in effect at such time, designate additional indebtedness and related obligations that are, or are to be, secured by Liens on any assets of the Grantors that would, if such Liens were granted, constitute Common Collateral as ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations, by delivering to each Representative party hereto at such time a certificate of a Responsible Officer of the Borrower:

(i) describing the indebtedness and other obligations being designated as ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations (as the case may be) and including a statement of the maximum aggregate outstanding principal amount of such indebtedness as of the date of such certificate;

(ii) in the case of ABL Secured Obligations, confirming that such obligations shall be First Priority Obligations with respect to the ABL Priority Collateral and Second Priority Obligations with respect to the Term Loan Priority Collateral;

(iii) in the case of New Money Term Loan Secured Obligations, confirming that such obligations shall be First Priority Obligations with respect to the Term Loan Priority Collateral and Second Priority Obligations with respect to the ABL Priority Collateral;

(iv) in the case of Junior Term Loan Secured Obligations, confirming that such obligations shall be Third Priority Obligations with respect to the Term Loan Priority Collateral and Third Priority Obligations with respect to the ABL Priority Collateral;

(v) identifying the Person that serves as the Representative with respect to such indebtedness and related obligations;

(vi) certifying that the incurrence of such ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations (as the case may be), the creation of the Liens securing such ABL Secured Obligations, New Money Term Loan

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Secured Obligations or Junior Term Loan Secured Obligations (as the case may be) and the designation of such indebtedness and related obligations as ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations (as the case may be) hereunder (x) do not violate or result in a default under any provision of any ABL Loan Document or Term Loan Document in effect at such time and (y) would not have the effect of increasing the principal amount of ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations, as the case may be, then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations, as applicable; and

(vii) attaching a fully completed Representative Joinder Agreement executed and delivered by the Representative with respect to such ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations (as the case may be).

Upon the delivery of such certificate and the related attachments as provided above, the obligations designated in such notice shall become ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations, as applicable, for all purposes of this Agreement.

Without limiting the foregoing provisions of this Section 10, the Borrower may from time to time on or after the Existing Chapter 11 Cases Emergence Date, subject to any limitations contained in the ABL Loan Documents and the Term Loan Documents in effect at such time, re-classify existing indebtedness that constitutes Junior Term Loan Secured Obligations as indebtedness that shall thereafter constitute New Money Term Loan Secured Obligations, by delivering to each Representative party hereto at such time a certificate of a Responsible Officer of the Borrower:

(a) describing the existing Junior Term Loan Secured Obligations being re-classified as New Money Term Loan Secured Obligations and including a statement of the maximum aggregate outstanding principal amount of such indebtedness as of the date of such certificate;

(b) confirming that such resulting obligations shall be First Priority Obligations with respect to the Term Loan Priority Collateral and Second Priority Obligations with respect to the ABL Priority Collateral;

(c) identifying the Person that serves as the Representative with respect to such indebtedness that shall thereafter constitute New Money Term Loan Secured Obligations;

(d) certifying that the resulting New Money Term Loan Secured Obligations, the creation (or existence) of the Liens securing such New Money Term Loan Secured Obligations (including the priority thereof) and the re-classification of such Junior Term Loan Secured Obligations as New Money Term Loan Secured Obligations hereunder (x) do not violate or result in a default under any provision of any ABL Loan Document or Term Loan Document in effect at such time and (y) would not have the effect of increasing the principal amount of Term Loan Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the Maximum Obligations Amount with respect to the Term Loan Secured Obligations; and

(e) if the Representative with respect to the resulting New Money Term Loan Secured Obligations is not already a party hereto as a Representative with respect to New Money Term Loan Secured Obligations, attaching a fully completed Representative Joinder Agreement executed and delivered by the Representative with respect to such New Money Term Loan Secured Obligations.

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Upon the delivery of such certificate and the related attachments as provided above, the obligations designated in such notice shall become New Money Term Loan Secured Obligations for all purposes of this Agreement.

In the event of any conflict or inconsistency between the provisions of this Section 10 and the provisions of Section 11.3(b), the provisions of this Section 10 shall govern.

SECTION 11. Miscellaneous.

11.1 Conflicts. Except as otherwise provided herein, in the event of any conflict between the provisions of this Agreement and the provisions of any First Priority Document, any Second Priority Document or any Third Priority Document, the provisions of this Agreement shall govern.

11.2 Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Priority Obligations Payment Date and the Second Priority Obligations Payment Date shall have occurred with respect to each Type of Common Collateral. This is a continuing agreement and the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Grantor on the faith hereof. For the avoidance of doubt, if any ABL Secured Obligations and any Term Loan Secured Obligations remain outstanding following the consummation of a Reorganization Plan in the Existing Chapter 11 Cases, this Agreement shall remain in effect notwithstanding the consummation of such Reorganization Plan.

11.3 Amendments; Waivers.

(a) No amendment or modification of any of the provisions of this Agreement (other than pursuant to a Representative Joinder Agreement or a Grantor Joinder Agreement) shall be effective unless the same shall be in writing and signed by the First Priority Representative, the Second Priority Representative and the Third Priority Representative and, in the case of amendments or modifications that could reasonably be expected to affect the rights or interests of any Grantor, the Borrower.

(b) It is understood that the ABL Agent and the Term Loan Agent, without the consent of any other Secured Party, may in their discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional indebtedness or other obligations (“Additional Debt”) of any of the Grantors become ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations, as the case may be, under this Agreement, which supplemental agreement shall specify whether such Additional Debt constitutes ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations; provided that such Additional Debt is permitted to be incurred by the ABL Credit Agreement and the Term Loan Agreement then extant, and is permitted by said Agreements to be subject to the provisions of this Agreement as ABL Secured Obligations, New Money Term Loan Secured Obligations or Junior Term Loan Secured Obligations, as applicable.

11.4 Information Concerning Financial Condition of the Borrower and the other Grantors. With respect to each Type of Common Collateral, the First Priority Representative, on behalf of itself and the other First Priority Secured Parties, the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, hereby agree that each Secured Party assumes responsibility for keeping itself informed of the financial condition of the relevant Grantors and all other circumstances

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bearing upon the risk of nonpayment of the First Priority Obligations, the Second Priority Obligations or the Second Priority Obligations. With respect to each Type of Common Collateral, the First Priority Representative, on behalf of itself and the other First Priority Secured Parties, the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Third Priority Representative, on behalf of itself and the other Third Priority Secured Parties, hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Secured Party, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

11.5 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

11.6 Jurisdiction; Consent to Service of Process; Process Agent.

(a) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

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11.7 Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to a Grantor, to the address set forth in Section 9.02 of the ABL Credit Agreement as in effect on the date hereof,

(ii) if to CNAI, to the address set forth in Section 9.02 of the ABL Credit Agreement as in effect on the date hereof,

(iii) if to Wilmington Trust, to the address set forth in Section 9.02 of the Term Loan Agreement as in effect on the date hereof,

(iv) if to any other holder of indebtedness or Representative with respect thereto that becomes a party hereto after the date hereof, to the address designated by such holder or such Representative in the Representative Joinder Agreement pursuant to which such holder or Representative shall have become a party hereto, or

(v) with respect to any party hereto, to such other address as may be designated by such party in a written notice to each other party hereto.

11.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Priority Secured Parties, the Second Priority Secured Parties and the Third Priority Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral or any Type thereof. All references to any Grantor shall include any Grantor as debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency Proceeding. All references to any Grantor that is, as of the Effective Date, a debtor-in-possession in any of the Existing Chapter 11 Cases shall, following the consummation of a Reorganization Plan in the Existing Chapter 11 Cases (if any of the ABL Secured Obligations or Term Loan Secured Obligations remain outstanding following such consummation), include a reference to such Grantor as a reorganized Person.

11.9 Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

11.10 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic image scan transmission (such

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as a “pdf” file) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

11.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.13 Additional Grantors. The Borrower and each other Grantor on the date of this Agreement will constitute the original Grantors party hereto. The original Grantors will cause each Person that becomes a Grantor after the date hereof to contemporaneously become a party hereto (as a Grantor) by executing and delivering a Grantor Joinder Agreement to each of the ABL Agent and the Term Loan Agent. The parties hereto agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes a Grantor at any time (and any security granted by any such Person) will be subject to the provisions hereof as fully as if it constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence.

11.14 New DIP Order Governs. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the New DIP Order, the provisions of the New DIP Order shall govern.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CITICORP NORTH AMERICA, INC. as Representative with respect to the ABL Credit Agreement

By:
Name: Title:

Signature Page to

Intercreditor Agreement

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Representative with respect to the New Money Term Loans

By:
Name: Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Representative with respect to the Junior Term Loans

By:
Name: Title:

EASTMAN KODAK COMPANY

By:
Name: Title:

[OTHER GRANTORS]

By:
Name: Title:

EXHIBIT J-1 - DIP ORDER

See Attached.

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11
)
Eastman Kodak Company, et al.,[1]	)	Case No. 12-10202(ALG)
)
Debtors.	)	(Jointly Administered)
)
)

ORDER (I) AUTHORIZING DEBTORS (A) TO OBTAIN POST-PETITION

FINANCING PURSUANT TO 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3),

364(d)(1) AND 364(e) AND (B) TO CONTINUE TO UTILIZE CASH COLLATERAL

PURSUANT TO 11 U.S.C. § 363 AND (II) GRANTING ADEQUATE PROTECTION TO

CERTAIN PRE-PETITION SECURED PARTIES

PURSUANT TO 11 U.S.C. §§ 361, 362, 363 AND 364

Upon the motion (the “Motion”), dated December 21, 2012, of Eastman Kodak Company (the “Borrower”) and its affiliated debtors, each as debtor and debtor-in-possession (collectively, the “Debtors”), in the above-captioned cases (the “Cases”) pursuant to sections 105, 361, 362, 363(c)(2), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), and rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Local Bankruptcy Rules for the Southern District of New York, including rule 4001-2 (the “SDNY Local Rules”), seeking, among other things:

(1) authorization for the Borrower to obtain post-petition financing to, among other things, refinance portions of its existing debtor-in-possession

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Eastman Kodak Company (7150); Creo Manufacturing America LLC (4412); Eastman Kodak International Capital Company, Inc. (2341); Far East Development Ltd. (2300); FPC Inc. (9183); Kodak (Near East), Inc. (7936); Kodak Americas, Ltd. (6256); Kodak Aviation Leasing LLC (5224); Kodak Imaging Network, Inc. (4107); Kodak Philippines, Ltd. (7862); Kodak Portuguesa Limited (9171); Kodak Realty, Inc. (2045); Laser-Pacific Media Corporation (4617); NPEC Inc. (5677); Pakon, Inc. (3462); and Qualex Inc. (6019). The location of the Debtors’ corporate headquarters is: 343 State Street, Rochester, NY 14650.

financing, up to the aggregate principal amount of $843,650,000 (the “Supplemental DIP Term Loan Facility”), subject to those conditions set forth in the Supplemental DIP Documents (as defined below), and for all of the other Debtors (the “Guarantors”) to guaranty the obligations of the Borrower in connection with the Supplemental DIP Term Loan Facility to be provided by the Lenders (as defined in the Supplemental DIP Credit Agreement, as defined below) (the “Supplemental DIP Lenders” and, together with the Senior DIP Lenders (as defined below), the “DIP Lenders”)), and for which Wilmington Trust, National Association (“Wilmington”) will act as administrative agent and collateral agent (in such capacities, the “Supplemental DIP Agent”, and together with the Senior DIP Agent (as defined below), the “DIP Agents”);

(2) authorization for the Debtors to execute and enter into the Supplemental DIP Documents and to perform such other and further acts as may be required in connection with the Supplemental DIP Documents;

(3) authorization for the Debtors to, concurrently with the closing of the Supplemental DIP Term Loan Facility, use the proceeds of the Supplemental DIP Term Loan Facility to, inter alia, irrevocably repay in full (after application of proceeds from the Digital Imaging Patent Portfolio Disposition (as defined in the ARCA (as defined below))) the then-outstanding Term Loans (as defined in the Existing DIP Credit Agreement (as defined below) (the “Existing Term Loans”, and the lenders of such loans, the “Existing Term Loan Lenders”)) under that certain Debtor-in-Possession Credit Agreement, dated as of January 20, 2012 (as amended, supplemented or otherwise modified from time to time prior to

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the “Effective Date” (as defined in the ARCA, the “Effective Date”), the “Existing DIP Credit Agreement”, and all other documents and agreements executed in connection therewith and related thereto, the “Existing DIP Documents”, and the credit facilities provided for thereunder, the “Existing DIP Facility”, and the “DIP Obligations” thereunder, as defined in the Existing DIP Order (as defined below), the “Existing DIP Obligations”), among the Borrower, Kodak Canada, Inc., the other subsidiaries of the Borrower party thereto, the lenders referred to therein (the “Existing DIP Lenders”) and Citicorp North America, Inc., as administrative agent (in such capacity, the “Existing DIP Agent”);

(4) authorization for the Debtors to execute and enter into the Amendment Agreement (as defined below), for purposes of, among other things, amending and restating the Existing DIP Credit Agreement in order to permit the incurrence and existence of the Supplemental DIP Term Loan Facility, to extend the maturity to September 30, 2013, to reduce the revolving credit commitments to $200 million and to effect certain other amendments, and to perform such other and further acts as may be required in connection with the Senior DIP Documents (as defined below); provided that if the Debtors do not obtain the consents of 100% of the lenders under the Existing DIP ABL Facility (as defined in the Motion), the portion of the Amendment Agreement extending the maturity date to September 30, 2013 will not become effective;

(5) the granting or continuation of adequate protection for the Pre-Petition Secured Creditors (as defined below), whose liens, security interests or

3

setoff rights were primed by the Existing DIP Financing and will be or remain primed by the DIP Facilities (as defined below), including the continuation of certain adequate protection granted pursuant to the Existing DIP Order (as such adequate protection is amended and restated herein) and the granting of additional adequate protection to the holders (the “Pre-Petition Second Lien Noteholders”) of the Borrower’s (i) 10.625% Senior Secured Notes due March 15, 2019 issued under or in connection with that certain Indenture dated as of March 15, 2011 and (ii) the Borrower’s 9.75% Senior Secured Notes due March 1, 2018 issued under or in connection with that certain Indenture dated as of March 5, 2010 (together, the “Pre-Petition Second Lien Indentures”, and with all other documentation executed in connection therewith, the “Pre-Petition Second Lien Existing Agreements” and together with the First Lien Existing Agreements (as defined below) and, for the avoidance of doubt, the Existing Intercreditor Agreement (as defined in the Existing DIP Credit Agreement), the “Existing Documents”, and the notes issued under the Pre-Petition Second Lien Indentures, the “Pre-Petition Second Lien Notes”, and the obligations arising thereunder, the “Pre-Petition Second Lien Obligations”), each among the Borrower, each of the guarantors party thereto and the Bank of New York Mellon or any successor trustee appointed in accordance with the terms of the relevant Pre-Petition Second Lien Indenture, including Wilmington, which was appointed on January 26, 2012, as trustee (in such capacity under the Pre-Petition Second Lien Indentures, the “Pre-Petition Second Lien Notes Trustee”; together with the Pre-Petition First Lien Agent (as defined below), the Pre-Petition First Lien Secured Lenders (as defined

4

below) and the Pre-Petition Second Lien Noteholders, the “Pre-Petition Secured Creditors”), whose liens and security interests shall be junior to the DIP Liens (as defined below) and the Adequate Protection Liens (as defined below);

(6) authorization to indefeasibly exchange certain Pre-Petition Second Lien Obligations for loans (the “Junior DIP Term Loans”) under the Supplemental DIP Credit Agreement on the terms set forth therein and herein;

(7) the granting of superpriority claims to the Supplemental DIP Agent and the Supplemental DIP Lenders payable from, and having recourse to, all pre-petition and post-petition property of the Debtors’ estates and all proceeds thereof, subject to (a) the superpriority claims previously granted by the Court in respect of the Existing DIP Facility, which shall continue in favor of the Senior DIP Facility (as defined below) and as otherwise provided herein, and (b) the Carve Out (as defined below);

(8) the continued limitation of the Debtors’ right to surcharge against collateral pursuant to section 506(c) of the Bankruptcy Code, as such limitation is modified herein;

(9) continuation of the authorization for the Debtors to use Cash Collateral (as defined in the Existing DIP Order) and all other collateral in which any of the Pre-Petition Secured Creditors have an interest, and the granting of certain adequate protection to such parties with respect to, inter alia, such use of their Cash Collateral and all use and diminution in the value of their interests therein; and

5

(10) pursuant to Bankruptcy Rule 4001, that a hearing (the “Hearing”) on the Motion be held before this Court to consider entry of the proposed order annexed to the Motion (such order, as entered, the “Order”) (a) authorizing the Borrower, to, upon the occurrence of the Effective Date, (i) borrow from the Supplemental DIP Lenders under the Supplemental DIP Documents up to an aggregate principal amount of $468,650,000 under the Supplemental DIP Term Loan Facility to (A) repay the Existing Term Loans simultaneously with the borrowing under the Supplemental DIP Term Loan Facility and (B) provide working capital to the Debtors and their subsidiaries (including payment of fees and expenses in connection with the transactions contemplated by the Senior DIP Documents and the Supplemental DIP Documents) and (ii) indefeasibly exchange certain Pre-Petition Second Lien Obligations for Junior DIP Term Loans under the Supplemental DIP Credit Agreement on the terms set forth therein and herein, and (b) granting or continuing the adequate protection described herein.

Due and appropriate notice of the Motion, the relief requested therein and the Hearing having been served by the Debtors on: (a) the United States Trustee; (b) the agent under the Pre-Petition First Lien Credit Agreement; (c) the indenture trustee for the pre-petition 9.2% Senior Notes due June 1, 2021; (d) the indenture trustee for the pre-petition 10.625% Senior Secured Notes due March 15, 2019; (e) the indenture trustee for the pre-petition 9.95% Senior Notes due July 1, 2018; (f) the indenture trustee for the pre-petition 9.75% Senior Secured Notes due March 1, 2018; (g) the indenture trustee for the pre-petition 7.00% Convertible Senior Notes due April 1, 2017; (h) the United States Attorney for the Southern District of New York; (i) the Internal Revenue Service; (j) the Senior DIP Agent; (k) the Environmental Protection Agency; (l) the

6

Pension Benefit Guaranty Corporation; (m) counsel to the Trustees of the Kodak Pension Plan; (n) counsel to the Creditors’ Committee (as defined below); (o) counsel to the Retiree Committee (as defined below); (p) counsel to the Second Lien Noteholders Committee (as defined below) and special counsel to the Pre-Petition Second Lien Notes Trustee; (q) the Securities and Exchange Commission; (r) counsel to Barclays Bank PLC; (s) counsel to the Ad Hoc Committee of Unsecured Creditors; and (t) those parties who have requested notice pursuant to Bankruptcy Rule 2002 (collectively, the “Notice Parties”).

The Hearing having been held by this Court on January 23, 2013.

The Debtors having filed a notice of filing of the proposed Order and certain other revised documents (the “Supplemental Notice”), dated January 18, 2013, together with revised forms of the Amendment Agreement, ARCA, Supplemental DIP Credit Agreement. Due and appropriate notice of the Supplemental Notice and the relief requested therein having been served by the Debtors on the Notice Parties.

No objections to the Motion having been received, upon the record made by the Debtors and other parties in interest at the Hearing, and after due deliberation and consideration, and sufficient cause appearing therefor;

IT IS FOUND, DETERMINED, ORDERED AND ADJUDGED, that:

1. Disposition. The Motion is granted in accordance with the terms of this Order. Any objections to the Motion or the Supplemental Notice with respect to the entry of this Order that have not been withdrawn, waived or settled, and all reservations of rights included therein, are hereby denied and overruled.

7

2. Jurisdiction. This Court has core jurisdiction over the Cases, this Motion, and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157(b) and 1334. Venue appears to be proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

3. Notice. The notice given by the Debtors of the Motion, the relief requested therein and the Hearing constitutes appropriate, due and sufficient notice thereof and complies with Bankruptcy Rule 4001(b) and (c) and the SDNY Local Rules, and no further notice of the relief sought at the Hearing and the relief granted herein is necessary or required.

4. Debtors’ Stipulations. The Debtors’ Stipulations, as set forth in Paragraph 3 of that Final Order (I) Authorizing Debtors (A) To Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (II) Granting Additional Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 375] (the “Existing DIP Order”), remain in full force and effect (for the avoidance of doubt, subject to, with respect to the Pre-Petition Second Lien Obligations and the Junior DIP Term Loans, paragraph 25 below). For the avoidance of doubt, solely with respect to the Pre-Petition First Lien Obligations, the Challenge Period (as defined in the Existing DIP Order) has expired.

5. Findings Regarding the Senior Financing and Supplemental Financing.2

(a) Good cause has been shown for the entry of this Order.

(b) This Court entered an order on December 14, 2012, approving the commitment by certain Supplemental DIP Lenders to provide the Supplemental DIP Term Loan Facility. [Docket No. 2576]

[2]

For the avoidance of doubt, all findings concerning the Existing DIP Facility set forth in the Existing DIP Order (as set forth therein), including, but not limited to, any findings with respect to the Existing DIP Documents that comprise a portion of the Senior DIP Documents, remain in full force and effect, and are reaffirmed and continued without modification by this Order.

8

(c) This Court entered an order on December 19, 2012, approving the solicitation of Pre-Petition Second Lien Noteholders to participate in the Supplemental DIP Term Loan Facility. [Docket No. 2637]

(d) The Debtors need to obtain the Supplemental DIP Term Loan Facility and to continue to use Cash Collateral in order to permit, among other things, the orderly continuation of the operation of their businesses, to maintain business relationships with vendors, suppliers and customers, to make payroll, to repay the Existing Term Loans, to make capital expenditures and to satisfy other working capital and operational needs. The access of the Debtors to sufficient working capital and liquidity through the continued use of Cash Collateral, incurrence of new indebtedness for borrowed money and other financial accommodations is vital to the preservation and maintenance of the going concern values of the Debtors and to a successful reorganization of the Debtors.

(e) In order to enter into the Supplemental DIP Documents and obtain the benefits of the Supplemental DIP Term Loan Facility, it is necessary for the Debtors to enter into that Amendment Agreement substantially in the form as filed on January 18, 2013, by and among the Borrower, the Existing DIP Lenders party thereto and the Existing DIP Agent (the “Amendment Agreement”), for the purposes of amending and restating the Existing DIP Credit Agreement (in both its current form and as amended and restated,3 and subsequently amended, supplemented or modified from time to time, the “Senior DIP Credit Agreement” (the facility thereunder, the “Senior DIP Facility”, and together with the Supplemental DIP Term Loan

[3]

Amended and Restated Debtor-in-Possession Credit Agreement, originally dated as of January 20, 2012 and amended and restated as of the Effective Date, among the Borrower, the Guarantors, Citicorp North America, Inc. (“CNAI”), as agent, the lenders party thereto from time to time, Citigroup Global Markets Inc., as Sole Lead Arranger and Bookrunner (the “Senior Lead Arranger”) and the other parties thereto (as amended, supplemented or modified from time to time, the “ARCA”).

9

Facility, the “DIP Facilities”, and the lenders party thereto from time to time, the “Senior DIP Lenders” and the agent thereunder, the “Senior DIP Agent”)) and the Security Agreement (as defined in the Existing DIP Credit Agreement) (in both its current form and as amended and restated, and subsequently amended, supplemented or modified from time to time, the “Senior DIP Security Agreement”, (as amended and restated as of the Effective Date and together with the ARCA, the “Amended and Restated DIP Documents”)).

(f) The Debtors are unable to obtain new financing on more favorable terms from sources other than the Supplemental DIP Lenders under the Supplemental DIP Documents and are unable to obtain adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense. The Debtors are also unable to obtain secured credit allowable under sections 364(c)(1), 364(c)(2) and 364(c)(3) of the Bankruptcy Code without the Debtors (i) granting to the Supplemental DIP Agent and the Supplemental DIP Lenders, subject to the Carve Out (as provided for herein) and the Senior DIP Liens and Senior Superpriority Claims (each as defined below and to the extent provided for herein and in the Intercreditor Agreement (as defined in the ARCA)), the Supplemental DIP Liens and the Supplemental Superpriority Claims (each as defined below) under the terms and conditions set forth in this Order and in the Supplemental DIP Documents and (ii) deeming certain Pre-Petition Second Lien Obligations to be indefeasibly exchanged for Junior DIP Term Loans under, and subject to the terms of, the Supplemental DIP Term Loan Facility, such Junior DIP Term Loans being a necessary inducement to, and a portion of the compensation for, such Supplemental DIP Lenders providing their allocable share of the Supplemental DIP Term Loan Facility.

(g) The Debtors are unable to enter into and incur the Supplemental DIP Obligations without the accommodations provided pursuant to the Amended and Restated DIP

10

Documents (and any related documents) and the continued granting to the Senior DIP Agent and the Senior DIP Lenders, subject to the Carve Out (as provided herein) and the Supplemental DIP Liens (to the extent provided for herein and in the Intercreditor Agreement), the Senior DIP Liens and the Senior Superpriority Claims under the terms and conditions set forth in the Existing DIP Order and Existing DIP Documents, as modified by this Order and the Senior DIP Documents.

(h) The terms of the Supplemental DIP Term Loan Facility, including the Junior DIP Term Loans, the Amendment Agreement and the Amended and Restated DIP Documents and the continued use of Cash Collateral are fair and reasonable, reflect the Debtors’ exercise of good and prudent business judgment consistent with their fiduciary duties and constitute reasonably equivalent value and fair consideration.

(i) The DIP Facilities have been negotiated in good faith and at arm’s length among the Debtors, the DIP Agents and the DIP Lenders, and all of the Debtors’ obligations and indebtedness arising under, in respect of or in connection with the DIP Facilities and the DIP Documents, including without limitation, (i)(A) all loans made to, and all letters of credit issued for the account of, the Debtors pursuant to the Senior DIP Credit Agreement (the financing provided for thereby, the “Senior Financing”) and (B) any Obligations or Original Obligations (each as defined in the Senior DIP Credit Agreement), of the Debtors (including, but not limited to, credit extended in respect of overdrafts and related liabilities and other depository, treasury, and cash management services and other clearing services provided by CNAI, any Senior DIP Lender or any of their respective affiliates and any hedging obligations of any of the Debtors permitted under the Senior DIP Credit Agreement in each case owing to CNAI, any Senior DIP Lender or any of their respective affiliates, in accordance with the terms of the Senior DIP

11

Documents) (all of the foregoing in clauses (A) and (B) collectively, the “Senior DIP Obligations”), and (ii)(A) all loans made or deemed made to the Debtors pursuant to the Debtor-in-Possession Loan Agreement, substantially in the form as filed on January 18, 2013 (as amended, supplemented or modified from time to time, the “Supplemental DIP Credit Agreement”, and the financing provided for thereunder, the “Supplemental Financing”), among the Borrower, the Guarantors, the Supplemental DIP Lenders, the Supplemental DIP Agent and the Lead Arrangers, and (B) any Supplemental DIP Obligations, shall, with respect to each of the foregoing, be deemed to have been extended or deemed extended by the applicable DIP Agents and DIP Lenders and their respective affiliates in good faith, as that term is used in section 364(e) of the Bankruptcy Code, and in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code, and the DIP Agents and DIP Lenders (and the successors and assigns of each) shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.

(j) The right of the Supplemental DIP Lenders to roll up or exchange obligations under their Pre-Petition Second Lien Notes into Junior DIP Term Loans and any compensation or payment that may be received by such Supplemental DIP Lenders incremental to what would have been received had such Junior DIP Term Loans continued to be obligations under their Pre-Petition Second Lien Notes are hereby authorized as compensation for, in consideration for, and solely on account of, the agreement of such Supplemental DIP Lenders to fund the Supplemental DIP Term Loan Facility and not as payments under, adequate protection for, or otherwise on account of, the Pre-Petition Second Lien Obligations.

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(k) Absent granting the relief granted in this Order, the Debtors’ estates would be immediately and irreparably harmed. Consummation of the Supplemental Financing, amendment of the Existing DIP Facility and authorization of the continued use of Cash Collateral in accordance with this Order and the DIP Documents is therefore in the best interests of the Debtors’ estates and consistent with the Debtors’ fiduciary duties. In addition, the Debtors’ ability under the Supplemental DIP Documents to roll over a portion of the Supplemental Financing into exit financing substantially enhances the Debtors’ prospects for a successful emergence from chapter 11 by, among other things, dramatically reducing exit financing risk.

6. Confirmation of authorization of the Senior Financing and the Amended and Restated DIP Documents, and authorization of the Supplemental Financing and the Supplemental DIP Documents.4

(a) The Borrower hereby is authorized to borrow money and obtain letters of credit pursuant to the Senior DIP Credit Agreement and Supplemental DIP Credit Agreement (as applicable),5 and the Guarantors hereby are authorized to guaranty such borrowings and the Borrower’s obligations (and the Borrower and Guarantors were so authorized by the Existing DIP Order with respect to the Existing DIP Credit Agreement): (i) with respect to the Senior DIP Credit Agreement, up to an aggregate principal or face amount provided for in the Existing

[4]

For the avoidance of doubt, those borrowings, letters of credit or other obligations and any related guaranties under the Existing DIP Credit Agreement that will remain outstanding pursuant to the terms of the Senior DIP Credit Agreement (following the Effective Date) were authorized pursuant to the terms of the Existing DIP Order and such authorizations are hereby confirmed and remain in full force and effect.

[5]

In addition to the rights of the Borrower to replace and backstop letters of credit granted by the Existing DIP Order and this Order, to the extent permitted by the Senior DIP Documents, the Borrower may issue letters of credit under such Senior DIP Credit Agreement to replace pre-petition letters of credit, including in respect of any pre-petition letters of credit that have been drawn by the beneficiary.

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DIP Order with respect to the Existing DIP Credit Agreement as amended by the Amended and Restated DIP Documents (plus interest, fees and other expenses and amounts provided for in the Senior DIP Documents) and (ii) with respect to the Supplemental DIP Credit Agreement, up to an aggregate principal amount of $843,650,000 (plus interest, fees and other expenses and amounts provided for in the Supplemental DIP Documents), consisting of borrowings of up to an aggregate principal amount of $200,000,000 of First Lien First Out Loans (as defined in the Supplemental DIP Credit Agreement, and the Debtors’ obligations with respect thereto, the “First Lien First Out Obligations”), up to $268,650,000 of First Lien Last Out Loans (as defined in the Supplemental DIP Credit Agreement, and the Debtors’ obligations with respect thereto, the “First Lien Last Out Obligations”) and up to $375,000,000 of Junior DIP Term Loans (and the Debtors’ obligations with respect thereto, the “Junior DIP Obligations”, together with the First Lien First Out Obligations and the First Lien Last Out Obligations, the “Supplemental DIP Obligations”, and the Supplemental DIP Obligations and Senior DIP Obligations together, the “DIP Obligations”), which borrowings and letters of credit shall be used for all purposes permitted under the applicable DIP Documents, including, without limitation, subject to the terms and conditions contained herein, to provide working capital for the Borrower and the Guarantors, to pay interest, fees and expenses in accordance with this Order and the DIP Documents, to fund adequate protection payments contemplated by this Order and to fund settlement payments, if any, in respect of the UK pension-related proceedings to the extent permitted under the DIP Documents. In addition to such loans and obligations, the Debtors are authorized to incur overdrafts and related liabilities arising from treasury, depository and cash management services, including any automated clearing house fund transfers provided to or for the benefit of the Debtors by CNAI, any Senior DIP Lender or any of their affiliates;

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provided, however, that nothing herein shall require CNAI or any other party to incur overdrafts or to provide any such services or functions to the Debtors.6

(b) In furtherance of the foregoing and without further approval of this Court, each Debtor hereby is authorized and directed to perform all acts, to make, execute and deliver all instruments and documents (including, without limitation, the execution or recordation of security agreements, mortgages and financing statements), and shall pay all fees, that may be reasonably required or necessary for the Debtors’ performance of their obligations under the Senior DIP Facility (including in connection with the amendments to the Existing DIP Facility contemplated hereby) and the Supplemental DIP Term Loan Facility, including, without limitation:

(i) the execution, delivery and performance of (x) each of the Engagement Letter (as defined in the Motion), the Amendment Agreement and the Amended and Restated DIP Documents (which shall become effective without any signature upon the occurrence of the Effective Date as a result of the due execution and delivery of the Amendment Agreement) and (y) the Loan Documents (as defined in the Supplemental DIP Credit Agreement), and in each case, any exhibits attached thereto, including, without limitation, the Senior DIP Credit Agreement, the Senior DIP Security Agreement, the Supplemental DIP Credit Agreement, the Security Agreement (as defined in the Supplemental DIP Credit Agreement), the Intercreditor Agreement, all related documents and any mortgages contemplated thereby (with respect to the Senior DIP Facility, collectively, and together with those Existing DIP Documents

[6]

For the avoidance of doubt, the Assumed Pre-Petition First Lien Obligations (as defined in the Existing DIP Order) were deemed by the Existing DIP Order to be issued pursuant to, and secured under, the Existing DIP Credit Facility or designated as “Obligations” under the Existing DIP Credit Agreement and secured by the Collateral (as defined by the Existing DIP Credit Agreement), as the case may be, and shall continue to be deemed, by this Order, to be issued pursuant to, and secured under, the Senior DIP Credit Agreement or designated as “Obligations” under the Senior DIP Credit Agreement and secured by the Collateral, as the case may be.

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that are not being amended and/or restated but that shall remain in effect through the Effective Date, and the Intercreditor Agreement, the “Senior DIP Documents”, and with respect to the Supplemental DIP Term Loan Facility, collectively, and together with the Intercreditor Agreement, the “Supplemental DIP Documents” (the Senior DIP Documents and the Supplemental DIP Documents, together, the “DIP Documents”));

(ii) the execution, delivery and performance of one or more amendments to or waivers of the requirements of any of the DIP Documents, including the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement for, among other things, the purpose of adding additional financial institutions as Senior DIP Lenders or Supplemental DIP Lenders, reallocating the commitments for the Senior DIP Facility or Supplemental DIP Term Loan Facility among the Senior DIP Lenders or Supplemental DIP Lenders (as applicable), in such form as the Debtors, the Senior DIP Agent and Senior DIP Lenders or the Supplemental DIP Agent and Supplemental DIP Lenders (as applicable) may agree (it being understood that no further approval of the Court shall be required for amendments, modifications or waivers to the DIP Documents (and any fees paid in connection therewith) that do not shorten the maturity of the extensions of credit thereunder or increase the commitments, the rate of interest or the letter of credit fees (if any) payable thereunder). The Debtors shall provide notice of any such amendments (in addition to any other notices required pursuant to the DIP Documents) to counsel to the Creditors’ Committee, counsel to the ad hoc committee of Pre-Petition Second Lien Noteholders (the “Second Lien Noteholders Committee”), with respect to amendments to the Supplemental DIP Term Loan Facility, counsel to the Senior DIP Agent, and, with respect to amendments to the Senior DIP Facility, counsel to the Supplemental DIP Agent;

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(iii) the non-refundable payment to the Senior DIP Agent or the Supplemental DIP Agent, the Senior Lead Arranger and/or the Senior DIP Lenders or the Supplemental DIP Lenders, as the case may be, of the fees and any amounts due in respect of indemnification obligations referred to in the Senior DIP Credit Agreement (and the separate letter agreements entered into with respect to the Senior DIP Facility, including the Engagement Letter (as defined in the Motion)) or the Supplemental DIP Credit Agreement (and in the separate letter agreements entered into with respect to the Supplemental DIP Term Loan Facility) and reasonable costs and expenses as may be due from time to time, including, without limitation, fees and expenses of the professionals retained as provided for in the DIP Documents (in each case, the “Lender Professionals”), without the need to file retention motions or fee applications; provided that (x) the Debtors shall promptly provide copies of invoices received on account of fees and expenses of the Lender Professionals to counsel to the Creditors’ Committee and the United States Trustee, and this Court shall have exclusive jurisdiction over any objections raised to the invoiced amount of the fees and expenses proposed to be paid, which objections may only be raised within ten business days after receipt thereof and (y) that payment of invoices of the Lender Professionals shall not be delayed based on any such objections and the relevant Lender Professional shall only be required to disgorge amounts objected to upon being “so ordered” pursuant to a final order of this Court; and

(iv) the performance of all other acts (including negotiating and executing documentation and making filings or taking any other actions) required under, necessary or desirable in connection with the DIP Documents.

(c) Upon execution (as applicable) and delivery of the DIP Documents, the DIP Documents shall constitute valid and binding obligations of the Debtors, enforceable against

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each Debtor party thereto in accordance with the terms of the DIP Documents and this Order.7 No obligation, payment, transfer or grant of security under the DIP Documents or this Order shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law (including, without limitation, under section 502(d) of the Bankruptcy Code), or subject to any defense, reduction, setoff, recoupment or counterclaim.

(d) Except as expressly set forth in paragraph 16(d) hereof, each of the Pre-Petition Second Lien Notes Trustee and Pre-Petition Second Lien Noteholders have consented, or are deemed to have consented, to entry of this Order, the DIP Facilities, the sufficiency of the adequate protection provided herein, and the continued use of Cash Collateral.

7. Superpriority Claims.

(a) The “Superpriority Claims” granted on account of the “DIP Obligations” pursuant to the Existing DIP Order remain in full force and effect and shall continue in favor of the Senior DIP Obligations with the ranking and priority set forth in the Existing DIP Order, except as expressly provided in this Order. Upon the occurrence of the Effective Date, pursuant to section 364(c)(1) of the Bankruptcy Code, all of the Senior DIP Obligations shall continue to, and Supplemental DIP Obligations shall, constitute allowed claims against the Debtors (without the need to file any proof of claim) with priority over any and all administrative expenses, diminution claims (including all Adequate Protection Obligations and Junior Adequate Protection Obligations (each as defined below)) and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all

[7]

For the avoidance of doubt, the Existing DIP Documents, including those Existing DIP Documents that comprise a portion of the Senior DIP Documents but that are not being “amended and restated” in connection herewith, were found to be valid and binding obligations of the Debtors, enforceable against each Debtor party thereto in accordance with the terms thereof pursuant to the Existing DIP Order and such provisions of the Existing DIP Order remain in full force and effect.

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administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims shall be payable from and have recourse to all pre- and post-petition property of the Debtors and all proceeds thereof (collectively, as to the Senior DIP Obligations, the “Senior Superpriority Claims”, and as to the Supplemental DIP Obligations, the “Supplemental Superpriority Claims”, and together, the “Superpriority Claims”); provided, however that the Supplemental Superpriority Claims shall be subject to and shall rank junior in right of payment to the Senior Superpriority Claims in all respects; provided, further that (i) the Senior Superpriority Claims and the Supplemental Superpriority Claims shall be subject to the Carve Out (to the extent specifically provided for herein) and (ii) the Supplemental Superpriority Claims shall be subject to the claims of the Existing DIP Agent or Existing Term Loan Lenders pursuant to paragraph 14 of this Order; and provided, further that (i) the Supplemental Superpriority Claims in respect of the First Lien First Out Obligations shall be senior in right of payment to the Supplemental Superpriority Claims in respect of the First Lien Last Out Obligations and the Junior DIP Obligations and (ii) the Supplemental Superpriority Claims in respect of the First Lien Last Out Obligations shall be senior in right of payment to the Supplemental Superpriority Claims in respect of the Junior DIP Obligations; provided further, that certain Supplemental DIP Obligations need not be paid in cash in full on the effective date of an Acceptable Reorganization Plan (as defined in the Supplemental DIP Credit Agreement) if such obligations are converted (the “Exit Conversion Right”) into the exit facility (the “Exit Facility”) under an exit facility agreement to be entered

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into by and between the Borrower and the Guarantors, each as reorganized Debtors, Wilmington, as Administrative Agent and Collateral Agent, and a syndicate of financial institutions party thereto, on the terms and conditions set forth in a term sheet that will be attached as an annex to the Supplemental DIP Credit Agreement.

(b) For purposes hereof, the “Carve Out” means: (i) all fees and interest required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to section 1930(a) of title 28 of the United States Code and section 3717 of title 31 of the United States Code, (ii) all reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code in an amount not exceeding $100,000, and (iii) any and all allowed and unpaid claims of (x) the Fee Examiner, (y) any professionals of the Debtors (including, for the avoidance of doubt, AP Services LLC) whose retention is approved by the Court and (z) any professionals of the Fee Examiner, of the official committee of retired employees appointed in the Cases (the “1114 Committee”), or of the statutory committee of unsecured creditors appointed in the Cases (the “Creditors’ Committee”) in each case whose retention is approved by the Court during the Cases pursuant to sections 327 and 1103 of the Bankruptcy Code for unpaid fees and expenses (and the reimbursement of out-of-pocket expenses allowed by the Bankruptcy Court incurred by any members of the 1114 Committee or Creditors’ Committee, as applicable (but excluding fees and expenses of third party professionals employed by such members of the 1114 Committee or Creditors’ Committee, as applicable)), incurred, subject to the terms of this Order, (A) prior to the occurrence of an Event of Default (as defined in either the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement) and (B) at any time after the occurrence and during the continuance of an Event of Default (as defined in either the ARCA or Supplemental DIP Credit Agreement) in an aggregate amount not

20

exceeding $15,000,000, provided that (x) the dollar limitation in this clause (iii) on fees and expenses shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default (as defined in either the ARCA or Supplemental DIP Credit Agreement) in respect of which the Carve Out is invoked or by any fees, expenses, indemnities or other amounts paid to any of the DIP Agents or DIP Lenders or any of the foregoing’s respective attorneys, advisors and agents, (y) nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above and (z) cash or other amounts on deposit in the L/C Cash Deposit Account (as defined in the ARCA) or the Secured Agreements Cash Deposit Account (as defined in the Existing DIP Order), shall not be subject to the Carve Out. In the event of the application of the Collateral (as defined below) to satisfaction of the Carve Out, the cost thereof shall be charged against the ABL Priority Collateral and the Term Loan Priority Collateral (each as defined below) in proportion to the amount of the then-outstanding Senior DIP Obligations (with respect to charges against the ABL Priority Collateral) and the then-outstanding First Lien First Out Obligations and First Lien Last Out Obligations (with respect to charges against the Term Loan Priority Collateral) each as compared to the then-outstanding DIP Obligations as a whole. To the extent that the Collateral actually applied to satisfy the Carve Out shall have been applied in an amount not in accordance with the formula above, the Senior DIP Lenders or Supplemental DIP Lenders (as the case may be) will be reimbursed out of the first available ABL Priority Collateral or Term Loan Priority Collateral (as applicable) in order to cause the application of the Carve Out to have complied with such formula.

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8. Senior DIP Liens. As security for the Existing DIP Obligations, pursuant to the interim order approving the Existing DIP Facility (the “Interim DIP Order”)8 and the Existing DIP Order, the Existing DIP Agent, the Existing DIP Lenders and the other Secured Parties (as defined in the Existing DIP Credit Agreement) were granted the security interests and liens described in the Interim DIP Order and the Existing DIP Order (the “Existing DIP Liens”) and such granting of the Existing DIP Liens, and all of the rights and priorities in respect thereof, are hereby reaffirmed except as such rights and priorities are expressly modified by this Order. Upon the occurrence of the Effective Date, the Existing DIP Liens shall continue (subject to the priorities set forth herein and in the Intercreditor Agreement, but otherwise unchanged), in favor of the Senior DIP Agent, the Senior DIP Lenders and the other Secured Parties, pursuant to the terms of the Senior DIP Documents and as set forth herein (the “Senior DIP Liens”).

9. Supplemental DIP Liens. As security for the Supplemental DIP Obligations, effective and perfected upon the occurrence of the Effective Date and without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Supplemental DIP Agent of, or over, any Collateral, the following security interests and liens hereby are granted to the Supplemental DIP Agent for its own benefit and the benefit of the Supplemental DIP Lenders (all property identified in clauses (a), (b) and (c) below, and the “Collateral” granted to the Existing DIP Agent, the Existing DIP Lenders and the other Secured Parties, pursuant to the Existing DIP Order and reaffirmed and continued hereunder in favor of the Senior DIP Agent, the Senior DIP Lenders and the other Secured

[8]

Interim Order (I) Authorizing the Debtors to (A) Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) Utilize Cash Collateral Pursuant to 11 U.S.C. §§ 363 and (II) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364. [Docket No. 54]

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Parties (as described in paragraph 8, above), being collectively referred to as the “Collateral”),9 subject to the priorities set forth herein and in the Intercreditor Agreement, and only in the event of the occurrence and during the continuance of an Event of Default (as defined in the ARCA or the Supplemental DIP Credit Agreement), to the payment of the Carve Out (all such liens and security interests granted to the Supplemental DIP Agent, for its own benefit and for the benefit of the Supplemental DIP Lenders, pursuant to this Order and the Supplemental DIP Documents, the “Supplemental DIP Liens”, and together with the Senior DIP Liens, the “DIP Liens”)):

(a) First Lien on Cash Balances and Unencumbered Property. Upon the occurrence of the Effective Date, pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected first priority senior security interest in and lien upon all pre- and post-petition property of the Debtors, whether existing on the Petition Date or thereafter acquired, that, on or as of the Petition Date (or as a result of the refinancing of the Pre-Petition First Lien Debt) is not subject to valid, perfected and non-avoidable pre-petition liens (collectively, “Unencumbered Property”), including without limitation, all cash and cash collateral of the Debtors (whether maintained with the Supplemental DIP Agent or otherwise) and any investment of such cash and cash collateral, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date (including, without limitation, post-petition intercompany claims against the Debtors), contracts, properties, plants, equipment, general intangibles, documents, instruments, interests in leaseholds, real properties, patents, copyrights, trademarks, trade names, other intellectual property, capital stock of subsidiaries, and the proceeds, product, offspring or profits of all the foregoing. Unencumbered Property shall

[9]

Notwithstanding anything contained herein to the contrary, the Borrower and the Guarantors shall not be required to pledge to the Senior DIP Agent or Supplemental DIP Agent in excess of 65% of the voting capital stock of its direct foreign subsidiaries or any of the capital stock or interests of indirect foreign subsidiaries.

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exclude the Debtors’ claims and causes of action under sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code, other than pursuant to section 549 of the Bankruptcy Code (collectively, “Avoidance Actions”) or any cash proceeds recovered pursuant to any successful Avoidance Actions, whether by judgment, settlement or otherwise (“Avoidance Proceeds”); provided, however that notwithstanding anything to the contrary herein, but subject to paragraph 25 hereof, the Superpriority Claims in respect of the Supplemental DIP Obligations may be satisfied from any assets of any Debtor’s estate, including any such Avoidance Proceeds, subject to the Carve Out and in accordance with the priorities set forth herein and in the Intercreditor Agreement.

(b) Liens Priming Pre-Petition Secured Creditors’ Liens. Upon the occurrence of the Effective Date, pursuant to section 364(d)(1) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected first priority senior priming security interest in and lien upon all pre- and post-petition property of the Debtors (including, without limitation, cash collateral, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date, contracts, properties, plants, equipment, general intangibles, documents, instruments, interests in leaseholds, real properties, patents, copyrights, trademarks, trade names, other intellectual property, capital stock of subsidiaries and the proceeds, product, offspring or profits of all the foregoing), whether now existing or hereafter acquired, that is subject to the existing liens presently held by any of the Pre-Petition Secured Creditors (including, without limitation, in respect of issued but undrawn letters of credit and adequate protection liens granted under the Existing DIP Order (as amended and restated herein) and this Order). Such security interests and liens shall be senior in all respects to the interests in such property of any of the Pre-Petition Secured Creditors arising from current and future liens of any of the Pre-Petition

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Secured Creditors (including, without limitation, the adequate protection liens granted under the Existing DIP Order (as amended and restated herein) and this Order), but shall not be senior to any valid, perfected and unavoidable interests of other parties arising out of liens, if any, on such property existing immediately prior to the Petition Date, or to any valid, perfected and unavoidable interests in such property arising out of liens to which the liens of any of the Pre-Petition Secured Creditors become subject subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code.

(c) Liens Junior to Certain Other Liens. Pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected security interest in and lien upon all pre- and post-petition property of the Debtors (other than the property described in clauses (a) or (b) of this paragraph 9, as to which the liens and security interests in favor of the Supplemental DIP Agent will be as described in such clauses), whether now existing or hereafter acquired, that is subject to valid, perfected and unavoidable liens in existence immediately prior to the Petition Date, or to any valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code (in each case, other than the Adequate Protection Liens and the Junior Adequate Protection Liens), which security interests and liens in favor of the Supplemental DIP Agent are junior to such valid, perfected and unavoidable liens.

(d) Liens Senior to Certain Other Liens. The Supplemental DIP Liens, the Adequate Protection Liens and the Junior Adequate Protection Liens shall not be subject or subordinate to (i) any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or (ii) any liens arising after the Petition Date (except as otherwise provided herein or in the Intercreditor Agreement,

25

including with respect to the Senior DIP Liens) including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other domestic or foreign governmental unit (including any regulatory body), commission, board or court for any liability of the Debtors.

Notwithstanding anything to the contrary in the Motion, the DIP Documents or this Order, in no event shall the Collateral include or the Supplemental DIP Liens granted under this Order attach to any lease, license, contract, or agreement or other property right (including any United States of America intent-to-use trademark or service mark application), to which any Debtor is a party or of any of such party’s rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in: (x) the abandonment, invalidation, unenforceability or other impairment of any right, title or interest of any Debtor therein, or (y) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, agreement or other property right pursuant to any provision thereof, unless, in the case of each of clause (x) and (y), the applicable provision is rendered ineffective by applicable law as determined by final order of this Court, upon the filing of a separate motion by either the Debtors or the DIP Agents upon due notice under the Bankruptcy Rules to the counter-party to such lease, license, contract, agreement or property right and upon a hearing (provided however that in all events the Supplemental DIP Liens shall attach to, and the Collateral shall include, all proceeds from all sales, transfers, dispositions or monetizations of any of the foregoing). For the avoidance of doubt, nothing in this Order shall be interpreted as overriding or impairing any rights of any party under section 365(n) of the Bankruptcy Code. Additionally, for the avoidance of doubt, the Collateral shall not include any assets or interests in assets that are not, or are subsequently determined not to have been, property of the estate at the time the security interest

26

therein created by the Interim DIP Order, the Existing DIP Order or this Order (as applicable) or the Supplemental DIP Documents attached or purported to attach thereto. Notwithstanding anything to the contrary in this Order, (i) all licensees of the Debtors’ intellectual property (including, for the avoidance of doubt, Samsung Electronics Co., Ltd., FUJIFILM Corporation, IMAX Corporation, International Business Machines Corporation and Carestream Health, Inc.) reserve the right to assert that any lien or interest conferred under this Order is subject to their other license or ownership rights and/or that they must be granted adequate protection for such other rights as a precondition to any impairment, and (ii) all such parties reserve the right to assert that any lien or interest granted hereunder does not override, prime or impair any other valid defense or offset right that may be asserted by such parties concerning claims asserted against them by the Debtors or their assignees hereunder (and the DIP Agents and all other parties reserve all rights with respect to the foregoing).

10. Priority of DIP Liens. Notwithstanding anything to the contrary herein, including, for the avoidance of doubt, paragraph 9 hereof, the Senior DIP Liens on the Collateral consisting of the ABL Priority Collateral (as defined in the Intercreditor Agreement) shall have priority over and rank senior to the Supplemental DIP Liens on the ABL Priority Collateral. The priority of the Supplemental DIP Liens in respect of the ABL Priority Collateral, as among the First Lien First Out Obligations, the First Lien Last Out Obligations and the Junior DIP Obligations, shall be as set forth in the Supplemental DIP Documents. Additionally, notwithstanding anything to the contrary herein, the Supplemental DIP Liens granted hereunder on account of the First Lien First Out Obligations and the First Lien Last Out Obligations (but, for the avoidance of doubt, not the Junior DIP Obligations), shall have priority and rank senior to the Senior DIP Liens with respect to Collateral consisting of Term Loan Priority Collateral (as

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defined in the Intercreditor Agreement); and the Senior DIP Liens shall have priority and rank senior to the Supplemental DIP Liens securing the Junior DIP Obligations with respect to the Term Loan Priority Collateral.

11. Protection of DIP Lenders’ Rights. Those protections granted to the Existing DIP Agent and the Existing DIP Lenders pursuant to Paragraph 8 of the Existing DIP Order, shall remain in full force and effect. Upon the occurrence of the Effective Date:

(a) Any compensation, payments or recoveries received by the Supplemental DIP Lenders on account or in respect of the Junior DIP Term Loans incremental to what would have been received had such Junior DIP Term Loans continued to be obligations under their Pre-Petition Second Lien Notes shall be compensation for, in consideration for, and solely on account of, the agreement of such Supplemental DIP Lenders to fund the Supplemental DIP Term Loan Facility and not as payments under, adequate protection for, or otherwise on account of, the Pre-Petition Second Lien Notes.

(b) So long as there are any borrowings or letters of credit or other amounts (other than contingent indemnity obligations as to which no claim has been asserted when all other amounts have been indefeasibly paid in full and no letters of credit are outstanding) outstanding, or the DIP Lenders have any Commitment (as defined in the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement (as applicable)) under the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement (as applicable), the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders shall (i) have no right to and shall take no action to foreclose upon or recover in connection with the liens granted thereto pursuant to the Existing Documents, the Interim DIP Order, the Existing DIP Order or this Order, or otherwise seek to

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exercise or exercise any enforcement rights or remedies against any Collateral or in connection with the Contingent Pre-Petition First Lien Debt (as defined in the Existing DIP Order), the Adequate Protection Liens or the Junior Adequate Protection Liens, (ii) be deemed to have consented to any transfer, disposition or sale of, or release of liens on, the Collateral, to the extent such transfer, disposition, sale or release is authorized under the applicable DIP Documents, (iii) not file any further financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, or otherwise take any action to perfect their security interests in the Collateral unless, solely as to this clause (iii), the DIP Agents file financing statements or other documents to perfect the liens granted pursuant to the Interim DIP Order, the Existing DIP Order or this Order, or as may be required by applicable state law to continue the perfection of valid and unavoidable liens or security interests as of the Petition Date, and (iv) deliver or cause to be delivered, at the Debtors’ cost and expense, any termination statements, releases and/or assignments in favor of the DIP Lenders or other documents necessary to effectuate and/or evidence the release, termination and/or assignment of liens on any portion of the Collateral subject to any sale or disposition.

(c) The automatic stay provisions of section 362 of the Bankruptcy Code are vacated and modified to the extent necessary to permit the DIP Agents and the DIP Lenders (subject to the terms of the Intercreditor Agreement), to exercise, upon the occurrence of an Event of Default (as defined in the ARCA or Supplemental DIP Credit Agreement (as applicable)) and the giving of seven days’ prior written notice (which shall run concurrently with any notice provided under the applicable Senior DIP Documents or Supplemental DIP Documents) to the Debtors (with a copy to counsel to the Creditors’ Committee, the United States Trustee and counsel for the Second Lien Noteholders Committee, and, in the case of an

29

exercise of remedies under the Senior DIP Documents, to counsel to the Supplemental DIP Agent, and in the case of an exercise of remedies under the Supplemental DIP Documents, to counsel to the Senior DIP Agent), all rights and remedies under the DIP Documents, which for purposes of this Order shall include the application of any amounts held in the Agent Sweep Account (as defined in the ARCA) pursuant to Section 2.18(h) of the ARCA. In any hearing regarding any exercise of rights or remedies, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default (as defined in the ARCA or Supplemental DIP Credit Agreement (as applicable)) has occurred and is continuing, and the Debtors and the Pre-Petition Secured Creditors hereby waive their right to and shall not be entitled to seek relief, including, without limitation, under section 105 of the Bankruptcy Code, to the extent that such relief would in any way impair or restrict the rights and remedies of the DIP Agents or the DIP Lenders set forth in this Order or the applicable DIP Documents. In no event shall the DIP Agents, the DIP Lenders, the Existing DIP Agent, the Existing DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee or the Pre-Petition Second Lien Noteholders be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the Collateral.

(d) No rights, protections or remedies of the DIP Agents or the DIP Lenders or the Existing DIP Agent or the Existing DIP Lenders granted by the provisions of this Order or the applicable DIP Documents shall be limited, modified or impaired in any way by (i) any actual or purported withdrawal of the consent of any party to the Debtors’ authority to use Cash Collateral, (ii) any actual or purported termination of the Debtors’ authority to use Cash Collateral or (iii) the terms of this Order or any other order or stipulation related to the Debtors’ use of Cash Collateral or the provision of adequate protection to any party.

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12. Limitation on Charging Expenses Against Collateral. Except to the extent of the Carve Out, no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the Collateral pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law without the prior written consent of the DIP Agents, the Pre-Petition First Lien Agent and the Pre-Petition Second Lien Notes Trustee, and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP Agents, the DIP Lenders, or the Prepetition Secured Creditors.

13. Use of Cash Collateral. Pursuant to the terms of the Existing DIP Order, the Debtors were, and remain, authorized to use Cash Collateral subject to the terms of the Existing DIP Documents and the Existing DIP Order. Upon the occurrence of the Effective Date, the Debtors will continue to be authorized, subject to the terms and conditions of the DIP Documents and this Order, to use all Cash Collateral of any of the Pre-Petition Secured Creditors and each of the Pre-Petition Secured Creditors are directed promptly to turn over to the Debtors all Cash Collateral received or held by them; provided that the applicable Pre-Petition Secured Creditors are granted adequate protection as hereinafter set forth.

14. Refinancing of the Existing Term Loans. On the Effective Date, the Debtors are hereby directed to use the proceeds from the borrowings under the Supplemental DIP Credit Agreement to irrevocably repay in full all then-outstanding Existing Term Loans (after application of proceeds from the Digital Imaging Patent Portfolio Disposition (as defined in the ARCA)) (the “Term Loan Repayment”). Subsequent to the Term Loan Repayment, (x) the Debtors shall promptly pay and/or reimburse the Existing DIP Agent and/or the Existing Term Loan Lenders for any and all fees, costs, expenses, losses and damages incurred following the

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Term Loan Repayment to the extent that the Existing DIP Credit Agreement or any other Existing DIP Document and/or Senior DIP Document entitles them to such payment, indemnity or reimbursement after the Effective Date (subject to all parties’ reservation of rights to contest whether such Existing DIP Agent or Existing Term Loan Lender is entitled to such payment, indemnity or reimbursement by the Debtors) and (y) such amounts shall, until paid in full in cash, constitute superpriority administrative expense claims under section 507(b) of the Bankruptcy Code, senior in all respects to the Supplemental Superpriority Claims, but notwithstanding anything to the contrary herein, having priority with respect to the Collateral pari passu with the Supplemental DIP Liens. For the avoidance of doubt, the claims granted pursuant to this paragraph 14 shall constitute “Senior DIP Obligations” for purposes of this Order.

15. Adequate Protection of Pre-Petition First Lien Secured Lenders. Until the indefeasible, as applicable, (i) repayment of the Pre-Petition First Lien Debt (as defined in the Existing DIP Order) or (ii) satisfaction, termination or expiration of all Non-Assumed Pre-Petition First Lien Obligations (as defined in the Existing DIP Order), the Pre-Petition First Lien Secured Lenders (as defined in the Existing DIP Order) and the Pre-Petition First Lien Agent (as defined in the Existing DIP Order) are entitled, pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, to adequate protection of their interest in the Pre-Petition First Lien Collateral (as defined in the Existing DIP Order), including Cash Collateral, for and equal in amount to any diminution in the value of the Pre-Petition First Lien Secured Lenders’ and Pre-Petition First Lien Agent’s interests in the Pre-Petition First Lien Collateral, including, without limitation, any such diminution resulting from the sale, lease or use by the Debtors (or other decline in value) of Cash Collateral and any other Pre-Petition First Lien Collateral, and the

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imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code. As adequate protection, the Pre-Petition First Lien Agent and the Pre-Petition First Lien Secured Lenders were, by the Existing DIP Order, and are hereby, following the occurrence of the Effective Date, as amended and restated below, granted the following (collectively, the “Adequate Protection Obligations”):10

(a) Adequate Protection Liens. The Pre-Petition First Lien Agent (for itself and for the benefit of the Pre-Petition First Lien Secured Lenders) is hereby granted (effective and perfected upon the occurrence of the Effective Date and without the necessity of the execution by the Debtors of mortgages, security agreements, pledge agreements, financing statements or other agreements), in the amount of such diminution, (1) a replacement security interest in and lien upon all the Collateral, subject and subordinate only to (i) the security interests and liens granted to and/or reaffirmed and continued in favor of (as applicable) the DIP Agents and the Existing DIP Agent for the benefit of the DIP Lenders and the Existing DIP Lenders pursuant to the Interim DIP Order, the Existing DIP Order, this Order and/or the DIP Documents and any liens on the Collateral to which such liens so granted to the DIP Agents and Existing DIP Agent are junior and (ii) the Carve Out (such liens securing the Adequate Protection Obligations, together with the Contingent Adequate Protection Liens (as defined in the Existing DIP Order), the “Adequate Protection Liens”) and (2) the Contingent Adequate Protection Liens to secure any Contingent Pre-Petition First Lien Debt (as defined in the Existing DIP Order), any Non-Assumed Pre-Petition First Lien Obligation (as defined in the Existing DIP Order) and any interest, fees and expenses to which the Pre-Petition First Lien Agent, the Pre-Petition

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For the avoidance of doubt, the adequate protection granted to the Pre-Petition First Lien Agent and the Pre-Petition First Lien Secured Lenders pursuant to the Existing DIP Order shall remain in full force and effect prior to the occurrence of the Effective Date and shall not be modified hereby until the occurrence of the Effective Date.

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First Lien Secured Lenders or the Issuing Banks (as defined in the Existing DIP Order) shall be due pursuant to subparagraph (c).

(b) Section 507(b) Claim. The Pre-Petition First Lien Agent and the Pre-Petition First Lien Secured Lenders are hereby granted, effective upon the occurrence of the Effective Date, subject to the Carve Out, a superpriority claim, including on account of any indemnity claims under the First Lien Existing Agreements, as provided for in section 507(b) of the Bankruptcy Code (a “507(b) Claim”), immediately junior to the claims under section 364(c)(1) of the Bankruptcy Code held by the DIP Agents and the DIP Lenders and the claims granted pursuant to paragraph 14 hereof; provided, however, that the Pre-Petition First Lien Agent and the Pre-Petition First Lien Secured Lenders shall not receive or retain any payments, property or other amounts in respect of the superpriority claims under section 507(b) of the Bankruptcy Code granted hereunder or under the First Lien Existing Agreements unless and until the DIP Obligations have indefeasibly been paid in cash in full (or, in the case of certain of the Supplemental DIP Obligations only, otherwise converted to the Exit Facility consistent with the terms of the Supplemental DIP Credit Agreement) (for the avoidance of doubt, subject to paragraph 25 below with respect to the Junior DIP Term Loans).

(c) Interest, Fees and Expenses. The Pre-Petition First Lien Agent, pursuant to this Order, shall receive from the Debtors, effective upon the occurrence of the Effective Date, (i) current cash payments of all fees and expenses payable to the Pre-Petition First Lien Agent under the First Lien Existing Agreements, including, but not limited to, the reasonable fees and disbursements of counsel promptly upon receipt of invoices therefor and (ii) in accordance with the terms of the First Lien Existing Agreements, all accrued but unpaid interest and fees on any outstanding Pre-Petition First Lien Debt and letters of credit and other fees at the non-default

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contract rate applicable on the Petition Date (including LIBOR pricing options available in accordance with the First Lien Existing Agreements) under the First Lien Existing Agreements; provided that the Issuing Banks of any letters of credit that are not Assumed Pre-Petition First Lien Obligations shall be entitled to the “Letter of Credit Fees” as set forth in Section 2.04(b)(i) of the Pre-Petition First Lien Credit Agreement at the Applicable Margin for Eurodollar Rate Advances plus Default Interest (each term as defined the Pre-Petition First Lien Credit Agreement); provided further that, without prejudice to the rights of any other party to contest such assertion, the Pre-Petition First Lien Secured Lenders reserve their rights to assert claims for the payment of any other amounts provided for in the First Lien Existing Agreements (subject to the payoff letter dated January 20, 2012 for the First Lien Existing Agreements).

16. Adequate Protection of the Pre-Petition Second Lien Noteholders. The Pre-Petition Second Lien Noteholders and the Pre-Petition Second Lien Notes Trustee are entitled, pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, to adequate protection of their interest in the personal and any real property described in the Second Lien Existing Agreements (the “Pre-Petition Second Lien Collateral”), including any Cash Collateral, for and equal in amount to any diminution in the value of the Pre-Petition Second Lien Noteholders’ and Pre-Petition Second Lien Notes Trustee’s interests in the Pre-Petition Second Lien Collateral, including, without limitation, any such diminution resulting from the sale, lease or use by the Debtors (or other decline in value) of any Cash Collateral and any other Pre-Petition Second Lien Collateral, the priming of the Pre-Petition Second Lien Notes Trustee’s security interests and liens in the Pre-Petition Second Lien Collateral by the DIP Agents and the DIP Lenders and the Existing DIP Agent and the Existing DIP Lenders pursuant to (as applicable) the DIP Documents, the Interim DIP Order, the Existing DIP Order and/or this Order, and the

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imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code. As adequate protection, the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders were, pursuant to the Existing DIP Order, and hereby are, following the occurrence of the Effective Date, as amended and restated below, granted the following, in each case, subject to paragraph 25 hereof, (collectively, the “Junior Adequate Protection Obligations”):11

(a) Junior Adequate Protection Liens. The Pre-Petition Second Lien Notes Trustee (for itself and for the benefit of the Pre-Petition Second Lien Noteholders) is hereby granted (effective and perfected upon the occurrence of the Effective Date and without the necessity of the execution by the Debtors of mortgages, security agreements, pledge agreements, financing statements or other agreements), in the amount of such diminution, a replacement security interest in and lien upon all the Collateral, subject and subordinate only to (i) the security interests and liens granted to and/or reaffirmed and continued in favor of (as applicable) the DIP Agents and the Existing DIP Agent for the benefit of the DIP Lenders and the Existing DIP Lenders pursuant to the Interim DIP Order, the Existing DIP Order, this Order and/or the DIP Documents and any liens on the Collateral to which such liens so granted to the DIP Agents or the Existing DIP Agent are junior, (ii) the interests and liens granted to the Pre-Petition First Lien Agent for the benefit of the Pre-Petition First Lien Secured Lenders pursuant to the First Lien Existing Agreements and this Order, and (iii) the Carve Out (such liens securing the Junior Adequate Protection Obligations, the “Junior Adequate Protection Liens”).

(b) Section 507(b) Claim. The Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders were, by the Interim DIP Order, and are hereby

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For the avoidance of doubt, the adequate protection granted to the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders pursuant to the Existing DIP Order (and any other provisions of Paragraph 14 of the Existing DIP Order) shall remain in full force and effect prior to the occurrence of the Effective Date and shall not be modified hereby until the occurrence of the Effective Date.

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granted, subject to the Carve Out, a Section 507(b) Claim, immediately junior to the claims under section 364(c)(1) of the Bankruptcy Code held by the DIP Agents and the DIP Lenders and the claims of the Pre-Petition First Lien Agent and the Pre-Petition First Lien Secured Lenders and the claims granted pursuant to paragraph 14 hereof; provided, however, that the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders shall not receive or retain any payments, property or other amounts in respect of the superpriority claims under section 507(b) of the Bankruptcy Code granted hereunder or under the Second Lien Existing Agreements unless and until the DIP Obligations have been indefeasibly paid in cash in full (or, in the case of certain of the Supplemental DIP Obligations only, otherwise converted to the Exit Facility consistent with the terms of the Supplemental DIP Credit Agreement) (for the avoidance of doubt, subject to paragraph 25 below with respect to the Junior DIP Term Loans) and the Pre-Petition First Lien Obligations (as defined below) have been indefeasibly Paid in Full (as defined in the Existing Intercreditor Agreement).

(c) Fees and Expenses. (i) The Debtors are authorized and shall pay, without regard to whether (with the exception of UK Pension Counsel (as defined below)) such fees and expenses were incurred during the pre- or post-petition period, the reasonable and documented fees and expenses incurred by (A) Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), as either special counsel to the Pre-Petition Second Lien Notes Trustee or counsel to the Second Lien Noteholders Committee (for so long as the members of such committee hold in the aggregate at least 50.1% of the aggregate principal amount of the Pre-Petition Second Lien Notes then outstanding (the “Threshold Requirement”)), (B) Blackstone Advisory Partners LP (“Blackstone”), as financial advisor to either Akin Gump, the Pre-Petition Second Lien Notes Trustee or the Second Lien Noteholders Committee (for so long as the members of such

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committee meet the Threshold Requirement), (C) Capstone Advisory Group, LLC (“Capstone”), as special intellectual property financial advisor to either Akin Gump, the Pre-Petition Second Lien Notes Trustee or the Second Lien Noteholders Committee (for so long as the members of such committee meet the Threshold Requirement), (D) Covington & Burling LLP, as counsel to the Pre-Petition Second Lien Notes Trustee and (E) UK pension counsel retained by either the Pre-Petition Second Lien Notes Trustee or the Second Lien Noteholders Committee (“UK Pension Counsel”) (each of the professionals in clauses (A) through (E) above being the “Noteholder Professionals”); provided that the fees payable to Blackstone shall be in accordance with any engagement letter and accompanying indemnity (the “Engagement Letter”) signed by the Company and agreed with the Creditors’ Committee (collectively, the “Fees and Expenses”).

(ii) If any of the Noteholder Professionals are retained only by the Second Lien Noteholders Committee, in order to be entitled to reimbursement for Fees and Expenses earned or incurred after the 45th day following entry of the Existing DIP Order, such Noteholder Professionals shall or shall cause the Second Lien Noteholders Committee to file a verified statement under Bankruptcy Rule 2019 (a “2019 Statement”) no later than the 45th day after entry of the Existing DIP Order, and no more than every 45 days thereafter, demonstrating that the members of such committee hold in the aggregate Pre-Petition Second Lien Notes in an amount equal to or greater than the Threshold Requirement. The Threshold Requirement shall not apply if (A) the Noteholder Professionals are retained by the Pre-Petition Second Lien Notes Trustee or (B) Akin Gump is retained by the Pre-Petition Second Lien Notes Trustee and Akin Gump retains Blackstone and Capstone. If at any time following the occurrence of the Effective Date, the Noteholder Professionals are no longer retained, or if Akin Gump is no longer retained,

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by the Pre-Petition Second Lien Notes Trustee, the Debtors shall have the right, but not the obligation, to suspend payment to the Noteholder Professionals if, and solely for as long as, the Noteholder Professionals (x) file a 2019 Statement demonstrating that the members of the Second Lien Noteholders Committee hold in the aggregate Pre-Petition Second Lien Notes in an amount less than the Threshold Requirement or (y) fail to file a 2019 Statement as required hereby. Nothing in this paragraph (c)(ii), however, shall affect Blackstone’s entitlement to the Success Fee (as defined in, and under the terms of, the Engagement Letter); provided, for the avoidance of doubt, that no Success Fee shall be payable until such time as the DIP Obligations have been paid in full in cash (including, without limitation, by a refinancing, or, with respect to certain of the Supplemental DIP Obligations only, otherwise converted to the Exit Facility consistent with the terms of the Supplemental DIP Credit Agreement) (for the avoidance of doubt, subject to paragraph 25 below with respect to the Junior DIP Term Loans) and all commitments under each of the Senior DIP Credit Agreement and Supplemental DIP Credit Agreement shall have been terminated.

(iii) The Debtors shall promptly reimburse the Noteholder Professionals for amounts invoiced monthly within ten (10) business days (if no written objection is received within such ten (10) business day period) after delivery of such an invoice describing such fees and expenses substantially in the form provided in the ordinary course of business; provided, however, that any such invoice may be redacted to protect privileged, confidential or proprietary information. A copy of each invoice submitted to the Debtors shall simultaneously be sent to the U.S. Trustee and counsel to the Creditors’ Committee. For the avoidance of doubt, the Noteholder Professionals shall not be required to file applications with the Court in connection with the Fees and Expenses.

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(d) Existing Intercreditor Agreement. With respect to the Pre-Petition Second Lien Noteholders, the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Collateral Agent (the “Second Lien Parties”), the First Lien Obligations (as defined in the Existing Intercreditor Agreement) shall be deemed to have been Paid in Full (as defined in the Existing Intercreditor Agreement) for purposes of the Existing Intercreditor Agreement; provided, that for the avoidance of doubt, nothing herein shall limit the effectiveness of Section 5.05 of the Existing Intercreditor Agreement. In consideration thereof and of the obligation of the Debtors to provide the adequate protection provided for herein, except as specifically provided in clauses (i)-(iii) below, each Second Lien Party has agreed that it is, and shall be deemed to be, adequately protected by the provisions hereof for the duration of these Cases with respect to the relief granted herein, including the use of Cash Collateral by the Debtors during these Cases, and notwithstanding any future change in the value of any property, assets or business of the Debtors (subject to clauses (i)-(iii) below and the related proviso); provided that nothing herein shall restrict the rights of any Second Lien Party with respect to (i) its right to assert against the Debtors a claim or claims under this Order or section 507(b) of the Bankruptcy Code (subject to the proviso in paragraph 16(b) of this Order) based upon the diminution in the value of the Pre-Petition Second Lien Collateral, (ii) its right to seek additional adequate protection in connection with any attempt by the Debtors to incur any future indebtedness under section 364 of the Bankruptcy Code (other than indebtedness heretofore authorized to be incurred (and actually incurred or deemed to have been incurred and outstanding or contingent as of the Effective Date) under the Existing DIP Documents, the $200,000,000 aggregate amount of indebtedness authorized to be incurred under the Senior DIP Credit Agreement as of the Effective Date and the up to $843,650,000 aggregate amount of indebtedness permitted to be

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incurred under the Supplemental DIP Credit Agreement as the Effective Date, and any other indebtedness authorized to be incurred under the Senior DIP Creditor Agreement or Supplemental DIP Credit Agreement), or (iii) its right to seek additional adequate protection based on a material change in facts or circumstances following the Effective Date; provided, however, that nothing contained herein will prevent any party from opposing any such request for additional adequate protection. In consideration of the Second Lien Adequate Protection Payments (as defined below) provided for herein, the Second Lien Parties are hereby deemed to consent to paragraph 11(a) of this Order and shall not make any motion, pleading or objection or take any action (or support any person in taking any action) inconsistent with the foregoing; provided, however, (x) each of the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders retains its rights as a party in interest (but not as a secured creditor) to object to any sale of the Pre-Petition Collateral (as defined in the Existing DIP Order) pursuant to section 363(b) of the Bankruptcy Code; (y) the Debtors shall provide the Pre-Petition Second Lien Notes Trustee and the Second Lien Noteholders Committee with notice and consultation rights on a confidential basis in respect of any such sale; and (z) the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders may exercise their rights to credit bid in any such sale to the extent provided under section 363(k) of the Bankruptcy Code and the Pre-Petition Second Lien Indentures, provided that such bid shall provide for the Senior DIP Obligations and Supplemental DIP Obligations to be paid in full in cash (for the avoidance of doubt, subject to paragraph 25 below with respect to the Junior DIP Term Loans) and all outstanding Letter of Credit Obligations and outstanding amounts under Secured Agreements to be Cash Collateralized (in the same manner provided for in subparagraph (d) of Paragraph 14 of the Existing DIP Order), whereupon the commitments in respect of the Senior DIP Facility and

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Supplemental DIP Term Loan Facility shall be terminated by the Debtors unless the Debtors, the applicable parties under the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement (including in all cases the Senior DIP Agent or Supplemental DIP Agent (as applicable)) and Pre-Petition Second Lien Notes Trustee or the Pre-Petition Second Lien Noteholders otherwise agree.

(e) Interest Payments. Following the occurrence of the Effective Date, the Debtors shall (i) on a current basis, pay all interest accruing thereafter at the non-default contract rate applicable on the Petition Date on the outstanding Pre-Petition Second Lien Notes pursuant to the terms thereof (including all such interest on any Pre-Petition Second Lien Notes being exchanged for Junior DIP Term Loans that has accrued and remains unpaid immediately prior to the occurrence of the Effective Date) and (ii) make a catch-up payment in an amount equal to accrued interest (both pre-petition and post-petition) through the Effective Date at the pre-petition non-default rates on the outstanding Pre-Petition Second Lien Notes (which shall be paid with respect to all Pre-Petition Second Lien Notes immediate prior to giving effect to the exchange of any Pre-Petition Second Liens Notes for Junior DIP Term Loans) (such payments described in clauses (i) and (ii) of this paragraph 16(e), the “Second Lien Adequate Protection Payments”).

(f) Subscription Rights. The Pre-Petition Second Lien Noteholders shall be provided the right to participate in the Junior DIP Term Loans as contemplated in the Information Memorandum substantially in the form filed as Exhibit A to the Notice of Filing of Solicitation Documents [Docket No. 2587].

(g) Waiver of the Right to Seek Further Adequate Protection. In exchange for the Junior Adequate Protection as set forth herein, following the occurrence of the Effective

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Date, for so long as the Debtors are in compliance with the terms of this Order, except as otherwise expressly provided herein (including, without limitation, as set forth in paragraph 16(d) hereof), the Pre-Petition Second Lien Parties are hereby barred from requesting additional adequate protection without the written consent of each of the Debtors and the DIP Agents.

17. Sufficiency of Adequate Protection. Without limiting the rights of any party provided pursuant to paragraph 16(d) hereof, under the circumstances, and given that the above-described adequate protection is consistent with the Bankruptcy Code, including section 506(b) thereof, the Court finds that the adequate protection provided herein is reasonable and sufficient to protect the interests of the Pre-Petition First Lien Secured Lenders, the Pre-Petition First Lien Agent, Pre-Petition Second Lien Noteholders and the Pre-Petition Second Lien Notes Trustee. Except as expressly provided herein, nothing contained in this Order (including, without limitation, the continued authorization of the use of any Cash Collateral) shall impair or modify any rights, claims or defenses available in law or equity to the Pre-Petition First Lien Agent, the Pre-Petition Second Lien Notes Trustee, any Pre-Petition First Lien Secured Lender, the DIP Agents, any DIP Lender, the Existing DIP Agent or any Existing DIP Lender, including, without limitation, rights of a party to a swap agreement, securities contract, commodity contract, forward contract or repurchase agreement with a Debtor to assert rights of setoff or other rights with respect thereto as permitted by law (or the right of a Debtor to contest such assertion).

18. Perfection of DIP Liens and Adequate Protection Liens.

(a) With respect to (i) the Senior DIP Agent, the Senior DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Existing DIP Agent and the Existing DIP Lenders, pursuant to the Existing DIP Order and continued by this Order, subject to the provisions of Paragraph 8(a) of the Existing DIP Order and paragraph 11(b) above,

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and (ii) the Supplemental DIP Agent, the Supplemental DIP Lenders, the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders, upon the occurrence of the Effective Date, subject to the provisions of paragraph 11(b) above, the DIP Agents, the Existing DIP Agent, the Pre-Petition First Lien Agent and the Pre-Petition Second Lien Notes Trustee are authorized, but not required, to file or record financing statements, patent filings, trademark filings, copyright filings, mortgages, notices of lien or similar instruments in any jurisdiction, or take possession of or control over assets, or take any other action, in each case, in order to validate and perfect the liens and security interests granted to it hereunder. Whether or not the DIP Agents on behalf of the DIP Lenders, the Existing DIP Agent on behalf of the Existing DIP Lenders, the Pre-Petition First Lien Agent on behalf of the Pre-Petition First Lien Secured Lenders or the Pre-Petition Second Lien Notes Trustee on behalf of the Pre-Petition Second Lien Noteholders, shall, in their sole discretion, choose to file such financing statements, patent filings, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, or take possession of or control over, or otherwise confirm perfection of the liens and security interests granted to it hereunder, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute or subordination, at the time and on the date of entry of the Interim DIP Order, with respect to the Senior DIP Facility and Existing DIP Facility, and immediately upon the occurrence of the Effective Date, with respect to the Supplemental DIP Term Loan Facility. Upon the request of either of the DIP Agents, each of the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders, without any further consent of any party, are authorized to take, execute, deliver and file such instruments (in each case, without representation or warranty of any kind) to enable

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the DIP Agents to further validate, perfect, preserve and enforce the DIP Liens.

(b) A certified copy of this Order may, in the discretion of either of the DIP Agents, be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Order for filing and recording.

19.	Preservation of Rights Granted Under This Order.

(a) No claim or lien having a priority superior to or pari passu with those reaffirmed, continued or granted (as applicable) by this Order to the Senior DIP Agent and the Senior DIP Lenders, to the Supplemental DIP Agent and the Supplemental DIP Lenders, to the Pre-Petition First Lien Agent and the Pre-Petition First Lien Secured Lenders, to the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders, or to the Existing DIP Agent and any of the Existing DIP Lenders, respectively, shall be granted or allowed while any portion of the Senior DIP Obligations, Senior DIP Commitments or Senior Financing (or any refinancing thereof), Supplemental DIP Obligations, Supplemental DIP Commitment or Supplemental Financing (or any refinancing thereof), Pre-Petition First Lien Debt or the Pre-Petition Second Lien Obligations, the Adequate Protection Obligations or the Junior Adequate Protection Obligations remain outstanding, and the Existing DIP Liens, DIP Liens, the Adequate Protection Liens and the Junior Adequate Protection Liens shall not be (i) subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code or (ii) subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise, as to each, other than the Carve Out.

(b) Unless all DIP Obligations shall have been indefeasibly paid in full (for

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the avoidance of doubt, subject to paragraph 25 below with respect to the Junior DIP Term Loans) (and, with respect to outstanding letters of credit issued pursuant to the Senior DIP Credit Agreement and any Secured Agreements, Cash Collateralized at 105% of all of the Letter of Credit Obligations and Secured Agreements (which cash will be deposited, as applicable, in the L/C Cash Deposit Account or in the Secured Agreements Cash Deposit Account)) and the Pre-Petition First Lien Debt and the Adequate Protection Obligations due to Pre-Petition First Lien Secured Lenders and the Pre-Petition First Lien Agent shall have been paid in full, the Debtors shall not seek, and it shall constitute an “Event of Default” (under each of the ARCA and Supplemental DIP Credit Agreement) and terminate the right of the Debtors to use Cash Collateral if any of the Debtors seek, or if there is entered, (i) any modifications or extensions of this Order without the prior written consent of both the DIP Agents, and no such consent shall be implied by any other action, inaction or acquiescence by either of the DIP Agents, (ii) an order converting or dismissing any of the Cases, (iii) an order appointing a chapter 11 trustee in any of the Cases, or (iv) an order appointing an examiner with enlarged powers in any of the Cases. If an order dismissing any of the Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, such order shall provide (in accordance with sections 105 and 349 of the Bankruptcy Code) that (x) the Superpriority Claims, priming liens, security interests and replacement security interests continued with respect to, or granted to, as applicable, the DIP Agents, the DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee, the Pre-Petition Second Lien Noteholders, the Existing DIP Agent and the Existing DIP Lenders, pursuant to this Order shall continue in full force and effect and shall maintain their priorities as provided in this Order and the Intercreditor Agreement until all DIP Obligations, the Adequate Protection Obligations and the

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Junior Adequate Protection Obligations shall have been paid and satisfied in full (and that such Superpriority Claims, priming liens and replacement security interests, shall, notwithstanding such dismissal, remain binding on all parties in interest) and (y) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in clause (x) above. Until the Pre-Petition Second Lien Debt and Junior Adequate Protection Obligations shall have been paid in full (for the avoidance of doubt, subject to paragraph 25 below), the consent of the Pre-Petition Second Lien Noteholders and Pre-Petition Second Lien Notes Trustee for the Debtors to use Cash Collateral shall terminate upon: (i) any modifications or extensions of this Order that modify any rights or protections continued or granted under this Order to the Pre-Petition Second Lien Noteholders in a manner adverse to the Pre-Petition Second Lien Noteholders without the prior written consent of the Pre-Petition Second Lien Notes Trustee, and no such consent shall be implied by any other action, inaction or acquiescence by the Pre-Petition Second Lien Noteholders; (ii) an order converting or dismissing any of the Cases; (iii) an order appointing a chapter 11 trustee in any of the Cases; or (iv) an order appointing an examiner with enlarged powers in any of the Cases. With respect to any amendments or modifications to any rights or protections granted under the Existing DIP Order to the Pre-Petition Second Lien Noteholders or the Pre-Petition Second Lien Notes Trustee that are effected by this Order, the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders are hereby deemed to have consented.

(c) If any or all of the provisions of this Order are hereafter reversed, modified, vacated or stayed, such reversal, modification, vacation or stay shall not affect (i) the validity of any DIP Obligations, the Pre-Petition First Lien Obligations, the Pre-Petition Second Lien Obligations, the Adequate Protection Obligations or the Junior Adequate Protection

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Obligations incurred prior to the actual receipt of written notice by the DIP Agents, the Existing DIP Agent, the Pre-Petition First Lien Agent or the Pre-Petition Second Lien Notes Trustee as applicable, of the effective date of such reversal, modification, vacation or stay, (ii) the validity or enforceability of any lien or priority reaffirmed, continued, authorized or created hereby or pursuant to the DIP Documents with respect to any DIP Obligations, Pre-Petition First Lien Obligations, Pre-Petition Second Lien Obligations, the Adequate Protection Obligations and the Junior Adequate Protection Obligations, or (iii) the ability of the Creditors’ Committee to challenge certain Supplemental DIP Obligations or Pre-Petition Second Lien Obligations (or related liens) in accordance with paragraph 25 hereof. Notwithstanding any such reversal, modification, vacation or stay or any use of Cash Collateral, or DIP Obligations, Adequate Protection Obligations or Junior Adequate Protection Obligations incurred by the Debtors to the DIP Agents, DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee, the Pre-Petition Second Lien Noteholders, the Existing DIP Agent or the Existing DIP Lenders (as applicable) prior to the actual receipt of written notice by the DIP Agents, the Existing DIP Agent, the Pre-Petition First Lien Agent or the Pre-Petition Second Lien Notes Trustee, as applicable, of the effective date of such reversal, modification, vacation or stay shall be governed in all respects by the original provisions of this Order, and the DIP Agents, the DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders shall be entitled to all the rights, remedies, privileges and benefits granted in section 364(e) of the Bankruptcy Code, the Interim DIP Order, the Existing DIP Order and this Order and pursuant to the DIP Documents with respect to all uses of Cash Collateral and proceeds of the Senior Financing, Supplemental Financing, DIP Obligations, Adequate

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Protection Obligations and Junior Adequate Protection Obligations.

(d) Except as expressly provided in this Order or in the DIP Documents, the DIP Liens, the Superpriority Claims, all other rights and remedies of the DIP Agents and DIP Lenders, the Adequate Protection Liens, the Adequate Protection Obligations, all other rights of the Pre-Petition First Lien Agent and the Pre-Petition First Lien Secured Lenders, all other rights and remedies of the Pre-Petition Second Lien Notes Trustee and the Pre-Petition Second Lien Noteholders, the Junior Adequate Protection Liens and the Junior Adequate Protection Obligations, and all other rights of the Existing DIP Agent and the Existing DIP Lenders, granted by the provisions of this Order and the DIP Documents shall survive, and shall not be modified, impaired or discharged by (i) the entry of an order converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, dismissing any of the Cases, terminating the joint administration of these Cases or by any other act or omission, (ii) the entry of an order approving the sale of any Collateral pursuant to section 363(b) of the Bankruptcy Code (except to the extent permitted by the DIP Documents) or (iii) the entry of an order confirming a plan of reorganization in any of the Cases and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors have waived any discharge as to any remaining DIP Obligations. The terms and provisions of this Order and the DIP Documents shall continue in these Cases, in any successor cases if these Cases cease to be jointly administered, or in any superseding chapter 7 cases under the Bankruptcy Code, and the DIP Liens, the Superpriority Claims, all other rights and remedies of the DIP Agents and DIP Lenders and the Existing DIP Agent and the Existing DIP Lenders, and the Adequate Protection Liens and Junior Adequate Protection Liens granted or continued (as applicable) by the provisions of this Order and the DIP Documents shall continue in full force and effect until the DIP Obligations are indefeasibly paid in full (for the avoidance of doubt,

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subject to paragraph 25 below with respect to the Junior DIP Term Loans). For the avoidance of doubt, all rights and remedies of the Second Lien Parties granted by the provisions of this Order and any other provisions applicable to the Second Lien Parties shall continue in full force and effect notwithstanding the indefeasible payment in full of the DIP Obligations.

20. Effect of Stipulations on Third Parties. The stipulations and admissions contained in the Existing DIP Order, including, without limitation, Paragraph 3 thereof, shall remain binding as provided for therein. The stipulations and admissions contained in this Order, shall be binding upon the Debtors and any successor thereto (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected for any of the Debtors) and all other parties in interest, in all circumstances.

21. Limitation on Use of Financing Proceeds and Collateral. Notwithstanding anything herein or in any other order by this Court to the contrary, no borrowings, letters of credit, Cash Collateral, Collateral nor the Carve Out may be used to (a) object, contest or raise any defense to, the validity, perfection, priority, extent or enforceability of any amount due under the DIP Documents, the Existing DIP Documents, the First Lien Existing Agreements or the Second Lien Existing Agreements, or the liens or claims granted under the Interim DIP Order, the Existing DIP Order, this Order, the DIP Documents, the Existing DIP Documents, the First Lien Existing Agreements or the Second Lien Existing Agreements, (b) investigate, assert any Claims and Defenses (each as defined in the Existing DIP Order) or causes of action against any of the DIP Agents, the Existing DIP Agent, the DIP Lenders, the Existing DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee, the Pre-Petition Second Lien Noteholders, or their respective agents, affiliates, representatives, attorneys or advisors, (c) prevent, hinder or otherwise delay the DIP

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Agents’ assertion, enforcement or realization on the Cash Collateral or the Collateral in accordance with the DIP Documents or this Order, (d) seek to modify any of the rights granted to, or reaffirmed and/or continued in favor of, the DIP Agents or the Existing DIP Agent or the DIP Lenders or the Existing DIP Lenders hereunder or under the DIP Documents or Existing DIP Documents (as applicable), in each of the foregoing cases without such applicable parties’ prior written consent or (e) pay any amount on account of any claims arising prior to the Petition Date unless such payments are (i) approved by an order of this Court and (ii) in accordance with the Senior DIP Credit Agreement and the document delivered in accordance with Section 5(b)(xi) of the Amendment Agreement and the Supplemental DIP Credit Agreement and the Operating Forecast (as defined in the Supplemental DIP Credit Agreement), as approved by each of the Senior DIP Agent and Supplemental DIP Agent, each in its sole discretion. Notwithstanding the foregoing, any party may, solely to the extent permitted pursuant to the Existing DIP Order, including the deadlines for commencing actions set forth therein, investigate claims and issues with respect to the Existing Documents (the “Investigation”) and, subject to any applicable law with respect to standing, commence and prosecute any related proceedings as a representative of the Debtors’ estates; provided that, in the case of the Creditors’ Committee an aggregate expense since the Petition Date for such Investigation as to the First Lien Existing Agreements and the Second Lien Existing Agreements shall not exceed $250,000 in respect of the U.S. Investigation and $250,000 in respect of the non-U.S. Investigation.

22. Priorities Among Pre-Petition Secured Creditors. In determining the relative priorities and rights of the Pre-Petition Secured Creditors (including, without limitation, the relative priorities and rights of the Pre-Petition Secured Creditors with respect to the Adequate Protection Obligations or Junior Adequate Protection Obligations granted hereunder), such

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priorities and rights shall be governed by the Existing Documents, including, without limitation, the Existing Intercreditor Agreement, subject to the provisions of this Order. In the event of a conflict between such Existing Documents and this Order, this Order shall control.

23. Duties of the Pre-Petition First Lien Co-Collateral Agents. Following the repayment in full of all Pre-Petition First Lien Obligations (other than with respect to the Continuing Pre-Petition First Lien Obligations to be backstopped or otherwise provided for as more fully described in the Interim DIP Order and the Existing DIP Order or the Existing DIP Documents), each Pre-Petition First Lien Co-Collateral Agent, as applicable, shall promptly turn over and distribute any proceeds recovered or received or any other payments or receipts obtained on account of the Pre-Petition First Lien Collateral, first, to the DIP Agents (with notice to any DIP Agent not receiving such property) for the benefit of the DIP Lenders in accordance with the Intercreditor Agreement, and second, subsequent to indefeasible payment in full of all DIP Obligations (other than those Supplemental DIP Obligations converted to the Exit Facility consistent with the terms of the Supplemental DIP Credit Agreement) and the indefeasible Payment in Full (as defined in the Existing Intercreditor Agreement) of all Pre-Petition First Lien Obligations, for the benefit of the Pre-Petition Second Lien Noteholders under the Second Lien Existing Agreements.

24. Authority to Enter Into Derivatives Contracts with DIP Lenders or their Affiliates. The authority granted pursuant to Paragraph 22 of the Existing DIP Order shall remain unchanged.

25. Reservation of Rights of Creditors’ Committee. Solely with respect to the Pre-Petition Second Lien Obligations, the Second Lien Adequate Protection Payments and the Junior DIP Term Loans, notwithstanding anything to the contrary herein, including, without limitation,

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any finding, order, requirement of the Debtors to act or refrain from acting, or the labeling of any payment as “non-refundable” or “indefeasible”:

(a) Nothing herein shall impair the Creditors’ Committee’s ability to challenge all Pre-Petition Second Lien Obligations that were outstanding on the Petition Date, or the purported liens securing such obligations, in each case in accordance with that certain Order Granting Committee’s Motion for Leave, Standing, Authority to Prosecute and, if Appropriate, Settle Claims Challenging Certain Liens Purportedly Held by the Second Lien Parties, entered November 14, 2012 [Docket No. 2370].

(b) Solely in the event of a timely and successful challenge by the Creditors’ Committee pursuant to a final, non-appealable order in respect of the Pre-Petition Second Lien Obligations or the liens securing such obligations, the Court may, after notice and a hearing, fashion an appropriate remedy, including, but not limited to, (i) disgorgement or recharacterization of any Second Lien Adequate Protection Payments, or (ii) the unwinding of the Junior DIP Term Loans or a portion thereof (which might include the disgorgement or re-allocation of interest, fees, principal or other incremental consideration paid in respect thereto and not paid on account of the Pre-Petition Second Lien Obligations or the avoidance of liens, administrative claims, and/or guarantees with respect to one or more of the Debtors); provided, however, that the Junior DIP Term Loans may not be so unwound or subject to other remedies unless the Pre-Petition Second Lien Obligations were not, on the Petition Date, secured by valid, perfected, and unavoidable Liens with respect to Pre-Petition Collateral that is equal in value to the amount of the Junior DIP Term Loans (after giving effect to the Pre-Petition First Lien Obligations outstanding as of such time).

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26. Debtors’ Exit Conversion Right for First Lien Last Out Obligations and Junior DIP Obligations. Notwithstanding anything contained herein to the contrary, neither (x) the First Lien Last Out Obligations or the Junior DIP Obligations nor (y) the Supplemental Superpriority Claims granted in respect thereof need to be satisfied in full, in cash, solely in the event that such loans are converted into the Exit Facility subject to and in accordance with the conditions to conversion (and any other applicable terms and conditions) set forth in the Supplemental DIP Documents. For the avoidance of doubt, this paragraph 26 shall not apply to any Senior DIP Obligations or Senior Superpriority Claims.

27. Notice. The Debtors shall provide counsel to the Creditors’ Committee, the Second Lien Noteholders Committee and the Pre-Petition Second Lien Notes Trustee with all formal notices and information required to be delivered to the Senior DIP Agent or Supplemental DIP Agent or Senior DIP Lenders or Supplemental DIP Lenders pursuant to the terms of the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement, as the case may be.

28. Order Governs. In the event of any inconsistency between the provisions of this Order and the Interim DIP Order, Existing DIP Order or the DIP Documents (as the case may be), the provisions of this Order shall govern; provided, however, that subject to the terms of this Order, the provisions of the Existing DIP Order shall remain in full force and effect.

29. Binding Effect; Successors and Assigns. The DIP Documents and the provisions of this Order, including all findings herein, shall be binding upon all parties in interest in these Cases, including, without limitation, the Existing DIP Agent, the DIP Agents, the Existing DIP Lenders, the DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee, the Pre-Petition Second Lien Noteholders, any statutory or nonstatutory committees appointed or formed in these Cases (including the

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Creditors’ Committee), and the Debtors and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors) and shall inure to the benefit of the Existing DIP Agent, the DIP Agents, the Existing DIP Lenders, the DIP Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Secured Lenders, the Pre-Petition Second Lien Notes Trustee, the Pre-Petition Second Lien Noteholders and the Debtors and their respective successors and assigns; provided, however, that the Existing DIP Agent, the DIP Agents, the Existing DIP Lenders and the DIP Lenders shall have no obligation to extend any financing to any chapter 7 trustee or similar responsible person appointed for the estates of the Debtors. In determining to make any loan under the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement or in exercising any rights or remedies as and when permitted pursuant to this Order or the Senior DIP Documents or Supplemental DIP Documents, the Senior DIP Agent, Senior DIP Lenders, Supplemental DIP Agent and Supplemental DIP Lenders (as applicable) shall not be deemed to be in control of the operations of or participating in the management of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors, so long as the DIP Lenders’ actions do not constitute, within the meaning of 42 U.S.C. § 9601(20)(F), actual participation in the management or operational affairs of a vessel or facility owned or operated by a Debtor, or otherwise cause liability to arise to the federal or state government or the status of responsible person or managing agent to exist under applicable law (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. as amended, or any similar federal or state statute).

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30. Miscellaneous. Nothing in this Order or the DIP Documents shall permit the Debtors to violate 28 U.S.C. § 959(b). As to the United States, its agencies, departments or agents, nothing in this Order or the DIP Documents shall discharge, release or otherwise preclude any valid right of setoff or recoupment that any such entity may have.

31. No Waiver. Except as specifically set for herein, this Order shall not be construed in any way as a waiver or relinquishment of any rights that the Pre-Petition Secured Creditors may have to bring or be heard on any matter brought before the Court.

32. No Waiver by Failure to Seek Relief. Except with respect to the limitations set forth in paragraph 16 hereof with respect to requests for further adequate protection, the delay or failure of the Pre-Petition Second Lien Notes Trustee or the Pre-Petition Second Lien Noteholders to seek relief or otherwise exercise their rights and remedies under this Order, the Existing Second Lien Agreements or applicable law, as the case may be, shall not constitute a waiver of any of the rights thereunder, or otherwise, of the Pre-Petition Second Lien Notes Trustee or the Pre-Petition Second Lien Noteholders.

33. Effectiveness. This Order shall constitute findings of fact and conclusions of law. Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062 or 9024 or any other Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Order shall be immediately effective and enforceable upon its entry, and there shall be no stay of execution or effectiveness of this Order.

34. Final DIP Documents. The most recent version of each Senior DIP Document that has been filed with this Court prior to the Hearing is in a substantially final form. If any such Senior DIP Document is materially revised prior to the effectiveness of the Amendment Agreement, the Debtors will file the revised version of such Senior DIP Document (a “Revised

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Document”) with this Court and serve the Revised Document on the Notice Parties. The Notice Parties will have until 5:00 p.m. (ET) on the fifth day following service of the Revised Document (the “Document Objection Deadline”) to object to such revisions. Any such objection (a “Document Objection”) must be (i) made in writing, stating the Document Objection with specificity and (ii) filed with the Bankruptcy Court and served on the Debtors, counsel to the DIP Agents and counsel to the Creditors’ Committee. If a Notice Party properly files and serves a Document Objection, the Debtors may schedule a hearing with this Court to resolve such objection on two days’ notice. If no Document Objection is made or if all Document Objections are consensually resolved and withdrawn, such Revised Document shall be deemed approved under the terms of this Order. A Revised Document, once approved or deemed approved (whether by way of consensual resolution of a Document Objection, by the Court at or after a hearing to resolve a Document Objection or by the passage of time with no objection), shall, for all intents and purposes, take the place of the version of such Senior DIP Document referred to herein and previously filed with the Court as though such Revised Document existed in its revised form as of the date of this Order and all references to such Senior DIP Document in its prior form shall be deemed references to the such Revised Document as so revised.

Dated:	New York, New York
January 24, 2013

/s/ Allan L. Gropper
HONORABLE ALLAN L. GROPPER
United States Bankruptcy Judge

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EXHIBIT J-2 - DIP ORDER

SUPPLEMENT

See Attached.

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
EASTMAN KODAK COMPANY, et al.,[1]	)	Case No. 12-10202 (ALG)
)
Debtors.	)	(Jointly Administered)
)

ORDER AMENDING ORDER (I) AUTHORIZING DEBTORS

(A) TO OBTAIN POST-PETITION FINANCING PURSUANT TO 11 U.S.C. §§ 105,

361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) AND 364(e) AND (B) TO

CONTINUE TO UTILIZE CASH COLLATERAL PURSUANT TO 11 U.S.C. § 363

AND (II) GRANTING ADEQUATE PROTECTION TO CERTAIN PRE-PETITION

SECURED PARTIES PURSUANT TO 11 U.S.C. §§ 361, 362, 363 AND 364

Upon the notice of presentment of the Debtors [Docket No. 3274] (the “Notice of Presentment”) of an Order (this “Order”) amending the Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Continue to Utilize Cash Collateral Pursuant to 11 U.S.C. § 353 and (II) Granting Adequate Protection to Certain Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 [Docket No. 2926] (the “Supplemental DIP Order”) and authorizing the Debtors to enter into that certain revised Supplemental DIP Credit Agreement (as may be amended from time to time, the “Amended Supplemental DIP Credit Agreement”) substantially in the form attached hereto as Exhibit 1; and the terms set forth in the Amended Supplemental DIP Credit Agreement being in the best interests of the Debtors’ estates,

1	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Eastman Kodak Company (7150); Creo Manufacturing America LLC (4412); Eastman Kodak International Capital Company, Inc. (2341); Far East Development Ltd. (2300); FPC Inc. (9183); Kodak (Near East), Inc. (7936); Kodak Americas, Ltd. (6256); Kodak Aviation Leasing LLC (5224); Kodak Imaging Network, Inc. (4107); Kodak Philippines, Ltd. (7862); Kodak Portuguesa Limited (9171); Kodak Realty, Inc. (2045); Laser-Pacific Media Corporation (4617); NPEC Inc. (5677); Pakon, Inc. (3462); and Qualex Inc. (6019). The location of the Debtors’ corporate headquarters is: 343 State Street, Rochester, NY 14650.

their creditors, and other parties in interest; and the Amended Supplemental DIP Credit Agreement having been negotiated in good faith and at arm’s length between the Debtors and the Steering Committee Lenders; and this Court having jurisdiction over this matter pursuant to 28 U.S.C. § 1334; and this proceeding being a core proceeding pursuant to 28 U.S.C. § 157; and venue of this proceeding in this District being proper pursuant to 28 U.S.C. §§ 1408 and 1409; [and the Notice of Presentment and opportunity for a hearing being consistent with paragraph 6(b)(ii) of the Supplemental DIP Order and the Notice of Filing Amended Case Management Procedures [Docket No. 1655] and appropriate under the particular circumstances and with no need to provide other or further notice]; and after due deliberation and sufficient cause appearing therefor, it is hereby ORDERED that: 2

1. All of the terms of the Supplemental DIP Order shall remain in full force and effect pursuant to the terms of the Supplemental DIP Order, except to the extent expressly modified by this Order.

2. The Debtors are authorized to enter into the Amended Supplemental DIP Credit Agreement and to make, execute and deliver all instruments and documents, and to pay all fees and to perform all acts in connection therewith, that may be reasonably required for the Debtors’ performance of their obligations under the Amended Supplemental DIP Credit Agreement.

3. Except as otherwise provided in this Order, the Supplemental DIP Order, the Revised Commitment Documents or the Supplemental DIP Documents (as may be

[2]

All capitalized terms not otherwise defined herein have the meanings ascribed to them in (i) the Supplemental DIP Order, (ii) the Amended Supplemental DIP Credit Agreement, (iii) the Debtors’ Motion for (A) an Order Authorizing the Debtors to (I) Enter Into Amended and Restated Financing Commitment Documents for Secured Supplemental Postpetition and Exit Financing, (II) Incur and Pay Associated Fees, Costs and Expenses and (III) Furnish Related Indemnities and (B) a Finding that the Proposed Amendments to the Supplemental Financing are Authorized by the Financing Approval Order [Docket No. 3234], or (iv) the Revised Commitment Documents, as applicable.

2

amended), upon execution and delivery of the Amended Supplemental DIP Credit Agreement, the Amended Supplemental DIP Credit Agreement shall constitute a valid and binding obligation of each of the parties thereto, enforceable against each party thereto in accordance with the terms thereof. Except as otherwise provided in this Order, the Supplemental DIP Order, the Revised Commitment Documents or the Supplemental DIP Documents (as may be amended), no obligation or payment under the Amended Supplemental DIP Credit Agreement or this Order shall be stayed, restrained, voidable, avoidable, or recoverable under the Bankruptcy Code or under any applicable law, or subject to any defense, reduction, setoff, recoupment, or counterclaim.

4. All references to the Supplemental DIP Obligations in the Supplemental DIP Order shall be to obligations incurred under the Amended Supplemental DIP Credit Agreement up to an aggregate principal amount of $848,200,000 (plus interest, fees and other expenses provided for in the Amended Supplemental DIP Credit Agreement), consisting of (i) first lien term loans in the aggregate amount of up to $473,200,000 in new money loans (the “New Money Loans”) and (ii) up to $375,000,000 of Junior DIP Obligations.

5. All references to the Supplemental DIP Credit Agreement in the Supplemental DIP Order shall be to the Amended Supplemental DIP Credit Agreement, and all references to the Supplemental DIP Documents shall include the Amended Supplemental DIP Credit Agreement.

6. Paragraph 7(a) of the Supplemental DIP Order is hereby amended to provide (modifications in bolded underline or bolded strikethrough, as applicable): (a) The “Superpriority Claims” granted on account of the “DIP Obligations” pursuant to the Existing DIP Order remain in full force and effect and shall continue in favor of the Senior DIP

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Obligations with the ranking and priority set forth in the Existing DIP Order, except as expressly provided in this Order. Upon the occurrence of the Effective Date, pursuant to section 364(c)(1) of the Bankruptcy Code, all of the Senior DIP Obligations shall continue to, and Supplemental DIP Obligations shall, constitute allowed claims against the Debtors (without the need to file any proof of claim) with priority over any and all administrative expenses, diminution claims (including all Adequate Protection Obligations and Junior Adequate Protection Obligations (each as defined below)) and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims shall be payable from and have recourse to all pre- and post-petition property of the Debtors and all proceeds thereof (collectively, as to the Senior DIP Obligations, the “Senior Superpriority Claims”, and as to the Supplemental DIP Obligations, the “Supplemental Superpriority Claims”, and together, the “Superpriority Claims”); provided, however that the Supplemental Superpriority Claims shall be subject to and shall rank junior in right of payment to the Senior Superpriority Claims in all respects; provided, further that (i) the Senior Superpriority Claims and the Supplemental Superpriority Claims shall be subject to the Carve Out (to the extent specifically provided for herein) and (ii) the Supplemental Superpriority Claims shall be subject to the claims of the Existing DIP Agent or Existing Term Loan Lenders pursuant to paragraph 14 of this Order; and provided, further that ~~(i)~~ the Supplemental Superpriority Claims in respect of the New Money Loans shall be senior in right

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of payment to the Supplemental Superpriority Claims in respect of the ~~First Lien Last Out Obligations and the~~ Junior DIP Obligations ~~and (ii) the Supplemental Superpriority Claims in respect of the First Lien Last Out Obligations shall be senior in right of payment to the Supplemental Superpriority Claims in respect of the Junior DIP Obligations~~; provided further, that certain Supplemental DIP Obligations need not be paid in cash in full on the effective date of an Acceptable Reorganization Plan (as defined in the Supplemental DIP Credit Agreement) if such obligations are converted (the “Exit Conversion Right”) into the exit facility (the “Exit Facility”) under an exit facility agreement ~~to be entered into by and~~ between the Borrower and the Guarantors, each as reorganized Debtors, Wilmington, as Administrative Agent and Collateral Agent, and a syndicate of financial institutions party thereto, ~~on the terms and conditions set forth in a term sheet that will be~~ substantially in the form attached as an ~~annex~~ exhibit to the Amended Supplemental DIP Credit Agreement (which exit facility agreement may be modified pursuant to the terms of the Amended Supplemental DIP Credit Agreement).

7. Paragraph 7(b) of the Supplemental DIP Order is hereby amended to provide (modifications in bolded underline or bolded strikethrough, as applicable): (b) For purposes hereof, the “Carve Out” means: (i) all fees and interest required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to section 1930(a) of title 28 of the United States Code and section 3717 of title 31 of the United States Code, (ii) all reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code in an amount not exceeding $100,000, and (iii) any and all allowed and unpaid claims of (x) the Fee Examiner, (y) any professionals of the Debtors (including, for the avoidance of doubt, AP Services LLC) whose retention is approved by the Court and (z) any

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professionals of the Fee Examiner, of the official committee of retired employees appointed in the Cases (the “1114 Committee”), or of the statutory committee of unsecured creditors appointed in the Cases (the “Creditors’ Committee”) in each case whose retention is approved by the Court during the Cases pursuant to sections 327 and 1103 of the Bankruptcy Code for unpaid fees and expenses (and the reimbursement of out-of-pocket expenses allowed by the Bankruptcy Court incurred by any members of the 1114 Committee or Creditors’ Committee, as applicable (but excluding fees and expenses of third party professionals employed by such members of the 1114 Committee or Creditors’ Committee, as applicable)), incurred, subject to the terms of this Order, (A) prior to the occurrence of an Event of Default (as defined in either the Senior DIP Credit Agreement or Supplemental DIP Credit Agreement) and (B) at any time after the occurrence and during the continuance of an Event of Default (as defined in either the ARCA or Supplemental DIP Credit Agreement) in an aggregate amount not exceeding $15,000,000, provided that (x) the dollar limitation in this clause (iii) on fees and expenses shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default (as defined in either the ARCA or Supplemental DIP Credit Agreement) in respect of which the Carve Out is invoked or by any fees, expenses, indemnities or other amounts paid to any of the DIP Agents or DIP Lenders or any of the foregoing’s respective attorneys, advisors and agents, (y) nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above and (z) cash or other amounts on deposit in the L/C Cash Deposit Account (as defined in the ARCA) or the Secured Agreements Cash Deposit Account (as defined in the Existing DIP Order), shall not be subject to the Carve Out. In the event of the application of the Collateral (as defined below) to satisfaction

6

of the Carve Out, the cost thereof shall be charged against the ABL Priority Collateral and the Term Loan Priority Collateral (each as defined below) in proportion to the amount of the then-outstanding Senior DIP Obligations (with respect to charges against the ABL Priority Collateral) and the then-outstanding New Money Loans ~~First Lien First Out Obligations and First Lien Last Out Obligations~~ (with respect to charges against the Term Loan Priority Collateral) each as compared to the then-outstanding DIP Obligations as a whole. To the extent that the Collateral actually applied to satisfy the Carve Out shall have been applied in an amount not in accordance with the formula above, the Senior DIP Lenders or Supplemental DIP Lenders (as the case may be) will be reimbursed out of the first available ABL Priority Collateral or Term Loan Priority Collateral (as applicable) in order to cause the application of the Carve Out to have complied with such formula.

8. Paragraph 10 of the Supplemental DIP Order is hereby amended to provide (modifications in bolded underline or bolded strikethrough, as applicable): Priority of DIP Liens. Notwithstanding anything to the contrary herein, including, for the avoidance of doubt, paragraph 9 hereof, the Senior DIP Liens on the Collateral consisting of the ABL Priority Collateral (as defined in the Intercreditor Agreement) shall have priority over and rank senior to the Supplemental DIP Liens on the ABL Priority Collateral. The priority of the Supplemental DIP Liens in respect of the ABL Priority Collateral, as among the New Money Loans ~~First Lien First Out Obligations, the First Lien Last Out Obligations~~ and the Junior DIP Obligations, shall be as set forth in the Supplemental DIP Documents. Additionally, notwithstanding anything to the contrary herein, the Supplemental DIP Liens granted hereunder on account of the New Money Loans ~~First Lien First Out Obligations and the First Lien Last Out Obligations~~ (but, for the avoidance of doubt, not the Junior DIP Obligations), shall have priority

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and rank senior to the Senior DIP Liens with respect to Collateral consisting of Term Loan Priority Collateral (as defined in the Intercreditor Agreement); and the Senior DIP Liens shall have priority and rank senior to the Supplemental DIP Liens securing the Junior DIP Obligations with respect to the Term Loan Priority Collateral.

9. Paragraph 16(e) of the Supplemental DIP Order shall be replaced in its entirety with the following: Interest Payments. The Debtors shall (i) on a current basis after the Effective Date, pay all interest accruing thereafter at the non-default contract rate applicable on the Petition Date on the outstanding Pre-Petition Second Lien Notes pursuant to the terms thereof (including all such interest on any Pre-Petition Second Lien Notes being exchanged for Junior DIP Term Loans that has accrued and remains unpaid immediately prior to the occurrence of the Effective Date) and (ii) on the Effective Date, pay to holders of outstanding Pre-Petition Second Lien Notes an amount equal to all accrued interest at the non-default rate (both pre-petition and post-petition) through the Effective Date (which shall be paid with respect to all Pre-Petition Second Lien Notes immediately prior to giving effect to any roll-up into Roll-Up Loans) (such payments described in clauses (i) and (ii) of this paragraph 16(e), the “Second Lien Adequate Protection Payments”).

10. Paragraph 16(f) of the Supplemental DIP Order is hereby amended to provide (modifications in bolded underline or bolded strikethrough, as applicable): Subscription Rights. The Pre-Petition Second Lien Noteholders shall be provided the right to participate in the Junior DIP Term Loans as contemplated in the Information Memorandum as supplemented on February 7, 2013 and March 1, 2013 ~~substantially in the form filed as Exhibit A to the Notice of Filing of Solicitation Documents [Docket No. 2587]~~.

11. Paragraph 25(b) of the Supplemental DIP Order is hereby amended to

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provide (modifications in bolded underline or bolded strikethrough, as applicable): (b) Solely in the event of a timely and successful challenge by the Creditors’ Committee pursuant to a final, non-appealable order in respect of the Pre-Petition Second Lien Obligations or the liens securing such obligations, the Court may, after notice and a hearing, fashion an appropriate remedy, including, but not limited to, (i) disgorgement or recharacterization of any Second Lien Adequate Protection Payments, or (ii) the unwinding of the Junior DIP Term Loans or a portion thereof (which might include the disgorgement or re-allocation of interest, fees, principal or other incremental consideration paid in respect thereto and not paid on account of the Pre-Petition Second Lien Obligations or the avoidance of liens, administrative claims, and/or guarantees with respect to one or more of the Debtors); provided, however, that the Junior DIP Term Loans may not be so unwound or subject to other remedies unless the Pre-Petition Second Lien Obligations were not, on the Petition Date, secured by valid, perfected, and unavoidable Liens with respect to Pre-Petition Collateral that is equal or greater in value to the amount of the Junior DIP Term Loans (after giving effect to the Pre-Petition First Lien Obligations outstanding as of such time).

12. Paragraph 26 of the Supplemental DIP Order is hereby amended to provide (modifications in bolded underline or bolded strikethrough, as applicable): Debtors’ Exit Conversion Right for Certain New Money Loans ~~First Lien Last Out Obligations~~ and Junior DIP Obligations. Notwithstanding anything contained herein to the contrary, neither (x) ~~the~~ that principal amount of the New Money Loans in excess of $200,000,000 ~~First Lien Last Out Obligations~~ or the Junior DIP Obligations nor (y) the Supplemental Superpriority Claims granted in respect thereof need to be satisfied in full, in cash, solely in the event that such loans are converted into the Exit Facility subject to and in accordance with the conditions to conversion (and any other applicable terms and conditions) set forth in the Supplemental DIP

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Documents. For the avoidance of doubt, this paragraph 26 shall not apply to any Senior DIP Obligations or Senior Superpriority Claims.

13. Any objections to the entry of this Order or the relief granted herein that have not been withdrawn, waived or settled, and all reservations of rights included therein, are hereby denied and overruled on the merits with prejudice.

14. This Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052 and shall take effect immediately upon execution thereof.

15. The Court has and will retain jurisdiction to enforce this Order according to its terms and with respect to any matters, claims, rights or disputes arising from or related to the implementation of this Order.

SO ORDERED by the Court this 8th day of March, 2013.

/s/ Allan L. Gropper
HONORABLE ALLAN L. GROPPER
UNITED STATES BANKRUPTCY JUDGE

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